Exhibit 1

NOTICE OF SPECIAL MEETING
OF HOLDERS OF COMMON SHARES AND
OPTIONS TO PURCHASE COMMON SHARES

TO BE HELD ON DECEMBER 20, 2002

-and-

NOTICE OF PETITION

-and-

INFORMATION CIRCULAR

WITH RESPECT TO A
PROPOSED ARRANGEMENT INVOLVING

FORDING INC.

-and-

CERTAIN OF ITS SUBSIDIARIES

-and-

FORDING INCOME TRUST

November 20, 2002

NOTICE OF SPECIAL MEETING
NOTICE OF PETITION
INFORMATION CIRCULAR
SUMMARY OF THE INFORMATION CIRCULAR
GLOSSARY OF TERMS
THE MEETING
THE ARRANGEMENT
Fording Income Trust
New Fording
Background to the Arrangement
Recommendations of the Board of Directors and Reasons for the Arrangement
Fairness Opinion
Effect of the Arrangement Upon Securityholders
DISTRIBUTION POLICIES
Fund Distribution Policy
New Fording’s Distribution Policy
PRO FORMA FINANCIAL INFORMATION AND SENSITIVITY ANALYSIS
Pro forma Financial Information of the Fund
Sensitivity Analysis on Distributable Cash
PROCEDURE FOR THE ARRANGEMENT BECOMING EFFECTIVE
Procedural Steps
Securityholder Approval
Court Approvals
Regulatory Approvals
Contractual Approvals
Details of the Arrangement
Conditions to the Arrangement
Timing
Distribution of Unit Certificates and Cash
STOCK EXCHANGE LISTINGS
RESALE OF UNITS
Canada
United States
Other Jurisdictions
GOVERNANCE OF THE FUND AND NEW FORDING
Governance of the Fund
Meetings of Unitholders
Exercise of Voting Rights Attached to New Fording Common Shares
Governance of New Fording
Executive Compensation
OTHER INFORMATION REGARDING FORDING INCOME TRUST
General
Units
Unitholder Liability Protection Measures
Issuance of Units
Purchase of Units
Limitations on Non-Resident Unitholders
Information and Reports
Take-over Bids
Term of the Fund
Redemption Right
Amendments to the Declaration of Trust
Distribution Reinvestment Plan
TREATMENT OF OPTIONHOLDERS
TREATMENT OF SMALL NON-BOARD LOT HOLDERS
INFORMATION REGARDING NEW FORDING
General
Business of New Fording
New Fording Share Capital
Subordinated Notes
Credit Facilities
INFORMATION REGARDING FORDING
General Description
Principal Strengths of the Corporation
Subsidiaries
Description of Share Capital
Trading in Securities of Fording
Issuance of Securities
Dividend Policy
Dividend History
Price Range and Trading Volume of Common Shares
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
Tax Considerations of the Arrangement
Shareholders Resident in Canada
Shareholders Not Resident in Canada
Tax Consideration of Holding Units
Status of the Fund
Taxation of the Fund
Taxation of Unitholders Resident in Canada
Taxation of Unitholders Not Resident in Canada
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The Arrangement
Ownership and Disposition of Units
RISK FACTORS
Risks Relating to the Fund
Risks Relating to New Fording
DOCUMENTS INCORPORATED BY REFERENCE
RECENT DEVELOPMENTS
OTHER MEETING MATTERS
Unitholder Rights Plan
Key Employee Unit Option Plan
Appointment of Fund Auditor
SOLICITATION OF PROXIES AND VOTING AT THE MEETING
Advice to Beneficial Owners of Common Shares
VOTING SHARES AND PRINCIPAL HOLDERS
DISSENTING SHAREHOLDER RIGHTS
INTERESTS OF CERTAIN PERSONS IN THE ARRANGEMENT AND INTENTIONS OF SUCH PERSONS
AUDITORS, TRANSFER AGENT AND REGISTRAR
LEGAL PROCEEDINGS
MANAGEMENT CONTRACTS
EXPENSES OF THE ARRANGEMENT
LEGAL MATTERS
SOLICITING DEALERS
INFORMATION AGENT
ELIGIBILITY FOR INVESTMENT
OTHER BUSINESS
APPENDIX A -- ARRANGEMENT AGREEMENT
APPENDIX B -- ARRANGEMENT RESOLUTION
APPENDIX C -- INTERIM ORDER
APPENDIX D -- FORDING INCOME TRUST PRO FORMA FINANCIAL STATEMENTS
APPENDIX E -- FAIRNESS OPINION
APPENDIX F -- SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT
APPENDIX G -- RESOLUTION ADOPTING UNITHOLDER RIGHTS PLAN
APPENDIX H -- RESOLUTION ADOPTING KEY EMPLOYEE UNIT OPTION PLAN
APPENDIX I -- RESOLUTION APPOINTING AUDITORS OF FUND
Notice of Special Meeting
Letter to Shareholders
Letter to Optionholders
Proxy
Small Non-Board LOT Holder Retention of Interest
Form W-9
Press Release

i

FORDING INC.

NOTICE OF SPECIAL MEETING
OF HOLDERS OF COMMON SHARES AND
HOLDERS OF OPTIONS TO PURCHASE COMMON SHARES
to be held on December 20, 2002

      NOTICE IS HEREBY GIVEN that, in accordance with the order (the “Interim Order”) of the Court of Queen’s Bench of Alberta dated November 20, 2002, a special meeting (the “Meeting” including any postponement or adjournment thereof) of the holders (“Securityholders”) of common shares (“Common Shares”) and options to acquire Common Shares (“Options”) of Fording Inc. (the “Corporation”) will be held at The Fairmont Palliser Hotel, 133 – 9th Avenue SW, Calgary, Alberta, T2P 2M3 on December 20, 2002 at 9:00 a.m. (Mountain Standard Time), for the following purposes:

1.	To consider pursuant to the Interim Order and, if deemed advisable, to pass, with or without variation, an arrangement resolution (the “Arrangement Resolution”) authorizing and approving an arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) and certain related transactions, all as more particularly described in the accompanying Information Circular (the “Information Circular”) of the Corporation which accompanies this Notice;

2.	If the Arrangement Resolution is passed, to consider and, if deemed advisable, to pass, with or without variation, a resolution establishing a unitholder rights plan of the Fording Income Trust (the “Fund”) all as more particularly described in the Information Circular;

3.	If the Arrangement Resolution is passed, to consider and, if deemed advisable, to pass, with or without variation, a resolution establishing a key employee unit option plan (the “Key Employee Unit Option Plan”) of the Fund and approving the reservation of 3.6 million Units issuable on the exercise of unit options granted under the Key Employee Unit Option Plan;

4.	If the Arrangement Resolution is passed, to consider and, if deemed advisable, to pass, with or without variation, a resolution appointing PricewaterhouseCoopers LLP, Chartered Accountants, as independent auditors of the Fund for the ensuing year and authorizing the trustees of the Fund to fix their remuneration; and

5.	To consider such other matters as may properly come before the Meeting and any adjournment(s) or postponement(s) thereof.

      The specific details of the matters proposed to be put before the Meeting are set forth in the accompanying Information Circular. The only resolution which holders of Options will be asked to consider and vote upon at the Meeting is the Arrangement Resolution. The full text of the Arrangement Resolution and the other resolutions set out above are attached to the Information Circular as Appendices B, G, H, and I.

      The record date for the determination of Securityholders entitled to receive notice of and to vote at the Meeting was November 19, 2002. Under the CBCA, only Securityholders whose names have been entered on the registers of the Corporation at the close of business on that date are entitled to receive notice of and to vote at the Meeting.

      A Securityholder may attend the Meeting in person or may be represented by proxy. Securityholders who are unable to attend the Meeting or any adjournment thereof in person are requested to date, sign and return the enclosed form of proxy (green proxies for holders of Common Shares and blue proxies for holders of Options) or such other proper form of proxy prepared specifically for use at the Meeting. If you are both a holder of Common Shares and of Options you will receive two packages containing this Notice of Meeting and an accompanying form of proxy. In such case please ensure that you return both the blue proxy and the green proxy. The enclosed proxy must be received by Computershare Trust Company of Canada, at 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 (Attention: Proxy Department) by personal delivery, courier, mail or facsimile transmission to (416) 263-9524 (toll free 1-866-249-7775) by 5:00 p.m.

(Mountain Standard Time) on December 18, 2002 or otherwise at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time set for any adjournment or postponement of the Meeting.

      Pursuant to the Interim Order, registered holders of Common Shares have the right to dissent with respect to the Arrangement and, if the Arrangement becomes effective, to receive the fair value of their Common Shares in accordance with the provisions of Section 190 of the CBCA as modified by the Plan of Arrangement prepared in connection with the Arrangement and the Interim Order. Failure to strictly comply with such requirements may result in the loss of such right. This dissent right is described in the Information Circular.

      DATED at the City of Calgary, in the Province of Alberta, this 20th day of November 2002.

BY ORDER OF THE BOARD OF
DIRECTORS OF FORDING INC.

By:	/s/ RICHARD F. HASKAYNE

Richard F. Haskayne, O.C., F.C.A.

By:	/s/ JAMES G. GARDINER

James G. Gardiner

v

Action No. 0201-19501

IN THE COURT OF QUEEN’S BENCH OF ALBERTA

JUDICIAL CENTRE OF CALGARY

IN THE MATTER OF SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, C.C-44 AS AMENDED

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING FORDING INC., FORDING COAL LIMITED, 4123212 CANADA INC., FORDING INCOME TRUST AND THE FORDING SECURITYHOLDERS

NOTICE OF PETITION

      NOTICE IS HEREBY GIVEN that a petition (the “Petition”) has been filed with the Court of Queen’s Bench of Alberta, Judicial Centre of Calgary (the “Court”), on behalf of Fording Inc. (“Fording”) with respect to a proposed arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act, R.S.C. 1985, c.C-44, as amended (the “CBCA”), involving Fording, Fording Coal Limited, 4123212 Canada Inc., Fording Income Trust and the holders of common shares and options to acquire common shares of Fording (collectively, the “Fording Securityholders”), which Arrangement is described in greater detail in the Information Circular of Fording dated November 20, 2002, accompanying this Notice of Petition. At the hearing on the Petition, Fording intends to seek:

(a)	a declaration that the terms and conditions of the Arrangement are fair to the persons affected;

(b)	an order approving the Arrangement pursuant to the provisions of Section 192 of the CBCA; and

(c)	such other and further orders, declarations and directions as the Court may deem just.

      AND NOTICE IS FURTHER GIVEN that the said Petition is directed to be heard at the Court House, 611 – 4th Street SW, Calgary, Alberta, Canada, on December 20, 2002 at 1:00 p.m. (Mountain Standard Time) or as soon thereafter as counsel may be heard. Any Fording Securityholder or other interested party desiring to support or oppose the Petition may appear at the time of the hearing in person or by counsel for that purpose provided such Fording Securityholder or other interested party files with the Court and serves upon Fording, on or before 4:30 p.m. on December 13, 2002, a notice of intention to appear setting out such party’s address for service and indicating whether such interested party intends to support or oppose the Petition or make submissions, together with any evidence or materials which are to be presented to the Court. Service on Fording is to be effected by delivery to its solicitors at the address set forth below.

      AND NOTICE IS FURTHER GIVEN that, at the hearing and subject to the foregoing, Fording Securityholders and any other interested persons will be entitled to make representations as to, and the Court will be requested to consider, the fairness of the Arrangement. If you do not attend, either in person or by counsel, at that time, the Court may approve or refuse to approve the Arrangement as presented, or may approve it subject to such terms and conditions as the Court may deem fit, without any further notice.

      AND NOTICE IS FURTHER GIVEN that the Court, by an Interim Order dated November 20, 2002, has confirmed the calling and holding of a special meeting of the Fording Securityholders for the purpose of such Fording Securityholders voting upon a special resolution to approve the Arrangement and, in particular, has directed that Fording Shareholders shall have the right to dissent under the provisions of Section 190 of the CBCA as modified by the terms of the plan of arrangement providing for the Arrangement and the Interim Order.

      AND NOTICE IS FURTHER GIVEN that a copy of the said Petition and other documents in the proceedings will be furnished to any Fording Securityholder or other interested party requesting the same by the solicitors for Fording upon written request delivered to such solicitors as follows:

Osler, Hoskin & Harcourt LLP

Barristers and Solicitors
Suite 1900, 333 – 7th Avenue SW
Calgary, AB, T2P 2Z1

Attention: Tristram J. Mallett

      DATED at the City of Calgary, in the Province of Alberta, this 20th day of November 2002.

BY ORDER OF THE BOARD OF
DIRECTORS OF FORDING INC.

By:	/s/ RICHARD F. HASKAYNE

Richard F. Haskayne, O.C., F.C.A.

By:	/s/ JAMES G. GARDINER

James G. Gardiner

FORDING INC.

INFORMATION CIRCULAR

Special Meeting of Securityholders to be held on December 20, 2002

INTRODUCTION

      This Information Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of Fording Inc. (“Fording” or the “Corporation”) for use at the special meeting, including any postponement or adjournment thereof (the “Meeting”), of holders of common shares (“Common Shares”) and options to purchase Common Shares (“Options”) of Fording (such holders collectively referred to as “Securityholders” and each of them, a “Securityholder”). No person has been authorized to give any information or make any representation in connection with the matters proposed to be considered at the Meeting other than those contained in or incorporated by reference into this Information Circular and, if given or made, any such information or representation must not be relied upon as having been authorized.

      The matters proposed to be considered at the Meeting are as follows:

(a)	An arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act involving the Corporation, its Securityholders, Fording Coal Limited (“FCL”), 4123212 Canada Inc. (“Subco”), and Fording Income Trust (the “Fund”), the mutual fund trust to be established prior to completion of the Arrangement. All summaries of, and references to, the Arrangement in this Information Circular are qualified in their entirety by reference to the complete text of the Arrangement Agreement and the Plan of Arrangement which describe such transaction in detail, copies of which are attached as Appendix A to this Information Circular.

(b)	A resolution establishing a unitholder rights plan of the Fund;

(c)	A resolution establishing a key employee unit option plan of the Fund and approving the reservation of 3.6 million units of the Fund issuable on the exercise of unit options granted under that plan; and

(d)	A resolution appointing PricewaterhouseCoopers LLP, Chartered Accountants, as independent auditors of the Fund for the ensuing year and authorizing the trustees of the Fund to fix their remuneration.

      The record date for the determination of Securityholders entitled to receive notice of and to vote at the Meeting is November 19, 2002. Under the Canada Business Corporations Act, only Securityholders whose names have been entered on the registers of the Corporation at the close of business on that date are entitled to receive notice of and to vote at the Meeting. The only resolution which holders of Options will be asked to consider and vote on at the Meeting is the Arrangement Resolution.

      All capitalized terms used in this Information Circular but not otherwise defined herein have the meanings set forth under “Glossary of Terms”. Information contained in this Information Circular is given as of November 15, 2002 unless otherwise specifically stated.

      This Information Circular does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. Neither delivery of this Information Circular nor any distribution of the securities referred to in this Information Circular will, under any circumstances, create an implication that there has been no change in the information set forth herein since the date as of which such information is given in this Information Circular.

FORWARD LOOKING STATEMENTS

      This Information Circular contains certain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 relating but not limited to the Corporation’s expectations, intentions, plans and beliefs. Forward-looking information can often be identified by forward-looking words such as “anticipate”, “believe”, “expect”, “goal”, “plan”, “intend”, “estimate”, “may” and “will” or similar words suggesting future outcomes, or other expectations, beliefs, plans, objectives, assumptions, intentions or statements about future events or performance. Securityholders should be aware that these statements are subject to known and unknown risks, uncertainties and other factors, including those discussed in “Risk Factors” that could cause actual results to differ materially from those suggested by the forward-looking statements.

      Securityholders are cautioned not to place undue reliance on forward-looking information. By its nature, forward-looking information involves numerous assumptions, inherent risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and various future events will not occur. These factors include, but are not limited to, changes in commodity prices; currency and interest rate fluctuations; changes in steel-making methods and other technological changes; the strength of various economies; changes in the manner in which production, transportation or use of the Corporation’s products are regulated; the availability and comparative price of energy commodities; the effects of competition and pricing pressures; the oversupply of, or lack of demand for, the Corporation’s products; changes in the manner in which the power industry is regulated; various events which could disrupt operations, including labour stoppages and severe weather conditions; and the Corporation’s ability to anticipate and manage the foregoing factors and risks.

      Fording cautions that the list of factors set forth above is not exhaustive. Fording undertakes no obligation to update publicly or otherwise revise any forward-looking information whether as a result of new information, future events or other such factors which affect this information, except as required by law.

      Statements relating to the magnitude or quality of Fording’s mineral deposits are deemed to be forward-looking statements. The reliability of such information is affected by, among other things, uncertainties involving geology of mineral deposits; uncertainty of estimates of their size or composition; uncertainty of projections relating to costs of production; the possibility of delays in mining activities; changes in plans with respect to exploration, development projects or capital expenditures; and various other risks including those relating to health, safety and environmental matters.

SUPPLEMENTAL EARNINGS MEASURE

      Net earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is a metric used by many investors to compare companies on the basis of ability to generate cash from operations. It is not intended to be representative of cash flow or results of operations determined in accordance with generally accepted accounting principles or cash available for distribution. EBITDA may not be comparable to similarly titled amounts reported by other issuers. EBITDA, as used by Fording, can be determined from Fording’s financial statements incorporated by reference into this Information Circular.

      Distributable Cash or Available Cash are not intended to be representative of cash flow or results of operations determined in accordance with generally accepted accounting principles and do not have a standardized meaning prescribed by generally accepted accounting principles. Distributable Cash or Available Cash are unlikely to be comparable to similar measures presented by other issuers.

INFORMATION FOR UNITED STATES SECURITYHOLDERS

      The issuance of Units and other securities to Shareholders and any issuance of Exchange Options to Optionholders pursuant to the Arrangement have not been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), in reliance on an exemption from the registration requirements of the 1933 Act. The solicitation of proxies made pursuant to this Information Circular is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the “1934 Act”). Accordingly, this Information Circular has been prepared in accordance with disclosure requirements applicable in Canada. Securityholders in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the 1933 Act and to proxy statements under the 1934 Act. The financial statements of the Corporation included or incorporated by reference in this Information Circular have been prepared in accordance with Canadian generally accepted accounting principles and are subject to Canadian auditing and auditor independence standards, and thus are not comparable in all respects to financial statements of United States companies. However, the Corporation has provided supplementary data in accordance with United States generally accepted accounting principles, as set forth in the notes to the Corporation’s audited consolidated financial statements incorporated by reference in this Information Circular. Likewise, unless expressly noted, information concerning the operations of the Corporation contained herein has been prepared in accordance with Canadian standards and is not comparable in all respects to similar information for United States companies.

      The enforcement by Securityholders of civil liabilities under the United States securities laws may be affected adversely by the fact that the Corporation and the Fund are organized or settled, as applicable, under the laws of a jurisdiction other than the United States, that most of their respective officers, directors and trustees are residents of countries other than the United States, that certain of the experts named in this Information Circular are residents of countries other than the United States, and that a majority of the assets of the Corporation, the Fund and such persons are located outside of the United States.

      Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved any of the securities to be issued pursuant to the Arrangement or determined if this Information Circular is truthful or complete. Any representation to the contrary is a criminal offence.

CURRENCY EXCHANGE RATES

      Except where otherwise indicated, all dollar amounts set forth in this Information Circular are expressed in Canadian dollars and “$” and “Cdn$” mean Canadian dollars. The following table sets forth (i) the noon rates of exchange for the Canadian dollar, expressed in Canadian dollars per U.S. dollar, in effect at the end of the periods indicated, (ii) the average noon exchange rates for such periods and (iii) the high and low exchange rates during such periods, based on the rates quoted by the Bank of Canada.

	January 1, 2002	Year Ended December 31
	through
Canadian Dollar per U.S. Dollar	November 15, 2002	2001	2000	1999

Noon rate at end of period	$1.5813	$1.5926	$1.5002	$1.4433
Average noon rate for period	1.5710	1.5484	1.4852	1.4858
High for period	1.6184	1.6052	1.5632	1.5475
Low for period	1.5028	1.4905	1.4318	1.4420

      On November 15, 2002, the rate of exchange based on the noon rate as quoted by the Bank of Canada was $1.5813.

SUMMARY OF THE INFORMATION CIRCULAR

      The following is a summary of certain information contained elsewhere in this Information Circular, including the Appendices hereto, and is qualified in its entirety by reference to the more detailed information contained or referred to herein. Terms with initial capital letters used in this summary are defined in the “Glossary of Terms”.

The Meeting

      The Meeting will be held at The Fairmont Palliser Hotel, 133 – 9th Avenue SW, Calgary, Alberta, T2P 2M3, on December 20, 2002 at 9:00 a.m. (Mountain Standard Time) for the purpose of, among other things, considering and, if deemed advisable, passing, with or without variation:

(a)	the Arrangement Resolution;

(b)	the Unitholder Rights Plan Resolution;

(c)	the Key Employee Unit Option Plan Resolution; and

(d)	the PWC Resolution.

The Arrangement

      The purpose of the Arrangement is to reorganize the way in which equity in the business of Fording is held by its Shareholders. The goal of the Arrangement is to unlock the value of the significant cash flow generated by Fording for the benefit of Shareholders and to provide an enhanced platform for growth in which Shareholders can continue to participate.

      The Arrangement will result in Shareholders (other than Dissenting Shareholders and Small Non-Board Lot Holders) receiving one Unit of the Fund and $3.00 cash in exchange for each Common Share held, and New Fording (the corporation resulting from the amalgamations of Fording and its affiliates, FCL and Subco) becoming a wholly-owned subsidiary of the Fund. Following completion of the Arrangement, New Fording will carry on the business currently carried on by the Corporation and FCL. The Arrangement does not preclude future value enhancing transactions.

Fording Income Trust

      The Fund will be an open-ended mutual fund trust created pursuant to a Declaration of Trust governed by the laws of the Province of Alberta. The Fund will be established for the purposes, among other things, of holding all of the securities of New Fording. Upon completion of the Arrangement, the Unitholders will be the sole beneficiaries of the Fund. The Toronto Stock Exchange has conditionally approved the listing of the Units, subject to the filing of required documents. An application has been made to list the Units on the New York Stock Exchange. The Fund will distribute its Distributable Cash on a quarterly basis. It is expected that the distribution for the quarter ending March 31, 2003 will be approximately $0.90 per Unit.

New Fording

      New Fording will be the continuing corporation resulting from the amalgamations of Fording, FCL and Subco and will carry on the business currently carried on by Fording and FCL. Following the amalgamations, New Fording will retain the name “Fording Inc.”. After the Arrangement, the Fund will own all of the issued and outstanding New Fording Common Shares, New Fording Preferred Shares and Subordinated Notes. See “Information Regarding New Fording”.

Effect of Arrangement

      The following sets forth the organizational structure of the Fund, New Fording and its significant subsidiaries following the completion of the Arrangement:

Notes:

(1)	Upon completion of the Arrangement, the Participating Shareholders will own all of the outstanding Units of the Fund.
(2)	New Fording will be the continuing corporation resulting from the amalgamations of Fording, FCL and Subco and will hold all of Fording’s Canadian operating assets.
(3)	New Fording will hold a single voting share in Minera NYCO S.A. de C.V. in order to comply with Mexican corporate law which requires that corporations, such as Minera NYCO S.A. de C.V., have at least two shareholders.

     Shareholders

      The Arrangement will result in Shareholders (other than Dissenting Shareholders and Small Non-Board Lot Holders) receiving one Unit and $3.00 cash for each Common Share held.

     Optionholders

      The Arrangement will result in Optionholders receiving one Exchange Option issued under the Exchange Option Plan to be implemented by the Fund for each Option.

     Small Non-Board Lot Holders

      The Arrangement will result in registered Shareholders holding 20 Common Shares or less receiving an amount in cash equal to the Common Share Trading Price for each such Common Share unless they elect to receive Units. See “Treatment of Small Non-Board Lot Holders”.

Background

      The Board of Directors of the Corporation, and its management, have been considering the income trust structure and its application to the Corporation for some time. At the Board of Directors meeting held on July 23, 2002, management made a presentation summarizing the long-term plan for Fording. Following such presentation, certain members of the Board noted that the Corporation embodied many of the characteristics that would make converting into an income trust value enhancing for Shareholders. Following that meeting, management, together with Osler, Hoskin & Harcourt LLP and RBC met to discuss, in general terms, the income trust structure and preliminary analysis was undertaken.

      On September 24, 2002, the Board of Directors met and received management’s recommendation that further work be undertaken in order to validate the benefits of a Conversion. The Board of Directors directed that a working group be formed to study the income trust structure in detail and identify issues that could reduce the anticipated benefits of a Conversion. During the three-week period ended Saturday, October 19, 2002, management, Osler, Hoskin & Harcourt LLP and RBC met on numerous occasions to consider the benefits and issues associated with converting Fording into an income trust. In addition, RBC considered the economics of the income trust structure as well as whether alternative forms of transactions, including the sale or recapitalization of the Corporation, would result in greater value enhancement for Shareholders. As a result of those efforts, extensive written materials were assembled and delivered to the Board of Directors on October 19, 2002 in anticipation of a Board of Directors’ meeting scheduled for October 23, 2002 to consider such materials.

      On the morning of October 21, 2002, the Board of Directors was advised by Mr. Haskayne, its Chairman, that the Partnership had announced an intention to make the Offer. Later that morning, a Board of Directors’ meeting was convened, with all directors present, to consider both the Offer and the proposed Conversion. At that meeting, RBC advised the Board that the consideration under the proposed Conversion was fair, from a financial point of view, to the Shareholders. RBC also expressed the view that the proposed Conversion was superior, from a financial perspective, to the Offer. After significant deliberation, the Board of Directors determined to announce the Corporation’s intention to proceed with the Conversion and a press release was issued.

      On October 25, 2002, Sherritt Coal Acquisition Inc. published a Notice of Offer to Purchase for Cash all of the outstanding Common Shares at a price of $29.00 per Common Share thereby commencing the Offer.

      On November 4, 2002, a Board of Directors meeting was held. At that meeting, RBC provided the Board with its opinion that the consideration under the Offer was inadequate, from a financial point of view, to Shareholders other than the Offeror and its affiliates. After deliberation, the Board determined to recommend rejection of the Offer. The Board of Directors also discussed possible enhancements to the Conversion. During the course of such discussions the Board of Directors received information from RBC regarding the anticipated impact of such enhancement. On November 6, 2002, the Directors’ Circular in response to the Offer was issued.

      On November 7, 2002, the Board of Directors met, together with the Corporation’s financial and legal advisors, for the purposes of considering whether to make better use of the Corporation’s balance sheet by adding a cash component to the consideration available to Shareholders under the proposed Conversion. During the course of its deliberations the Board of Directors and management reviewed the anticipated capitalization of New Fording following completion of the Conversion. At that meeting, RBC provided information and analysis regarding such option and Osler, Hoskin & Harcourt LLP advised on the tax and securities laws implications.

      On November 12, 2002, the Board of Directors met, together with the Corporation’s financial and legal advisors, and resolved to include, as part of the Conversion, a $3.00 cash payment to Shareholders and a press release was issued to that effect.

      On November 17, 2002, the Board of Directors met, together with the Corporation’s financial and legal advisors. At that meeting, RBC confirmed its financial advice regarding the fairness of the consideration under the Arrangement to Shareholders and the superiority of the Arrangement to the Offer, in each case, from a financial point of view. The Board of Directors then authorized the submission of the Arrangement to Shareholders for their consideration.

Recommendations of the Board of Directors and Reasons for the Arrangement

      The Board of Directors has determined that the Arrangement is in the best interests of the Corporation and its Securityholders and is fair to the Securityholders and it unanimously recommends that Securityholders vote FOR the Arrangement.

      The Board of Directors, in making its recommendation, carefully considered all aspects of the Arrangement, as well as alternative forms of transactions, after having received the advice of management and that of the Corporation’s financial and legal advisors. In unanimously concluding that the Arrangement is in the best interests of the Corporation and its Securityholders, the Board of Directors identified a number of factors as being most relevant, including:

(a)	the opinion of RBC that the consideration under the Arrangement is fair from a financial point of view to the Shareholders and RBC’s advice that the Arrangement is superior from a financial perspective to the Offer made by the Offeror dated October 25, 2002;

(b)	that an income trust structure provides an effective model for both the support of operations and a more efficient return of cash than the current corporate structure;

(c)	that based on the valuation methodology that has been generally applied to income trusts, a trust structure should result in more favourable market valuations for the Units as compared to the Common Shares, thereby enhancing Fording’s access to equity capital and providing a more attractive form of non-cash consideration that could be utilized in future acquisitions;

(d)	that Fording has characteristics that the Board of Directors concluded are suited to an income trust structure, including that:

(i)	historically Fording has had consistently profitable operations characterized by substantial EBITDA margins, and the Corporation has the critical mass and geographic, business and customer diversification necessary to provide a strong annual free cash flow;

(ii)	Sustaining Capital Expenditures are expected to average less than $40 million annually over the next several years;

(iii)	Fording is highly cash taxable: Fording’s provision for current income taxes for 2001 was $78.8 million, of which $53.5 million related to Canadian federal and provincial income taxes and the balance related to British Columbia mineral taxes, British Columbia capital taxes and foreign taxes;

(iv)	its principal operations are represented by its Mountain Operations that mine and supply metallurgical coal to the international steel industry and that Fording presently commands a large share of the seaborne metallurgical coal market;

(v)	the Mountain Operations have the ability to expand sales from the current level of approximately 13 million tonnes annually to over 16 million tonnes annually with minimal additional capital expenditures;

(vi)	the Mountain Operations utilize open pit methods resulting in a predictable operating environment, and are characterized by their long reserve life and declining strip ratios;

(vii)	the Prairie Operations encompass a mining joint venture and contract operations that are long-term in nature, as well as significant royalty income from mines operated by third parties under long-term mine plans and, accordingly, the Prairie Operations generate stable cash flows; and

(viii)	Fording holds significant non-producing coal and mineral properties that offer the opportunity for future growth in which Unitholders would be able to participate;

(e)	the financial advice of RBC regarding the potential effects of a trust structure under a number of financial scenarios in comparison to a corporate structure;

(f)	the financial advice of RBC concerning possible alternative transactions;

(g)	the legal advice of Osler, Hoskin & Harcourt LLP concerning income trust structures in relation to Fording, including tax, corporate and securities law considerations;

(h)	that neither the announcement of, nor the implementation of, the Arrangement would preclude other value enhancing alternatives;

(i)	that the Arrangement is subject to Securityholder and court approval;

(j)	that the Arrangement is not subject to any material regulatory uncertainties and that the financing for the cash component of the consideration available to Shareholders under the Arrangement has been arranged;

(k)	Fording’s strong balance sheet permits the utilization of debt capacity for the benefit of Shareholders;

(l)	that the payment of $3.00 per Common Share will contribute to optimizing the capitalization of the Fund while providing an attractive cash component to the Arrangement, as well as assisting Shareholders in paying cash taxes, if any, that they may incur as a result of the Arrangement; and

(m)	that the Arrangement allows Securityholders, except Dissenting Shareholders and Small Non-Board Lot Holders, to continue to maintain their economic interest in Fording’s business.

Fairness Opinion

      The Board of Directors of the Corporation asked RBC to address, from a financial point of view, the fairness of the consideration under the Arrangement to the Shareholders. In connection with this mandate, RBC has prepared the Fairness Opinion which states that, in RBC’s opinion, the consideration under the Arrangement is fair, from a financial point of view, to the Shareholders. The Fairness Opinion is subject to the assumptions and limitations contained therein and should be read in its entirety. See “Fairness Opinion”. A copy of the Fairness Opinion appears at Appendix E.

Distribution Policies

     Fund Distribution Policy

      It is intended that the Fund will distribute all of its Distributable Cash quarterly to Unitholders of record on the last business day of each calendar quarter (March, June, September and December) with actual payment to be made to such Unitholders on or about the 15th day of the following month. Such distributions will be entirely dependent on the interest payments and other distributions made to the Fund by New Fording.

     New Fording’s Distribution Policy

      It is anticipated that the board of directors of New Fording will distribute its Available Cash to the Fund plus an amount equal to the expenses payable by the Fund, subject to compliance with legal and contractual obligations, by way of interest on the Subordinated Notes, redemptions of New Fording Preferred Shares, dividends or other distributions on the New Fording Common Shares and principal repayments on the Subordinated Notes. Such distributions will be made quarterly based primarily on the expected results for the quarter, but may take into account New Fording’s expected future performance. Available Cash will be determined after provision for cash reserves. The additional amount allocated to the cash reserves in any annual period is anticipated to be less than 10% of Available Cash, calculated before the allocation to the cash reserve.

      New Fording’s ability to pay interest on the Subordinated Notes or to make distributions on its shares will be subject to its ability to generate Available Cash. Based on estimated Available Cash (before the allocation to the cash reserve) of approximately $0.95 per Unit, it is expected that the distribution of Distributable Cash for the quarter ending March 31, 2003 will be approximately $0.90 per Unit.

Pro forma Financial Information And Sensitivity Analysis

     Pro forma Financial Information of the Fund

      The Unaudited Pro forma Statements of Income and Distributable Cash of the Fund presented below are derived from and should be read in conjunction with the historical financial statements of Fording incorporated by reference into this Information Circular and the unaudited pro forma financial statements, which are set out in Appendix D.

      Management of Fording has provided this analysis to assist Securityholders in considering the income of the Fund and the amount of Distributable Cash that may have been available to the Fund for distribution to Unitholders had the Fund been in existence for the year ended December 31, 2001 and the nine months ended September 30, 2002.

      The unaudited pro forma statements are not necessarily indicative of the results of operations or financial position which would have been achieved had the Conversion occurred on January 1, 2001, and may not be indicative of future operating results or the Corporation’s financial condition in future periods.

Unaudited Pro forma Consolidated Financial Information

($ millions except per Unit amounts)

	Nine months
	ended	Year ended
	September 30,	December 31,
	2002	2001

Pro forma Statement of Income
Revenue(1)	$669.8	$1,000.4
Cost of sales	(492.7)	(739.0)
Selling, general and administrative expenses(2)	(12.8)	(16.2)
Depreciation and depletion	(53.9)	(69.8)
Brooks capital expense	(7.9)	—
Interest and other expenses	(12.0)	(23.0)

Income before income taxes	90.5	152.4
Current mineral taxes	(15.5)	(18.4)
Current Canadian and foreign income taxes	0.7	(12.4)
Future income taxes	(7.6)	9.6

Net income	$68.1	$131.2

Pro forma Statement of Distributable Cash
Net income	$68.1	$131.2
Non cash items	70.6	63.9
Capital expenditures, net(3)	(46.3)	(58.7)

Available Cash before cash reserve	92.4	136.4
Reserve of 10%	9.2	13.6

Distributable Cash	$83.2	$122.8

Distributable Cash per Unit(4)	$1.62	$2.34

Notes:

(1)	Gains and losses on foreign exchange forward contracts are used as hedges and are recognized in income in the period that the hedged exposure is recognized in income, which is the same period in which the contract is settled.

(2)	Including additional selling, general and administrative expenses of $1.0 million per year for Fund related expenses.

(3)	Amounts reflected in these pro forma statements are actual capital expenditures, net of proceeds on disposal of fixed assets. Sustaining Capital Expenditures are expected to average approximately $40 million per annum over the next several years.

(4)	Distributable Cash per Unit is calculated assuming a weighted average of 51.6 million Units for the period ended September 30, 2002 and 52.5 million Units for the period ended December 31, 2001.

(5)	It is anticipated that the $150 million non-revolving 364 day credit facility being arranged for New Fording in connection with the Conversion will have to be refinanced by New Fording prior to its expiry. The terms of any such replacement facility could be materially different. See “Information Regarding New Fording — Credit Facilities”.

     Sensitivity Analysis on Distributable Cash

      The following sensitivity analysis is not a forecast or a projection of future results.

Operating Parameters

      The Corporation’s operating results and cash flows are sensitive to export coal sales volumes and prices. The following table illustrates the estimated effect on Distributable Cash for the year ended December 31, 2001 and for the nine months ended September 30, 2002 resulting from hypothetical changes in such volumes and prices.

	Nine months ended	Year ended
	September 30, 2002	December 31, 2001

	$ millions (except per Unit amounts)
Change in export coal sales price of US$1 per tonne
Change in Distributable Cash(1)	$12	$19
Change in Distributable Cash per Unit	$0.23	$0.35
Change in export coal sales and production volume of 1 million tonnes at average US$ sales price
Change in Distributable Cash(1)	$21	$17
Change in Distributable Cash per Unit	$0.41	$0.33

Note:

(1)	Changes in Distributable Cash are assumed to be net of a 10% cash reserve allocation, the maximum reserve allocation contemplated under the New Fording distribution policy. See “Distribution Policies — New Fording’s Distribution Policy”.

Foreign Exchange

      Exchange rate movements can have a significant impact on results as a significant portion of the Corporation’s operating costs are incurred in Canadian dollars and most of its revenues are earned in U.S. dollars. To manage its exposure, the Corporation has entered into foreign exchange forward contracts.

      Gains and losses on foreign exchange forward contracts used as hedges are recognized in income in the period that the hedged exposure is recognized, which is the same period in which they are settled. Realized foreign exchange losses of $54 million for the year ended December 31, 2001 and $65 million for the nine months ended September 30, 2002 are recorded in the financial statements.

      The foreign exchange forward contracts for the year ended December 31, 2001 and the nine months ended September 30, 2002 were both at an average US$/ Cdn$ rate of $0.70 compared to the actual average foreign exchange rates of $0.65 and $0.64, respectively.

      The following table illustrates the estimated effect on Distributable Cash for the year ended December 31, 2001 and the nine months ended September 30, 2002 assuming the Corporation’s foreign exchange forward contracts had not existed.

	Nine months ended	Year ended
	September 30, 2002	December 31, 2001

	$ millions (except per Unit amounts)
Impact of removal of foreign exchange hedges
Increase in Distributable Cash(1)	$56	$47
Increase in Distributable Cash per Unit	$1.09	$0.90

Note:

(1)	Changes in Distributable Cash are assumed to be net of a 10% cash reserve allocation, the maximum reserve allocation contemplated under the New Fording distribution policy. See “Distribution Policies — New Fording’s Distribution Policy”.

     Fording had foreign exchange forward contracts outstanding at September 30, 2002 for the years 2003 to 2006 in the following amounts and rates:

		Average Exchange Rates
	Amount Hedged
Year	(millions of US$)	(Cdn$/US$)	(US$/Cdn$)

2003	$585	1.54	0.65
2004	434	1.53	0.66
2005	355	1.51	0.66
2006	95	1.60	0.62

Total	$1,469

Procedure for the Arrangement to Become Effective

     Procedural Steps

      The Arrangement is proposed to be carried out pursuant to Section 192 of the CBCA. The following procedural steps must be taken in order for the Arrangement to become effective:

(a)	the Arrangement must be approved by the Securityholders in the manner set forth in the Interim Order;

(b)	the Court must grant the Final Order approving the Arrangement;

(c)	all conditions precedent to the Arrangement must be satisfied or waived by the appropriate parties; and

(d)	the Final Order, Articles of Arrangement and related documents, in the form prescribed by the CBCA, must be filed with the Director.

     Securityholder Approval

      The Interim Order provides that the Arrangement Resolution is required to be approved by at least 66 2/3% of the votes cast by the Securityholders, voting together, present in person or by proxy at the Meeting. Securityholders are entitled to one vote per Security held.

     Court Approval

      Subject to the terms of the Arrangement Agreement and if the Arrangement Resolution is approved at the Meeting in the manner required by the Interim Order, the Corporation, FCL, Subco and the Fund will apply to the Court for the Final Order at the Court House, 611 – 4th Street SW, Calgary, Alberta, on December 20, 2002 at 1:00 p.m. (Mountain Standard Time) or as soon thereafter as counsel may be heard. Any Securityholder or other interested party who wishes to participate in or be represented at the hearing may do so, subject to filing with the Court and serving on the Corporation a Notice of Intention to Appear on or before 4:30 p.m. on December 13, 2002, together with any evidence or materials which are to be presented to the Court, setting out the Securityholder’s or other interested party’s address for service by ordinary mail and indicating whether such Securityholder or other interested party intends to support or oppose the Application or make submissions. Service of such notice shall be effected by service upon the solicitors for the Corporation, Osler, Hoskin & Harcourt LLP, Suite 1900, 333 – 7th Avenue SW, Calgary, Alberta, T2P 2Z1, Attention: Tristram J. Mallett. See “Notice of Petition”.

Other Conditions to Arrangement

     Exchange Listings

      The Arrangement is conditional upon the Units issued in connection with the Arrangement being approved for listing on both the TSX and the NYSE. The TSX has conditionally approved the listing of the

Units, subject to filing required documents. An application has been made to list the Units on the NYSE. See “Stock Exchange Listings”.

     Regulatory Approvals

Competition Act

      The Arrangement is subject to the pre-merger notification provisions of the Competition Act. On November 6, 2002 the Corporation filed a request for an advance ruling certificate (an “ARC”) in respect of the Arrangement. The Commissioner of Competition issued an ARC on November 14, 2002. The ARC constitutes the necessary clearance of the Arrangement by the Commissioner of Competition under the Competition Act.

Securities Approvals

      The issue and resale of Units require exemption orders in certain Canadian provincial jurisdictions, as well as formal approval of the CVMQ. Completion of the Arrangement is subject to the availability of such orders and approval which are expected to be received prior to the Meeting.

     Contractual Approvals

      In accordance with the terms of the Canadian Pacific Limited arrangement agreement under which the Common Shares were distributed to the public, Fording has sought the consent of the successor to Canadian Pacific Limited and the other corporations whose shares were concurrently distributed to the public. Fording anticipates that such consents will be obtained prior to the Effective Date. Certain other consents and acknowledgments are being sought under commercial contracts and banking arrangements. Fording, on behalf of New Fording, has negotiated commitments for renewed credit facilities following completion of the Arrangement. The Corporation has obtained RBC’s commitment to advance $150 million to fund the payments to Shareholders contemplated under the Arrangement. See “Information Regarding New Fording — Credit Facilities”.

      The matters referred to under “Other Meeting Matters” are also conditions to the Arrangement. The Board of Directors may decide not to proceed with the Arrangement at any time prior to the Arrangement becoming effective.

Timing

      If the Meeting is held as scheduled on December 20, 2002 and is not adjourned or postponed and the other necessary conditions to the Arrangement are satisfied or waived, the Corporation, FCL, Subco and the Fund intend to apply to the Court for the Final Order approving the Arrangement. If the Final Order is obtained on December 20, 2002 in a form and substance satisfactory to the Corporation, FCL, Subco and the Fund, and all other conditions are satisfied or waived, the Corporation expects that the Effective Date will occur shortly after the grant of the Final Order.

Distribution of Unit Certificates and Cash

      If the Arrangement proceeds, it is expected that Participating Shareholders of record at the close of business in Calgary, Alberta on the Proceeds Date will be entitled to receive certificates representing the Units and a cheque in the amount of $3.00 per Common Share subject to withholding tax if any. Small Non-Board Lot Holders will receive a cheque in an amount per share equal to the Common Share Trading Price subject to withholding tax if any.

      As soon as practicable after the Proceeds Date, certificates representing the Units and cheques will be mailed by the Transfer Agent to Participating Shareholders and Small Non-Board Lot Holders as applicable. Shareholders will not be required to send in the certificates for their Common Shares in order to receive the Unit certificates and the cheque.

      If you tender your Common Shares to the Offer and those Common Shares are taken up by the Offeror you may only receive the consideration under the Offer and not the consideration under the Arrangement consisting of a Unit and $3.00 cash per Common Share. Accordingly, Shareholders are urged not to tender their Common Shares to the Offer. Under the terms of the Offer, Shareholders who tender their Shares to the Offer, prior to the December 20th Meeting, lose the right to vote by proxy at the Meeting.

Certain Canadian Federal Income Tax Considerations

      The following is a summary of the detailed description set forth at “Certain Canadian Federal Income Tax Considerations” for a Shareholder who deals at arm’s length and is not affiliated with the Corporation, Subco or the Fund, and who holds Common Shares and will hold Units as capital property.

     Shareholders Resident in Canada

      A Participating Shareholder will generally realize a capital gain (or sustain a capital loss) equal to the amount by which the total of the fair market value of the Units plus the cash received by the Shareholder exceeds (or is exceeded by) the adjusted cost base of the Shareholder’s Common Shares, net of any reasonable costs of making the disposition. One-half of any such capital gain must be included in income and one-half of any such capital loss may be utilized to offset taxable capital gains in accordance with the provisions of the Canadian Tax Act.

     Small Non-Board Lot Holders

      To the extent that the amount received by a Small Non-Board Lot Holder for his or her Common Shares exceeds the paid-up capital of the Small Non-Board Lot Holder’s Common Shares, such holder will be deemed under the Canadian Tax Act to have received a dividend. The Corporation estimates that the paid-up capital of each Common Share is approximately $20.00 per share. The amount remaining after deducting such dividend will be considered to be the Small Non-Board Lot Holder’s proceeds of disposition of the Common Shares for the purposes of determining any capital gain or loss for purposes of the Canadian Tax Act.

     Shareholders Not Resident in Canada

      The transactions under the Arrangement will generally not give rise to any tax being payable under the Canadian Tax Act by Participating Shareholders who are Non-Residents. Non-Resident Small Non-Board Lot Holders will be deemed to have received a dividend equal to the amount received by such holders over the paid-up capital of the Small Non-Board Lot Holder’s Common Shares, which dividend will be subject to Canadian withholding tax at a rate of 25%, unless reduced under the provisions of a tax treaty between Canada and the Small Non-Board Lot Holder’s jurisdiction of residence. For example, a resident of the United States will generally be entitled to a withholding rate of 15% of the amount of such dividend.

     Unitholders Resident in Canada

      Unitholders (who hold their Units outside of a tax exempt plan such as a registered retirement savings plan) will generally be required to include in computing income for a particular taxation year their proportionate share of the income of the Fund, including net realized taxable capital gains, that is paid or payable to the Unitholder in that particular taxation year, whether such amount is payable in cash or Units. The Fund’s primary income will consist of interest income that accrues to the Fund under the Subordinated Notes and will be received as income from property by Unitholders.

      Provided that appropriate designations are made by the Fund, taxable capital gains and taxable dividends that are paid or payable to a Unitholder will effectively retain their character and be treated as such in the hands of the Unitholder for purposes of the Canadian Tax Act. Such dividends will be subject, among other things, to the gross-up and dividend tax credit provisions applicable to individuals, the refundable tax under Part IV of the Canadian Tax Act applicable to private corporations, and the deduction in computing taxable income applicable to dividends received by taxable Canadian corporations.

      Any amount paid to Unitholders in excess of their share of income of the Fund (other than certain prescribed amounts) will constitute a reduction in the adjusted cost base of their Units for the purposes of computing any capital gain or capital loss thereon.

     Unitholders Not Resident in Canada

      A Unitholder who is a Non-Resident will be subject to Canadian withholding tax on distributions of income from the Fund at a rate of 25%, unless that rate is reduced under the provisions of a tax treaty between Canada and the Unitholder’s jurisdiction of residence. For example, a resident of the United States will generally be entitled to a withholding rate of 15% of the gross amount of the distribution of income from the Fund.

     Other Tax Considerations

      Based on the assumptions set forth under “Certain Canadian Federal Income Tax Considerations”, the Units will be qualified investments on the date the Arrangement is completed for trusts governed by certain tax exempt plans, such as registered retirement savings plans and registered retirement income funds, and the Units will not constitute foreign property on the date the Arrangement is completed for such plans.

      In order for the Fund to maintain its status as a mutual fund trust under the Canadian Tax Act, the Fund must not be established or maintained primarily for the benefit of Non-Residents. Accordingly, the Declaration of Trust will provide that at no time may Non-Residents be the beneficial owners of a majority of the Units.

Certain United States Federal Income Tax Considerations

      The following is a brief summary of the United States Federal income tax consequences of the Arrangement to U.S. persons who are Shareholders. A more detailed discussion is set forth at “Certain United States Federal Income Tax Considerations”.

      Participating Shareholders (other than Long Term Holders) should be deemed to have exchanged their Common Shares for Units and cash of $3.00 per Common Share. Assuming this characterization is correct, such Participating Shareholders will not recognize taxable gain or loss on the exchange of Common Shares for Units. The cash will be treated as a dividend.

      Please refer to “Certain United States Federal Income Tax Considerations” for a discussion of the tax consequences of the Arrangement to Long Term Holders, Dissenting Shareholders and Small Non-Board Lot Holders.

      The Fund will be classified as a foreign corporation for U.S. federal income tax purposes. Distributions of cash by the Fund will be taxed as a dividend to the extent not exceeding the current and accumulated earnings and profits of the Fund (as computed for U.S. federal income tax purposes). Distributions in excess of this amount will first reduce the Unitholder’s adjusted tax basis in the Units and thereafter be treated as a capital gain. Any Canadian income tax withheld with respect to distributions on the Units may, subject to limitations, be claimed as a foreign tax credit against the Unitholder’s U.S. federal income tax liability or may be claimed as a deduction from the Unitholder’s U.S. federal adjusted gross income, provided that the Unitholder elects to deduct all foreign taxes paid in the same taxable year.

Long Term Holders

      Long Term Holders who are resident in Canada will receive Canadian tax treatment that is the same as that realized by other Shareholders resident in Canada. See “Certain Canadian Federal Income Tax Considerations”. Long Term Holders that are resident in the United States, unlike other Participating Shareholders that are resident in the United States, may be required to recognize a combination of dividend income and capital gain or loss with respect to the entire value of their Common Shares. See “Certain United States Federal Income Tax Considerations”.

Unitholder Rights Plan

      Fording currently has a Shareholder Rights Plan that will be terminated on the Effective Date as part of the Arrangement. As the Fund will be the public entity after the completion of the Arrangement, the Board of Directors has determined that it would be in the best interests of the Shareholders that the Fund adopt the Unitholder Rights Plan, and shareholder approval of such plan is being sought at the Meeting.

      The main terms of the proposed Unitholder Rights Plan are essentially the same as the Corporation’s existing Shareholder Rights Plan, modified appropriately to reflect the trust structure. It is anticipated that the Unitholder Rights Plan will provide the Trustees with sufficient time, in the event of a public take-over bid or tender offer for the Units, to pursue alternatives that could enhance Unitholder value. These alternatives could involve the review of other take-over bids or offers from other interested parties to provide Unitholders desiring to sell their Units with the best opportunity to realize the maximum sale price for their Units. In addition, with sufficient time, the Trustees would be able to explore and, if feasible, advance alternatives intended to maximize Unitholder value through possible reorganizations or restructuring.

      The Unitholder Rights Plan has been designed to protect Unitholders from unfair, abusive or coercive take-over strategies, including the acquisition of control of the Fund by a bidder in a transaction or series of transactions that may not treat all Unitholders equally or fairly, nor afford all Unitholders an equal opportunity to share in the premium paid upon an acquisition of control.

      The provisions of the Unitholder Rights Plan are also intended to ensure that a Unitholder does not feel compelled to tender to a take-over bid which the Unitholder considers to be inadequate out of a concern that, in failing to do so, the Unitholder may be left with illiquid or minority discounted Units. In this regard, the plan provides a tender approval mechanism which is intended to ensure that a Unitholder can separate the decision to tender from the approval or disapproval of a particular take-over bid, by requiring that a bid remain open for a further ten business days following a public announcement that more than 50% of the Units held by Unitholders, other than the offeror and its affiliates, have been deposited.

      The Unitholder Rights Plan is not intended to prevent a take-over or deter fair offers for Units, but rather to facilitate the maximization of Unitholder value should anyone seek to acquire control. Furthermore, it is designed to encourage anyone seeking to acquire control of the Fund to make an offer that represents fair value to all Unitholders and to provide a framework within which Unitholders can make a fully informed decision regarding any such offer, within a reasonable time frame, having regard for the possibility that alternatives could be forthcoming which may enhance Unitholder value. The full text of the Unitholder Rights Plan is set out in Schedule “A” to Appendix G to this Information Circular. See also “Other Meeting Matters — Unitholder Rights Plan”.

Rights of Dissent

      Pursuant to the Interim Order, a registered Shareholder has the right to dissent with respect to the Arrangement Resolution. A Shareholder who wishes to dissent must provide a Dissent Notice to Fording c/o Computershare Trust Company of Canada, Suite 600, 530 – 8th Avenue, SW, Calgary, Alberta, T2P 3S8 (Attention: Stock Transfer Services) by personal delivery, courier, mail or facsimile transmission to (403) 267-6529 (Attention: Stock Transfer Services) at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the Meeting. It is important that Shareholders strictly comply with this requirement, which is different from the statutory dissent provisions of the CBCA. Provided the Arrangement becomes effective, each Dissenting Shareholder will be entitled to receive the fair value of the Common Shares in respect of which the Shareholder dissents in accordance with Section 190 of the CBCA, as modified by the Plan of Arrangement and the Interim Order. The Plan of Arrangement and the Interim Order modify the provisions of Section 190 by, among other things, permitting New Fording to pay all or a portion of such fair value, at its option, either in cash or in moneys-worth of Units. Further, a Shareholder who properly dissents will not, without the consent of New Fording, be able to withdraw such dissent after the time that the Arrangement Resolution is approved.

      Persons who are beneficial owners of Common Shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that only the registered holders of such Common Shares are entitled to dissent. Accordingly, a beneficial owner of Common Shares desiring to exercise this right must make arrangements for the Common Shares beneficially owned by such owner to be registered in the beneficial owner’s name prior to the time the written objection to the Arrangement Resolution is required to be received by the Corporation, or alternatively, make arrangements for the registered holder of such beneficial owner’s Common Shares to dissent on the beneficial owner’s behalf. See “Dissenting Shareholder Rights”.

Risk Factors

      Securityholders should carefully consider the matters set forth in this Information Circular under the heading “Risk Factors”.

Other Meeting Matters

      Shareholders will also be asked to consider and vote on the Unitholder Rights Plan Resolution, the Key Employee Unit Option Plan Resolution and the PWC Resolution. Optionholders will not vote on these matters. The Unitholder Rights Plan and the PWC Resolution, if approved by a simple majority of Shareholders at the Meeting, will be implemented by the Fund on the Effective Date. The Key Employee Unit Option Plan, if approved by a simple majority of the votes cast by Disinterested Shareholders at the Meeting, will be implemented by the Fund on the Effective Date. Approval of the Unitholder Rights Plan, the Key Employee Unit Option Plan and the PWC Resolution by the requisite majority of Shareholders at the Meeting is a condition to the completion of the Arrangement.

      The Key Employee Unit Option Plan is intended to replace the existing Key Employee Stock Option Plan which will be terminated as a result of the Arrangement. The Board of Directors wishes to ensure that the employees of New Fording continue to have incentives that align their interests with those of Unitholders. The Key Employee Unit Option Plan is designed to motivate Fording employees to maximize total returns to Unitholders through both capital appreciation of the Units and the maximization of distributions.

      The Board of Directors has determined that approval of the Unitholder Rights Plan Resolution, the Key Employee Unit Option Plan Resolution and the PWC Resolution is in the best interests of the Shareholders, and unanimously recommends that Shareholders vote FOR the Unitholder Rights Plan Resolution, the Key Employee Unit Option Plan Resolution and the PWC Resolution.

Soliciting Dealers

      The Corporation has retained the services of RBC to form and manage a soliciting dealers group to solicit proxies on behalf of management of the Corporation from Shareholders in respect of the Meeting.

      The soliciting dealers group, including RBC, will be paid a solicitation fee for votes solicited in favour of the Arrangement.

Information Agent

      The Corporation has retained Georgeson Shareholder Communications Canada Inc. (“Georgeson Shareholder”) to act as information agent in connection with the Arrangement. Georgeson Shareholder will assist in the solicitation of proxies. The Corporation has agreed to pay Georgeson Shareholder a fee for acting as information agent in connection with the Arrangement and for assisting in the solicitation of proxies.

      Any questions or requests for assistance in connection with the Arrangement should be made directly to Georgeson Shareholder. Shareholders with questions should contact Georgeson Shareholder at 1-866-254-7864 for service in English or 1-866-258-7293 for service in French.

GLOSSARY OF TERMS

“Arrangement” means the arrangement under Section 192 of the CBCA involving the Corporation, FCL, Subco and the Fund, the particulars of which are described in this Information Circular;

“Arrangement Agreement” means the agreement dated November 20, 2002 among the Corporation, Subco and FCL, and to which the Fund will become a party upon its formation, setting out the terms and conditions upon which the parties will implement the Arrangement, which agreement is attached as Appendix A to this Information Circular, and any amendment thereto;

“Arrangement Resolution” means the special resolution of the Securityholders authorizing the Arrangement in substantially the form attached as Appendix B to this Information Circular to be considered and voted upon by the Securityholders at the Meeting;

“ARC” means an advance ruling certificate issued pursuant to the Competition Act;

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under Section 192(6) of the CBCA to be filed with the Director after the Final Order has been granted in order for the Arrangement to become effective;

“Available Cash” means cash flow from operations of New Fording before interest payable on the Subordinated Notes and changes in non-cash working capital, less:

(a)	Sustaining Capital Expenditures;

(b)	principal repayments on debt obligations except on the Subordinated Notes;

(c)	the amount allocated to cash reserves; and

(d)	expenses and other obligations of the Fund;

“Board of Directors” means the board of directors of the Corporation;

“Business Day” means a day, which is not a Saturday, Sunday or statutory holiday in the Province of Alberta, on which the principal commercial banks in downtown Calgary are generally open for the transaction of commercial banking business;

“Canadian Tax Act” means the Income Tax Act, R.S.C. 1985 c. 1 (5th Supp.), including the regulations promulgated thereunder, all as amended from time to time;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, including the regulations promulgated thereunder, all as amended from time to time;

“CCRA” means the Canada Customs and Revenue Agency;

“Certificate of Arrangement” means the certificate or proof of filing of the Articles of Arrangement to be issued by the Director pursuant to Section 192(7) of the CBCA;

“CDS” means The Canadian Depository for Securities Limited;

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time;

“Common Shares” means the common shares in the capital of the Corporation;

“Common Share Trading Price” means the weighted average trading price of the Common Shares on the TSX for the five trading days immediately preceding the Effective Date;

“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34, as amended from time to time;

“Conversion” means the conversion of the Corporation to an income trust to be undertaken pursuant to the Arrangement;

“Corporation” or “Fording” means Fording Inc., a corporation existing under the CBCA;

“Court” means the Court of Queen’s Bench of Alberta;

“CP Optionholders” means the former Canadian Pacific Limited optionholders who held options and accompanying share appreciation rights under the key employee stock option plan of Canadian Pacific Limited which options and share appreciation rights were replaced, in part, by Options issued under the KESOP pursuant to a plan of arrangement under section 192 of the CBCA completed in October 2001 that resulted in the Corporation becoming a separate public company;

“CP Transaction” means the transaction completed on October 1, 2001 pursuant to which Fording became a publicly traded corporation, having previously been indirectly owned by a single shareholder, Canadian Pacific Limited;

“CVMQ” means the Commission des valeurs mobilières du Québec;

“Declaration of Trust” means the declaration of trust providing for the creation of the Fund and the manner in which it will operate, among initial Trustees and FCL as the holder of the Initial Unit;

“Director” means the Director appointed under Section 260 of the CBCA;

“Directors’ Circular” means the Corporation’s directors’ circular dated November 6, 2002;

“Directors’ Stock Option Plan” or “DSOP” means the existing Fording directors’ stock option plan;

“Disinterested Shareholders” means Shareholders, other than officers and key employees who are entitled to receive options to acquire Units that may be granted pursuant to the Key Employee Unit Option Plan and associates of such Shareholders;

“Dissent Rights” means rights of dissent exercisable by registered Shareholders pursuant to, and in the manner set forth in, Section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement;

“Dissenting Shares” means Common Shares in respect of which a registered holder thereof has duly exercised its Dissent Rights;

“Dissenting Shareholder” means a registered Shareholder who has duly exercised the Dissent Rights available to such registered Shareholder in respect of the Arrangement Resolution, and who does not, prior to the time at which the Arrangement Resolution is passed, withdraw or otherwise relinquish those rights;

“Distributable Cash” means the cash received by the Fund from New Fording in respect of each calendar year less (i) expenses and other obligations of the Fund; and (ii) any amounts paid in cash by the Fund in connection with the redemption of Units;

“Distribution Reinvestment Plan” or “DRIP” means the distribution reinvestment plan proposed to be implemented by the Fund;

“Effective Date” means the date shown on the Certificate of Arrangement to be issued by the Director giving effect to the Arrangement;

“Effective Time” means the first moment in time on the Effective Date;

“Employee Trust Unit Purchase Plan” means the trust unit purchase plan proposed to be implemented by the Fund which will be substantially the same as the Corporation’s existing Employee Share Purchase Plan modified to reflect the income trust structure;

“Exchange Option Plan” means the Unit option plan of the Fund created as part of the Arrangement pursuant to which options to acquire Units and any accompanying unit appreciation rights will be granted to existing Optionholders in exchange ultimately for existing Options and any existing share appreciation rights pursuant to the terms of the Arrangement;

“Exchange Options” means options to purchase Units issued by the Fund under the Exchange Option Plan;

“Existing Option Plans” means, collectively, the DSOP and the KESOP;

“Fairness Opinion” means the opinion of RBC relating to the Arrangement in the form attached as Appendix E to this Information Circular;

“FCL” means Fording Coal Limited/ Les Charbons Fording, Limitée, a corporation existing under the CBCA;

“FCL Amalco” means the corporation resulting from the amalgamation of the Corporation and FCL;

“FCL Amalco Common Shares” means the common shares in the capital of FCL Amalco;

“Final Order” means the order of the Court approving the Arrangement;

“Flip-in Event” means, for the purposes of the Unitholder Rights Plan, the acquisition or the commencement of a take-over bid to acquire beneficial ownership of 20% or more of the Units;

“Fund” means Fording Income Trust, a trust to be established under the laws of Alberta pursuant to the Declaration of Trust;

“Fund Note” means the demand non-interest bearing notes of the Fund, each with a principal amount of $3.00, issuable pursuant to the Arrangement;

“Information Circular” means this information circular and all appendices hereto;

“Initial Unit” means the Unit to be issued to FCL in consideration of the contribution of Subco upon the formation and settling of the Fund;

“Interim Order” means the order of the Court confirming, among other things, the calling and holding of the Meeting and voting thereon, as such order may be amended or varied, a copy of which order is attached as Appendix C to this Information Circular;

“Key Employee Stock Option Plan” or “KESOP” means the existing Fording key employee stock option plan;

“Key Employee Unit Option Plan” means the unit option plan proposed to be implemented by the Fund in substantially the form attached as Schedule “A” to Appendix H to this Information Circular;

“Key Employee Unit Option Plan Resolution” means the resolution of the Shareholders, in substantially the form attached as Appendix H to this Information Circular, to be considered and voted upon by the Shareholders at the Meeting;

“Long Term Holder” means a Shareholder who:

(a)	owned or was deemed by the Canadian Tax Act to own shares of Canadian Pacific Limited (“CPL”) on January 1, 1972, had a cost in such shares on January 1, 1972 that was less than $13.88, continued to hold such shares until October 1, 2001, being the date on which the CP Transaction by which Common Shares were issued to former shareholders of CPL occurred, and continues to hold the Common Shares issued in exchange for such shares of CPL on the Effective Date; or

(b)	is an individual (other than a trust) resident in Canada who owned shares of CPL on February 22, 1994, continued to hold such shares until October 1, 2001, being the date on which the CP Transaction occurred, and continues to hold the Common Shares issued in exchange for such shares of CPL on the Effective Date;

“Meeting” means the special meeting of Securityholders to be held on December 20, 2002 and any adjournment(s) or postponement(s) thereof to consider and to vote on, among other things, the Arrangement Resolution, the Unitholder Rights Plan Resolution, the Key Employee Unit Option Plan Resolution and the PWC Resolution;

“New Fording” means the corporation resulting from the amalgamation of FCL Amalco and Subco which will occur as part of the Arrangement;

“New Fording Common Shares” means the common shares in the capital of New Fording;

“New Fording Preferred Shares” means the preferred shares in the capital of New Fording;

“New Non-Voting Shares” means the non-voting common shares in the capital of FCL Amalco to be issued as part of the Arrangement;

“New Voting Shares” means the nominal value voting preference shares in the capital of FCL Amalco to be issued as part of the Arrangement;

“Non-Resident” means a person who is not a resident or deemed not to be a resident of Canada for purposes of the Canadian Tax Act;

“Note Indenture” means the trust indenture providing for the issuance of the Subordinated Notes to be dated the Effective Date and to be made between Subco and Computershare Trust Company of Canada, as Note Trustee, as of the Effective Date;

“Note Trustee” means Computershare Trust Company of Canada, or its successors, as trustee under the Note Indenture;

“Notice of Petition” means the notice of petition by the Corporation to the Court for the Final Order which accompanies this Information Circular;

“Notice of Meeting” means the notice of the Meeting which accompanies this Information Circular;

“NYSE” means the New York Stock Exchange, Inc.;

“Offer” means the unsolicited offer by the Offeror, a corporation wholly owned by the Partnership, made on October 25, 2002 for all of the outstanding Common Shares for $29.00 in cash per Common Share;

“Offeror” means Sherritt Coal Acquisition Inc.;

“Options” means the outstanding options to purchase Common Shares issued pursuant to Fording’s Existing Option Plans;

“Optionholders” means holders from time to time of Options;

“Participating Shareholders” means at the Effective Time, holders of Common Shares other than Small Non-Board Lot Holders and Dissenting Shareholders;

“Partnership” or “SCPII” means the Sherritt Coal Partnership II, an Ontario partnership, the partners of which are subsidiaries of each of Sherritt International Corporation and Ontario Teachers’ Pension Plan Board;

“Plan of Arrangement” means the plan of arrangement set forth as Schedule “A” to the Arrangement Agreement which is attached as Appendix A to this Information Circular, and any amendment or variation made in accordance therewith;

“Proceeds Date” means the third trading day on the TSX following the Effective Date or such other date as the Board of Directors may select;

“PWC Resolution” means the resolution of the Shareholders, in substantially the form attached as Appendix I to this Information Circular, to be considered and voted upon by the Shareholders at the Meeting;

“RBC” means RBC Dominion Securities Inc., a member company of RBC Capital Markets;

“Record Date” means the close of business on November 19, 2002;

“Rights” means the rights issued in respect of each Unit pursuant to the Unitholder Rights Plan;

“Securities” means, collectively, the Common Shares and the Options;

“Securityholders” means, collectively, the Shareholders and the Optionholders;

“Shareholder Rights Plan” means the existing Fording shareholder rights plan;

“Shareholders” means the holders from time to time of Common Shares;

“Small Non-Board Lot Holder” means a registered holder of Common Shares holding 20 Common Shares or less as of the close of business in Calgary, Alberta, on November 19, 2002 who continues to hold such Common Shares as a registered holder through the Proceeds Date and who has not elected to maintain such holder’s interest by delivering the Small Non-Board Lot Holder Retention of Interest Form to Fording;

“Small Non-Board Lot Holder Retention of Interest Form” means the form enclosed in packages sent to registered Shareholders, pursuant to which registered Shareholders of 20 Common Shares or less may elect to receive Units as consideration under the Arrangement;

“Subco” means 4123212 Canada Inc., an indirect, wholly-owned subsidiary of the Corporation with no material assets or liabilities, which exists under the CBCA;

“Subco Common Shares” means the common shares in the capital of Subco;

“Subco Nominal Note” means the demand, non-interest bearing notes of Subco, each with a principal amount of $0.01, issuable pursuant to the Arrangement in consideration for the acquisition of New Voting Shares;

“Subco Preferred Shares” means the preferred shares in the capital of Subco;

“Subco Promissory Notes” means the demand non-interest bearing notes of Subco, each with a principal amount of $3.00, issuable to Long Term Holders pursuant to the Arrangement;

“Subordinated Notes” means the unsecured, subordinated notes of Subco issuable pursuant to the Arrangement, the terms of which are governed by the Note Indenture;

“Sustaining Capital Expenditure” means additions, replacements or improvements to property, plant and equipment required to maintain Fording’s current business operations;

“Transfer Agent” means Computershare Trust Company of Canada at its principal offices in Toronto, Montreal, Calgary, Vancouver and New York, being the registrar and transfer agent for the Units;

“Trustees” means the trustees of the Fund from time to time;

“TSX” means The Toronto Stock Exchange;

“Unit” means a trust unit of the Fund;

“Unit Certificates” means certificates representing ownership of Units;

“Unitholder Rights Plan” means the unitholder rights plan proposed to be implemented by the Fund in substantially the form attached as Schedule “A” to Appendix G to this Information Circular;

“Unitholder Rights Plan Resolution” means the resolution of the Shareholders, in substantially the form attached as Appendix G to this Information Circular, to be considered and voted upon by the Shareholders at the Meeting;

“Unitholders” means the holders from time to time of the Units;

“Unit Options” means options to purchase Units issued pursuant to the Key Employee Unit Option Plan; and

“U.S. Holder” has the meaning ascribed to it under “Certain United States Federal Income Tax Considerations”.

      Words importing the singular number include the plural and vice versa and words importing any gender include all genders.

THE MEETING

      The Meeting will be held at The Fairmont Palliser Hotel, 133 – 9th Avenue SW, Calgary, Alberta, T2P 2M3, on December 20, 2002 at 9:00 a.m. (Mountain Standard Time) for the purposes of, among other things, considering and, if deemed advisable, passing, with or without variation:

(a)	the Arrangement Resolution;

(b)	the Unitholder Rights Plan Resolution;

(c)	the Key Employee Unit Option Plan Resolution; and

(d)	the PWC Resolution.

THE ARRANGEMENT

      The purpose of the Arrangement is to reorganize the way in which equity in the business of Fording is held by its Shareholders. The goal of the Arrangement is to unlock the value of the significant cash flow generated by Fording for the benefit of Shareholders and to provide an enhanced platform for growth in which Shareholders can continue to participate.

      The Arrangement will result in Shareholders (other than Dissenting Shareholders and Small Non-Board Lot Holders) receiving one Unit of the Fund and $3.00 cash in exchange for each Common Share held, and New Fording becoming a wholly-owned subsidiary of the Fund. Following completion of the Arrangement, New Fording will carry on the business currently carried on by the Corporation and FCL. The Arrangement does not preclude future value enhancing transactions.

Fording Income Trust

      The Fund will be an open-ended mutual fund trust created pursuant to a Declaration of Trust governed by the laws of the Province of Alberta. The Fund will be established for the purposes, among other things, of holding all of the securities of New Fording. Upon completion of the Arrangement, the Unitholders will be the sole beneficiaries of the Fund. The TSX has conditionally approved the listing of the Units, subject to the filing of required documents. An application has been made to list the Units on the NYSE. The Fund will distribute its Distributable Cash on a quarterly basis. It is expected that the distribution for the quarter ending March 31, 2003 will be approximately $0.90 per Unit.

      The Fund will be administered by the Trustees. See “Other Information Regarding Fording Income Trust” for additional information.

New Fording

      New Fording will be the continuing corporation resulting from the amalgamation of Subco and FCL Amalco (which itself will result from the amalgamation of Fording and FCL) that will occur as part of the Arrangement. New Fording will carry on the business currently carried on by Fording and FCL, being the Canadian operations and holding the shares of the subsidiaries carrying on Fording’s business outside of Canada. Following the amalgamations, New Fording will retain the name “Fording Inc.”. After the Arrangement, the Fund will own all of the issued and outstanding New Fording Common Shares, New Fording Preferred Shares and Subordinated Notes.

      The Board of Directors and officers of Fording will become, respectively, the board of directors and officers of New Fording. See “Other Information Regarding New Fording” for additional information.

Background to the Arrangement

      The concept of an income trust structure, and its application to the Corporation, was first raised for discussion at the Board of Directors meeting which followed the Corporation’s Annual and Special Meeting on April 15, 2002.

      The Board met again on July 23, 2002 and at that meeting management made a presentation summarizing their long-term plan for Fording. Following such presentation, certain members of the Board noted that the Corporation embodied many of the characteristics that would make reorganizing into an income trust value enhancing for Shareholders, and management was directed to study such structure.

      On July 29, 2002, members of management met with representatives of RBC and Osler, Hoskin & Harcourt LLP to discuss, in general terms, the income trust structure. At that meeting, management instructed the advisors to proceed with further analysis. On August 1, 2002, Mr. Richard Haskayne, the Chairman of the Board of Directors, and Mr. Allen Hagerman, the Corporation’s Chief Financial Officer, met with representatives of RBC to discuss the income trust structure and its application to Fording.

      On September 18, 2002, RBC and Osler, Hoskin & Harcourt LLP met with management for the purposes of presenting their analysis. The presentation included a discussion of the manner in which such a transaction could be undertaken, the strategic implications of converting into an income trust and the potential value enhancement for Shareholders. As a result of the September 18, 2002 meeting, management determined that the income trust structure had merit and ought to be considered further.

      On September 24, 2002, the Board of Directors met and received management’s recommendation that further work be undertaken in order to validate the benefits of a Conversion. After deliberation, the Board of Directors accepted management’s recommendation and directed management to work with the Corporation’s professional advisors to consider in detail the advisability of proceeding with a Conversion. In particular, management was directed to identify any obstacles which would make reorganizing into an income trust problematic and/or which would reduce the anticipated benefits of such a transaction. It was intended that management, working with the Corporation’s professional advisors, would prepare a report which would permit the Board of Directors to make an informed decision on the income trust structure.

      During the three-week period ended Saturday, October 19, 2002, management, Osler, Hoskin & Harcourt LLP and RBC met on numerous occasions to consider the benefits and issues associated with reorganizing Fording under an income trust. In particular, the working group examined the anticipated effect of a Conversion on the Corporation’s existing commercial arrangements, including Fording’s obligations under the Canadian Pacific Limited arrangement agreement entered into in connection with the CP Transaction pursuant to which Fording became a public company. In addition, the working group considered a number of forms of income trust in order to identify a structure that was efficient in returning cash flow to Shareholders and which permitted operational flexibility. Concurrent with that process, RBC considered the economics of an income trust structure as well as whether alternative forms of transactions, including the sale or recapitalization of the Corporation, would result in greater value enhancement for Shareholders. As a result of those efforts, extensive written materials were assembled and delivered to the Board of Directors on the morning of October 19, 2002. The report to the Board of Directors concluded that there were no material obstacles which would preclude the Corporation from proceeding with a Conversion and that such a transaction would be in the best interests of Shareholders. Further, the Board was advised that a Conversion would not preclude other types of value enhancing transactions. It was originally anticipated that the Board of Directors would meet with the working group on October 23, 2002 to discuss the written materials that had been delivered earlier.

      On the morning of October 21, 2002, the Board of Directors was advised by Mr. Richard Haskayne, Chairman of the Board of Directors, that the Partnership had announced an intention to make the Offer. Immediately prior to the Partnership’s public announcement of the Offer, Mr. Ian Delaney, Chairman of Sherritt International Corporation, and Mr. Brian Gibson, a senior Vice President of the Ontario Teachers’ Pension Plan Board contacted Mr. Haskayne to advise him of the pending announcement. Prior to that call, no representatives of either Sherritt International Corporation or the Ontario Teachers’ Pension Plan Board had contacted Fording to discuss the possibility of an acquisition of the Corporation.

      At approximately 10:00 a.m., Mr. Haskayne convened a meeting of the Board of Directors, with all directors present, to consider both the Offer and the proposed Conversion. Shortly thereafter, the Board of Directors invited Fording’s professional advisors to join the meeting. At that time, representatives of Osler, Hoskin & Harcourt LLP advised the Board of Directors as to their duties in the circumstances. Osler,

Hoskin & Harcourt LLP also confirmed that neither they, nor RBC, was subject to any conflict of interest which would preclude them from advising the Corporation in connection with both the Offer and the proposed Conversion. Thereafter, RBC provided an overview of the Offer and Osler, Hoskin & Harcourt LLP advised the Board of Directors as to the process going forward and when the Board of Directors’ formal response to the Offer would be required.

      The Board of Directors then determined to consider the proposed Conversion at that time, as opposed to delaying such consideration until the scheduled October 23, 2002 meeting, and received presentations on the Conversion proposal from both management and the Corporation’s professional advisors. In particular, RBC advised that the consideration under the proposed Conversion was fair, from a financial point of view, to Shareholders. RBC also expressed the view that the consideration under the proposed Conversion was superior, from a financial perspective, to the Offer. At the conclusion of that meeting and after significant deliberation, including in camera sessions in the absence of management, the Board of Directors determined to announce the Corporation’s intention to proceed with the Conversion and a press release was issued.

      The press release summarized the Board of Directors’ conclusions regarding the proposed Conversion and stated in part:

“The Board has determined that the Arrangement is in the best interests of the Company and its securityholders. Accordingly, the Board recommends approval of the Arrangement by securityholders. In making its recommendation, the Board considered a number of factors. In addition to the opinion provided by RBC, the Board is of the view that the income trust structure provides an effective model for both the support of operations and the return of available cash flow to unitholders of the Trust and is a more efficient structure to return cash flow to Shareholders than would be available under the current corporate structure.”

      The press release also contained the Board of Directors’ preliminary view on the Offer:

“From the Board’s perspective, the offer, as described in today’s press release, is opportunistic, completely inadequate and fails to reflect the underlying value of the Company. We do not believe this offer is in the interest of Fording’s Shareholders. However, should a formal offer be received, Fording’s Board will review it and respond in the appropriate manner.”

      On October 23, 2002, counsel to the Offeror made a formal request for the Fording Shareholder list.

      On October 25, 2002, the Offeror published a Notice of Offer to Purchase for Cash all of the outstanding Common Shares of the Corporation at a price of $29.00 per Common Share, thereby commencing the Offer.

      Later on October 25, 2002, the Offeror provided Fording with an electronic copy of its offering circular and filed it with the applicable Canadian securities regulatory authorities. On October 28, 2002, the offering circular was filed with the U.S. Securities and Exchange Commission. In its press release dated October 25, 2002 announcing the commencement of the Offer, the Partnership indicated that it was also considering an enhancement to the Offer to provide Shareholders with the opportunity to receive certificates exchangeable for trust units of a new income trust comprised of selected export coal assets owned by the Luscar Energy Partnership and the metallurgical coal assets of Fording. The Partnership also announced in its press release that it may decide to present a further alternative for consideration by the Shareholders.

      On October 25, 2002, Mr. Richard Haskayne, Chairman of the Board of Directors’, convened a Board of Directors meeting in order to discuss the Offer. During the meeting, RBC reconfirmed its earlier advice regarding the superiority of the Conversion to the Offer in terms of value enhancement. Later that evening, the Corporation issued a press release announcing that it had received the formal Offer from the Offeror and that the Board of Directors would consider it in due course. In that press release, the Board of Directors noted that at $29.00 per share, the Offer was considerably less than Fording’s then current trading price of $32.54. Fording’s Chairman, Mr. Richard Haskayne, speaking on behalf of the Board of Directors stated:

“From the Board’s perspective, the Sherritt offer is opportunistic and fails to reflect the underlying value of the Company. The Board continues to be of the view that the income trust conversion announced by the Company on Monday, October 21, 2002 is in the best interests of Shareholders. Further, the income trust conversion does not preclude future transactions and the Board will continue to evaluate the income trust conversion against other alternatives as circumstances require.”

      On the evening of Monday, October 28, 2002, a draft Directors’ Circular was forwarded to the Board of Directors for their review and consideration.

      On October 29, 2002, a Board of Directors meeting was held, with all directors present, together with the Corporation’s legal and financial advisors, for the purposes of discussing the draft Directors’ Circular.

      On November 1, 2002, the Corporation provided the Fording Shareholder list to the Offeror.

      On November 2, 2002, the Board of Directors was provided with written materials prepared by management and Fording’s professional advisors including a revised draft Directors’ Circular.

      On November 4, 2002, a Board of Directors’ meeting was held, with all Directors present, for the purposes, among other things, of approving the Directors’ Circular. Representatives of both RBC and Osler, Hoskin & Harcourt LLP were also in attendance. Later in the meeting, after receiving the advice of RBC that the consideration under the Offer was inadequate, from a financial point of view, to Shareholders other than the Offeror and its affiliates, the Board determined to recommend rejection of the Offer. The Board also approved the Directors’ Circular subject to certain further changes and finalization of same. The Board of Directors also discussed possible enhancements to the Conversion. During the course of such discussions the Board of Directors received information from RBC regarding the anticipated impact of enhancements of the Conversion.

      On November 6, 2002, the Directors’ Circular containing the Board’s recommendation was issued.

      On November 7, 2002, the Board of Directors met, together with the Corporation’s financial and legal advisors, for the purposes of considering whether to make better use of the Corporation’s balance sheet by adding a cash component to the consideration available to Shareholders under the proposed Conversion. During the course of its deliberations, the Board of Directors and management reviewed the anticipated capitalization of New Fording following completion of the Arrangement. At that meeting, RBC provided further information and analysis regarding such cash component and Osler, Hoskin & Harcourt LLP advised on the tax and securities laws implications.

      On November 12, 2002, the Board of Directors met, together with the Corporation’s financial and legal advisors, and resolved to include, as part of the Conversion, a $3.00 cash payment to Shareholders and a press release was issued to that effect. At that meeting, the Board of Directors also provided their comments on a draft Information Circular previously provided to them.

      On November 17, 2002, the Board of Directors met, together with the Corporation’s financial and legal advisors. At that meeting, RBC confirmed its financial advice regarding the fairness of the consideration under the Arrangement to Shareholders and the superiority of the Arrangement to the Offer, in each case, from a financial point of view. The Board of Directors then approved the Information Circular and authorized the submission of the Arrangement to Shareholders for their consideration.

Recommendations of the Board of Directors and Reasons for the Arrangement

      The Board of Directors has determined that the Arrangement is in the best interests of the Corporation and its Securityholders and is fair to the Securityholders and it unanimously recommends that Securityholders vote FOR the Arrangement.

      The Board of Directors, in making its recommendation carefully considered all aspects of the Arrangement as well as alternative forms of transactions, after having received the advice of management and that of the Corporation’s financial and legal advisors. In unanimously concluding that the Arrangement is in the best interests of the Corporation and its Securityholders, the Board of Directors identified a number of factors as being most relevant, including:

(a)	the opinion of RBC that the consideration under the Arrangement is fair from a financial point of view to the Shareholders and RBC’s advice that the Arrangement is superior, from a financial perspective, to the Offer made by the Offeror dated October 25, 2002;

(b)	that an income trust structure provides an effective model for both the support of operations and a more efficient return of cash than the current corporate structure;

(c)	that, based on the valuation methodology that has been generally applied to income trusts, a trust structure should result in more favourable market valuations for the Units as compared to the Common Shares, thereby enhancing Fording’s access to equity capital and providing a more attractive form of non-cash consideration that could be utilized in future acquisitions;

(d)	that Fording has characteristics that the Board of Directors concluded are suited to an income trust structure, including that:

(i)	historically Fording has had consistently profitable operations characterized by substantial EBITDA margins, and the Corporation has the critical mass and geographic, business and customer diversification necessary to provide a strong annual free cash flow;

(ii)	Sustaining Capital Expenditures are expected to average less than $40 million annually over the next several years;

(iii)	Fording is highly cash taxable: Fording’s provision for current income taxes for 2001 was $78.8 million, of which $53.5 million related to Canadian federal and provincial income taxes and the balance related to British Columbia mineral taxes, British Columbia capital taxes and foreign taxes;

(iv)	its principal operations are represented by its Mountain Operations that mine and supply metallurgical coal to the international steel industry and that Fording presently commands a large share of the seaborne metallurgical coal market;

(v)	the Mountain Operations have the ability to expand sales from the current level of approximately 13 million tonnes per year to over 16 million tonnes annually with minimal additional capital expenditures;

(vi)	the Mountain Operations utilize open pit methods resulting in a predictable operating environment, and are characterized by their long reserve life and declining strip ratios;

(vii)	its Prairie Operations encompass a mining joint venture and contract operations that are long-term in nature, as well as significant royalty income from mines operated by third parties under long-term mine plans, and accordingly, the Prairie Operations generate stable cash flows; and

(viii)	Fording holds significant non-producing coal and mineral properties that offer the opportunity for future growth in which Unitholders would be able to participate;

(e)	the financial advice of RBC regarding the potential effects of a trust structure under a number of financial scenarios in comparison to a corporate structure;

(f)	the financial advice of RBC concerning possible alternative transactions;

(g)	the legal advice of Osler, Hoskin & Harcourt LLP concerning income trust structures in relation to Fording, including tax, corporate and securities law considerations;

(h)	that neither the announcement of, nor the implementation of, the Arrangement would preclude other value enhancing alternatives;

(i)	that the Arrangement is subject to Securityholder and Court approval;

(j)	that the Arrangement is not subject to any material regulatory uncertainties and that the financing for the cash component of the Arrangement has been arranged;

(k)	that Fording’s strong balance sheet permits the utilization of debt capacity for the benefit of Shareholders;

(l)	that the payment of $3.00 per Common Share will contribute to optimizing the capitalization of the Fund while providing an attractive cash component of the Arrangement, as well as assisting Shareholders in paying cash taxes, if any, that they may incur as a result of the Arrangement; and

(m)	that the Arrangement allows Securityholders, except Dissenting Shareholders and Small Non-Board Lot Holders, to continue to maintain their economic interest in Fording’s business.

Fairness Opinion

      The Board of Directors asked RBC to address, from a financial point of view, the fairness of the consideration under the Arrangement to the Shareholders.

      The Board of Directors has received the Fairness Opinion from RBC stating that, in its opinion, as at the date of such opinion, the consideration under the Arrangement is fair, from a financial point of view, to the Shareholders. The Fairness Opinion is subject to the assumptions and limitations contained therein and should be read in its entirety. A copy of the Fairness Opinion is attached as Appendix E to this Information Circular.

Effect of the Arrangement Upon Securityholders

      The following sets forth the organizational structure of the Fund, New Fording and its significant subsidiaries following the completion of the Arrangement:

Notes:

(1)	Upon completion of the Arrangement, the Participating Shareholders will own all of the outstanding Units of the Fund.
(2)	New Fording will be the continuing corporation resulting from the amalgamations of Fording, FCL and Subco and will hold all of Fording’s Canadian operating assets.
(3)	New Fording will hold a single voting share in Minera NYCO S.A. de C.V. in order to comply with Mexican corporate law which requires that corporations, such as Minera NYCO S.A. de C.V., have at least two shareholders.

Shareholders

      The Arrangement will result in Shareholders (other than Dissenting Shareholders and Small Non-Board Lot Holders) receiving one Unit and $3.00 cash in exchange for each Common Share.

Optionholders

      The Arrangement will result in Optionholders receiving one Exchange Option issued under the Exchange Option Plan to be implemented by the Fund for each Option. The treatment of Options under the Arrangement is described under “Treatment of Optionholders”.

Small Non-Board Lot Holders

      The Arrangement will result in registered Shareholders with 20 Common Shares or less on November 19, 2002 (and who continue to be registered Shareholders through the Proceeds Date) receiving an amount in cash equal to the Common Share Trading Price for each Common Share unless they elect to receive Units.

Outstanding Securities

      Upon completion of the Arrangement, it is anticipated that there will be approximately 50,656,443 Units and 776,034 Exchange Options issued and outstanding, assuming that there are no Dissenting Shareholders and all registered holders of 20 Common Shares or less eligible to elect to retain Units make such election. See “Treatment of Small Non-Board Lot Holders”.

DISTRIBUTION POLICIES

Fund Distribution Policy

      It is intended that the Fund will distribute all of its Distributable Cash quarterly to Unitholders of record on the last Business Day of each calendar quarter (March, June, September and December) with actual payment to be made to such Unitholders on or about the 15th day of the following month. The ability of the Fund to make cash distributions will be entirely dependent on the interest payments and other distributions made by New Fording. Any taxable income of the Fund (including taxable capital gains) which is applied to any cash redemptions of Units or is otherwise unavailable for cash distribution will be distributed to Unitholders in the form of additional Units. Such additional Units will be issued pursuant to exemptions under applicable securities laws, discretionary exemptions granted by applicable securities regulatory authorities or a prospectus or similar filing.

New Fording’s Distribution Policy

      It is anticipated that the board of directors of New Fording will distribute its Available Cash to the Fund plus an amount equal to the expenses payable by the Fund, subject to compliance with legal and contractual obligations, by way of interest on the Subordinated Notes, redemptions of New Fording Preferred Shares, dividends or other distributions on the New Fording Common Shares and principal repayments on the Subordinated Notes. Such distributions will be made quarterly based primarily on New Fording’s expected results for the quarter but may take into account its expected future performance. Subsequent distributions may be adjusted for amounts paid in prior periods if the actual Available Cash for the prior period is greater than or less than the expected results in the period. Available Cash will be determined after provision for cash reserves. The additional amount allocated annually to the cash reserves is anticipated to be less than 10% of Available Cash, calculated before the allocation to the cash reserve.

      New Fording’s ability to pay interest on such Subordinated Notes or to make distributions on its shares will be subject to its ability to generate Available Cash. Based on estimated Available Cash (before the allocation to the cash reserve) of approximately $0.95 per Unit, it is expected that the distribution of Distributable Cash for the quarter ending March 31, 2003 will be approximately $0.90 per Unit.

      The distribution policy will be adopted by the board of directors of New Fording after the Effective Date but may be varied in the discretion of the board of directors of New Fording from time to time if it determines it is in the best interests of New Fording.

PRO FORMA FINANCIAL INFORMATION AND SENSITIVITY ANALYSIS

Pro forma Financial Information of the Fund

      The Unaudited Pro forma Statements of Income and Distributable Cash of the Fund presented below are derived from and should be read in conjunction with the historical financial statements of Fording incorporated by reference into this Information Circular and the unaudited pro forma financial statements, which are set out in Appendix D.

      Management of Fording has provided this analysis to assist Securityholders in considering the income of the Fund and the amount of Distributable Cash that may have been available to the Fund for distribution to Unitholders had the Fund been in existence for the year ended December 31, 2001 and the nine months ended September 30, 2002.

      The unaudited pro forma statements are not necessarily indicative of the results of operations or financial position which would have been achieved had the Conversion occurred on January 1, 2001, and may not be indicative of future operating results or the Corporation’s financial condition in future periods.

Unaudited Pro forma Consolidated Financial Information

($ millions except per Unit amounts)

	Nine months
	ended	Year ended
	September 30,	December 31,
	2002	2001

Pro forma Statement of Income
Revenue(1)	$669.8	$1,000.4
Cost of sales	(492.7)	(739.0)
Selling, general and administrative expenses(2)	(12.8)	(16.2)
Depreciation and depletion	(53.9)	(69.8)
Brooks capital expense	(7.9)	—
Interest and other expenses	(12.0)	(23.0)

Income before income taxes	90.5	152.4
Current mineral taxes	(15.5)	(18.4)
Current Canadian and foreign income taxes	0.7	(12.4)
Future income taxes	(7.6)	9.6

Net income	$68.1	$131.2

Pro forma Statement of Distributable Cash
Net income	$68.1	$131.2
Non cash items	70.6	63.9
Capital expenditures, net(3)	(46.3)	(58.7)

Available Cash before cash reserve	92.4	136.4
Reserve of 10%	9.2	13.6
Distributable Cash	$83.2	$122.8

Distributable Cash per Unit(4)	$1.62	$2.34

Notes:

(1)	Gains and losses on foreign exchange forward contracts are used as hedges and are recognized in income in the period that the hedged exposure is recognized in income, which is the same period in which the instrument is settled.
(2)	Including additional selling, general and administrative expenses of $1.0 million per year for Fund related expenses.
(3)	Amounts reflected in these pro forma statements are actual capital expenditures, net of proceeds on disposal of fixed assets. Sustaining Capital Expenditures are expected to average approximately $40 million per annum over the next several years.
(4)	Distributable Cash per Unit is calculated assuming a weighted average of 51.6 million Units for the period ended September 30, 2002 and 52.5 million Units for the period ended December 31, 2001.
(5)	It is anticipated that the $150 million non-revolving 364 day credit facility being arranged for New Fording in connection with the Conversion will have to be refinanced by New Fording prior to its expiry. The terms of any such replacement facility could be materially different. See “Information Regarding New Fording — Credit Facilities”.

Sensitivity Analysis on Distributable Cash

      The following sensitivity analysis is not a forecast or a projection of future results.

     Operating Parameters

      The Corporation’s operating results and cash flows are sensitive to export coal sales volumes and prices. The following table illustrates the estimated effect on Distributable Cash for the year ended December 31, 2001 and the nine months ended September 30, 2002 resulting from hypothetical changes in such volumes and prices.

	Nine months ended	Year ended
	September 30, 2002	December 31, 2001

	$ millions (except per Unit amounts)
Change in export coal sales price of US$1 per tonne
Change in Distributable Cash(1)	$12	$19
Change in Distributable Cash per Unit	$0.23	$0.35
Change in export coal sales and production volume of 1 million tonnes at average US$ sales price
Change in Distributable Cash(1)	$21	$17
Change in Distributable Cash per Unit	$0.41	$0.33

Note:

(1)	Changes in Distributable Cash are assumed to be net of a 10% cash reserve allocation, the maximum reserve allocation contemplated under the New Fording distribution policy. See “Distribution Policies — New Fording’s Distribution Policy”.

     Foreign Exchange

      Exchange rate movements can have a significant impact on results as a significant portion of the Corporation’s operating costs are incurred in Canadian dollars and most of its revenues are earned in U.S. dollars. To manage its exposure, the Corporation has entered into foreign exchange forward contracts.

      Gains and losses on foreign exchange forward contracts used as hedges are recognized in income in the period that the hedged exposure is recognized, which is the same period in which they are settled. Realized foreign exchange losses of $54 million for the year ended December 31, 2001 and $65 million for the nine months ended September 30, 2002 are recorded in the financial statements.

      The foreign exchange contracts for the year ended December 31, 2001 and the nine months ended September 30, 2002 were both at an average US$/Cdn$ rate of $0.70 compared to the actual average foreign exchange rates of $0.65 and $0.64, respectively.

      The following table illustrates the estimated effect on Distributable Cash for the year ended December 31, 2001 and the nine months ended September 30, 2002 assuming the Corporation’s foreign exchange forward contracts had not existed.

	Nine months ended	Year ended
	September 30, 2002	December 31, 2001

	$ millions (except per Unit amounts)
Impact of removal of foreign exchange hedges
Increase in Distributable Cash(1)	$56	$47
Increase in Distributable Cash per Unit	$1.09	$0.90

Note:

(1)	Changes in Distributable Cash are assumed to be net of a 10% cash reserve allocation, the maximum reserve allocation contemplated under the New Fording distribution policy. See “Distribution Policies — New Fording’s Distribution Policy”.

     Fording had foreign exchange forward contracts outstanding at September 30, 2002 for the years 2003 to 2006 in the following amounts and rates:

		Average Exchange Rates
	Amount Hedged
Year	(millions of US$)	(Cdn$/US$)	(US$/Cdn$)

2003	$585	1.54	0.65
2004	434	1.53	0.66
2005	355	1.51	0.66
2006	95	1.60	0.62

Total	$1,469

PROCEDURE FOR THE ARRANGEMENT BECOMING EFFECTIVE

Procedural Steps

      The Arrangement is proposed to be carried out pursuant to Section 192 of the CBCA. The following procedural steps must be taken for the Arrangement to become effective:

(a)	the Arrangement must be approved by the Securityholders in the manner set out in the Interim Order;

(b)	the Court must grant the Final Order approving the Arrangement;

(c)	all conditions precedent to the Arrangement, as set forth in the Arrangement Agreement, must be satisfied or waived by the appropriate parties; and

(d)	the Final Order, Articles of Arrangement and related documents, in the form prescribed by the CBCA, must be filed with the Director.

Securityholder Approval

      Pursuant to the Interim Order, the Arrangement Resolution must be approved by at least two-thirds (66 2/3%) of the votes cast by Securityholders, voting together, present in person or by proxy at the Meeting.

      Notwithstanding the foregoing, the Arrangement Resolution authorizes the Board of Directors, without further notice to, or approval of, the Securityholders, subject to the terms of the Arrangement Agreement and the Plan of Arrangement, to amend the Arrangement Agreement or the Plan of Arrangement, to decide not to proceed with the Arrangement and to revoke such Arrangement Resolution at any time prior to the Arrangement becoming effective pursuant to the provisions of the CBCA. See Appendix B to this Information Circular for the full text of the Arrangement Resolution.

      Shareholder approval of each of the Unitholder Rights Plan Resolution and the PWC Resolution, each of which to be effective requires the approval of a simple majority of the votes cast by Shareholders represented in person or by proxy at the Meeting, and approval of the Key Employee Unit Option Plan Resolution, which requires approval by a simple majority of the votes cast by Disinterested Shareholders represented in person or by proxy at the Meeting, is also a condition of the Arrangement.

Court Approvals

     Interim Order

      On November 20, 2002, the Corporation obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. The Interim Order is attached as Appendix C to this Information Circular.

     Final Order

      The CBCA provides that an arrangement requires Court approval. Subject to the terms of the Arrangement Agreement, if the Arrangement Resolution is approved by Securityholders at the Meeting in the manner required by the Interim Order, the Corporation, FCL, Subco and the Fund will make application to the Court for the Final Order.

      The application for the Final Order approving the Arrangement is scheduled for December 20, 2002 at 1:00 p.m. (Mountain Standard Time), or as soon thereafter as counsel may be heard, at the Court House, 611 – 4th Street SW, Calgary, Alberta. At the hearing, any Securityholder and any other interested party who wishes to participate or to be represented or to present evidence or argument may do so, subject to filing with the Court and serving upon the Corporation a Notice of Intention to Appear together with any evidence or materials which such party intends to present to the Court on or before 4:30 p.m. on December 13, 2002 setting out such Securityholder’s or other interested party’s address for service by ordinary mail and indicating whether such Securityholder or other interested party intends to support or oppose the Application or make submissions. Service of such notice shall be effected by service upon the solicitors for the Corporation, Osler, Hoskin & Harcourt LLP, Suite 1900, 333 – 7th Avenue SW, Calgary, Alberta, T2P 2Z1, Attention: Tristram Mallett. See “Notice of Petition”.

      The Corporation has been advised by its counsel, Osler, Hoskin & Harcourt LLP, that the Court has broad discretion under the CBCA when making orders with respect to an arrangement and that the Court will consider, among other things, the fairness of the Arrangement to the Securityholders (and any other interested party as the Court determines appropriate). The Court may approve the Arrangement, either as proposed or as amended, in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit. Depending upon the nature of any required amendments, the Corporation, FCL, Subco or the Fund may determine not to proceed with the Arrangement.

      The issuance of Units and other securities to Shareholders and the issuance of Exchange Options to Optionholders pursuant to the Arrangement have not been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), in reliance upon an exemption from the registration requirements of the 1933 Act. Prior to issuing the Final Order, the Court will be advised that the Final Order will constitute the basis for the availability of such exemption with respect to such Units and other securities and such Exchange Options issued pursuant to the Arrangement.

Regulatory Approvals

      The Arrangement requires the approval of certain regulatory authorities. The Arrangement Agreement provides that these approvals are conditions precedent to the Arrangement becoming effective. The Corporation has made the requisite applications to these authorities in order to obtain all approvals required with respect to the Arrangement prior to the date of the Meeting.

     Competition Act Approvals

      The Competition Act requires pre-merger notification to the Commissioner of Competition (the “Commissioner”) of transactions which exceed certain financial thresholds, and in the case of share acquisitions, which exceed an additional voting interest threshold. The Arrangement meets and exceeds these thresholds.

      Accordingly, on November 6, 2002 the Corporation filed a request for an ARC. The Commissioner issued an ARC on November 14, 2002. The ARC constitutes the necessary clearance of the Arrangement by the Commissioner under the Competition Act.

     Hart-Scott-Rodino Act

      The Arrangement will not require any filing under United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     Stock Exchange Listings

      The Arrangement is conditional upon the Units issued in connection with the Arrangement being approved for listing on both the TSX and the NYSE. See “Stock Exchange Listings”.

     Canadian Securities Regulatory Authorities

      The Units of the Fund to be issued in exchange for Common Shares pursuant to the Arrangement will be issued in reliance upon exemptions available under applicable Canadian securities laws or upon discretionary exemptions from such securities law requirements to be obtained from the applicable Canadian securities regulatory authorities prior to the Effective Date. The Units will therefore generally be freely tradeable in such jurisdictions, other than in connection with trades which are “control distributions” and subject to customary qualifications imposed under applicable Canadian securities laws.

      Notice of the proposed Arrangement was submitted on behalf of the Corporation and the Fund to the CVMQ as required in order to rely upon the applicable prospectus exemption provisions of the Securities Act (Québec) for the issue of the Units. Prospectus exemption orders to allow the issue and first resale of the Units have also been sought in certain other Canadian jurisdictions. Completion of the Arrangement is subject to the receipt of such orders and the CVMQ’s approval which are expected to be received prior to the Meeting.

Contractual Approvals

      In accordance with the terms of the Canadian Pacific Limited arrangement agreement entered into in connection with the CP Transaction, Fording has sought the consent of the successor to Canadian Pacific Limited and the other corporations whose shares were concurrently distributed to the public. Fording anticipates that such consents will be obtained prior to the Effective Time. Certain other consents and acknowledgments are being sought under commercial contracts and banking arrangements. Fording, on behalf of New Fording, has negotiated commitments for renewed credit facilities following completion of the Arrangement. The Corporation has obtained RBC’s commitment to advance $150 million to fund the payments to Shareholders contemplated by the Arrangement. See “Information Regarding New Fording — Credit Facilities”.

Details of the Arrangement

     Steps in the Plan of Arrangement

      The following description of the Arrangement is qualified in its entirety by reference to the full text of the Arrangement Agreement and the Plan of Arrangement set forth in Appendix A to this Information Circular.

      The Corporation, Subco and FCL have entered into the Arrangement Agreement, and the Fund will become a party to such agreement once organized, which provides for implementation of the Arrangement pursuant to Section 192 of the CBCA. The Arrangement Agreement contains covenants of each of the Corporation, FCL, Subco and the Fund and various conditions which must be satisfied or waived before the parties will be required to effect the Arrangement. The Arrangement will become effective on the Effective Date, and on such date, except as otherwise noted, each of the events below shall occur and shall be deemed to occur at the Effective Time in the following sequence without further act or formality or other action by any Securityholder:

(a)	The Shareholder Rights Plan will be terminated.

(b)	Each outstanding Common Share held by a Small Non-Board Lot Holder will be cancelled by Fording, in consideration for the payment of an amount in cash equal to the Common Share Trading Price.

(c)	Fording and FCL will amalgamate to form FCL Amalco.

(d)	The New Non-Voting Shares and the New Voting Shares will be created as authorized classes of shares of FCL Amalco.

(e)	Each outstanding FCL Amalco Common Share held by Participating Shareholders will be exchanged for one New Voting Share and one New Non-Voting Share, all such FCL Amalco Common Shares so exchanged will be cancelled and thereafter, the FCL Amalco Common Shares will cease to be an authorized class of shares of FCL Amalco.

(f)	Contemporaneous with the transaction in step (e) above, each outstanding Option will be exchanged for an option to purchase one New Non-Voting Share (the “New Option”) and the exercise price under the New Option will be equal to the excess of (i) the exercise price of the outstanding Option over (ii) the excess of (A) the fair market value of an FCL Amalco Common Share immediately prior to the share exchange referred to in step (e) above, over (B) the fair market value of a New Non-Voting Share immediately after the share exchange referred to in step (e) above and thereafter, the outstanding Option will be cancelled.

(g)	Each New Voting Share held by a Participating Shareholder will be acquired by Subco in exchange for one Subco Nominal Note.

(h)	Each New Non-Voting Share and Subco Nominal Note held by a Participating Shareholder (other than a Long Term Holder) will be acquired by the Fund in exchange for the issuance of one Fund Note and one Unit.

(i)	Each New Voting Share held by a Long Term Holder will be acquired by Subco in exchange for the issuance of one Subco Promissory Note, one Subordinated Note and one Subco Preferred Share.

(j)	The Subordinated Notes, Subco Preferred Shares, Subco Nominal Notes and Subco Promissory Notes held by each Long Term Holder will then be acquired by the Fund in exchange for the issuance of one Fund Note and one Unit for each New Non-Voting Share held by the Long Term Holder immediately before the exchange referred to in step (i).

(k)	The Exchange Option Plan will become effective.

(l)	Each New Option will be exchanged for one Exchange Option and the exercise price will be:

(i)	$3.00 less than the exercise price under the original Option for which the New Option was exchanged; or

(ii)	such other amount determined by the Trustees as required to ensure that the “in the money” amount of the Exchange Option, immediately after the exchange, will be equal to the “in the money” amount of the corresponding original Option immediately before the exchange referred to in step (f);

            and the New Options will be cancelled.

      (m) The Initial Unit will be redeemed by the Fund for an amount equal to its fair market value.

(n)	Each New Non-Voting Share held by the Fund will be acquired by Subco in exchange for the issuance of one Subordinated Note and one Subco Preferred Share and the payment of $3.00 in cash.

(o)	The Subco Promissory Notes held by the Fund will be repaid by Subco by the payment of cash equal to their principal amount.

(p)	The Fund Notes will be repaid by the Fund by the payment of cash equal to their principal amount.

(q)	The Subco Nominal Notes held by the Fund will be repaid by Subco by the payment of cash equal to their principal amount.

(r)	The Existing Option Plans will be terminated and all rights and entitlements of participants under such plans will be terminated.

(s)	FCL Amalco will amalgamate with Subco to form New Fording.

      All Common Shares held by Dissenting Shareholders will, if the Dissenting Shareholder is ultimately entitled to receive the fair value thereof, be cancelled, as of the Effective Time and prior to the commencement of the transactions listed above, in exchange for payment by New Fording of such fair value.

      Upon completion of the Arrangement, the Participating Shareholders will hold all of the outstanding Units of the Fund, and the Fund will be the holder of all of the issued and outstanding New Fording Common Shares and New Fording Preferred Shares and all of the Subordinated Notes.

      Further, and in the event that the Unitholder Rights Plan, the Key Employee Unit Option Plan and the PWC Resolution are each duly approved by the requisite majority of Shareholders at the Meeting, on the Effective Date, the Unitholder Rights Plan, the Key Employee Unit Option Plan and the appointment of PricewaterhouseCoopers LLP, Chartered Accountants as auditors of the Fund will become effective.

      For details respecting the terms of the New Fording Common Shares, New Fording Preferred Shares, Subordinated Notes and Units please refer to the information set forth under the headings “Information Regarding New Fording” and “Other Information Regarding Fording Income Trust”.

Conditions to the Arrangement

      The respective obligations of the Corporation, FCL, Subco and the Fund to complete the Arrangement are subject to a number of conditions which must be satisfied or waived on or before the Effective Date. These conditions are set forth in the Arrangement Agreement and include:

(a)	the Arrangement Resolution shall have been approved at the Meeting by not less than 66 2/3% of the votes cast by the Securityholders, voting together in accordance with the Interim Order and any applicable regulatory requirements;

(b)	each of the Unitholder Rights Plan Resolution and the PWC Resolution shall have been approved at the Meeting by not less than a simple majority of the votes cast by the Shareholders in accordance with any applicable regulatory requirements;

(c)	the Key Employee Unit Option Plan Resolution shall have been approved at the Meeting by not less than a simple majority of the votes cast by Disinterested Shareholders in accordance with any applicable regulatory requirements;

(d)	the Articles of Arrangement and all necessary related documents filed with the Director in accordance with the Arrangement shall be in form and substance satisfactory to each of the Corporation, FCL, Subco and the Fund, acting reasonably and shall have been accepted for filing by the Director together with the Final Order in accordance with subsection 192(6) of the CBCA;

(e)	there shall be no action taken under any existing applicable law or regulation, nor any statute, rule, regulation or order, which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, nor shall there be in force any order or decree of any such entity that:

(i)	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any of the other transactions contemplated herein;

(ii)	results in any judgement or assessment of material damages directly or indirectly relating to the transactions contemplated herein; or

(iii)	imposes or confirms material limitations on the ability of the Fund to issue Units or effectively exercise full rights of ownership of the securities of New Fording, including, without limitation, the right to vote any such securities;

(f)	there shall have been obtained any required discretionary exemptions from applicable securities laws, including the approval of the CVMQ, in connection with:

(i)	the issuance of Units in exchange for Common Shares (including the various intermediate steps to effect such exchange); and

(ii)	the exchange of Options ultimately for Exchange Options pursuant to the Arrangement;

(g)	there will have been no material change with respect to the income tax laws or administrative practices or policies of Canada or the United States which would have a material adverse effect on the Arrangement;

(h)	arrangements satisfactory to the Corporation, FCL, Subco and the Fund shall have been entered into to ensure that all outstanding Options and any accompanying share appreciation rights shall have been exchanged for Exchange Options under the Exchange Option Plan;

(i)	all necessary third party and regulatory consents, approvals and authorizations with respect to the transactions contemplated by the Arrangement Agreement shall have been completed or obtained, including, without limitation, consents and approvals required under the Canadian Pacific Limited arrangement agreement;

(j)	New Fording’s credit and foreign exchange facilities shall have been reformulated to the satisfaction of the Board of Directors; and

(k)	the approval of the TSX to the conditional listing of the Units to be issued pursuant to the Arrangement shall have been obtained, subject only to the filing of required documents, and a similar approval shall have been obtained from the NYSE.

      There is no assurance that the foregoing conditions will be satisfied or waived on a timely basis.

      The Arrangement Resolution authorizes the Board of Directors, without further notice to, or approval of, the Securityholders, subject to the terms of the Arrangement Agreement, to amend the Arrangement Agreement or the Plan of Arrangement, to decide not to proceed with the Arrangement and to revoke such Arrangement Resolution at any time prior to the Arrangement becoming effective pursuant to the provisions of the CBCA. See Appendix B to this Information Circular for the full text of the Arrangement Resolution.

Timing

      If the Meeting is held as scheduled on December 20, 2002 and is not adjourned, and the other necessary conditions are satisfied or waived, the Corporation, FCL, Subco and the Fund intend to apply for the Final Order approving the Arrangement promptly thereafter.

      The Arrangement will become effective upon the issuance of the Certificate of Arrangement following the filing with the Director of the Articles of Arrangement and a copy of the Final Order, together with such other materials as may be required by the Director.

      It is the objective of the Corporation to have the Effective Date occur as soon as practicable after the Meeting. The Effective Date and Proceeds Date will be confirmed by press release. It is expected that the Common Shares will trade on each of the TSX and the NYSE until the close of trading on the trading day prior to the Effective Date. It is further expected that the Units will commence trading on the morning of the Effective Date or if that day is not a trading day for the relevant exchange, then on the morning of the first trading day for such exchange after the Effective Date. Each of the TSX and the NYSE will issue notices confirming the trading of Common Shares and Units prior to the Effective Date.

Distribution of Unit Certificates and Cash

      If the Arrangement proceeds, it is expected that Participating Shareholders of record at the close of business in Calgary, Alberta, on the Proceeds Date will be entitled to receive certificates representing Units, and a cheque in the amount of $3.00 per Common Share, subject to withholding tax, if any. Small Non-Board

Lot Holders of record on the same date will be entitled to receive a cheque in an amount per Common Share equal to the Common Share Trading Price, subject to withholding tax, if any. See “Procedure for the Arrangement Becoming Effective — Details of the Arrangement” and “Certain Canadian Federal Income Tax Considerations”.

      As soon as practicable after the Proceeds Date, certificates representing the Units and the cheques will be mailed by the Transfer Agent to Participating Shareholders. As soon as practicable after the Proceeds Date, cheques will be mailed to Small Non-Board Lot Holders. Shareholders will not be required to send in the certificates for their Common Shares in order to receive the applicable Unit certificates or cheques. From and including the Effective Date until the Proceeds Date, the certificates formerly representing Common Shares will represent an entitlement to the proceeds from the Arrangement. After the Proceeds Date, the certificates will not represent any interest in the Fund, New Fording, Fording or otherwise, and will be deemed to be cancelled.

      If you tender your Common Shares to the Offer and those Common Shares are taken up by the Offeror you will only receive the consideration under the Offer and not the consideration under the Arrangement consisting of a Unit and $3.00 cash per Common Share. Accordingly, Shareholders are urged not to tender their Common Shares to the Offer. Under the terms of the Offer, Shareholders who tender their Shares to the Offer, prior to the December 20th Meeting, lose the right to vote by proxy at the shareholders meeting.

STOCK EXCHANGE LISTINGS

      The Common Shares are currently listed on the TSX and the NYSE. The Arrangement is conditional upon the Units issued in connection with the Arrangement being approved for listing on both the TSX and the NYSE. The TSX has conditionally approved the listing of the Units, subject to the filing of required documents. An application has been made to list the Units on the NYSE. Listing will be subject to the Fund fulfilling all of the requirements of each of the TSX and the NYSE.

RESALE OF UNITS

Canada

      The Units to be issued in exchange for Common Shares pursuant to the Arrangement will be issued in reliance on exemptions from prospectus and registration requirements of applicable Canadian securities laws or on discretionary exemptions from such requirements to be obtained from applicable securities regulatory authorities in Canada and will generally be “freely tradeable” other than as a result of any “control block” restrictions and subject to customary qualifications imposed under applicable securities laws of the Provinces of Canada. See “Procedure for the Arrangement Becoming Effective — Regulatory Approvals”.

United States

      The issuance of Units to be issued pursuant to the Arrangement have not been registered under the 1933 Act in reliance upon an exemption from the registration requirements of the 1933 Act. Units issued to a former holder of Common Shares who is not an “affiliate” of the Corporation, Subco or the Fund before the Arrangement and who will not be an “affiliate” of New Fording or the Fund after the Arrangement for purposes of United States federal securities laws may be resold without restriction under the 1933 Act. Former Shareholders who were affiliates of the Corporation, Subco or the Fund prior to the Arrangement or who will be affiliates of New Fording or the Fund after the Arrangement may not re-sell the Units in the United States in the absence of registration or an available exemption from the registration requirements of the 1933 Act. For the purposes of the 1933 Act, an “affiliate” of the Corporation, Subco, New Fording or the Fund is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation or the Fund, as the case may be.

Other Jurisdictions

      Securityholders residing outside of Canada or the United States are urged to consult their legal advisors to determine the extent of all provisions and restrictions applicable to the resale of the Units in these jurisdictions.

GOVERNANCE OF THE FUND AND NEW FORDING

Governance of the Fund

     The Trustees

      The Fund will have a minimum of three and a maximum of seven Trustees. Trustees shall be reappointed or replaced every year as may be determined by a majority of the votes cast at an annual meeting of the Unitholders. The first annual meeting of Unitholders will occur in 2004 after completion of the financial year ending December 31, 2003. Persons who are Non-Residents will be disqualified from being a Trustee. The initial Trustees of the Fund will be: M.A. Grandin, R.F. Haskayne, H.G. Schaefer and J.B. Zaozirny. Each of those persons is currently an outside director of Fording and will be an outside director of New Fording. Mr. Haskayne will be the Chairman of the Trustees and will also be the Chairman of the board of directors of New Fording.

      The following is a brief biography and description of the principal occupation of the persons who will be the initial Trustees:

M.A. Grandin

(Calgary, Alberta)

Mr. Grandin is currently a director of Fording, a position he has held since 2001. From October 2001 to April 2002, Mr. Grandin was President of PanCanadian Energy Corporation. From 1998 to 2001, Mr. Grandin was Executive Vice President and Chief Financial Officer of Canadian Pacific Limited. He was Vice Chairman and director of Midland Walwyn Capital Inc. from 1996 to 1998. He is a director of EnCana Corporation, which was formed through the merger of PanCanadian Energy Corporation and Alberta Energy Company Ltd. in 2002. He is also a director of Enerflex Systems Ltd., Pengrowth Corporation, and BNS Split Corp.

R.F. Haskayne, O.C., F.C.A.

(Calgary, Alberta)

Mr. Haskayne is currently the Chairman of Fording and a director, a position he has held since October 2001. He was a director of the predecessor corporations to Fording from 1986 to 2001. Since 1998, he has also been Chairman of TransCanada PipeLines Limited, a North American energy company focused on natural gas transmission and power services. Mr. Haskayne was Chairman of Nova Corporation from 1992 to 1998, when the company merged with TransCanada PipeLines Limited. Mr. Haskayne was Chairman of TransAlta Corporation from 1996 to 1998, and Chairman of MacMillan Bloedel Limited from 1996 to 1999, when it was acquired by Weyerhaeuser Company. Prior to 1992, Mr. Haskayne was Chairman, President and Chief Executive Officer of Interhome Energy Inc. He is also a director of Encana Corporation, Weyerhaeuser Company and Director Emeritus of the Canadian Imperial Bank of Commerce. Mr. Haskayne was appointed an Officer of the Order of Canada in 1997. He also holds an Honorary Doctorate of Laws from the University of Calgary, and in 1997, the University of Calgary’s Faculty of Management and the Calgary Chamber of Commerce honoured him with their Distinguished Business Leader Award. The University of Calgary honoured him with the Richard F. Haskayne Chair in Accounting in 2001, and in 2002, the Faculty of Management was renamed the Haskayne School of Business.

H.G. Schaefer, F.C.A.

(Calgary, Alberta)

Mr. Schaefer is currently a director of Fording, a position he has held since 2001. Mr. Schaefer is Chairman of the Audit and Pension Committee. He is the President of Schaefer and Associates, a business consulting firm. He is also the Vice Chairman of TransCanada PipeLines Limited, a North American energy company focussed on natural gas transmission and power services, and the Chairman of the Mount Royal College Foundation. He has held these positions since 1998 and 1993, respectively. He served as Chairman of Crestar Energy from 1996 to 2000 and as the Chairman of TransAlta Corporation from 1991 to 1996. He is also a director of Agrium Inc. Mr. Schaefer is a member of the Workers’ Compensation Board of Alberta, Investment Advisory Group. Mr. Schaefer is a former director of Gulf Canada Resources Limited.

J.B. Zaozirny, Q.C.

(Calgary, Alberta)

Mr. Zaozirny is currently a director of Fording, a position he has held since 2001. Mr. Zaozirny was a director of the predecessor corporations to Fording from 1986 to 2001. He is counsel to McCarthy Tétrault LLP, Barristers and Solicitors. He has been with McCarthy Tétrault LLP since 1987. He has served as Vice Chairman of Canaccord Capital Corporation since 1996 and is also a director of Acetex Corporation, Alberta Newsprint Company, Canadian Oil Sands Investments Inc., Computer Modelling Group, IPSCO Inc., Matrikon Inc., Middlefield Bancorp Limited, Pengrowth Corporation, Provident Energy Ltd., Ravenwood Resources Inc., Silent Witness Enterprises Ltd. and UMA Group Ltd. He is a Governor of the Business Council of British Columbia and a Senior Associate of Cambridge Energy Research Associates. He is a member of the Law Societies of Alberta and British Columbia. He was Minister of Energy and Natural Resources for the Province of Alberta from 1982 to 1986.

     Duties of Trustees

      It is anticipated that the Trustees will not form committees and the Trustees will directly fulfil their duties including in respect to the oversight of the audit and governance matters noted below.

      The Declaration of Trust will provide that, subject to its terms and conditions, the Trustees will have full, absolute and exclusive power, control and authority over the trust assets and over the affairs of the Fund. The Trustees will be responsible for, among other things:

(a)	supervising the public disclosure of the Fund as a public reporting issuer in accordance with applicable laws, including reviewing the quality and integrity of annual and interim financial statements; reviewing its accounting policies and practices; retaining, directing, and monitoring independence of the external auditors; and reviewing the adequacy and effectiveness of the Fund’s system of internal controls and procedures;

(b)	establishing procedures for identifying and recommending nominees as Trustees, monitoring Trustee performance, establishing Trustee compensation and developing and monitoring the Fund’s approach to corporate governance issues;

(c)	voting on behalf of and representing the Fund as a shareholder and noteholder of New Fording including voting for directors of New Fording in the manner directed by the Unitholders;

(d)	supervising the activities of the Fund;

(e)	establishing the Fund’s distribution policy and declaring distributions from the Fund to Unitholders;

(f)	monitoring the distribution policy and practices of New Fording;

(g)	supervising the maintenance of records and providing reports to Unitholders;

(h)	overseeing the establishment of a system to monitor the restrictions in the Declaration of Trust on Non-Resident ownership;

(i)	overseeing the administration of the Exchange Option Plan and the Key Employee Unit Option Plan; and

(j)	adopting and periodically reviewing and updating the Fund’s written corporate disclosure policy, insider trading policy and all other applicable Fund policies.

      The Declaration of Trust will provide that the Trustees shall act honestly and in good faith with a view to the best interests of the Fund and in connection therewith shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The duties and standard of care of the Trustees provided in the Declaration of Trust are similar to those imposed on a director of a corporation existing under the laws of Canada, such as the Corporation.

      Except as expressly prohibited by law, the Trustees may grant or delegate certain of the Trustees’ authority to effect the actual administration of the duties of the Trustees under the Declaration of Trust. The Trustees may grant broad discretion to a third party to administer and manage the day-to-day operations of the Fund, and to make executive decisions which conform to the general policies and general principles set forth in the Declaration of Trust or otherwise established by the Trustees. It is expected that the Trustees will delegate all administrative functions to New Fording.

      The Declaration of Trust will provide that the Trustee of the Fund may also be a single corporate trustee in lieu of individuals provided such corporate trustee is incorporated under the laws of Canada or a province thereof; is resident in Canada and is authorized under the laws of the Province of Alberta to carry on the business of a trust company and has reported on its most recent audited consolidated financial statements shareholders’ equity of at least $50 million.

     Other Trustee Matters

      A Trustee may resign upon written notice to the Fund and may be removed by a majority of the votes cast at a special meeting of the Unitholders. The vacancy created by such removal may be filled at the same meeting. A quorum of the Trustees, being the greater of two Trustees or a majority of the Trustees then holding office, may fill a vacancy in the Trustees, except a vacancy resulting from an increase in the number of Trustees (other than as noted below) or from a failure of the Unitholders to elect the required number of Trustees at an annual meeting. In the absence of a quorum of the Trustees, or if the vacancy has arisen from a failure of the Unitholders to elect the required number of Trustees at an annual meeting, the Trustees shall forthwith call a special meeting of Unitholders to fill the vacancy. If the Trustees fail to call such meeting or if there are no Trustees then in office, any Unitholder may call the meeting.

      The Declaration of Trust will provide that the Trustees may, between annual meetings of the Unitholders, appoint one or more additional Trustees to serve until the next annual meeting of the Unitholders, but the number of additional Trustees shall not at any time exceed one-third of the number of Trustees who held office at the expiration of the immediately preceding annual meeting of the Unitholders.

     Compensation of Trustees

      The Trustees will be entitled to compensation for services rendered to the Fund in serving as trustees. It is expected that each Trustee will initially be paid a basic annual retainer of $10,000 per year and that the Chairman will be paid an additional annual retainer of $10,000. In addition, each Trustee will be entitled to meeting fees. The Trustees will also be entitled to be reimbursed for reasonable travel and other expenses properly incurred by them in attending meetings of the Trustees in connection with their services as Trustees. The Trustees will review their compensation in the ordinary course.

     Officers of the Fund

      The officers of the Fund will be J. G. Gardiner, President and Chief Executive Officer, A. R. Hagerman, Vice President and Chief Financial Officer, K. E. Myers, Treasurer and J. F. Jones, Fund Secretary. See “Governance of the Fund and New Fording — Governance of New Fording” for the municipality of residence and principal occupations for the previous five years of these persons. The officers will not be employees of the Fund nor will they receive any remuneration for acting as officers of the Fund.

     Trustees’ and Officers’ Insurance and Indemnification

      The Fund will be permitted, under the Declaration of Trust, to indemnify, out of its own funds, the Trustees and officers of the Fund, as well as former Trustees and officers, and the respective heirs and legal representatives of all the foregoing, against costs, charges and expenses for all acts, receipts, neglect, defaults or for any loss or damage which may happen in the execution of the duties of the Trustees’ and officers’

respective office or trust or in relation thereto. In order to be entitled to indemnification under the Declaration of Trust, the Trustee or officer will have to have acted honestly and in good faith with a view to the best interests of the Fund.

      Indemnification agreements will be entered into with the Trustees and officers of the Fund pursuant to which the Fund will agree to indemnify such Trustees and officers from losses, costs or damages incurred or sustained by acting in the capacity of Trustee or officer.

      The existing directors’ and officers’ insurance of Fording will be extended to cover the Trustees and officers of the Fund.

Meetings of Unitholders

      Meetings of Unitholders will be called and held annually commencing in 2004 for, among other things, the election of the Trustees, the appointment of external auditors of the Fund and the direction of the Trustees as to the election of the directors of New Fording. A resolution appointing or removing a Trustee or the external auditors of the Fund, or providing direction to the Trustees as to the election or removal of the directors of New Fording, must be passed by a simple majority of the votes cast by Unitholders. Other matters must generally be passed by at least 66 2/3% of the votes cast at a meeting of Unitholders called for such purpose.

      The Declaration of Trust will provide that a meeting of Unitholders may be convened at any time and for any purpose by the Trustees and must be convened if requisitioned by the holders of not less than 5% of the Units then outstanding by a written requisition, subject to limitations similar to those imposed on shareholders under the CBCA. A requisition must, among other things, state in reasonable detail the matters proposed to be dealt with at the meeting.

      Unitholders may attend and vote at all meetings of Unitholders either in person or by proxy and a proxyholder need not be a Unitholder. Two persons present in person or represented by proxy and representing in the aggregate at least 10% of the votes attaching to all outstanding Units shall constitute a quorum for the transaction of business at all such meetings; provided that in the case of a meeting called by the Trustees that is adjourned for lack of quorum, the quorum at the adjourned meeting shall be of those holders present in person or by proxy.

      The Declaration of Trust contains provisions as to the notice required and other procedures with respect to the calling and holding of meetings of Unitholders.

Exercise of Voting Rights Attached to New Fording Common Shares

      The Declaration of Trust will provide that the Trustees shall vote the New Fording Common Shares in favour of the nominees to the New Fording board of directors approved by, or in favour of removal of any director when such removal is approved by, at least 50% of the votes cast at a meeting of Unitholders called for such purpose.

      The Declaration of Trust will also provide that the Trustees of the Fund shall not, among other things, authorize:

(a)	any new issue of shares in the capital of New Fording or Subordinated Notes other than to the Fund or another wholly-owned subsidiary of the Fund or except in connection with the satisfaction of the redemption rights in respect of Units;

(b)	any disposition of all or substantially all of the assets of the Fund or New Fording, except in conjunction with an internal reorganization;

(c)	any combination, merger, amalgamation or arrangement of the Fund with any other person or any amalgamation or arrangement of New Fording with any other person, except in either case, in conjunction with an internal reorganization, including a short form amalgamation, or a transaction by New Fording that would not otherwise require shareholder approval under its corporate legislation; or

(d)	voluntary termination, dissolution or winding up of the Fund,

without the authorization of at least 66 2/3% of the votes cast at a meeting of the Unitholders called for such purpose.

Governance of New Fording

     Board of Directors of New Fording

      New Fording will have a board of directors comprised of not more than 20 and not less than five members. The board of directors and officers of New Fording will initially be comprised of the same individuals who currently serve as directors and officers of the Corporation. The board of directors of New Fording will hold office from the Effective Date until the earlier of the first annual meeting of Unitholders in 2004 or their earlier resignation or removal.

      The board of directors of New Fording is responsible for the supervision of the business and affairs of New Fording, which will be a subsidiary of the Fund. New Fording will apply to cease to be a reporting issuer upon the Effective Date, and will not make separate public disclosures as New Fording apart from the disclosures made by the Fund as a public reporting issuer.

      The board of directors of New Fording will continue Fording’s existing board committee structure, consisting of an Audit and Pension Committee and a Governance and Compensation Committee. The mandates of those committees will be modified by the board of directors of New Fording as they deem appropriate to reflect the Fund structure, including that New Fording will cease to be a public reporting issuer. The Fund will be the continuing public reporting issuer and the Trustees will be responsible for supervising its public disclosure, including its financial statement disclosure.

      The following table sets forth the names of those persons who will be directors and officers of New Fording as a result of the Arrangement, and their present principal occupations with Fording.

Name	Present Principal Occupation

J.G. Gardiner	Director, President and Chief Executive Officer
M.A. Grandin	Director
R.F. Haskayne, O.C., F.C.A.	Director and Chairman of the Board
J.H. Morrish	Director
R.B. Peterson	Director
R. Phillips, O.C.	Director
J.L. Popowich	Director and Executive Vice President
H.G. Schaefer, F.C.A.	Director
J.B. Zaozirny, Q.C.	Director
E.G. Eberth	Vice President, Marketing
W.J. Foster	Vice President, British Columbia Operations
A.R. Hagerman, F.C.A.	Vice President and Chief Financial Officer
D.J. Shyluk	Vice President, Projects and Development
J.M. Somers	Vice President, NYCO Sales
R.H. Noonan	General Manager, Employee Relations
J.F. Jones	Corporate Secretary
K.E. Myers	Treasurer
T.E. Pierce	Controller

      The following is a brief biography of persons anticipated to become a director and/or officer of New Fording which includes their municipality of residence and a description of their principal occupations during the last five years. For the biographies of the directors who are also Trustees, see “Governance of the Fund and New Fording — The Trustees”.

E.G. Eberth

(Calgary, Alberta)

Mr. Eberth is currently Vice President, Marketing of Fording, a position he has held since 2001. Prior to assuming this position, he was Director, Marketing from 1996 to 2001, and Manager, Marketing of the European/ Mediterranean area from 1991 to 1996 for a predecessor corporation of Fording. Mr. Eberth spent the previous ten years with Canadian Pacific Railway Company in various marketing positions across Canada. He graduated with a Bachelor of Arts cum laude from Concordia University. Mr. Eberth has more than 11 years of service with Fording and its predecessors.

W.J. Foster

(Elkford, British Columbia)

Mr. Foster is currently Vice President, British Columbia Operations of Fording, a position that he has held since 2001. Prior to assuming the position of Vice President, he was General Manager, Fording River Operations from 1991 to 2001. Mr. Foster holds a Bachelor of Science degree from Memorial University and a Bachelor of Engineering degree from the Technical University of Nova Scotia. He is the past Chairman of the Mining Association of British Columbia and a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta, and the Association of Professional Engineers and Geoscientists of the Province of British Columbia. He is also a member of the Canadian Institute of Mining, Metallurgy and Petroleum. Mr. Foster has more than 14 years of service with Fording and its predecessors.

J.G. Gardiner

(Calgary, Alberta)

Mr. Gardiner is currently a director and President and Chief Executive Officer of Fording, a position that he has held since 2001. From 1993 to 2001, he was President and Chief Executive Officer of a predecessor corporation to Fording. He is the Chairman of the Coal Industry Advisory Board of the International Energy Agency and a past member of the Sectoral Advisory Group on International Trade (SAGIT), Energy, Chemical and Plastics Division and the past Chairman of the Coal Association of Canada and past Deputy Chairman of the World Coal Institute. Mr. Gardiner holds a Bachelor of Science degree in Civil Engineering from the University of Saskatchewan and is a member of the Association of Professional Engineers, Geologists and Geophysics of Alberta, the Canadian Institute of Mining, Metallurgy and Petroleum and the Canadian Council of Chief Executives. Mr. Gardiner has more than 30 years of service with Fording and its predecessors, and served as a director of the predecessor corporation to Fording from 1990 to 2001.

A.R. Hagerman, F.C.A.

(Calgary, Alberta)

Mr. Hagerman is currently Vice President and Chief Financial Officer of Fording, a position he has held since 2001. Prior to that, he was Vice President, Finance and Accounting, and Secretary of a predecessor corporation of Fording from 1996 to 2001. Mr. Hagerman holds a Masters of Business Administration from Harvard University, a Bachelor of Commerce degree from the University of Alberta, and is a member of both the Alberta Institute of Chartered Accountants and the Canadian Institute of Chartered Accountants. He is a member of the Investment Committee, University of Calgary and a member of the Pension Committee and the Audit and Finance Committee of the Calgary Exhibition and Stampede. He is past Chairman of the Alberta Children’s Hospital Foundation. Mr. Hagerman has more than six years of service with Fording and its predecessors.

J.F. Jones

(Calgary, Alberta)

Mr. Jones is currently Corporate Secretary of Fording, a position he has held since 2001. Prior to assuming the position of Corporate Secretary, he was Manager, Employee Relations and Regulatory Affairs of a predecessor corporation of Fording from 1993 to 2001. He is a graduate of the University of Saskatchewan and has a law degree from the University of Victoria. He is a member of the Law Society of British Columbia and the Canadian Bar Association. He is also a Director of the Calgary Society of Christian Education and Chairman of the Society’s Finance Committee. Mr. Jones has more than 15 years of service with Fording and its predecessors.

J.H. Morrish

(Surrey, British Columbia)

Mr. Morrish is currently a director of Fording, a position he has held since 2001. Mr. Morrish was a director of predecessor corporations to Fording from 1977 to 2001. Prior to his retirement in 1994, Mr. Morrish served as President (1977 to 1990), Chief Executive Officer (1977 to 1993) and Chairman (1990 to 1994) of a predecessor corporation to Fording. From 1996 to 2002, Mr. Morrish was Chairman of the Trustees of Westshore Terminals Income Fund, a trust which owns all of the common shares of Westshore Terminals Ltd. He is also a past director of Westshore Terminals Ltd. Mr. Morrish is a member of the Association of Professional Engineers of the Province of Ontario. He has served as Chairman of the World Coal Institute and as Chairman of the Coal Association of Canada. He is a past recipient of the Award of Excellence in International Business from the University of Calgary.

K.E. Myers

(Calgary, Alberta)

Mr. Myers is currently Treasurer of Fording, a position he has held since 2001. Prior to assuming the position of Treasurer, he was Treasurer of a predecessor corporation to Fording since 1994. He is Chairman of the Economic and Taxation Committee of the Coal Association of Canada and a past Director of the Financial Executives Institute, Calgary Chapter. Mr. Myers is also a member of both the Alberta Institute of Chartered Accountants and of the Canadian Institute of Chartered Accountants. Mr. Myers obtained a Bachelor of Commerce degree with distinction from the Sir George Williams University and also completed the Western Executive Program at the University of Western Ontario. Mr. Myers has more than eight years of service with Fording and its predecessors.

R.H. Noonan

(Calgary, Alberta)

Mr. Noonan is currently General Manager, Employee Relations of Fording, a position he has held since 2001. Prior to assuming that position, he was General Manager, Employee Relations of a predecessor corporation of Fording from 1993 to 2001. Mr. Noonan holds the designation of Certified Human Resources Professional and is a member of the Human Resources Institute of Alberta and the Conference Board of Canada Human Resources West Committee. He also serves on the Institutional Advisory Committee for the Southern Alberta Institute of Technology. Mr. Noonan has more than 21 years of service with Fording and its predecessors.

R.B. Peterson

(Toronto, Ontario)

Mr. Peterson is currently a director of Fording, a position he has held since April 2002. Mr. Peterson is the former Chairman and Chief Executive Officer of Imperial Oil Limited, a position he held from 1992 until his retirement on May 1, 2002. He held a variety of assignments with that company and its affiliates in Calgary, Edmonton, Tulsa, Houston, New York and Toronto, including director, Executive Vice President and Chief Operating Officer, and President and Chief Operating Officer. Mr. Peterson also served as President of that company from 1994 through 2001. Mr. Peterson is a director of the Royal Bank of Canada. He is Chairman of the fundraising campaign for Queen’s University. He is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta. Mr. Peterson is a past Chairman of the Conference Board of Canada.

R. Phillips, O.C.

(Regina, Saskatchewan)

Mr. Phillips is currently a director of Fording a position he has held since 2001. Mr. Phillips is Chairman of the Governance and Compensation Committee. He is past President and Chief Executive Officer of IPSCO Inc., a steel manufacturing company. He held that position from 1982 until his retirement at the end of 2001. He is a director of Canadian Pacific Railway Limited, Imperial Oil Limited, Cleveland-Cliffs Inc., the Toronto-Dominion Bank and the C.D. Howe Institute. Mr. Phillips is a Senior Member of the Conference Board, Inc., a Fellow of the Institute of Physics and a Member of the Canadian Association of Physicists. He is also President of La Saucière Investments Inc., a private company. Mr. Phillips was appointed an Officer of the Order of Canada in 1999.

T.E. Pierce

(Calgary, Alberta)

Mr. Pierce is currently Controller of Fording, a position he has held since 2002. Prior to assuming the position of Controller, he was Manager, Accounting of Fording since 2001. Prior to that, he served as Manager, Accounting of a predecessor corporation of Fording from 1998 to 2001, Controller of Minera NYCO S.A. de C.V. from 1996 to 1998, and Chief Accountant, Greenhills Operations from 1993 to 1996. Mr. Pierce graduated from Simon Fraser University with a Bachelor of Business Administration degree and is a member of both the Alberta Institute of Chartered Accountants and the Canadian Institute of Chartered Accountants. Mr. Pierce has more than ten years of service with Fording and its predecessors.

J.L. Popowich

(Calgary, Alberta)

Mr. Popowich is currently a director and Executive Vice President of Fording, a position he has held since 2001. Prior to that, he was Vice President, Operations from 1997 to 2001 and Vice President, Development and Alberta Operations from 1990 to 1997 of a predecessor corporation to Fording. He is Chairman of the Coal Association of Canada and Past Chairman of the Alberta Chamber of Resources. He is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta and the Canadian Institute of Mining, Metallurgy and Petroleum. He is also a director of Climate Change Central in Alberta. Mr. Popowich holds both a Masters and Bachelor of Science degree in Mining Engineering from the University of Saskatchewan. Mr. Popowich has more than 30 years of service with Fording and its predecessors.

D.J. Shyluk

(Calgary, Alberta)

Mr. Shyluk is currently Vice President, Projects and Development of Fording, a position he has held since 2001. Prior to that, he was Vice President, Projects of a predecessor corporation of Fording from 1997 to 2001, and General Manager, Projects from 1985 to 1997. Mr. Shyluk graduated with a Bachelor of Science degree in Civil Engineering from the University of Saskatchewan. He is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta, the Canadian Institute of Mining, Metallurgy and Petroleum and the Western Electric Power Institute. Mr. Shyluk has more than 35 years of service with Fording and its predecessors.

J.M. Somers

(Calgary, Alberta)

Mr. Somers is currently Vice President, NYCO Sales, a position he has held since 2001. Prior to that he was Vice President, NYCO Sales with a predecessor corporation of Fording from 1999 to 2001. Prior to joining Fording, he spent 21 years, from 1976 to 1997, with Kilborn Engineering & Construction, with his most recent position being President of Kilborn Western Inc. From 1997 to 1998, Mr. Somers held the position of President, SNC-Lavalin Mining Development Corporation. He also serves as a director of NorSask Forest Products Inc. Mr. Somers has a Bachelor of Science degree in Mechanical Engineering from the University of Saskatchewan. Mr. Somers has more than three years of service with Fording and its predecessors.

     Compensation of Directors

      The outside directors of New Fording will continue to receive compensation that is equivalent in value to the total remuneration that is currently provided to outside directors of Fording and competitive with compensation provided to directors of comparable Canadian mining and resource companies. The compensation of outside directors of New Fording will be structured to promote a proprietary interest in the Fund, align the interests of directors closely to those of Unitholders and assist New Fording in attracting and retaining individuals with exceptional experience and ability.

Ownership Guidelines

      New Fording will continue the Corporation’s practice of establishing minimum ownership guidelines for its outside directors. Currently, each outside director of Fording is required to hold Common Shares valued at three times his 2001 annual director’s retainer (excluding meeting fees, committee fees and chairman fees) and is encouraged to attain the ownership guidelines by March 31, 2005. After the Arrangement, the ownership guidelines will apply to Units. New directors who join the New Fording board of directors will be encouraged to attain the ownership guidelines by the third anniversary of the date of their election or appointment. The Governance and Compensation Committee of New Fording will, in the normal course, review the ownership guidelines for directors.

Directors’ Stock Option Plan

      The Directors’ Stock Option Plan, in which each outside director is currently entitled to participate, will be terminated in connection with the Arrangement. Following completion of the Arrangement, the DSOP will be replaced with compensation arrangements designed to provide the directors with value (using the Black-Scholes methodology) up to, but not exceeding, the value previously represented by grants made under such plan. All Options that are issued and outstanding on the Effective Date under the DSOP will be replaced ultimately with Exchange Options. See “Treatment of Optionholders — Exchange Option Plan”.

Deferred Share Unit Plan for Directors

      The deferred share unit (“DSU”) plan for outside directors maintained by Fording will be terminated in connection with the Arrangement since the Common Shares will no longer be publicly traded. Participants will receive a cash payment equal to the number of DSUs held multiplied by the Common Share Trading Price.

      To compensate outside directors for the early termination of the DSU plan, thereby accelerating taxation of the DSUs to them, it is anticipated that New Fording will provide outside directors with a one-time opportunity to reinvest the after-tax value of their DSU proceeds in Units and to receive from New Fording a match of one Unit purchased on the secondary market for every two Units so purchased by an outside director.

Other Plans

      The Board of Directors has approved an amount of up to $500,000 from which awards will be made to outside directors, based on their individual contribution, for the extraordinary time and effort required of them in connection with the Arrangement and in responding to the Offer.

Executive Compensation

      The executive compensation and compensation policies of New Fording will be unchanged from Fording’s current policies by the Arrangement except as described herein with respect to the compensation plans that must be modified as a result of the Arrangement. It is the intention of the Board of Directors in implementing the revised compensation arrangements for New Fording to provide rights and benefits substantially similar to the current compensation plans of Fording.

      New Fording’s executive compensation will be designed, consistent with Fording’s current approach, to promote a proprietary interest in New Fording, to align the interests of senior executives closely with those of

Unitholders and compensate senior executives for performance at a level that is competitive with comparable Canadian mining and resource companies.

      Compensation for senior executives is anticipated to consist of a base salary, a short-term incentive plan, a medium-term incentive plan, the Ownership Matching Plan (as defined below), the Employee Trust Unit Purchase Plan and the Key Employee Unit Option Plan. Significant emphasis will be placed on variable compensation which closely links compensation to the performance of New Fording.

     Ownership Guidelines

      New Fording will continue the Corporation’s practice of establishing minimum ownership guidelines for senior management. Currently, each member of Fording’s senior management team is required to hold Common Shares with an aggregate value which is proportional to his 2001 salary and position within Fording. For example, the President and CEO of Fording is required to hold Common Shares with an aggregate value of two times his 2001 annual base salary while the Treasurer of Fording is required to hold Common Shares with an aggregate value of one half times his 2001 annual base salary. After the Arrangement, the ownership guidelines will apply to Units. Existing senior management of New Fording will be encouraged to attain the ownership guidelines by March 31, 2005, while new members will be encouraged to attain the ownership guidelines by the third anniversary of the date of their appointment or promotion. To assist senior management of New Fording in achieving the required number of Units, they will be entitled to participate in the Fund’s Key Employee Unit Option Plan, the Employee Trust Unit Purchase Plan, as well as New Fording’s Ownership Matching Plan (as defined below). The Governance and Compensation Committee of New Fording will, in the normal course, review the ownership guidelines for senior management.

     Deferred Share Unit Plan for Senior Management

      The deferred share unit (“DSU”) plan for senior management maintained by Fording will be terminated in connection with the Arrangement since the Common Shares will no longer be publicly traded. Participants will receive a cash payment equal to the number of DSUs held multiplied by the Common Share Trading Price.

      To compensate senior management for the early termination of the DSU plan, thereby accelerating taxation of the DSUs to them, it is anticipated that New Fording will introduce a replacement program (the “Ownership Matching Plan”) to provide a one-time opportunity to allow senior management to reinvest the after-tax value of their DSU proceeds in Units and to receive from New Fording a match of one Unit (the “Matching Units”) purchased on the secondary market for every two Units so purchased by a participant. These Matching Units will vest at the end of two years.

      In addition, the Ownership Matching Plan will provide participants with an ongoing opportunity to receive Matching Units purchased on the secondary market at the same level as currently provided under Fording’s existing senior management DSU plan. When an individual has met his unit ownership guidelines, he will not be entitled to any further grant of Matching Units. These Matching Units will vest at the end of three years. Any distributions paid on the Matching Units will be used to purchase additional Units on the secondary market. The Matching Units and re-invested distributions thereon will be held by a trustee until the participant ceases to be employed by New Fording. The Ownership Matching Plan will be an employees’ profit sharing plan as defined under the Canadian Tax Act.

     Base Salary

      Base Salaries will not be affected by the Arrangement and will be subject to the normal annual review by the Governance and Compensation Committee of New Fording in the ordinary course.

     Short-Term Incentive Plan

It is anticipated that members of senior management will be entitled to participate in a Short-Term Incentive Plan (the “STIP”) which will be substantially similar to Fording’s existing plan so as to provide an opportunity for such individuals to earn an annual cash incentive payment based on the achievement of targets set by the Governance and Compensation Committee of New Fording. Potential awards under the STIP will be expressed as a percentage of base salary. Current awards under Fording’s short-term incentive plan range from 25% to 50% of base salary when performance targets are met, and from 50% to 100% when maximum results are achieved. The Governance and Compensation Committee of New Fording will review, in the normal course, the range of potential awards under the STIP in order that such awards remain competitive with similar arrangements offered by comparable Canadian mining and resources companies.

     Medium-Term Incentive Plan

In connection with the Arrangement, the existing Fording Long-Term Incentive Plan will be terminated and participants will be paid a cash amount equal to the value accrued under that program as of the Effective Date. New Fording will implement a medium-term incentive plan (the “MTIP”) for members of senior management. Pursuant to the MTIP, eligible participants will have an opportunity to earn a cash payment based on the achievement of financial targets over a three year period. It is anticipated that a new three year performance period will start each year. The MTIP will incorporate overlapping performance periods to encourage retention of senior executives. Potential awards under the MTIP will range from 22% to 33 1/3% of base salary when performance targets are met, and from 44% to 66 2/3% of base salary when maximum results are achieved.

     Key Employee Unit Option Plan

Senior management of New Fording will be entitled to participate in the Fund’s Key Employee Unit Option Plan. See “Other Information Regarding Fording Income Trust — Key Employee Unit Option Plan” and “Other Meeting Matters — Key Employee Unit Option Plan”. The Key Employee Unit Option Plan will be administered by the Trustees based on recommendations of the board of directors of New Fording. Fording’s existing Key Employee Stock Option Plan will be terminated.

     Employee Trust Unit Purchase Plan

It is anticipated that as a result of the Arrangement, the Corporation’s existing Employee Share Purchase Plan will be continued on the same economic terms but with modifications to permit it to operate as an Employee Trust Unit Purchase Plan.

     Other Plans

The Board of Directors has approved an amount of up to $750,000 from which awards will be made by the Board of Directors to senior management, based on their individual contribution, for the extraordinary time and effort required of them in connection with the Arrangement and in responding to the Offer.

New Fording will continue the Corporation’s pension plans without material change.

     Change in Control Agreements

In connection with becoming a public company following completion of the CP Transaction, Fording entered into agreements with certain members of senior management, which provide for the payment of certain severance benefits if (a) a change in control of Fording occurs and, (b) within a three-year period following the change in control, the individual’s employment is terminated by Fording other than for cause, retirement or death, or by the individual for certain defined reasons referred to as “good reason” such as a change in responsibilities or a reduction in salary or benefits. In such event, the individual will receive a lump sum change in control payment equal to the compensation that would have been earned through the end of either a 24 or 36 month severance period depending on the individual. In addition to the lump sum severance payment, the change in control agreements provide that the individual is entitled to certain benefits, including payments under Fording’s compensation plans and continuation of certain insurance plan benefits, for the duration of the severance period. Under these agreements, a “change in control” is defined to include: (i) the acquisition by a person, or by persons acting jointly, of 20% of the outstanding voting shares of Fording; (ii) Fording disposing of all or substantially all of its assets; or (iii) the Board of Directors of Fording determining that a change in control has occurred.

      Both the Offer and the Arrangement, if consummated, will constitute a change in control for the purposes of the agreements summarized above. Accordingly, if the employment of an individual party to one of these agreements is terminated within three years following the change in control by the employer, other than for cause, retirement or death, or by the executive for good reason (as defined in the agreements), then such individual would be entitled to the severance benefits discussed in the preceding paragraph.

      The changes in the compensation plans of Fording as a result of the Arrangement could arguably constitute “good reason” under those agreements. All members of senior management who are party to these change in control agreements with Fording have provided acknowledgements to the Corporation indicating that they will not treat the revisions to the compensation plans as a result of the Conversion of Fording described in this Information Circular as “good reason” entitling them to the benefits under the change in control agreements.

     Liability Insurance for Directors and Officers

New Fording will be permitted, under the CBCA and the New Fording by-laws, to indemnify, out of its own funds, the directors and officers of New Fording and those of its subsidiaries as well as former directors and officers and the respective heirs and legal representatives of all of the foregoing against costs, charges and expenses for all acts, receipts, neglects, defaults or for any loss or damage which may happen in the execution of the duties of the director’s or officer’s respective office or trust or in relation thereto. In order to be entitled to indemnification under the CBCA and New Fording’s by-laws, the director or officer will have to have acted honestly and in good faith with a view to the best interests of New Fording or its subsidiary.

      New Fording will either enter into indemnification agreements with its directors and officers, or reaffirm the existing agreements between such persons and the Corporation, pursuant to which New Fording will agree to indemnify such directors and officers from losses, costs or damages incurred or sustained by acting in the capacity of director or officer.

      New Fording will continue the existing Fording directors’ and officers’ insurance for the benefit of the directors and officers of New Fording and its subsidiaries against liability incurred by them in their capacity as directors and officers, as provided by the CBCA.

OTHER INFORMATION REGARDING FORDING INCOME TRUST

General

      The Fund will be an unincorporated open-ended mutual fund trust established under the laws of the Province of Alberta as part of the Arrangement. The Fund will be administered by the Trustees. The principal and head office of the Fund will be located at Suite 1000, 205 – 9th Avenue SE, Calgary, AB T2G 0R4.

      The following summary does not purport to be complete and reference is made to the Declaration of Trust for a complete description of the Units and the full text of its provisions. A copy of the Declaration of Trust will be available for inspection upon completion of the Arrangement on www.sedar.com as part of the public filings of the Fund.

      The Fund will be restricted to:

(a)	investing in such securities as may be approved from time to time by the Trustees including the New Fording Common Shares, the New Fording Preferred Shares and the Subordinated Notes and any other securities of New Fording and otherwise lending funds to New Fording and its affiliates and borrowing funds for any such purpose;

(b)	issuing guarantees of the obligations and indebtedness of any of its directly or indirectly wholly-owned subsidiaries and charging, pledging, hypothecating or granting any security interest mortgage or encumbrance over or with respect to any or all of the Fund assets in connection with any such guarantee;

(c)	disposing of any part of the assets of the Fund;

(d)	temporarily holding cash, short-term investments and other investments for the purpose of paying the expenses and liabilities of the Fund, paying amounts payable by the Fund in connection with the redemption of any Units and making distributions to Unitholders; and

(e)	undertaking such other activities as shall be approved by the Trustees from time to time provided that such activity does not result in the Fund not being considered either a “unit trust” or a “mutual fund trust” for purposes of the Canadian Tax Act.

      To the maximum extent possible, the Fund will make cash distributions to Unitholders out of the interest income or principal repayments received in respect of the Subordinated Notes, dividends and distributions received on, and amounts, if any, received on redemption or repayment of capital in respect of New Fording Common Shares and New Fording Preferred Shares, after payment of, or reserves for, expenses and satisfaction of any cash redemptions of Units. See “Distribution Policies”.

Units

      The beneficial interests in the Fund are divided into interests designated as “Units”. An unlimited number of Units may be created and issued pursuant to the Declaration of Trust. Each Unit will represent an equal fractional undivided beneficial interest in any distributions from the Fund, and in any net assets of the Fund in the event of termination or winding-up of the Fund. All Units will be of the same class with equal rights and privileges. Each Unit will be transferable, entitle the holder thereof to participate equally in distributions, including the distributions of net income and net realized capital gains of the Fund and distributions on liquidation, will be fully paid and non-assessable and will entitle the holder thereof to one vote at all meetings of Unitholders for each Unit held. Units will initially be represented by certificates but the Trustee will have the authority to move to a book-based system if such a transition is feasible.

      The Units do not represent a traditional investment and should not be viewed by investors as “shares” in either New Fording or the Fund. As holders of Units in the Fund, the Unitholders will not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring “oppression” or “derivative” actions.

      The Units will not be “deposits” within the meaning of the Canada Deposit Insurance Corporation Act and will not be insured under the provisions of that act or any other legislation. Furthermore, the Fund is not a trust company and, accordingly, is not registered under any trust and loan company legislation as it will not carry on or intend to carry on the business of a trust company.

Unitholder Liability Protection Measures

      The Declaration of Trust will provide that no Unitholder will be subject to any liability in connection with the Fund or its obligations and affairs, and in the event that a court determines Unitholders are subject to any such liabilities, the liabilities will be enforceable only against, and will be satisfied only out of the Unitholder’s share of the Fund’s assets. Pursuant to the Declaration of Trust, the Fund will indemnify and hold harmless each Unitholder from any costs, damages, liabilities, expenses, charges and losses suffered by a Unitholder resulting from or arising out of such Unitholder not having such limited liability. The Declaration of Trust will provide that the Trustees and the Fund will make reasonable efforts to include a provision in all contracts signed by or on behalf of the Fund to the effect that such obligation will not be binding upon the Trustees or Unitholders personally. Personal liability may also arise in respect of claims against the Fund (to the extent that claims are not satisfied by the Fund) that do not arise under contracts, including claims in tort, claims for taxes and possibly certain other statutory liabilities.

      Notwithstanding the terms of the Declaration of Trust, Unitholders, unlike shareholders of the Corporation, do not currently have the benefit of statutory limited liability and may not be protected from liabilities of the Fund to the same extent as a shareholder is protected from the liabilities of a corporation. The possibility of any personal liability to Unitholders is considered unlikely in the view of Osler, Hoskin & Harcourt LLP, counsel to the Fund, because, among other things, the primary activity of the Fund is to hold securities of New Fording, and all of the business operations currently carried on by the Corporation will be carried on, directly or indirectly, by New Fording, which is a limited liability corporation.

Issuance of Units

      The Declaration of Trust will provide that Units or rights to acquire Units may be issued at the times, to the persons, for the consideration and on the terms and conditions that the Trustees determine. At the option of the Trustees, Units may be issued in satisfaction of any distribution of the Fund to Unitholders on a pro rata basis to the extent the Fund does not have available cash to fund such distributions. The Declaration of Trust also provides that, unless the Trustees determine otherwise, immediately after any pro rata distribution of Units to all Unitholders in satisfaction of any non-cash distribution, the number of outstanding Units will be consolidated such that each Unitholder will hold after the consolidation the same number of Units as the Unitholder held before the non-cash distribution, except where tax was required to be withheld. In this case, each certificate, if any, representing a number of Units prior to the non-cash distribution will be deemed to represent the same number of Units after the non-cash distribution and the consolidation.

Purchase of Units

      The Fund may from time to time purchase Units in accordance with applicable securities legislation and the rules prescribed under applicable stock exchange or regulatory policies. Any such purchases may constitute an “issuer bid” under Canadian provincial securities legislation and if so must be conducted in accordance with the applicable requirements thereof.

Limitations on Non-Resident Unitholders

      Certain provisions of the Canadian Tax Act require that the Fund not be established or maintained primarily for the benefit of Non-Residents. Accordingly, in order to comply with such provisions, the Declaration of Trust will contain restrictions on the ownership of Units by Unitholders who are Non-Residents. The Trustees may require declarations as to the jurisdictions in which beneficial owners of Units are resident. If the Trustees become aware, as a result of requiring such declarations as to beneficial ownership, that the beneficial owners of more than 49% of the Units then outstanding are, or may be, Non-Residents or that such a situation is imminent, the Fund’s Transfer Agent may issue a public announcement thereof and shall not accept a subscription for Units from or issue or register a transfer of Units to a person unless the person provides a declaration that the person is not a Non-Resident. If, notwithstanding the foregoing, the Trustees determine that a majority of the Units are held by Non-Residents, the Fund’s Transfer Agent may send a notice to Non-Resident holders of Units, chosen in inverse order to the order of acquisition or registration or in such manner as the Fund’s Transfer Agent may consider equitable and practicable, requiring them to sell their Units or a portion thereof within a specified period of not less than 60 days. If the Unitholders receiving such notice have not sold the specified number of Units or provided the Fund’s Transfer Agent with satisfactory evidence that they are not Non-Residents within such period, the Fund’s Transfer Agent may on behalf of such Unitholders sell such Units and, in the interim, shall suspend the voting and distribution rights attached to such Units. Upon such sale the affected holders shall cease to be holders of Units and their rights shall be limited to receiving the net proceeds of sale upon surrender of the certificates representing such Units.

Information and Reports

      The Fund will furnish to Unitholders such financial statements (including quarterly and annual financial statements) and other reports as are from time to time required by applicable law, including prescribed forms needed for the completion of Unitholders’ tax returns under the Canadian Tax Act and equivalent provincial legislation.

      Prior to each meeting of Unitholders, the Trustees will provide the Unitholders (along with notice of such meeting) a proxy form and an information circular containing information similar to that required to be provided to shareholders of a Canadian public corporation.

      New Fording will undertake to provide the Fund with:

(a)	a report of any material change which occurs in the affairs of New Fording in form and content that it would file with the applicable securities regulatory authorities as if it were a reporting issuer under applicable securities laws and stock exchange requirements;

(b)	all financial statements that it would be required to file with the applicable regulatory authorities as if it were a reporting issuer under applicable securities laws; and

(c)	a copy of any other document that it would be required to file with the applicable securities regulatory authorities as if it were a reporting issuer under applicable securities laws and stock exchange requirements.

      All such reports and statements will be provided to the Fund in a timely manner so as to permit the Fund to comply with the continuous disclosure requirements relating to reports, material changes in its affairs and the delivery of financial statements as required under applicable securities laws.

Take-over Bids

      The Declaration of Trust will contain provisions to the effect that, if a take-over bid is made for the Units and not less than 90% of the Units (other than Units held at the date of the take-over bid by or on behalf of the offeror or associates or affiliates of the offeror) are taken up and paid for by the offeror, the offeror will be entitled to acquire all of the remaining Units held by Unitholders who did not accept the take-over bid. The Declaration of Trust will provide that such Unitholders may demand payment of the fair value of their Units and have the fair value fixed by a court in a manner similar to that provided to shareholders under the CBCA.

Term of the Fund

      The Fund has been established for an indefinite term subject to the rights of the Unitholders to voluntarily terminate or wind up the Fund by special resolution and subject to termination by the Trustees if no property is held by the Trustees on behalf of the Fund.

Redemption Right

      Units will be redeemable at any time on demand by the holders thereof in accordance with the terms described below. Upon receipt of the redemption request by the Fund, all rights to and under the Units tendered for redemption shall be surrendered and the holder thereof shall be entitled to receive a price per Unit (the “Redemption Price”) equal to the lesser of:

(a)	90% of the “market price” of the Units on the principal market on which the Units are quoted for trading during the ten trading day period commencing immediately after the date on which the Units are surrendered for redemption (the “Redemption Date”); and

(b)	the “closing market price” on the principal market on which the Units are quoted for trading on the Redemption Date.

      For the purposes of this calculation:

“market price” will be an amount equal to the weighted average of the closing price of the Units for each of the trading days for the reference period on which there was a closing price on the principal exchange or market on which the Units are quoted for trading; provided that, if the applicable exchange or market does not provide a closing price but only provides the highest and lowest prices of the Units traded on a particular day, the “market price” shall be an amount equal to the weighted average of the highest and lowest prices for each of the trading days on which there was a trade; and provided further that if there was trading on the applicable exchange or market for fewer than five of the ten trading days, the market price shall be the weighted average of the following prices established for each of the ten trading days: the weighted average of the last bid and last ask prices for each day on which there was no trading; the closing price of the Units for each day that there was trading if the exchange or market provides a closing price; and the weighted average of the highest and lowest prices of the Units for each day that there was trading, if the market provides only the highest and lowest prices of Units traded on a particular day; and

“closing market price” will be an amount equal to the closing price of the Units if there was a trade on the date and the exchange or market provides a closing price; an amount equal to the weighted average of the highest and lowest prices of the Units if there was trading and the exchange or other market provides only the highest and lowest prices of Units traded on a particular day; or the weighted average of the last bid and last ask prices if there was no trading on the date.

      The aggregate Redemption Price payable by the Fund in respect of any Units surrendered for redemption during any calendar month shall be satisfied by way of a cash payment on or before the last day of the following month, provided that the entitlement of Unitholders to receive cash upon the redemption of their Units is subject to the limitations that: (i) the total amount payable by the Fund in respect of such Units and all other Units tendered for redemption in the same calendar month shall not exceed $50,000 (provided that the Trustees may, in their sole discretion, waive such limitation in respect of any calendar month); (ii) at the time such Units are tendered for redemption the outstanding Units shall be listed for trading on a stock exchange or traded or quoted on any other market which the Trustees consider, in their sole discretion, provides representative fair market value prices for the Units; and (iii) the normal trading of Units is not suspended or halted on any stock exchange on which the Units are listed (or, if not listed on a stock exchange, on any market on which the Units are quoted for trading) on the Redemption Date or for more than five trading days during the ten day trading period commencing immediately after the Redemption Date.

      If a Unitholder is not entitled to receive cash upon the redemption of Units as a result of the foregoing limitations, then the Redemption Price for such Units shall be the fair market value thereof, as determined by the Trustees in the circumstances described in subparagraphs (ii) and (iii) above, and shall, subject to any applicable regulatory approvals, be paid and satisfied by way of distribution in specie of securities of New Fording held by the Fund or other securities issued by New Fording or the Fund having a fair market value, as determined by the board of directors of New Fording, equal to the Redemption Price of the surrendered Units. The Fund shall be entitled to all interest or distributions paid or accrued and unpaid on such securities on or before the date of the distribution in specie. Where the Fund makes a distribution in specie of securities of New Fording on the redemption of Units of a Unitholder, the Fund currently intends to designate to that Unitholder any capital gain realized by the Fund as a result of the distribution of such securities to the Unitholder. See “Certain Canadian Federal Income Tax Considerations — Tax Considerations of Holding Units”.

      It is anticipated that the redemption right will not be the primary mechanism for holders of Units to dispose of their Units. Subordinated Notes, New Fording Preferred Shares or New Fording Common Shares or other securities which may be distributed in specie to Unitholders in connection with a redemption will not be listed on any stock exchange and no market is expected to develop in such other securities. Such securities may also be subject to an indefinite “hold period” or other resale restrictions under applicable securities laws. Holders of any subordinated notes will be required to acknowledge that they are subject to the subordination agreements described under the heading “Information Regarding New Fording — Subordinated Notes”. Subordinated Notes, New Fording Preferred Shares and New Fording Common Shares or other securities of the Fund or New Fording may not be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans. See “Certain Canadian Federal Income Tax Considerations — Tax Considerations of Holding Units”.

Amendments to the Declaration of Trust

      The Declaration of Trust may be amended or altered from time to time if approved by at least 66 2/3% of the votes cast at a meeting of the Unitholders called for such purpose.

      The Trustees may, without the approval of the Unitholders, amend the Declaration of Trust prior to the Effective Date and, in addition, make certain amendments to the Declaration of Trust, including amendments:

(a)	for the purpose of ensuring continuing compliance with applicable laws (including the Canadian Tax Act), regulations, requirements or policies of any governmental or other authority having jurisdiction over the Trustees or over the Fund;

(b)	deemed necessary or advisable to ensure that the Fund has not been established or maintained primarily for the benefit of Non-Residents;

(c)	which, in the opinion of the Trustees, provide additional protection for or benefit to the Unitholders;

(d)	to remove any conflicts or inconsistencies in the Declaration of Trust or making corrections, including the correction or rectification of any ambiguities, defective provisions, errors, mistakes or omissions, which are, in the opinion of the Trustees, necessary or desirable and not prejudicial to the Unitholders;

(e)	to add provisions to permit a single corporate trustee to assume the role of Trustee and provide commercially reasonable protections to such trustee and such other administrative provisions as are required to retain such trustee; and

(f)	which, in the opinion of the Trustees, are necessary or desirable as a result of changes in taxation laws.

Distribution Reinvestment Plan

      Following the Effective Date, subject to regulatory approval, the Fund is expected to adopt a Distribution Reinvestment Plan, pursuant to which Unitholders who are Canadian residents may be entitled to elect to have all cash distributions of the Fund automatically reinvested in additional Units, to be issued from treasury or purchased in the market at a price per Unit calculated by reference to prevailing market prices. Unitholders who so elect may receive a further bonus distribution of Units with a value to be determined by the Trustees from time to time in advance of such distribution, with the maximum value to be 5% of each distribution that was reinvested by them. The Trustees will retain discretion to determine the criteria for participation and to suspend the operation of the Distribution Reinvestment Plan from time to time at their discretion. No brokerage commissions will be payable in connection with the purchase of Units under the Distribution Reinvestment Plan and all administrative costs will be borne by the Fund. Proceeds received by the Fund upon the issuance of additional Units under the Distribution Reinvestment Plan may be used by the Fund for further investment in New Fording.

      Unitholders resident outside of Canada will not be entitled to participate in the Distribution Reinvestment Plan. Upon ceasing to be a resident of Canada, Unitholders must terminate their participation in the Distribution Reinvestment Plan. Participation in the Distribution Reinvestment Plan may be subject to certain further restrictions. Further administrative details and enrolment documents regarding the Distribution Reinvestment Plan will be forwarded to Unitholders after the Effective Date.

      The issue of Units under the Distribution Reinvestment Plan may not be exempt from the registration and prospectus requirements of relevant securities legislation in certain provinces of Canada. The Fund intends to make applications for discretionary relief from the applicable securities regulatory authorities in order to permit such Units to be freely tradeable upon issuance.

TREATMENT OF OPTIONHOLDERS

Exchange Option Plan

      Pursuant to Fording’s Existing Option Plans, there are presently outstanding Options to purchase 776,034 Common Shares at exercise prices ranging from $8.25 to $31.06. Unvested Options would vest if the Offer were to be successfully completed. Any outstanding Options not yet vested will also vest as a result of the completion of the Arrangement.

      As part of the Arrangement, the Fund will adopt the Exchange Option Plan and all Options that are issued and outstanding on the Effective Date will, on the Effective Date, be replaced by Exchange Options under such plan on substantially the same terms as attach to the original Options (the “Original Options”). For example, the Exchange Options will be vested, the term of the Exchange Option will be equal to the remainder of the term of the Original Option and the exercise price of an Exchange Option will be set at an amount such that the “in-the-money” value of the Exchange Option immediately after the exchange will be equal to the in-the-money value of the Original Option immediately before the exchange date. This is expected to result in the exercise price being reduced by an amount equal to the $3.00 cash payment per share to be made by the Fund to Participating Shareholders as part of the Plan of Arrangement. The number and exercise price of the Exchange Options will, if necessary, be adjusted to maintain the “in-the-money” positions for the participants. Options held by CP Optionholders that are accompanied by related share appreciation rights will, pursuant to the Plan of Arrangement, be exchanged for Exercise Options including the related unit appreciation rights. In such event, the exercise price of a unit appreciation right will be adjusted in order to preserve its value following completion of the Conversion.

      On the Effective Date, the Existing Option Plans will terminate and after such date, no additional options will be granted under the Exchange Option Plan.

      The Fund’s Exchange Option Plan will be administered by the Trustees based on recommendations provided from time to time by the Governance and Compensation Committee of the board of directors of New Fording.

Key Employee Unit Option Plan

      The Fund will implement the Key Employee Unit Option Plan pursuant to which Unit Options may be granted to officers and key employees of New Fording. The Key Employee Unit Option Plan will be administered by the Trustees based on recommendations provided from time to time by the Governance and Compensation Committee of the board of directors of New Fording. The maximum number of Units that will be reserved for issuance on the exercise of Unit Options granted under the Key Employee Unit Option Plan will be 3.6 million, representing approximately the total number of Common Shares originally reserved for issuance under the Existing Option Plans, being 4.4 million, less the total number of Options issued (and not cancelled) under the Existing Option Plans.

      The maximum number of Units that may be reserved for issuance to any one eligible person pursuant to Unit Options granted under the Key Employee Unit Option Plan will be 5% of the number of Units outstanding at the time of reservation. The exercise price of a Unit Option will be equal to the weighted average trading price of the Units on the TSX for the trading day immediately preceding the grant date or, if the Unit Option is granted after the close of trading on the TSX on the grant date, the weighted average trading price of the Units on the TSX on the grant date.

      The Unit Options will vest at the rate of 25% per year over a period of four years. The expiry date of a Unit Option will not exceed a period of ten years after the grant date. A Unit Option will expire before its normal expiry date in certain circumstances. An optionholder will only have rights as a Unitholder with respect to Units that the optionholder has acquired through exercise of a Unit Option and the consequent payout of Units from the phantom account described below.

      The Key Employee Unit Option Plan will include a distribution equivalent (“DE”) feature. The DE feature will take the form of a phantom account for each participant in the Key Employee Unit Option Plan which will be credited, based on the number of Unit Options granted to such participant, with a value in an amount equal to each Fund distribution credited in the form of phantom Units based on the weighted average trading price of the Units on the TSX on the trading day immediately following the distribution record date. Such phantom Units will in turn accrue DEs when Fund distributions are made. At such time as a Unit Option is exercised, the related phantom Units in the phantom account will be paid to the participant in the form of Units issued from treasury.

TREATMENT OF SMALL NON-BOARD LOT HOLDERS

      As part of the Arrangement, subject to regulatory approval, Fording will purchase the Common Shares held by Small Non-Board Lot Holders at the Common Share Trading Price. It is expected that the Common Share Trading Price will be representative of the market price of a Common Share, immediately prior to the Effective Date of the Plan of Arrangement, which in turn will effectively represent an entitlement to one Unit plus $3.00 for each Common Share. This is the same market price mechanism being used for the purchase of director and management DSU plan interests.

      Registered holders of 20 Common Shares or less represent approximately 12,000 of Fording’s 21,000 registered Shareholders and hold approximately 75,000 Common Shares in the aggregate. The average value of registered non-board lot holdings of 20 Common Shares or less, based on the closing price of Common Shares on the TSX on November 15, 2002, was approximately $200. Fording incurs significant annual costs in distributing dividends and providing disclosure documents to such Shareholders relative to the market value of such holdings. Shareholders holding non-board lots of 20 Common Shares or less may have difficulty selling such Common Shares and would incur relatively significant transaction costs in the event they were required to sell through an exchange.

      Accordingly, the Board of Directors has determined that it is in the best interests of the Corporation and Shareholders, and fair to the Small Non-Board Lot Holders, to repurchase the Common Shares held by those Shareholders at the Common Share Trading Price.

      Such Shareholders will have the right to opt out of receiving the cash purchase price in order to participate in the Arrangement on the same basis as other Shareholders by completing and delivering the Small Non-Board Lot Holders’ Retention of Interest Form attached to the proxy package sent to registered Shareholders, to Computershare Trust Company of Canada at 9th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1 (Attention: Corporate Actions Department), so that it is received no later than 5:00 p.m. (Mountain Standard Time) on December 18, 2002.

      This step in the Arrangement may result, depending on the extent of elections, in the cancellation of approximately 75,000 Common Shares held by approximately 12,000 registered holders of non-board lots of 20 Common Shares or less.

INFORMATION REGARDING NEW FORDING

General

      New Fording will be the continuing corporation resulting from the amalgamations of the Corporation, FCL and Subco. New Fording will retain the name “Fording Inc.”. See “The Arrangement — Procedure for the Arrangement Becoming Effective — Details of the Arrangement”.

Business of New Fording

      Upon completion of the Arrangement, New Fording will own the assets of and continue to carry on the business currently carried on by the Corporation and FCL. See “Information Regarding Fording”.

New Fording Share Capital

      New Fording will be authorized to issue an unlimited number of New Fording Common Shares and New Fording Preferred Shares. Upon completion of the Arrangement, the Fund will be the sole holder of the issued and outstanding New Fording Common Shares and New Fording Preferred Shares. The Fund will also be the sole holder of the Subordinated Notes that will be outstanding as a result of the Arrangement.

      The following is a description of the principal rights attaching to the securities of New Fording. The following description of the New Fording Common Shares and New Fording Preferred Shares is also applicable to the Subco Common Shares and Subco Preferred Shares.

     New Fording Common Shares

      Each New Fording Common Share entitles its holder to receive notice of and to attend all meetings of the shareholders of New Fording and to one vote at such meetings. The holders of New Fording Common Shares are, at the discretion of the board of directors of New Fording and subject to applicable legal restrictions, entitled to receive any dividends declared by the board of directors on the New Fording Common Shares. The holders of New Fording Common Shares are entitled to share equally in any distribution of the assets of New Fording upon the liquidation, dissolution, bankruptcy or winding-up of New Fording or other distribution of its assets among its shareholders for the purpose of winding-up its affairs. Such participation is subject to the rights, privileges, restrictions and conditions attaching to any instruments having priority over the New Fording Common Shares.

      It is anticipated that New Fording Common Shares will represent a nominal amount of the total debt and equity held by the Fund in New Fording immediately after the completion of the Arrangement.

     New Fording Preferred Shares

      Subject to applicable law, the holders of New Fording Preferred Shares are not entitled to receive notice of, or to attend or to vote at any meetings of the shareholders of New Fording. The holders of New Fording Preferred Shares are, at the discretion of the board of directors of New Fording and subject to applicable legal restrictions, entitled to receive non-preferential dividends. The New Fording Preferred Shares are redeemable at the option of New Fording and retractable at the option of the holder of the New Fording Preferred Shares, subject to applicable law, in whole at any time and in part from time to time at the redemption amount per share (the “Redemption Amount”) established under the Plan of Arrangement plus an amount equal to all declared and unpaid dividends (collectively, the “Redemption Price”). In the event of the liquidation, dissolution or winding-up of New Fording or other distribution of assets among shareholders, holders of New Fording Preferred Shares are entitled to receive, after payment of all of the liabilities of New Fording, an amount equal to the Redemption Price in priority to the rights of the holders of Common Shares.

      It is anticipated that New Fording Preferred Shares will represent approximately 10% of the total debt and equity held by the Fund in New Fording immediately after the completion of the Arrangement.

Subordinated Notes

      The following is a summary of the material attributes and characteristics of the Subordinated Notes which will be issued under the Note Indenture, and is qualified entirely by reference to the provisions of the Note Indenture, which will be dated on or before the Effective Date, and which contains a complete statement of such attributes and characteristics. It is anticipated that the Subordinate Notes will represent approximately 90% of the total debt and equity held by the Fund in New Fording immediately after the completion of the Arrangement.

     General Terms

      An unlimited number of Subordinated Notes will be authorized for issuance. The Subordinated Notes will mature five years from the Effective Date subject to prepayment in limited circumstances as determined by the board of directors of New Fording and subject to an extension, at the option of New Fording, for five additional successive five-year terms at an interest rate equal to the then market rate. The Subordinated Notes will bear interest at a rate to be finally determined as of the Effective Date, accruing daily and payable quarterly. It is anticipated, based on current market conditions and information, that the interest rate will not exceed 15% per annum. The interest payable on the Subordinated Notes will be payable in lawful money of Canada.

      The terms and conditions of the Subordinated Notes can be amended or waived and waivers can be granted in respect of the Subordinated Notes, with the written consent of holders holding 66 2/3% of the outstanding principal amount of the Subordinated Notes. The Fund will own 100% of the outstanding principal amount on the Effective Date.

     Payment upon Maturity

      On maturity and subject to any applicable subordination restrictions, New Fording will repay the indebtedness represented by the Subordinated Notes by paying to the Note Trustee in lawful money of Canada an amount equal to the principal amount of the outstanding Subordinated Notes, together with accrued and unpaid interest thereon. New Fording may at its option repay all or a part of the outstanding principal amount in kind by issuing New Fording Common Shares with a fair market value at the time of repayment equal to such principal amount.

     Redemption

      From time to time, the board of directors of New Fording will review the status of its assets and those of its subsidiaries and the economic conditions relating to its business and the coal industry in general. If this review, in the opinion of the board of directors of New Fording, indicates that it is unlikely that the indebtedness of New Fording evidenced by the Subordinated Notes could be refinanced on financially equivalent terms and conditions upon maturity of such Subordinated Notes, then New Fording may, subject to the consent of the Fund and subject to any subordination obligation, commence principal repayments on the Subordinated Notes. In that event, the Available Cash of New Fording may be utilized to the extent required to fund such repayments in lieu of dividends on the Common Shares. In addition, if New Fording has Available Cash, but is prohibited from declaring or paying a dividend or reducing its stated capital under applicable laws subject to any subordination agreement, the board of directors of New Fording may in some circumstances make principal repayments on the Subordinated Notes.

     Ranking

      The Note Indenture will provide that payment of the principal and interest on the Subordinated Notes will be subordinated in right of payment to the prior payment in full of the principal of and accrued and unpaid interest on, and all other amounts owing in respect of, all Senior Indebtedness. Despite the foregoing, payment of regularly scheduled interest and repayment of principal may be made provided no default in respect of Senior Indebtedness (as defined below) has occurred or would occur as a result of such payment and payment of such interest or principal is not otherwise required to be suspended in accordance with the terms of any subordination agreements which may be entered into with the holders of Senior Indebtedness, and further provided in the case of any repayment of principal prior to maturity, such payment is made out of Available Cash and New Fording can meet its liabilities as they become due.

      “Senior Indebtedness” will be defined under the Note Indenture as:

(a)	all indebtedness, obligations and liabilities of New Fording in respect of Indebtedness other than:

(i)	indebtedness evidenced by the Note Indenture; and

(ii)	indebtedness which, by the terms of the instrument creating or evidencing the same, is expressed to rank in right of payment equally with or subordinate to the indebtedness evidenced by the Note Indenture, and

(b)	from and after the commencement of, and during the continuance of, any creditor proceedings (including bankruptcy, liquidation, winding-up, dissolution, restructuring or arrangement proceedings), all indebtedness, obligations and liabilities of New Fording, other than indebtedness, obligations and liabilities of New Fording represented by the Subordinated Notes.

      “Indebtedness” will be a broadly defined term in the Note Indenture that will refer to (i) any obligation for borrowed money, including without limitation the principal thereof, premium thereof (if any), interest thereon and all other fees, charges, costs and expenses on or related thereto; (ii) any obligation evidenced by bonds, debentures, notes, guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with the acquisition of property, assets or businesses (including deferred purchase price); (iii) any reimbursement obligation with respect to letters of credit, bankers’ acceptances or similar facilities; (iv) any obligation issued or assumed as the deferred purchase price of property or services; (v) any capital or operating lease obligation; (vi) any net payment obligation under any hedging, swap or other derivative agreement at the time of determination; and (vii) any obligation of the type referred to in clauses (i) through (vi) of this paragraph of another person the payment of which New Fording has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. The Note Indenture will provide that in the event of any creditor proceedings relative to New Fording that are continuing, the holders of all Senior Indebtedness, which would include bank debt and suppliers of New Fording, will be entitled to receive payment in full before the holders of the Subordinated Notes are entitled to receive any payment. Any amount of property received contrary to these provisions shall be held in trust for and paid over to the holders of Senior Indebtedness.

      In the event of any creditor proceedings, the indebtedness represented by the Subordinated Notes is not to be classified with any Senior Indebtedness for voting or distribution, which means that holders of Senior Indebtedness will vote separately from the holders of Subordinated Notes in respect of any restructuring or arrangement proposal regarding New Fording.

     Default

      The Note Indenture provides that any of the following shall constitute an event of default:

(a)	default in payment of the principal of the Subordinated Notes when the same becomes due and the continuation of such default for a period of ten days;

(b)	the failure to pay the interest obligations of the Subordinated Notes for a period of 90 days;

(c)	certain events of winding-up, liquidation, bankruptcy, insolvency or receivership;

(d)	the taking of possession by an encumbrancer of all or substantially all of the property of New Fording;

(e)	New Fording ceasing to carry on all or a substantial portion of its business; or

(f)	default in the observance or performance of any other covenant or condition of the Note Indenture and the continuance of such default for a period of 90 days after notice in writing has been given by the Note Trustee to New Fording specifying such default and requiring New Fording to rectify the same.

      The Note Indenture also provides that the Note Trustee shall not take steps or actions with respect to an event of default without the prior consent of the Fund so long as the Fund holds, directly or indirectly, at least 25% of the aggregate principal amount of the outstanding Subordinated Notes. Certain other provisions under the Note Indenture require the prior consent or authorization of the Fund so long as the Fund holds, directly or indirectly, at least 25% of the aggregate principal amount of the outstanding Subordinated Notes.

     Subordination Agreements

      Pursuant to the terms of the Note Indenture, the Note Trustee may enter into subordination agreements with the holders of certain Senior Indebtedness under which the Note Trustee on behalf of the holders of Subordinated Notes may agree directly with a holder of Senior Indebtedness regarding the implementation of the subordination terms described under “Ranking” or to additional subordination arrangements. The Note Trustee may give a holder of Senior Indebtedness a power of attorney to be exercised in any creditor proceedings to enforce the terms thereof. The Note Trustee may also agree to ensure any transferee of Subordinated Notes (or other securities of New Fording) will be bound by the provisions of the subordination agreements.

Credit Facilities

     New Fording Credit Facilities

      Fording’s existing credit facility is not appropriate for use by a subsidiary of an income trust as it contains covenants that would technically be violated by New Fording’s anticipated capital structure following completion of the Conversion. Fording and Subco have received commitments from a Canadian Chartered bank for a credit facility in the amount of $425 million (the “New Fording Facility”) divided into the following tranches:

(a)	Tranche A — $125 million three year revolving tranche (extendible for one year);

(b)	Tranche B — $150 million extendible 364 day revolving, two year non-revolving tranche; and

(c)	Tranche C — $150 million one year non-revolving term credit facility.

      Tranche A and B are available to New Fording for general corporate purposes. Tranche C is available to Subco for the exclusive purpose of funding the cash payable to Shareholders pursuant to the Arrangement by way of a single drawdown to be effected within 60 days of the Effective Date.

      The New Fording Facility is unsecured and contains covenants relating to the ratio of consolidated EBITDA to consolidated interest expense on consolidated senior debt (as defined in the New Fording Facility), of consolidated senior debt to consolidated EBITDA, of consolidated assets to consolidated senior debt, as well as negative covenants relating to the disposition of core mining assets. The fees and interest rates payable are typical of fees charged by lenders to comparable entities. The arranging bank has the right to syndicate the New Fording Facility upon consultation with New Fording.

     New Fording Foreign Exchange Facilities

      Fording utilizes foreign exchange forward contracts to manage its exposure to currency fluctuation. The foreign exchange forward contracts are settled subject to the terms and conditions stated in the International Swap Dealers Association (“ISDA”) Agreements entered into by Fording and the bank that issued the foreign exchange contract. Fording has ISDA Agreements and foreign exchange forward contracts with six banks. Fording believes that no event of default or early termination will occur under the ISDA Agreements as a result of completing the Arrangement and entering into the New Fording Facility. Fording will request each bank that is an ISDA counterparty to acknowledge that the covenants contained in the credit agreement entered into in connection with the New Fording Facility and the completion of the Arrangement will not result in early termination of, or the occurrence of a default under, the ISDA Agreements. To date, Fording has received confirmation to this effect from its primary banker, the Royal Bank of Canada.

INFORMATION REGARDING FORDING

General Description

     Incorporation

      Fording is a corporation existing under the CBCA. Fording’s registered office and executive office is located at Suite 1000, 205 – 9th Avenue SE, Calgary, Alberta, T2G 0R4. The business of the Corporation is principally conducted through its wholly-owned subsidiary, FCL.

      Fording, through its wholly-owned subsidiaries, produces metallurgical and thermal coal as well as wollastonite, tripoli and other industrial minerals at locations in Canada, the U.S. and Mexico. Fording sells metallurgical coal and industrial minerals to various customers throughout the world. Substantially all of Fording’s thermal coal production is provided under contract for mine mouth operations near power plants, although a small amount of thermal coal is exported to customers in Asia. Fording has extensive holdings of metallurgical coal in British Columbia, thermal coal and potash in Western Canada, and wollastonite and tripoli in the United States and Mexico. As at October 31, 2002, the Corporation had a total of 1,872 employees.

      Fording has three operating segments, Mountain Operations, Prairie Operations and Industrial Minerals Operations.

     Mountain Operations

      The Mountain Operations mine and process primarily metallurgical coal, principally for export, from the Fording River, Greenhills and Coal Mountain mines, all of which are located in the Elk Valley region of British Columbia. In 2001, the Mountain Operations accounted for approximately 87% of Fording’s operating revenue with its share of production being 15.8 million tonnes and sales of 15.0 million tonnes. Fording’s strategic objectives for the Mountain Operations are to continue to grow market share while improving profitability. To achieve these objectives, Fording and successors will continue to focus efforts on increasing sales levels, improving productivity and minimizing production costs.

     Prairie Operations

      The Prairie Operations mine thermal coal from mine mouth operations near power plants from two mines at Genesee and Whitewood, both of which are located in central Alberta. In 2001, these mines produced approximately 6 million tonnes of thermal coal. The Prairie Operations also collect royalties from third party mining of Fording’s mineral properties at locations throughout the Prairie provinces. Fording recently announced that it had been awarded a five-year contract by TransAlta Corporation to operate the Highvale and Whitewood mines in central Alberta, which deliver approximately 15 million tonnes of thermal coal annually to the Sundance, Keephills and Wabamun generation operating stations. In 2001, the Prairie Operations accounted for approximately 8% of Fording’s operating revenue. Fording’s strategic objectives for the Prairie Operations are to develop its extensive thermal coal holdings in order to supply new and existing power generation projects and to capitalize on Fording’s industry-leading productivity to secure additional mining contracts.

     Industrial Minerals Operations

      The Industrial Minerals Operations mine and process wollastonite and other industrial minerals from two operations in the United States, NYCO Minerals, Inc. and American Tripoli, Inc., and one operation in Mexico, Minera NYCO S.A. de C.V. In 2001, the Industrial Minerals Operations accounted for approximately 5% of Fording’s operating revenue.

      In the Industrial Minerals Operations, Fording’s objectives are to focus on the more profitable high value wollastonite and tripoli markets while increasing its competitiveness in lower value markets, and to develop new applications for wollastonite in order to utilize Fording’s productive capacity at its current facilities and its extensive, high quality mineral deposits.

Principal Strengths of the Corporation

      Fording has achieved a solid record of performance. Management believes that the success Fording has enjoyed to date reflects the Corporation’s principal strengths, which include the following:

(a)	Fording’s position as Canada’s largest and most productive producer of metallurgical coal for export;

(b)	following the recent award of the Highvale contract to the Corporation, Fording will become the largest Canadian miner of thermal coal;

(c)	Fording’s position as the world’s second largest seaborne metallurgical coal producer and the world’s largest producer of wollastonite;

(d)	Fording’s extensive reserves of metallurgical coal, thermal coal, potash, wollastonite, tripoli and other minerals;

(e)	Fording’s international reputation as a productive, reliable, low-cost producer of high quality metallurgical coal, thermal coal and wollastonite;

(f)	the strategic value of and potential royalty stream from Fording’s untapped and extensive non-producing holdings;

(g)	an experienced management team with an extensive knowledge of Fording’s operations and properties who has demonstrated a continued ability to increase production, improve productivity and lower operating costs;

(h)	management’s proven track record in the coal and wollastonite industries;

(i)	Fording’s mature and experienced workforce;

(j)	the long-term relationships that Fording has developed with major consumers of metallurgical coal throughout the world;

(k)	the productivity of Fording’s metallurgical coal operations as illustrated in the following chart:

Metallurgical Clean Coal Productivity(1)

(tonnes of clean coal produced per manshift)

(1)	The information contained in the foregoing chart is derived from publicly-available sources.

(l)	Fording’s ability to produce significant amounts of metallurgical coal, which makes it a strategic alternative to Australian coal producers; and

(m)	Fording’s low level of debt, history of positive cash flows, uninterrupted years of profitability and low Sustaining Capital Expenditures.

      The Corporation’s reserves of economic high-quality coal and wollastonite are considerable, providing opportunities to expand its markets as world demand for affordable energy and steel production continues to increase, along with the need for specialized industrial minerals. Fording became an independent, publicly owned company in October 2001 following completion of the CP Transaction.

      Fording’s Common Shares are traded on the TSX and NYSE under the symbol “FDG” and are included in the S&P/TSX Composite Index. Under current S&P policies, the Units of the Fund would not be included in the S&P/TSX Composite Index were the Conversion to be completed.

Subsidiaries

      The following chart sets forth all of Fording’s significant subsidiaries, their respective jurisdictions of incorporation or continuance and the percentage of voting securities of each significant subsidiary beneficially owned, or over which control or direction is exercised, by Fording.

Note:

(1)	Fording Inc. holds a single voting share in Minera NYCO S.A. de C.V. in compliance with Mexican corporate law which requires that corporations, such as Minera NYCO S.A. de C.V., have at least two shareholders.

Description of Share Capital

     Authorized Capital

      The Corporation’s authorized capital consists of an unlimited number of Common Shares without nominal or par value, an unlimited number of First Preferred Shares and an unlimited number of Second Preferred Shares. As at November 15, 2002, there were 50,656,443 Common Shares issued and outstanding, and there were outstanding Options to purchase 532,428 Common Shares at prices ranging from $20.86 to $31.06. In addition, as a result of the CP Transaction, there are outstanding Options to purchase 243,606 Common Shares held by Canadian Pacific Optionholders at prices ranging from $8.25 to $15.96.

     Common Shares

      The holders of the Common Shares are entitled to receive dividends if, as and when declared by the Board of Directors, to attend and to vote at meetings of shareholders of the Corporation and, upon liquidation, to receive such assets of the Corporation as are distributable to the holders of the Common Shares. All of the outstanding Common Shares are fully paid and non-assessable.

Trading in Securities of Fording

      Neither Fording nor the directors or officers of Fording nor, to the knowledge of the directors and officers of Fording, after reasonable inquiry, their respective associates, nor any person or company who beneficially owns or exercises control or direction over more than 10% of the Common Shares and no person acting jointly or in concert with Fording, traded any Common Shares of Fording during the six-month period preceding the date of this Information Circular, except as set forth in the Corporation’s Directors’ Circular dated November 6, 2002.

Issuance of Securities

      No Common Shares or securities convertible into Common Shares have been issued to any of the directors or senior officers of Fording during the two year period preceding the date of this Information Circular, except as set forth in the Corporation’s Directors’ Circular dated November 6, 2002.

Dividend Policy

      Fording currently pays quarterly dividends. The amount of quarterly dividends is determined by the Board of Directors based on a number of factors which include, among other things, the results of operations, financial condition, cash requirements and future prospects of Fording. The Board of Directors is under no obligation to declare dividends and the declaration of dividends is wholly within their discretion. Further, the Board of Directors may cease declaring dividends or may declare dividends in amounts which are different from those previously declared. Lastly, restrictions in the credit agreements to which Fording is a party, and the provisions of applicable law, may preclude the payment of dividends in certain circumstances.

Dividend History

      The following dividends have been paid or declared payable on a per Common Share basis in 2001 and 2002:

December 17, 2001	$0.125
March 15, 2002	$0.125
June 17, 2002	$0.125
September 16, 2002	$0.150
December 16, 2002	$0.150

Price Range and Trading Volume of Common Shares

      The following table sets forth the reported high and low sales prices and the trading volumes as reported by those stock exchanges for the periods indicated:

	TSX			NYSE

	High	Low	Volume	High	Low	Volume

				($U.S.)
2001
Fourth Quarter	$28.50	$20.00	30,367,580	$17.91	$12.85	5,688,300

Total for Period			30,367,580			5,688,300

2002
First Quarter	$31.60	$25.55	11,719,372	$19.74	$16.03	2,259,200
Second Quarter	$32.75	$27.90	9,272,624	$21.45	$17.65	1,712,000
Third Quarter	$29.47	$22.00	11,126,912	$19.10	$13.90	2,209,000
Fourth Quarter(1)	$33.05	$21.59	34,947,065	$21.30	$13.70	1,543,400

Total for Period			67,065,973			7,723,200

Note:

(1)	Fourth quarter up to November 15, 2002.

     See “Documents Incorporated by Reference” for references to additional Fording documents which have been filed with the various securities commissions and similar regulatory authorities in Canada.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

      In the opinion of Osler, Hoskin & Harcourt LLP, legal counsel for both the Corporation and the Fund, the following is, as of the date of this Information Circular, a summary of the principal Canadian federal income tax considerations generally applicable under the Canadian Tax Act to the disposition of Common Shares pursuant to the Arrangement and the acquisition, holding and disposition of Units by a Shareholder who acquires Units pursuant to the Arrangement.

      This summary is applicable to a Shareholder who, for purposes of the Canadian Tax Act at all relevant times, (i) deals at arm’s length and is not affiliated with the Corporation, Subco or the Fund, and (ii) holds Common Shares and will hold Units as capital property. Common Shares and Units generally will constitute capital property to a holder unless the Common Shares or Units are held in the course of carrying on a business or have been acquired in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Canadian resident Shareholders whose Common Shares or Units might not otherwise qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Canadian Tax Act to have the Common Shares and Units, and any other “Canadian security” (as defined in the Canadian Tax Act) owned in the taxation year in which the election is made and all subsequent taxation years, deemed to be capital property.

      This summary is not applicable to a Shareholder that is a “financial institution” (as defined in the Canadian Tax Act for purposes of the mark-to-market rules) or a “specified financial institution”, nor is it applicable to a Shareholder an interest in which is a “tax shelter investment” (all as defined in the Canadian Tax Act).

      This summary is based on the current provisions of the Canadian Tax Act, counsel’s understanding of the current administrative and assessing practices of the CCRA and all specific proposals to amend the Canadian Tax Act publicly announced by the Minister of Finance (Canada) prior to the date hereof. This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations.

      This summary is not exhaustive of all possible Canadian federal tax considerations applicable under the Arrangement to a Shareholder. This summary is of a general nature only and is not intended to be legal or tax advice to any Shareholder. Shareholders should consult their own tax advisors for advice with respect to the income tax consequences of the Arrangement and of the holding and any subsequent disposition of Units, based on their particular circumstances.

Tax Considerations of the Arrangement

Shareholders Resident in Canada

     Exchange of Common Shares for New Voting Shares and New Non-Voting Shares

      Under the Arrangement, each Participating Shareholder will exchange each Common Share owned by the Participating Shareholder for one New Voting Share and one New Non-Voting Share. Each Common Share will be deemed to have been disposed of by the Participating Shareholder for proceeds of disposition equal to the Participating Shareholder’s adjusted cost base of that Common Share immediately before the exchange. No gain or loss will be realized by the Participating Shareholder as a result of this receipt of New Voting Shares and New Non-Voting Shares.

     Exchange of New Voting Shares and New Non-Voting Shares by Participating Shareholders

      Under the Arrangement, each Participating Shareholder will dispose of each New Voting Share and New Non-Voting Share owned by the Participating Shareholder and will receive a Fund Note and a Unit of the Fund. The Arrangement transactions that will effect this result will depend on whether or not the Participating Shareholder is a Long Term Holder. See “The Arrangement — Procedure for the Arrangement Becoming Effective — Details of the Arrangement”.

      Each Participating Shareholder will realize a capital gain (or a capital loss) equal to the amount by which the principal amount of the Fund Notes plus the fair market value, at the time of the exchange, of the Units received by the Participating Shareholder (net of any reasonable costs of disposition) exceed (or are less than) the adjusted cost base of the Participating Shareholder’s Common Shares immediately prior to the exchange for New Voting Shares and New Non-Voting Shares. See “Taxation of Capital Gains and Losses” below. When the Fund Notes are repaid in cash to the Participating Shareholder, no additional gain or loss will be realized by the Participating Shareholder.

      The cost of each Unit received by a Participating Shareholder will equal its fair market value at the time of the exchange.

     Small Non-Board Lot Holders

      Under the Arrangement, each Small Non-Board Lot Holder will receive, in exchange for each Common Share held, an amount in cash equal to the Common Share Trading Price. A Small Non-Board Lot Holder will be deemed to have received a dividend equal to the amount by which this payment exceeds the paid-up capital of his or her Common Shares. For this purpose, the Corporation estimates the paid-up capital of each Common Share to be approximately $20.00 per share. Any dividend will be included in computing the Small Non-Board Lot Holder’s income for purposes of the Canadian Tax Act and will be subject, among other things, to the gross-up and dividend tax credit provisions for individuals, the refundable tax under Part IV of the Canadian Tax Act applicable to “private corporations” and “subject corporations” (as defined under the Canadian Tax Act), and the deduction in computing taxable income in respect of dividends received by taxable Canadian corporations. Dividends received or deemed to be received on such shares by an individual or certain trusts may give rise to alternative minimum tax. Subsection 55(2) of the Canadian Tax Act provides that where certain corporate holders of shares receive a dividend or deemed dividend in specified circumstances, all or part of the dividend may be treated as a capital gain from the disposition of capital property. See ”Taxation of Capital Gains and Capital Losses” below.

      A Small Non-Board Lot Holder will also be considered to have disposed of his or her Common Shares and will realize a capital gain (or a capital loss) to the extent that the cash received, less any deemed dividend and net of any reasonable costs of disposition, exceeds (or is less than) the Small Non-Board Lot Holder’s adjusted cost base of his or her Common Shares. See “Taxation of Capital Gains and Capital Losses” below.

     Dissenting Shareholders

      Shareholders who dissent to the Arrangement are urged to consult their own tax advisors as the law in this area is unclear. Under counsel’s understanding of the current administrative practices of the CCRA, Dissenting Shareholders who receive payment from New Fording for their Common Shares will realize a capital gain (or a capital loss) equal to the amount by which the cash received or the fair market value of the Units received, as payment for their Common Shares (net of any reasonable costs of disposition) exceeds (or is less than) the adjusted cost base of the Common Shares to the Dissenting Shareholder. See “Taxation of Capital Gains and Capital Losses” below. The cost of any Units received by a Dissenting Shareholder will be equal to the fair market value thereof.

      Any interest awarded by a court to a Dissenting Shareholder will be included in the Dissenting Shareholder’s income for Canadian income tax purposes.

     Taxation of Capital Gains and Capital Losses

      One-half of any capital gain (“taxable capital gain”) realized by a Shareholder will generally be included in the Shareholder’s income as a taxable capital gain in the year of disposition. One-half of any capital loss (“allowable capital loss”) generally may be deducted from taxable capital gains for the year of disposition. Any allowable capital losses in excess of taxable capital gains for the year of disposition may generally be carried back up to three years or forward indefinitely and deducted against taxable capital gains realized in such other years to the extent and under the circumstances specified in the Canadian Tax Act.

      Where a Shareholder is a corporation, the amount of any capital loss may be reduced by the amount of dividends received or deemed to be received by the Shareholder on the Common Shares disposed of or certain other shares to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, or where a trust or partnership of which a corporation is a beneficiary or a member is itself a member of a partnership or a beneficiary of a trust that owns shares. Holders to whom these rules may be relevant should consult their own tax advisors.

      Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Canadian Tax Act. A Shareholder that is a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year which will include an amount in respect of taxable capital gains.

Shareholders Not Resident in Canada

      The following summary is generally applicable to Shareholders who, for purposes of the Canadian Tax Act, are not, and are not deemed to be, resident in Canada and whose Common Shares are not “taxable Canadian property” (as defined in the Canadian Tax Act). Generally, Common Shares will not be taxable Canadian property provided that (i) the holder does not use or hold, and is not deemed to use or hold, such shares in connection with carrying on a business in Canada, (ii) the holder has not, either alone or in combination with persons with whom the holder does not deal at arm’s length, owned (or had an interest in or an option to acquire) 25% or more of the issued shares of any class or series of the capital stock of the Corporation at any time during the 60-month period immediately preceding the Effective Date, (iii) the holder is not carrying on an insurance business in Canada or elsewhere, and (iv) the shares are not otherwise deemed to be taxable Canadian property.

     The Arrangement

      The Corporation intends to have the New Voting Shares, the New Non-Voting Shares and the Subco Preferred Shares listed on a prescribed stock exchange on the Effective Date for the purposes of the Arrangement. Generally, assuming the New Voting Shares, the New Non-Voting Shares and the Subco Preferred Shares are so listed, a Participating Shareholder who is a Non Resident will not be subject to income tax under the Canadian Tax Act as a result of the Arrangement.

     Small Non-Board Lot Holders

      Under the Arrangement, a Small Non-Board Lot Holder who is a Non-Resident will receive, in exchange for each Common Share held, an amount in cash equal to the Common Share Trading Price. A Small Non-Board Lot Holder will be deemed to have received a dividend equal to the amount by which this payment exceeds the paid-up capital of his or her Common Shares. For this purpose, the Corporation estimates the paid-up capital of each Common Share to be approximately $20.00 per share.

      A Small Non-Board Lot Holder who is a Non-Resident will be subject to withholding tax on the amount of the deemed dividend at a rate of 25%, subject to reduction under the provisions of any applicable tax treaty or convention. Under the Canada-United States Tax Convention, (1980) the withholding tax rate generally applicable to residents of the U.S. for dividends is 15%.

     Dissenting Shareholders

      Shareholders who are Non-Residents and who are considering the exercise of their rights of dissent are urged to consult their own tax advisors as the law in this area is unclear. Under counsel’s understanding of the current administrative practices of the CCRA, Dissenting Shareholders who are Non-Residents and who receive payment from New Fording for their Common Shares will not be subject to income tax under the Canadian Tax Act as a result of the Arrangement.

      Interest awarded by a court to a Dissenting Shareholder who is a Non-Resident will be subject to withholding tax at a rate of 25%, subject to reduction under the provisions of any applicable tax treaty or convention. Under the Canada-United States Tax Convention, (1980) the withholding rate generally applicable to residents of the U.S. for interest is 10%.

Tax Consideration of Holding Units

Status of the Fund

     Mutual Fund Trust

      The following portion of the summary is based on the assumption that the Fund will qualify as a “mutual fund trust” as defined in the Canadian Tax Act on completion of the Arrangement, and will then continuously qualify as a mutual fund trust. This summary assumes that the Fund will elect to be deemed to be a mutual fund trust from the date it is established.

      If the Fund were not to qualify as a mutual fund trust, the income tax considerations described below would, in some respects, be materially different.

     Qualified Investment

      Based on the current provisions of the Canadian Tax Act, the Units will be qualified investments on the date the Arrangement is completed for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans, each as defined in the Canadian Tax Act (the “plans” and separately, a “plan”), subject to the specific provisions of any particular plan. If the Fund ceases to qualify as a mutual fund trust, the Units will cease to be qualified investments for those plans.

      Any securities of New Fording received as a result of a redemption of Units may not be a qualified investment for a plan, which could give rise to adverse consequences to the plan and the beneficiary under the plan. Accordingly, plans that own Units should consult their own tax advisors before deciding to exercise the redemption rights attached to the Units.

     Foreign Property

      Based in part on certificates of the Corporation as to certain factual matters and on the current provisions of the Canadian Tax Act, Units will not constitute foreign property on the date the Arrangement is completed for plans (other than registered education savings plans), registered pension plans or other persons subject to tax under Part XI of the Canadian Tax Act. Trusts governed by registered education savings plans are not subject to the foreign property rules.

Taxation of the Fund

      The taxation year of the Fund is the calendar year. In each taxation year, the Fund will be subject to tax under Part I of the Canadian Tax Act on its income for tax purposes for the year, including net realized taxable capital gains, less the portion thereof that it deducts in respect of amounts paid or payable in the year to Unitholders. An amount will be considered to be payable to a Unitholder in a taxation year if it is paid to the Unitholder in the year by the Fund or if the Unitholder is entitled in that year to enforce payment of the amount.

      The Fund will include in its income for each taxation year all interest on the Subordinated Notes that accrues to the Fund to the end of the year, or that becomes receivable or is received by it before the end of the year, except to the extent that interest was included in computing its income for a preceding taxation year. The Fund will also include in its income for each taxation year all dividends received by it from New Fording on shares of New Fording owned by the Fund. The Fund will not be subject to tax on any amount received as a payment of principal on the Subordinated Notes or any amount received that represents a return of paid-up capital on shares of New Fording owned by the Fund (provided that the capital returned, if any, does not result in a deemed dividend and does not exceed the cost amount of the New Fording Common Shares held by the Fund).

      A distribution in specie of securities of New Fording or other securities issued by the Fund to Unitholders on a redemption of Units will be treated as a disposition by the Fund of the securities so distributed for proceeds of disposition equal to their fair market value. The Fund’s proceeds from the disposition of Subordinated Notes will be reduced by any accrued but unpaid interest in respect of those Subordinated Notes, which interest will generally be included in the Fund’s income in the year of disposition to the extent it was not included in the Fund’s income in a previous year. The Fund will realize a capital gain (or a capital loss) to the extent that the proceeds from the disposition exceed (or are less than) the adjusted cost base of the securities so distributed and any reasonable costs of disposition. The tax consequences to the Fund of a distribution by the Fund of property other than Subordinated Notes on a redemption of Units will depend on the nature of the property so distributed.

      In computing its income, the Fund may deduct reasonable administrative costs, interest and other expenses incurred by it for the purpose of earning income.

      Under the Declaration of Trust, an amount equal to all of the income of the Fund, together with the non-taxable portion of any net capital gain realized by the Fund (but excluding capital gains arising on a distribution in specie of securities of New Fording or other securities of the Fund on a redemption of Units, accrued interest on distributed Subordinated Notes which are allocated by the Fund to redeeming Unitholders and capital gains, the tax on which may be offset by capital losses carried forward from prior years or is recoverable by the Fund), will be payable in the year to the holders of the Units by way of cash distributions, subject to the exceptions described below. Income of the Fund which is applied to fund redemptions of Units for cash or is otherwise unavailable for cash distributions will be distributed to Unitholders in the form of additional Units. Income of the Fund payable to Unitholders, whether in cash, additional Units or otherwise, will generally be deductible by the Fund in computing its income.

      The Fund will be entitled for each taxation year to reduce (or receive a refund in respect of) its liability, if any, for tax on its net realized taxable capital gains by an amount determined under the Canadian Tax Act based on the redemption of Units during the year (the “capital gains refund”). In certain circumstances, the capital gains refund in a particular taxation year may not completely offset the Fund’s tax liability for that taxation year arising as a result of the distribution of securities of New Fording or other securities of the Fund on the redemption of Units. The Declaration of Trust provides that all or a portion of any capital gain realized by the Fund as a result of that redemption may, at the discretion of the Trustees, be treated as a capital gain payable to the redeeming Unitholder. The taxable portion of any such gain will be deductible by the Fund. In addition, certain accrued interest on any Subordinated Notes distributed to a redeeming Unitholder as part of redemption proceeds will be treated as an amount paid to that Unitholder and will be deductible by the Fund.

      Counsel has been advised that the Fund intends to make sufficient distributions of its net income for tax purposes and net realized capital gains so that the Fund will generally not be liable in any year for income tax under Part I of the Canadian Tax Act.

Taxation of Unitholders Resident in Canada

     Fund Distributions

      A Unitholder will generally be required to include in income for a particular taxation year the portion of the net income of the Fund for a taxation year, including net realized taxable capital gains, that is paid or payable to the Unitholder in the particular taxation year, whether that amount is received in cash, additional Units or otherwise. No amount is required to be included in income in respect of bonus Units received under the DRIP. The income of a Unitholder from the Units will be considered to be income from property for the purposes of the Canadian Tax Act. Any deduction or loss of the Trust for the purposes of the Canadian Tax Act cannot be allocated to and treated as a deduction or loss of a Unitholder.

      The Fund will make the appropriate designations in its income tax return for a taxation year so that any dividends it receives or is deemed to receive on shares of New Fording in that taxation year, which are paid or payable to a Unitholder in that year, will be deemed to be received by that Unitholder in the year as a taxable dividend from New Fording. Such dividends will be subject, among other things, to the gross-up and dividend tax credit provisions for individuals, the refundable tax under Part IV of the Canadian Tax Act applicable to “private corporations” and “subject corporations” (as defined under the Canadian Tax Act), and the deduction in computing taxable income in respect of dividends received by taxable Canadian corporations. Subsection 55(2) of the Canadian Tax Act provides that where certain corporate holders of shares receive a dividend or deemed dividend in specified circumstances, all or part of the dividend may be treated as a capital gain from the disposition of capital property. See “Taxation of Capital Gains and Capital Losses” below. In general, net income of the Fund that is designated as taxable dividends from taxable Canadian corporations or as net taxable capital gains may increase an individual Unitholder’s liability for alternative minimum tax.

      The non-taxable portion of any net realized capital gains of the Fund that is paid or payable to a Unitholder in a taxation year will not be included in computing the Unitholder’s income for the year. Any other amount in excess of the net income of the Fund that is paid or payable to a Unitholder in that year will not generally be included in the Unitholder’s income for the year. However, where such other amount is paid or payable to a Unitholder (other than as proceeds in respect of the redemption of Units), the Unitholder will be required to reduce the adjusted cost base of the Units held by that Unitholder by that amount. To the extent that the adjusted cost base of a Unit would otherwise be a negative amount, the negative amount will be deemed to be a capital gain and the adjusted cost base of the Unit to the Unitholder will then be nil. See “Taxation of Capital Gains and Capital Losses” below.

      The cost to a Unitholder of additional Units received in lieu of a cash distribution of income will be the amount of income distributed through the issue of those Units.

      For the purpose of determining the adjusted cost base to a Unitholder of Units, when a Unit is acquired the cost of that Unit will be averaged with the adjusted cost base of all of the Units owned by Unitholder as capital property immediately before that acquisition.

     Dispositions of Units

      On the disposition or deemed disposition of a Unit whether on a redemption or otherwise, the Unitholder will realize a capital gain (or capital loss) equal to the amount by which the Unitholder’s proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Unit. Proceeds of disposition will not include the amount of capital gains or accrued interest on distributed Subordinated Notes allocated by the Fund to a redeeming Unitholder. The adjusted cost base to a Unitholder of a Unit will be determined by averaging the adjusted cost base of all Units owned by a Unitholder at a particular time. For this purpose, the cost of Units acquired on the reinvestment of distributions under the DRIP will be the amount of such investment. There will be no net increase or decrease in the aggregate adjusted cost base of all of a Unitholder’s Units as a result of the receipt of bonus Units under the DRIP; however, the adjusted cost base per Unit will be reduced. See “Taxation of Capital Gains and Capital Losses” below.

      Where Units are redeemed by the distribution of securities of New Fording or other securities of the Fund to the redeeming Unitholder, the proceeds of disposition to the Unitholder of the Units will be equal to the fair market value of the securities so distributed less any portion of the capital gain realized by the Fund as a result of the redemption of those Units which has been allocated by the Fund to the Unitholder and, in the case of Subordinated Notes, less any accrued interest on those Subordinated Notes. Where a capital gain realized by the Fund as a result of the distribution of securities of New Fording or other securities of the Fund on the redemption of Units has been allocated by the Fund to a redeeming Unitholder and an appropriate designation has been made, the Unitholder will be required to include in income the taxable portion of the capital gain so allocated. Interest accrued in the taxation year of the Fund in which the redemption occurs but which has not been paid at the time of redemption will be treated as an amount of income paid to the Unitholder and therefore will be included in the Unitholder’s income in the year the Unit is redeemed.

      The cost of any securities of New Fording or other securities of the Fund distributed by the Fund to a Unitholder upon a redemption of Units will be equal to the fair market value of that security at the time of the distribution less, in the case of a Subordinated Note, any accrued interest on the Subordinated Note. The Unitholder will thereafter be required to include in income interest on any Subordinated Note so distributed in accordance with the provisions of the Canadian Tax Act. To the extent that the Unitholder is thereafter required to include in income any interest accrued to the date of the acquisition of a Subordinated Note by the Unitholder, an offsetting deduction will be available.

      The specific tax consequences to a Unitholder where Units are redeemed by the distribution of securities of New Fording or other securities of the Fund will depend on the nature of the property so distributed.

     Taxation of Capital Gains and Capital Losses

      A capital gain or loss realized by a Unitholder and the amount of any net taxable gains designated by the Fund in respect of a Unitholder will generally be treated as described above under “Taxation of Capital Gains and Capital Losses” in the context of Shareholders resident in Canada.

      Where a Unitholder is a corporation, the amount of any capital loss arising on the disposition of a Unit may be reduced by the amount of dividends from New Fording previously designated by the Fund to the Unitholder to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Units, or where a trust or partnership of which a corporation is a beneficiary or a member is itself a member of a partnership or a beneficiary of a trust that owns Units. Unitholders to whom these rules may be relevant should consult their own tax advisors.

Taxation of Unitholders Not Resident in Canada

     Fund Distributions

      Where the Fund makes distributions to a Non-Resident, the same considerations as those discussed above with respect to a Unitholder who is a resident of Canada will apply, except that any distribution of income of the Fund (computed under the Canadian Tax Act as noted above) will not be subject to the same taxation as applies to a resident of Canada but will instead be subject to a Canadian withholding tax at a rate of 25%, subject to reduction under the provisions of any applicable tax treaty or convention. Under the Canada-United States Tax Convention, (1980), the withholding rate generally applicable to residents of the U.S. is 15% of the gross amount of the distribution of income.

     Dispositions of Units

      A disposition or deemed disposition of a Unit, whether on redemption, by virtue of capital distributions in excess of a Unitholder’s adjusted cost base or otherwise, will not give rise to any capital gain subject to tax under the Canadian Tax Act by Unitholders who are Non-Residents, do not use or hold their Units in the course of a business carried on in Canada, hold their Units as capital property, and deal at arm’s length with New Fording and the Fund within the meaning of the Canadian Tax Act provided that such Units do not constitute “taxable Canadian property”.

      Units of a Unitholder will generally not constitute “taxable Canadian property” under the Canadian Tax Act unless: (i) at any time during the period of 60 months immediately preceding the disposition of Units by the Unitholder, not less than 25% of the issued Units (taking into account any rights to acquire Units) were owned by the Unitholder, by persons with whom the Unitholder did not deal at arm’s length or by any combination thereof, (ii) the Fund ceases to qualify as a mutual fund trust, or (iii) the Unitholder’s Units are otherwise deemed to be taxable Canadian property. A Unitholder who is a Non-Resident will generally compute the adjusted cost base of Units under the same rules as apply to residents of Canada.

      In the event that the Units constitute taxable Canadian property to a Unitholder who is a Non-Resident, the Unitholder would be required to file a Canadian tax return to report a disposition of Units, and, subject to the provisions of a tax treaty between Canada and the Unitholder’s jurisdiction of residence, be subject to Canadian federal income tax in respect of any capital gain arising from the disposition.

      Securities of New Fording or other securities of the Fund distributed by the Fund to a Unitholder who is a Non-Resident may be taxable Canadian property. A disposition of securities, that constitute taxable Canadian property, by a Unitholder who is a Non-Resident will generally be treated as described immediately above in the context of a disposition of Units, that constitute taxable Canadian property, by a Unitholder who is a Non-Resident. In addition, the Unitholder will be required to obtain a clearance certificate pursuant to section 116 of the Canadian Tax Act in respect of the disposition of any taxable Canadian property.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      In the opinion of Sidley Austin Brown & Wood, U.S. counsel for the Corporation and the Fund, the following is, as of the date of this Information Circular, a summary of the principal U.S. federal income tax considerations generally applicable to the disposition of Common Shares pursuant to the Arrangement and the acquisition, holding and disposition of Units by a Unitholder that is a U.S. Holder. As used herein, a “U.S. Holder” means (a) a citizen or resident of the U.S.; (b) a corporation or other entity taxable as a corporation organized under the laws of the U.S. or any political subdivision thereof (including the states of the U.S. and the District of Columbia); (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; (d) a trust if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust; or (e) any other person that is subject to U.S. federal income tax on his, her or its worldwide income.

      This discussion does not address all aspects of taxation that may be relevant to particular U.S. holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, Shareholders holding Common Shares as part of a hedging or conversion transaction or as part of a “straddle”, U.S. expatriates, persons subject to the alternative minimum tax, U.S. Holders whose functional currency is not the U.S. dollar, and U.S. Holders that own or have owned, actually or constructively, 10% or more of the Common Shares or that will own, actually or constructively, 5% or more of the total voting power or the total value of Units after the completion of the Arrangement. This discussion assumes that the Shareholder holds Common Shares and will hold Units as a capital asset and may not be applicable to holders who acquired Common Shares pursuant to the exercise of options or warrants or otherwise as compensation for services. Furthermore, this summary does not discuss state, local, or foreign tax considerations. This summary also assumes that neither the Corporation nor the Fund is or will be a “controlled foreign corporation” or “foreign personal holding company” for U.S. federal income tax purposes.

      This discussion is based on the Code, applicable U.S. Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this Information Circular, as well as certain factual representations made by the Corporation. Future legislative, judicial, or administrative changes or interpretations, which may or may not be retroactive, or the failure of any such factual representation to be true, correct and complete in all material respects, may adversely affect the accuracy of the statements and conclusions described herein. No ruling has been sought from the United States Internal Revenue Service as to the U.S. federal income tax consequences of the Arrangement, and the discussion set forth herein is not binding upon the Internal Revenue Service or any court.

      Due to the necessarily general nature of this summary, U.S. Holders should consult their own tax advisors regarding the U.S. federal, state and local tax consequences of the Arrangement and of the holding and any subsequent disposition of Units, based on their particular circumstances.

The Arrangement

     Participating Shareholders Other Than Long Term Holders

      In the Arrangement, Participating Shareholders (other than Long Term Holders) will exchange Common Shares for New Voting Shares and New Non-Voting Shares, then exchange New Voting Shares for Subco Nominal Notes, and finally exchange Subco Nominal Notes and New Non-Voting Shares for Units and Fund Notes in the face amount of $3.00 per New Non-Voting Share. As part of the Arrangement, the

Fund will pay off the Fund Notes with cash equal to their face amount. For U.S. federal income tax purposes, these transactions in the aggregate should be considered to be an exchange of Common Shares for Units and $3.00 in cash per Common Share, which exchange is governed by sections 304 and 351 of the Code. Assuming that these transactions are so treated, the material U.S. federal income tax consequences to a U.S. Holder that is a Participating Shareholder (other than a Long Term Holder) will be as follows:

(i)	no gain or loss will be recognized by such U.S. Holder upon the receipt of Units in exchange for Common Shares;

(ii)	the cash received by such U.S. Holder will be taxed as a dividend, assuming, as is likely, that the Corporation’s current and accumulated earnings and profits (as computed for U.S. federal income tax purposes) equals or exceeds the total of such cash distributed to all Participating Shareholders;

(iii)	the aggregate tax basis of the Units that such U.S. Holder receives in exchange for Common Shares will be the same as the aggregate tax basis of the Common Shares exchanged therefor; and

(iv)	the holding period for such Units will include the holding period of the Common Shares exchanged therefor.

     Long Term Holders

      In the Arrangement, Long Term Holders will exchange Common Shares for New Voting Shares and New Non-Voting Shares, then exchange New Voting Shares for Subco Nominal Notes, then exchange New Non-Voting Shares for Subco Promissory Notes (in the face amount of $3.00 per New Non-Voting Share), Subordinated Notes and Subco Preferred Shares and finally exchange Subco Nominal Notes, Subordinated Notes, Subco Preferred Shares and the Subco Promissory Notes for Fund Notes of equal face amount to the Subco Promissory Notes and Units. As part of the Arrangement, the Fund will pay off the Fund Notes with cash equal to their face amount. The U.S. federal income tax consequences of the Arrangement to a U.S. Holder that is a Long Term Holder are not entirely clear. Based on applicable authorities, it is likely that such U.S. Holder would be deemed to have (i) sold all of the U.S. Holder’s Common Shares for consideration consisting of Subordinated Notes, Subco Preferred Shares, Subco Nominal Notes and $3.00 in cash per Common Share and then (ii) contributed Subordinated Notes, Subco Preferred Shares and Subco Nominal Notes to the Fund for Units. Like Participating Shareholders that are not Long Term Holders, such a U.S. Holder would recognize dividend income equal to the cash received, assuming, as discussed above, that the Corporation has sufficient current and accumulated earnings and profits. Unlike Participating Shareholders that are not Long Term Holders, such a U.S. Holder would recognize capital gain (or loss) on such deemed sale to the extent that the fair market value of the remaining consideration exceeds (or is less than) such U.S. Holder’s adjusted tax basis in the Common Shares. Such a U.S. Holder would take a tax basis in the Units received in the Arrangement equal to their fair market value, and the holding period for such Units would commence on the Effective Date.

      On the other hand, it could be argued that Long Term Holders are not engaging in a transaction that is different, in substance, from the transaction in which other Participating Shareholders are engaged, because their ownership of the Subco Nominal Notes, Subordinated Notes and Subco Preferred Shares is transitory, like the ownership of Subco Nominal Notes by the other Participating Shareholders under the Plan of Arrangement. If this argument were successful, the U.S. federal income tax treatment of Long Term Holders would be identical to that of the other Participating Shareholders.

      Due to the uncertain outcome of this issue, U.S. Holders that are Long Term Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Arrangement to them.

     Reporting Requirements

      U.S. Holders that are Participating Shareholders will be required to attach a statement to their tax returns for the taxable year in which the Arrangement is completed that contains a statement of the pertinent facts. U.S. Holders of record of Common Shares as of the Effective Date will receive a statement conveying the information necessary to comply with this requirement.

     Dissenting Shareholders and Small Non-Board Lot Holders

      A U.S. Holder that is a Dissenting Shareholder and receives cash or Units upon valid exercise of Dissent Rights generally will recognize capital gain (or loss) to the extent that the amount of cash received and the fair market value of the Units received exceeds (or is less than) such U.S. Holder’s adjusted tax basis in the Common Shares. Interest, if any, awarded by a court to a Dissenting Shareholder will be taxed as ordinary income. For this purpose, the amount of ordinary income will include Canadian income tax withheld with respect to such interest.

      A U.S. Holder that is a Small Non-Board Lot Holder will recognize capital gain (or loss) to the extent that the sum of (i) the amount of cash received and (ii) Canadian income tax withheld with respect to the deemed dividend described above under “Certain Canadian Federal Income Tax Considerations — Shareholders Not Resident in Canada — Small Non-Board Lot Holders” exceeds (or is less than) such U.S. Holder’s adjusted tax basis in the Common Shares.

      Any Canadian income tax withheld from payments made to a U.S. Holder that is a Dissenting Shareholder or a Small Non-Board Lot Holder may, subject to limitations, be claimed as a foreign tax credit against the U.S. Holder’s federal income tax liability or may be claimed as a deduction from the U.S. Holder’s federal adjusted gross income, provided that the U.S. Holder elects to deduct all foreign taxes paid in the same taxable year.

     United States Information Reporting and Backup Withholding

      Distributions on Units are subject to information reporting and may be subject to backup withholding. The payments of cash in the Arrangement in the amount of $3.00 per Common Share to Participating Shareholders that are U.S. Holders will be subject to U.S. information reporting and may be subject to backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (which for an individual is the Social Security Number), certifies, under penalties of perjury, that he or she is not subject to backup withholding on an IRS Form W-9 and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. A substitute Form W-9 is being provided to all U.S. Holders as part of this Information Circular. Every U.S. Holder other than exempt recipients should complete and submit this substitute form according to the instructions provided therewith, even if such U.S. Holder has previously provided such information to Fording.

      The current rate of backup withholding is 30% of the amount paid, which is scheduled to be reduced in increments to 28% by 2006. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s federal income tax liability, provided the required information is furnished to the United States Internal Revenue Service.

Ownership and Disposition of Units

     Status of the Fund

      Based on generally applicable principles of U.S. federal income tax law, the Fund should be classified as an “eligible business entity” rather than as an ordinary trust or investment trust. As an association, the Fund could be taxed either as a partnership or as a corporation. The Fund will file an election under Section 7701 of the Code (a “check the box” election) to be treated as a corporation for U.S. federal income tax purposes.

      Based on the advice of its counsel, the Fund does not believe that it will be classified as a “passive foreign investment company” or “PFIC” for U.S. federal income tax purposes. Generally, a non-U.S. corporation is a PFIC if at least 75% of its gross income for the taxable year is passive income or if at least 50% by value of the assets it holds during the taxable year produce or are held for the production of passive income. For this purpose, “passive income” includes the excess of gains over losses from sales of personal property that is actively traded, but excludes interest, dividends, rents or royalties received from a related person to the extent such amount is properly allocable to income of such related person that is not passive income. Further, in applying these tests, a foreign corporation is treated as owning directly the assets of any corporation of which it owns, directly or indirectly, at least 25% of the stock by value. Even though the Fund’s income will consist of interest, dividends and distributions from New Fording, and the Fund’s assets will consist of equity and debt investments in New Fording, the foregoing attribution rules should prevent the Fund from being classified as a PFIC because substantially all of the income and assets of New Fording and its subsidiaries will be attributable to the production and sale of coal and other minerals that are not “actively traded” within the meaning of applicable U.S. federal income tax law.

     Dividends

      The gross amount of any distribution paid by the Fund to a U.S. Holder of Units generally will be subject to U.S. federal income tax as foreign-source dividend income to the extent paid out of the Fund’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to the discussion below regarding distributions of Units, the amount of any distribution of property other than cash will be the fair market value of such property on the date of the distribution. Dividends received by a U.S. Holder will not be eligible for the dividends-received deduction. To the extent that an amount received by a U.S. Holder exceeds such holder’s allocable share of the Fund’s current and accumulated earnings and profits, such excess will be applied first to reduce such U.S. Holder’s adjusted tax basis in the Units, thereby increasing the amount of gain or decreasing the amount of loss recognized on a subsequent disposition of the Units. Then, to the extent such distribution exceeds such U.S. Holder’s adjusted tax basis in Units, it will be treated as capital gain.

      Should the Trustees determine to issue Units on a pro rata basis to Unitholders in satisfaction of any distribution by the Fund, the foregoing rules would apply only to (i) any Canadian income tax withheld on such distribution and (ii) the value of any increase in a U.S. Holder’s proportionate interest in the Fund by reason of the fact that the rate of withholding of Canadian income tax from distributions to any other shareholder or shareholders exceeds the rate of such withholding from the distribution to the U.S. Holder. A pro rata distribution of Units by the Fund would otherwise be tax-free to a U.S. Holder, and such holder would allocate the holder’s adjusted tax basis in Units rateably among all Units, including the Units received in such distribution.

      Any Canadian income tax withheld with respect to distributions made on the Units may be claimed as a deduction from the U.S. Holder’s federal adjusted gross income, provided that the U.S. Holder elects to deduct all foreign taxes paid in the same taxable year. The limitation of foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by the Fund will generally constitute foreign source, passive income. The rules governing the foreign tax credit are complex and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

     Sale, Exchange, Redemption or Other Taxable Disposition of Units

      A U.S. Holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of Units equal to the difference between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the Units. A U.S. Holder’s initial tax basis in the Units will be determined as discussed under “The Arrangement” above, and may be adjusted on account of distributions by the Fund as discussed under “Ownership and Disposition of Units — Dividends” above. Generally, such gain or loss will be long-term capital gain or loss if, on the date of the sale, exchange, redemption or other taxable disposition, the holding period of the U.S. Holder is more than one year and otherwise will be short-term capital gain or loss. Gain or loss, if any, recognized by a U.S. Holder upon a sale, exchange, redemption or other taxable disposition of Units generally will be treated as having a U.S. source for U.S. foreign tax credit limitation purposes.

     Foreign Exchange Gain or Loss

      Payments in Canadian dollars of distributions on Units, and of the proceeds of a sale, exchange, redemption or other taxable disposition of Units, must be translated to U.S. dollars in order to calculate the U.S. Holder’s federal income tax liability. Generally, an amount paid in Canadian dollars will be translated to a U.S. dollar amount by reference to the spot exchange rate in effect on the date the distribution is received or the sale, exchange, redemption or other taxable disposition is settled, regardless of whether the payment is in fact converted into U.S. dollars on that date. A U.S. Holder that receives payment in Canadian dollars and converts Canadian dollars into U.S. dollars at a conversion rate other than the rate in effect on such date may have a foreign currency exchange gain or loss. Any such gain or loss will be treated as U.S. source ordinary income or loss.

     United States Information Reporting and Backup Withholding

      Distributions on Units are subject to information reporting and may be subject to backup withholding. Information reporting and backup withholding may also apply to the proceeds of a sale, exchange, redemption or other taxable disposition of Units. U.S. Holders are directed to the substitute Form W-9, discussed above, that is provided as part of this Information Circular.

Foreign Tax Considerations

      Shareholders who are resident in jurisdictions other than Canada and the United States should consult their tax advisors with respect to the tax implications of the Arrangement, including any associated filing requirements, in such jurisdictions.

RISK FACTORS

      An investment in the Units involves a number of risks. The financial performance of the Fund will be entirely dependent upon the operations and assets of New Fording since the Fund will own all of the New Fording Common Shares, New Fording Preferred Shares and the Subordinated Notes. Accordingly, an investment in the Units will expose the holder to all of the risks to which the Fund is exposed, as well as to the risks to which New Fording will be exposed.

      Shareholders should consider carefully the information contained herein and, in particular, the following risk factors.

Risks Relating to the Fund

      Risk factors specific to an investment in the Units include, but are not limited, to the following:

     Cash Distributions are Not Guaranteed and Will Fluctuate with New Fording’s Performance

      Although the Fund intends to distribute the interest and dividend income earned by the Fund, any returns of capital on, or redemptions of, the New Fording Common Shares or New Fording Preferred Shares, less expenses and amounts, if any, paid by the Fund in connection with the redemption of Units, there can be no assurance regarding the amounts of cash to be generated by New Fording and therefore funds available to the Fund for distribution to Unitholders. The actual amount distributed in respect of the Units will depend upon numerous factors, including coal prices, sales volumes, profitability, the level of Sustaining Capital Expenditures and other factors that may be beyond the control of the Fund or New Fording. The distribution policy of the Fund will be established by the Trustees and the distribution policy of New Fording will be established by the board of directors of New Fording. Each policy is subject to change in the discretion of the respective body establishing the policy. The recourse of Unitholders who disagree with any change in policy is limited and could require such Unitholders to seek to replace the Trustees or the board of directors of New Fording.

     Dependence Upon New Fording

      The Fund is an unincorporated open-ended mutual fund trust which will be entirely dependent upon the operations and assets of New Fording through the Fund’s ownership of the Subordinated Notes, New Fording Preferred Shares and New Fording Common Shares. Accordingly, the Fund’s ability to make cash distributions to the Unitholders will be dependent upon the ability of New Fording to pay its interest obligations under the Subordinated Notes and to declare dividends or make other distributions in respect of the New Fording Common Shares and the New Fording Preferred Shares which is, in turn, dependent upon the operations and assets of New Fording and its direct and indirect subsidiaries.

     Interest Rates and Other Factors Affecting Yield

      One of the factors that may influence the price of the Units in the public trading markets will be the annual yield on the Units as compared to the annual yield on other financial instruments. An increase in market interest rates may lead potential purchasers of Units to demand a higher annual yield, which could adversely affect the market price of the Units. Annual yield and therefore the price of the Units in the public trading markets may also be affected by short-term supply and demand factors for income trust products.

     Income Tax Matters

      There can be no assurance that Canadian federal income tax laws or the administrative practices of the CCRA respecting the treatment of mutual fund trusts or the deductibility of interest will not be changed in a manner which adversely affects the Unitholders. If the Fund ceases to qualify as a “mutual fund trust” under the Canadian Tax Act, the income tax considerations described under the heading “Certain Canadian Federal Income Tax Considerations” would be materially and adversely different in certain respects, and it is possible that the Units would cease to be qualified investments for deferred income plans and registered education savings plans.

      Expenses incurred by New Fording are only deductible to the extent they are reasonable. There can be no assurance that the taxation authorities will not seek to challenge the reasonableness of certain expenses. If such a challenge were to succeed against New Fording, it could materially and adversely affect the amount of distributable cash available. Fording believes that the expenses inherent in the structure of the Fund are supportable and reasonable in the circumstances and has received financial advice to that effect in respect of certain of the expenses.

      Further, interest on the Subordinated Notes accrues at the Fund level for Canadian federal income tax purposes whether or not actually paid. The Declaration of Trust will provide that, in the event that the aggregate of the taxable income of the Fund, including taxable capital gains, if any, and the non-taxable portion of the capital gains, if any, exceeds distributions otherwise made payable in the year, the amount of such excess will become payable to the Unitholders on December 31 and will be paid to the Unitholders in the following year. This may result in income distributable to Unitholders exceeding cash available for distribution. In such case, the Declaration of Trust will provide that additional Units must be distributed to Unitholders in lieu of cash distributions. Unitholders will generally be required to include an amount equal to the fair market value of those Units in their Canadian federal taxable income, in circumstances where they do not directly receive a cash distribution.

     Nature of Units

      The Units are hybrids in that they share certain attributes common to both equity securities and debt instruments. The Units will not represent a direct investment in New Fording’s business and should not be viewed by investors as shares in New Fording. As holders of Units, Unitholders will not have all of the statutory rights normally associated with ownership of shares of a company including, for example, the right to bring “oppression” or “derivative” actions against or in respect of New Fording. The Units represent a fractional interest in the Fund. The Fund’s primary assets will be the Subordinated Notes, New Fording Preferred Shares and New Fording Common Shares. The Units are not “deposits” within the meaning of the Canada Deposit Insurance Corporation Act and are not insured under the provisions of that Act or any other legislation. Furthermore, the Fund is not a trust company and, accordingly, is not registered under any trust and loan company legislation as it does not carry on or intend to carry on the business of a trust company.

     Redemption Right

      It is anticipated that the redemption right will not be the primary mechanism for Unitholders to liquidate their investments. Securities of New Fording or other securities of the Fund which may be distributed in specie to Unitholders in connection with a redemption will not be listed on any stock exchange and no established market is expected to develop for such securities. Cash redemptions are subject to limitations. See “Other Information Regarding Fording Income Trust — Redemption Right”.

     Distribution of Securities on Redemption or Termination of the Fund

      Upon a redemption of Units or termination of the Fund, the Trustees may distribute securities of New Fording or other securities of the Fund directly to the Unitholders, subject to obtaining any required regulatory approvals. Securities of New Fording or other securities of the Fund so distributed may not be qualified investments for deferred income plans or registered education savings plans, depending upon the circumstances at the time.

     Limited Likelihood of Unitholder Liability

      Because of the absence of statutory limited liability for Unitholders and resulting uncertainties in the law, there is a risk that a Unitholder could be held personally liable for obligations of the Fund (to the extent that claims are not satisfied by the Fund) in respect of contracts that the Fund enters into and for certain liabilities arising other than out of contract including claims in tort, claims for taxes, and possibly certain other statutory liabilities. Counsel to Fording has advised that they view the risk of Unitholder liability as remote.

      The Declaration of Trust will provide that no Unitholder will be subject to any liability in connection with the Fund or its assets or obligations and that in the event that a court determines that Unitholders are subject to any such liabilities, the liabilities will be enforceable only against, and will be satisfied only out of, the Unitholder’s share of the Fund’s assets. The Declaration of Trust will further provide that the Fund shall use reasonable commercial efforts to include as a specific term of any obligations or liabilities being incurred by the Fund or the Trustees on behalf of the Fund a contractual provision to the effect that neither the Unitholders nor the Trustees have any personal liability or obligation in respect thereof.

      The business of Fording will be conducted by its successor, New Fording, which, as a CBCA corporation, will provide its shareholder with limited liability.

     Capital Investment

      The timing and amount of capital expenditures incurred by New Fording will directly affect the amount of cash available for distribution to Unitholders. Distributions may be reduced, or even eliminated at times when significant capital expenditures are incurred by New Fording or other expenditures are made.

     The Fund May Issue Additional Units Diluting Existing Unitholders’ Interests

      The Declaration of Trust authorizes the Fund to issue an unlimited number of Units for the consideration, and on terms and conditions, established by the Trustees without the approval of any Unitholders. If the Trustees determine to issue additional Units, existing Unitholders may suffer significant dilution.

     Restrictions on Potential Growth

      The payout by New Fording of its Available Cash will make expansion capital expenditures primarily dependent on obtaining additional financing. Lack of access to such additional financing could limit the future growth of New Fording.

     Absence of Prior Public Market

      The Common Shares are currently listed on the TSX and the NYSE and are included in certain stock indices on which only corporations are included. There is not currently, and prior to this Arrangement there will not be, any public market for the Units. Fording has applied to list the Units on the TSX and the NYSE and has been advised by RBC that RBC does not expect the market for the Units to be less liquid than the market for the Common Shares. However, the Common Shares will be removed from the stock indices in which they are currently included and this could adversely affect trading price and liquidity. It is expected that in the ordinary course, the Units will be included in indices of unit trusts that have been recently established by S&P.

     Take-overs Must Proceed by way of Permitted Bid

      As part of the Arrangement, the Fund will adopt the Unitholder Rights Plan which may deter, delay or prevent a party from gaining control of the Fund, other than through a permitted bid, even if some of the Fund’s Unitholders might consider the proposed change of control to be desirable.

Risks Relating to New Fording

      The Fund’s ability to make distributions is dependent on the results of operations of New Fording. New Fording will continue to carry on the business currently carried on by Fording and FCL. Accordingly, an investment in Units will be subject to the same business risks as are applicable to an investment in the Common Shares. These include the risks described below:

     Credit Facilities Will Restrict New Fording’s Ability to Take Certain Actions

      It is anticipated that the New Fording Facilities will contain covenants that will require New Fording to meet certain financial tests and that will restrict, among other things, the ability of New Fording to incur additional debt, dispose of assets or pay dividends in certain circumstances. These restrictions may preclude New Fording from paying interest on the Subordinated Notes or making distributions on the New Fording Common Shares or New Fording Preferred Shares. If New Fording was precluded from paying interest on the Subordinated Notes or making distributions on the New Fording Common Shares or the New Fording Preferred Shares, the ability of the Fund to make cash distributions to Unitholders could be materially and adversely affected. New Fording will be required to refinance a portion of the New Fording Facilities within one year of the Effective Date. Failure to refinance such indebtedness would cause an event of default under such facility. There is no guarantee that such facility can be refinanced on terms that will be favourable to New Fording.

     An Oversupply of Metallurgical Coal Would Impair New Fording’s Profitability

      The financial performance of New Fording will be affected to a very significant degree by the market price for metallurgical coal. In turn, the market price of metallurgical coal is affected by supply and demand. In the past, there have been periods of oversupply of metallurgical coal in the market which have resulted in significant price decreases. Significant decreases in the market price for metallurgical coal would have a material adverse effect upon New Fording.

An Interruption of, or Increase in the Cost of, Coal Transportation Would Adversely Affect New Fording’s Profitability

      Substantially all of the metallurgical coal that will be produced by New Fording will be exported outside of North America. New Fording’s metallurgical coal mines will be located approximately 1,150 kilometres, from seaports and therefore New Fording will be highly dependent on both rail and port services. A significant portion of New Fording’s total operating expenses will be attributable to coal transportation costs. In 2001, coal transportation and port costs represented approximately 44% of Fording’s cost of sales. The majority of the metallurgical coal produced by New Fording will be transported by rail to a port facility in Vancouver. Rail services to port facilities and to certain feeder points are provided by a single carrier and port facilities are provided primarily by one company. Consequently, service interruption by the rail carrier or the port facility could result in the inability of New Fording to deliver metallurgical coal to its customers, and this would have a material adverse effect upon New Fording. Further, a significant increase in rail costs or port fees without a corresponding increase in the price of metallurgical coal would have a material adverse effect upon New Fording’s profitability.

     New Fording’s Business Will Depend on the Steel and Power Industries

      Substantially all of the metallurgical coal that New Fording will produce will be sold to steel manufacturers. The steel industry’s demand for metallurgical coal is affected by a number of factors including the cyclical nature of that industry’s business, technological developments in the steel making process and the availability of substitutes for steel such as aluminum, composites and plastics. A significant reduction in the demand for steel products would reduce the demand for metallurgical coal which would have a material adverse effect upon New Fording. Similarly, if less expensive ingredients could be used in substitution for metallurgical coal in the integrated steel mill process, the demand for this product would materially decrease and such decrease would have a material adverse effect upon New Fording.

      Continued demand for New Fording’s thermal coal and mining services will depend primarily on the coal consumption patterns of the power industry, which are in turn affected by the demand for power, environmental and other governmental regulations, technological developments and the availability and price of alternative fuel sources such as natural gas and oil. If the price of alternative fuels sustained a significant decrease, such decrease could materially reduce the demand for thermal coal, which in turn, would have a material adverse effect upon the growth of New Fording’s thermal coal business. Similarly, a significant reduction in the demand for power would correspondingly reduce the demand for thermal coal which could have a material adverse effect upon New Fording. Lastly, significant changes to environmental or other legislation could result in coal ceasing to be a viable fuel source for power production. Any such change in legislation would have a material adverse effect upon New Fording.

Failure to Develop New Applications for Wollastonite Would Impair the Growth of New Fording’s Wollastonite Business

      The wollastonite market is currently in an oversupply position. Management believes that the oversupply situation will only be resolved if demand for wollastonite substantially increases, which management believes will not occur until further applications for this mineral are developed and there is market acceptance of the use of wollastonite in those applications. A failure to develop new applications for the use of wollastonite or a failure of consumers to accept the use of wollastonite in those applications would have a material adverse effect on the growth of New Fording’s wollastonite business.

     Fluctuations in Currency Exchange Rates Could Adversely Affect New Fording’s Results

      New Fording’s operating results and cash flows will be affected by changes in the Canadian dollar exchange rate relative to the U.S. dollar. Exchange rate movements can have a significant impact on New Fording’s results since a significant portion of New Fording’s operating costs will be incurred in Canadian dollars and most of its revenues will be denominated in U.S. dollars.

      The significant decline in the Australian dollar relative to the Canadian dollar and the U.S. dollar has made metallurgical coal produced by Australian producers less expensive relative to the metallurgical coal produced by New Fording. A further decline in the Australian dollar would negatively affect New Fording’s competitiveness and profitability.

     Labour Interruptions Would Adversely Affect New Fording’s Business

      Approximately 51% of New Fording’s workforce will be unionized. In 2001, 75% or 12 million tonnes of Fording’s total coal production from its Mountain Operations was produced at mines where the maintenance and production workforce was represented by unions. Some of New Fording’s key customers and service providers, including rail carriers and port facilities, are also unionized. Strikes, lockouts or other work stoppages or slow-downs involving New Fording’s unionized employees or those of its customers or suppliers could have a material adverse effect upon New Fording. If some or all of New Fording’s non-unionized operations were to become unionized, New Fording would be exposed to an increased risk of work stoppages, slow-downs, strikes or lockouts.

The Loss of, or a Significant Reduction in Purchases by, New Fording’s Largest Customers Could Adversely Affect New Fording’s Revenues

      The metallurgical coal industry is characterized by a relatively small number of customers worldwide, many of whom have long-standing relationships with Fording. For example, sales to two customers accounted for approximately 23% of Fording’s revenue in 2001. A loss of, or a significant reduction in, purchases by any of its largest customers could adversely affect New Fording’s revenues.

     Risks Inherent in Mining Could Adversely Affect New Fording’s Business

      Mining operations are subject to conditions that are beyond the control of management and can delay coal production or delivery, or increase the cost of mining. These conditions include natural disasters, unexpected equipment repairs or replacements, unusual geological formations, environmental hazards, industrial accidents, and inclement or hazardous weather conditions. Such conditions could result in damage to or the destruction of mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and legal liability. In this regard, while it is anticipated that New Fording will maintain insurance against risks which are typical in the mining industry, insurance against certain risks, including certain liabilities for environmental damage, will generally not be available to New Fording or to other companies in the mining industry.

Government Regulation Imposes Significant Costs on Fording and Future Regulation Could Increase Those Costs or Limit New Fording’s Ability to Continue Operations

      Government authorities regulate the coal mining industry to a significant degree, in connection with, among other things, employee health and safety, air quality standards, water pollution, groundwater quality and availability, plant and wildlife protection, the reclamation and restoration of mining properties and the discharge of materials into the environment. This legislation will have a significant effect on New Fording’s costs of production and competitive position. Future legislation may also cause New Fording’s sales or profitability to decline by hindering New Fording’s ability to continue its mining operations or by increasing its costs.

      The controversy surrounding climate change and global warming has become part of the public agenda in recent years. Despite significant publicity regarding negotiations to formulate international solutions, such as the Kyoto Protocol, Canada has yet to ratify the Kyoto Protocol and to adopt a firm strategy on regulating greenhouse gas emissions, although the federal government has announced its intention to do so prior to year end. However, since the burning of coal adds various greenhouse gas emissions and other combustion products to the atmosphere, public and governmental concerns over climate change may, to an extent which cannot be predicted at this time, cause consumption of coal to be reduced. If this were to occur, demand for New Fording’s products could be significantly reduced which in turn could have a material adverse effect upon New Fording.

      Mining companies must obtain numerous permits that strictly regulate environmental and health and safety matters in connection with coal mining. Regulatory authorities exercise considerable discretion in whether or not to issue permits and the timing of permit issuances. Also, private individuals and the public at large possess rights to comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, new permits required by New Fording to fully exploit its properties may not be issued, or if issued, may not be issued in a timely fashion, or may contain requirements which restrict New Fording’s ability to conduct its mining operations or to do so profitably.

     Accuracy of Liability Accruals

      New Fording will provide various health and welfare benefits to its employees and retired employees, including pension benefits, health care and life insurance. Further, New Fording will, pursuant to the Arrangement, become the successor sponsor of such programs. Retirement obligations with respect to Fording’s current and retired employees as of December 31, 2001 were $137 million as described in Notes 6 and 14 of the 2001 consolidated financial statements. The projected pension benefit obligations accrued to December 31, 2001 are partially unfunded and Fording’s obligations relating to retirees’ health care and life insurance benefits are unfunded. The unfunded financial liability attaching to these obligations was estimated at $34 million as of December 31, 2001 using a number of assumptions, which amount may materially change. If the assumptions employed by New Fording to determine its liability for pension, health and welfare benefits to its employees and former employees changed materially, New Fording’s liability in connection with such benefits could be materially greater than the amounts which have been accrued in respect of such obligations, and such additional liability could have a material adverse effect upon New Fording.

      The funding requirements of Fording’s defined benefit pension plans are based on actuarial valuations. In recent years, the rates of investment return realized by Fording’s pension funds have been less than the rates assumed in the most recent actuarial valuations. These shortfalls in investment returns could lead to materially increased funding requirements following the next actuarial valuation. In addition, Fording is involved in proceedings pertaining to one of its pension plans which, depending on the outcome, could result in a material increase in funding requirements. Increases in pension funding requirements could have a material adverse effect on Available Cash.

      New Fording will also have obligations arising under federal, provincial and state environmental legislation in relation to future mine closures and land reclamation. These obligations are estimated based on permit requirements and various assumptions concerning costs and production. These obligations are currently unfunded. While Fording believes that it has properly accrued, in accordance with generally accepted accounting principles, for the costs likely to be incurred for these environmental matters, there can be no assurance that total liabilities and expenses for these matters will not increase in the future. The magnitude of these liabilities and the costs of fulfilling New Fording’s obligations cannot be predicted with certainty due to many factors such as the potential for new or changed legislation or the potential for the development of new remediation technologies. As a result, there can be no assurance that additional liabilities or expenses related to environmental matters will not be incurred in the future and such liabilities could have a material adverse effect upon New Fording.

     Estimates of Mineral Reserves and Resources May Not Reflect Actual Reserves and Resources

      While the estimates of reserves and resources incorporated by reference into this document have been prepared in accordance with industry standards and applicable law based on information which management believes to be reliable, there are numerous uncertainties inherent in the estimation of mineral reserves and resources. For example, the estimation of reserves and resources involves a determination of economic recovery of in situ minerals, which in turn requires Fording to make assumptions regarding the future price of Fording’s products and the cost of recovery, as well as other factors that are beyond Fording’s control. For these reasons, the actual mineral tonnage recovered from identified reserve areas or properties and revenues and expenditures related to the exploitation of New Fording’s reserves may vary materially from estimates. The estimates of reserves and resources therefore may not accurately reflect New Fording’s actual reserves and resources and may need to be restated in the future.

     New Fording’s Future Success Depends on its Ability to Economically Develop Mineral Deposits

      New Fording’s profitability will depend substantially on its ability to mine coal deposits which have the geological characteristics that enable them to be mined at competitive costs. Replacement deposits may not be available when required or may not be capable of being mined at costs comparable to those of the depleting mines. New Fording will seek to replace its economic mineral holdings through exploration and development of currently owned properties and the acquisition of properties from third parties. However, New Fording may not be able to fully assess the geological characteristics of any properties that it acquires until after the acquisition, which may adversely affect New Fording’s profitability and financial condition.

      New Fording will have extensive coal, wollastonite and potash properties which are undeveloped. Authorization from federal, provincial or state governments may be required before these properties can be brought into production. Access to such lands for mining purposes may be restricted by future legislation. Accordingly, there can be no assurance that the necessary authorizations will be provided or that New Fording’s resource properties will be developed in the future.

The Assertion of Aboriginal Rights Claims May Impair the Ability of New Fording to Further Develop Existing Properties or to Acquire New Properties

      Canadian courts have recognized that aboriginal peoples may continue to have certain rights at law in respect of land used or occupied by their ancestors where treaties have not been concluded which extinguished those rights. These rights may vary from limited rights of use for traditional purposes to a right of aboriginal title and will depend upon, among other things, the nature and extent of prior aboriginal use and occupation. The courts have encouraged the federal and provincial governments and aboriginal peoples to resolve rights claims through negotiation of treaties.

      In British Columbia, few treaties exist with aboriginal peoples. In the mid 1990s, the provincial government, together with the federal government, established the British Columbia Treaty Commission to facilitate negotiations with aboriginal peoples to resolve outstanding aboriginal rights and other claims. Under this process, aboriginal peoples file a statement of intent to negotiate, identifying the territory in which they historically lived and carried out traditional activities. Nearly all of the land in British Columbia has been identified as being part of a traditional territory for at least one aboriginal population.

      It is not possible to predict with certainty the impact that future treaties may have on resource development in British Columbia or the ability of New Fording to develop new properties or further develop existing properties.

Health Risks Associated with Certain of New Fording’s Industrial Minerals Products May Impair Profitability

      NYCO Minerals, Inc. (“NYCO”) produces wollastonite as its primary product. Earlier this year, analyses of some of the wollastonite product produced and shipped from NYCO’s Willsboro facility indicated the presence of small quantities of asbestiform tremolite (tremolite asbestos) at levels giving rise to certain labelling requirements in Canada and other jurisdictions. The levels detected in the samples analyzed did not require labelling in the United States. The source of asbestiform tremolite has been traced to one of several ore sources supplying the operation. This ore source has been segregated from Willsboro’s mining operations.

      Tremolite asbestos has been classified by the International Agency for Research on Cancer (“IARC”) as a Group 1 agent. This category is used when there is sufficient evidence of carcinogenicity when humans are exposed to the substance in certain circumstances. The earlier presence of tremolite asbestos at one of NYCO’s ore sources and in some of its products could result in NYCO becoming exposed to liabilities, including worker’s compensation and product liability claims. Further, in the event that NYCO’s wollastonite products continued to contain small amounts of asbestiform tremolite, the demand for these products could materially decrease.

      Tripoli produced at American Tripoli, Inc. is a type of crystalline silica which has been classified by the IARC as Group 1 agent. In the event that it was demonstrated that tripoli contributed to the development of cancer, the markets for this product would be very limited and American Tripoli, Inc. could become exposed to workers’ compensation and product liability claims.

     New Fording’s Operations in and Sales to Foreign Countries Expose it to Certain Risks

      In addition to Canada and the United States, New Fording will operate in Mexico and will sell its products to customers located around the world. Operations and sales to customers in foreign countries will expose New Fording to added risks and uncertainties due to the different economic, political and cultural environments of those countries. Some of these risks will include the nationalization of foreign enterprises, expropriation of assets without adequate compensation, social unrest, political uprisings, trade barriers, capital flow controls and material changes in taxation. For example, Fording’s Mexican operation has been affected negatively by a lack of infrastructure and Fording has been required to make substantial investments in roadways and other physical improvements. In addition, the Mexican operation has, at times, been negatively affected by inconsistent assessment of taxes and has had to contend with higher rates of inflation than experienced in Canada.

     Derivative Instruments May Affect New Fording’s Profitability

      From time to time, New Fording may employ forward currency exchange contracts, interest rate swap agreements and other derivative instruments to hedge its exposure to specific financial risks. While forward currency exchange contracts can provide protection to New Fording from certain fluctuations in currencies and therefore its realized selling price, they will correspondingly limit New Fording’s opportunities to capitalize on favourable changes in the factors that have been hedged by these instruments. In a period of volatile economic conditions, these derivative instruments may reduce New Fording’s profitability relative to what it would have realized in the absence of the derivative instruments and relative to competitors of New Fording who have hedged their risk exposure to a different degree or are unhedged.

     New Fording’s Ability to Operate Effectively Could be Impaired if it Loses Key Personnel

      New Fording’s future success will be dependent in large part on the continued services of Fording’s senior management team. The loss of such key personnel could have a material adverse effect on New Fording’s financial condition or results of operations.

     Forward-Looking Information May Prove Inaccurate

      Fording has made forward-looking statements in this Information Circular that are subject to risks and uncertainties. Investors should note that many factors, some of which are discussed elsewhere in this Information Circular, could affect future financial results and could cause those results to differ materially from those expressed in the forward-looking statements.

DOCUMENTS INCORPORATED BY REFERENCE

      The following documents, filed with the various securities commissions or similar authorities in Canada, are specifically incorporated by reference in and form an integral part of this Information Circular:

(a)	the Corporation’s Material Change Report dated October 1, 2001;

(b)	the Corporation’s audited consolidated financial statements for the year ended December 31, 2001, together with the notes thereto and the auditors’ report thereon (the “Annual Consolidated Financial Statements”);

(c)	the Corporation’s Information Circular dated March 13, 2002 distributed in connection with its annual and special meeting of shareholders held on April 15, 2002;

(d)	the Corporation’s 2001 Annual Report, together with Management’s Discussion and Analysis;

(e)	the Corporation’s Annual Information Form dated May 16, 2002;

(f)	the Corporation’s unaudited consolidated financial statements for the three months ended March 31, 2002, the six months ended June 30, 2002 and the nine months ended September 30, 2002 (the “Interim Consolidated Financial Statements” and, together with the Annual Consolidated Financial Statements, the “Consolidated Financial Statements”), including Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three months ended March 31, 2002, the six months ended June 30, 2002 and the nine months ended September 30, 2002;

(g)	the Corporation’s press releases dated: October 1, 2001; October 5, 2001; October 23, 2001; January 30, 2002; April 15, 2002; April 30, 2002; July 2, 2002; July 4, 2002; July 8, 2002; July 23, 2002; July 24, 2002; August 6, 2002; September 30, 2002; October 1, 2002; October 3, 2002; October 21, 2002; October 22, 2002; October 25, 2002; November 6, 2002; November 12, 2002 and November 20, 2002; and

(h)	the Corporation’s Directors’ Circular dated November 6, 2002 recommending rejection of the Offer.

      All documents of the kind referred to above filed by Fording with a securities commission or any similar authority in Canada after the date of this Information Circular and prior to the completion of the Arrangement, including without limitation, the Corporation’s press release dated November 22, 2002, shall be deemed to be incorporated by reference into this Information Circular.

      Any statement contained in this Information Circular or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Information Circular to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Circular.

      Copies of the documents incorporated by reference may be accessed on SEDAR (www.sedar.com) and on EDGAR (www.sec.gov) or obtained on request without charge from Mr. James F. Jones, Corporate Secretary at Suite 1000, 205 – 9th Avenue SE, Calgary, Alberta, Canada T2G 0R4.

RECENT DEVELOPMENTS

      The joint venture agreement between Pohang Steel Canada Limited and FCL regarding the operation of the Greenhills mine terminates on March 31, 2003 if prior to December 31, 2002 Pohang Iron and Steel Company Limited (“Posco”) and FCL have not entered into coal sales agreements on mutually satisfactory terms providing for coal deliveries between April 1, 2003 and March 31, 2013. FCL and Posco are presently negotiating such agreements.

OTHER MEETING MATTERS

Unitholder Rights Plan

      The Corporation is seeking approval by Shareholders of a Unitholder Rights Plan to be adopted by the Fund on the Effective Date. The Board of Directors recommends that the Shareholders vote FOR the Unitholder Rights Plan. See Schedule “A” to Appendix G for the full text of the Unitholder Rights Plan. Capitalized terms used in this section but not defined herein shall have the respective meanings ascribed to them in the Unitholder Rights Plan.

     Purpose of the Unitholder Rights Plan

      The main terms of the proposed Unitholder Rights Plan are substantially the same as the Corporation’s existing Shareholder Rights Plan, modified appropriately to reflect the income trust structure. The purpose of the Unitholder Rights Plan is to:

(a)	provide the Trustees with sufficient time, in the event of a public take-over bid or tender offer for the Units, to pursue alternatives which could enhance Unitholder value;

(b)	result in Unitholders not feeling compelled to tender to a take-over bid which Unitholders consider to be inadequate; and

(c)	result in equal treatment of Unitholders with a fair sharing of any control premium.

      The Unitholder Rights Plan encourages a potential acquiror to proceed either (a) by way of a “Permitted Bid” (defined below), which requires the take-over bid to satisfy certain minimum standards designed to promote fairness, or (b) with the concurrence of the Trustees.

      A “Permitted Bid” is defined as being a bid which:

(a)	has been made by way of a take-over bid circular;

(b)	has been made to all Unitholders of the Fund;

(c)	is outstanding for a minimum of 60 days;

(d)	provides that no shares deposited to such bid will be taken up and paid for:

(i)	prior to the day which is 60 days following the date of the take-over bid; and

(ii)	unless on that date, more than 50% of the outstanding Units held by “Independent Unitholders” (generally, Unitholders who are unrelated to the bidder) have been deposited and not withdrawn; and

(e)	provides that if more than 50% of the Units held by Independent Unitholders are tendered to the bid and not withdrawn within the 60-day period, the bidder must make a public announcement to that effect and allow for the tendering of outstanding Units for an additional ten day period.

      In recommending adoption of the Unitholder Rights Plan, the Board of Directors considered the legislative framework in Canada governing take-over bids, which continues to raise the following concerns for Unitholders:

     Time

      Current legislation permits a take-over bid to expire 35 days after it is commenced. The Board of Directors is of the view that this is not sufficient time to permit Unitholders to consider a take-over bid and make a reasoned and unhurried decision. The Unitholder Rights Plan, through the incorporation of the Permitted Bid concept, provides a mechanism whereby the minimum expiry period of a take-over bid must be 60 days after the date of the bid, and the bid must remain open for a further period of ten Business Days after 50% of the outstanding Units held by Independent Unitholders have been tendered. These provisions are intended to ensure that Unitholders have adequate time to evaluate an offer and to oppose the offer while retaining the ability to tender to the offer once it is clear that the offer will be successful.

     Pressure to Tender

      A Unitholder may feel compelled to tender to a take-over bid which the Unitholder considers to be inadequate out of a concern that, in failing to do so, the Unitholder may be left with illiquid or minority discounted Units. This is particularly so in the case of a partial take-over bid for less than all of the outstanding Units in circumstances where the bidder wishes to obtain a control position but does not wish to acquire all of the Units. The Unitholder Rights Plan provides a Unitholder tender approval mechanism which is intended to ensure that a Unitholder can separate the decision to tender from the approval or disapproval of a particular take-over bid by requiring that a bid remain open for ten further Business Days following a public announcement that more than 50% of the voting shares held by Independent Unitholders have been deposited.

     Unequal Treatment: Full Value

      While existing provincial securities legislation has substantially addressed many concerns of unequal treatment, there remains the possibility that control of the Fund may be acquired pursuant to a private agreement in which a small group of Unitholders dispose of their Units at a premium to market price, which premium is not shared with the other Unitholders. In addition, a person may slowly accumulate Units through stock exchange acquisitions which may result, over time, in an acquisition of control without payment of fair value for control or a fair sharing of a control premium among all Unitholders. The Unitholder Rights Plan addresses these concerns as its provisions can be triggered regardless of the manner by which a person acquires the Units, to better ensure that Unitholders receive equal treatment.

     Fiduciary Obligations of the Trustees

      The Unitholder Rights Plan does not detract from or lessen the duty of the Trustees to act honestly and in good faith with a view to the best interests of the Fund.

     Operation of the Unitholder Rights Plan

      The following summary of the Unitholder Rights Plan is qualified in its entirety by reference to the text of the Unitholder Rights Plan, which is attached as Schedule “A” to Appendix G.

      If the Unitholder Rights Plan Resolution is approved and the Arrangement becomes effective, the Unitholder Rights Plan will come into force on the Effective Date. The Unitholder Rights Plan must be reconfirmed at every third annual Unitholders’ meeting following such date. In any event, the Unitholder Rights Plan will expire on the tenth anniversary of the Effective Date, unless it terminates prior to that time due to its failure to be reconfirmed by Unitholders.

      Under the Unitholder Rights Plan, on the Effective Date, one Right will be issued in respect of each Unit issued under the Arrangement. The Rights will separate from the Units and will be exercisable ten trading days after a person has acquired, or commenced a take-over bid to acquire, beneficial ownership of 20% or more of the Units (a “Flip-in Event”). Ten trading days after the occurrence of the Flip-in Event, each Right, other than Rights held by the Person (including other Persons acting in concert with that Person) that initiated the Flip-in Event, will permit the holders of Rights to purchase Units at a 50% discount to their market price. The Rights are not exercisable if the acquisition is made pursuant to a Permitted Bid. The Rights are also not exercisable if the acquisition is made pursuant to a prospectus offering, private placement or securities exchange take-over bid involving the issuance of Units that have not been previously distributed.

      The Trustees of the Fund may, prior to a Flip-in Event, waive the application of the Unitholder Rights Plan if the take-over bid is made by way of a take-over circular to all holders of Units. Certain exemptions are also provided for investment advisors, trust companies and certain other investment and pension fund managers who acquire 20% or more of the Units, provided that they are not making a take-over bid.

     Approval of Unitholder Rights Plan Resolution and Recommendation of the Board of Directors

      To become effective, the Unitholder Rights Plan Resolution must be approved by a simple majority of the votes cast by the Shareholders voting in person or by proxy at the Meeting. Approval by Shareholders of the Unitholder Rights Plan Resolution is a condition to the completion of the Arrangement.

      The Board of Directors has concluded that adoption of the Unitholder Rights Plan is in the best interests of the Shareholders and unanimously recommends that Shareholders vote FOR the Unitholder Rights Plan Resolution.

Key Employee Unit Option Plan

      The Corporation is seeking approval by Shareholders of a Key Employee Unit Option Plan to be adopted by the Fund on the Effective Date and the reservation of 3.6 million Units issuable on exercise of options to acquire Units. The Key Employee Unit Option Plan will provide for the issuance to the officers and key employees of, and consultants to, the Fund and its subsidiaries (including New Fording), at the discretion of the Trustees, of options to purchase Units for cash. The purpose of the Key Employee Unit Option Plan is to assist and encourage officers, key employees and consultants to the Fund and its subsidiaries to work toward and participate in the growth and development of the Fund and its subsidiaries. See “Treatment of Optionholders”.

      To become effective, the Key Employee Unit Option Plan Resolution must be approved by a simple majority of the votes cast by the Disinterested Shareholders voting in person or by proxy at the Meeting. Approval by Disinterested Shareholders of the Key Employee Unit Option Plan is a condition to the completion of the Arrangement. The full text of the Key Employee Unit Option Plan Resolution is set out at Schedule “A” to Appendix H to this Information Circular.

      The Board of Directors has concluded that adoption of the Key Employee Unit Option Plan is in the best interests of the Shareholders and unanimously recommends that Shareholders vote FOR the Key Employee Unit Option Plan Resolution.

Appointment of Fund Auditor

      The Corporation is seeking approval by Shareholders of the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, as independent auditor of the Fund for the ensuing year and the granting of authority to the Trustees to fix their remuneration.

      The PWC Resolution must be approved by a simple majority of the votes cast by Shareholders voting in person or by proxy at the Meeting. The full text of the PWC Resolution is set out at Appendix I to this Information Circular.

      The Board of Directors has concluded that the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, as independent auditors of the Fund for the ensuing year and the granting of authority to the Trustees to fix their remuneration is in the best interests of Shareholders and unanimously recommends that Shareholders vote FOR the PWC Resolution.

SOLICITATION OF PROXIES AND VOTING AT THE MEETING

      This Information Circular is being furnished in connection with the solicitation of proxies by the management of the Corporation for use at the Meeting to be held at 9:00 a.m. (Mountain Standard Time) on December 20, 2002 at the place and for the purposes set forth in the Notice of Meeting.

      The solicitation will be primarily by mail, but proxies may also be solicited personally by telephone or other personal contact by representatives or agents of Fording retained to assist in the solicitation of proxies in Canada and the United States. The cost of preparing, assembling and mailing this Information Circular, the Notice of Meeting, the forms of proxy and any other material relating to the Meeting has been or will be borne by Fording. Fording will reimburse brokers and other entities for reasonable costs incurred by them in mailing materials to the Securityholders in connection with the Meeting.

      To be represented at the Meeting, Securityholders must either attend the Meeting in person or sign, date and mail the enclosed form of proxy or such other proper form of proxy prepared specifically for use at the Meeting, to Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 (Attention: Proxy Department), by personal delivery, courier, mail or facsimile transmission to (416) 263-9524 (toll free 1-866-249-7775) by 5:00 p.m. (Mountain Standard Time) on December 18, 2002 or otherwise at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time set for any adjournment or postponement thereof.

      One form of proxy accompanies this Information Circular, either a GREEN proxy for use by Common Shareholders or a BLUE proxy for use by Optionholders. Both Shareholders and Optionholders are entitled to vote on the Arrangement Resolution. Only Shareholders are entitled to vote on the Unitholder Rights Plan Resolution, Key Employee Unit Option Plan Resolution and the PWC Resolution. If you are both a Shareholder and an Optionholder, you will receive two packages containing this Information Circular and an accompanying form of proxy. In that case, please be sure to return both the GREEN proxy and the BLUE proxy.

     Appointment of Proxyholder

      The persons named in the enclosed form of proxy are directors of Fording. A Securityholder has the right to appoint a person (who need not be a Securityholder), other than the persons designated in the accompanying form of proxy, to represent the Securityholder at the Meeting. Such right may be exercised by inserting the name of such person in the blank space provided in such form of proxy.

     Revocability and Voting of Proxies

      A Securityholder who has given a proxy may revoke the proxy by filing an instrument in writing prepared for the purpose of the Meeting executed by the Securityholder or by the Securityholder’s duly appointed attorney (the “Revocation”) with Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 (Attention: Proxy Department), by personal delivery, courier, mail or facsimile transmission to (416) 263-9524 (toll free 1-866-249-7775), at any time up to and including the last Business Day preceding the date of the Meeting, or by filing the Revocation with the Chair of the Meeting prior to the commencement of the Meeting. The execution of a proxy will not affect a Securityholder’s right to attend the Meeting and vote in person provided such proxy is revoked prior to the commencement of the Meeting in the manner aforesaid.

      Securities represented by properly executed proxies in the enclosed form (if executed in favour of the Corporation’s nominees and deposited as provided in the Notice of Meeting) will be voted or withheld from voting in accordance with the instructions of the Securityholder on any ballot that may be called for, and if the Securityholder specifies a choice with respect to any matter to be acted upon at the Meeting, Securities represented by properly executed proxies will be voted accordingly.

      In the absence of any instructions on the proxy, the Securities which such proxy represents will be voted FOR:

(i)	the Arrangement Resolution;

(ii)	the Unitholder Rights Plan Resolution;

(iii)	the Key Employee Unit Option Plan Resolution; and

(iv)	the PWC Resolution,

to the extent such Securities are entitled to vote on the resolution in question.

      The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting, on which the proxyholder is entitled to vote. At the date of this Information Circular, management of Fording knows of no such amendments, variations or other matters to come before the Meeting, other than the matters referred to in the Notice of Meeting. If any such other matter, or amendments to or variation of the matters identified in the Notice of Meeting should properly come before the Meeting, proxies received pursuant to this solicitation will be voted on such amendments, variations and other matters in accordance with the judgment of the person voting the proxy.

     Advice to Beneficial Owners of Common Shares

      The information set forth in this section is of significant importance to many Shareholders, as a substantial number of Shareholders do not hold shares in their own name. Shareholders who hold Common Shares through their brokers, intermediaries, trustees or other persons, or who otherwise do not hold their Common Shares in their own name (referred to in this section as “Beneficial Shareholders”) should note that only proxies deposited by Shareholders whose names appear on the records of Fording, may be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Beneficial Shareholder by a broker, then in almost all cases those Common Shares will not be registered in the Beneficial Shareholder’s name on the records of Fording. Such Common Shares will more likely be registered under the names of the broker or an agent of that broker. In Canada, the vast majority of shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities, which acts as nominee for many Canadian brokerage firms). Shares held by brokers, agents or nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers, agents and nominees are prohibited from voting shares for the brokers’ clients. Therefore, Beneficial Shareholders should ensure that instructions respecting the voting of their Common Shares are communicated to the appropriate person by the appropriate time.

      Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. Each intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders to ensure that their Common Shares, as applicable, are voted at the appropriate meeting. The purpose of the form of proxy or voting instruction form supplied to a Beneficial Shareholder by its broker, agent or nominee is limited to instructing the registered shareholder (the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Independent Investor Communications Corporation (“IICC”). IICC typically supplies a voting instruction form, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the forms to IICC or follow specified telephone or internet voting procedures. IICC then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting. A Beneficial Shareholder receiving a voting instruction form from IICC cannot use that form to vote Common Shares directly at the respective meeting. The voting instruction forms must be returned to IICC or the telephone or internet procedures completed well in advance of the respective meeting in order to have such shares voted.

      Although Beneficial Shareholders may not be recognized directly at the appropriate meeting for the purpose of voting Common Shares registered in the name of their broker, agent or nominee, a Beneficial Shareholder may attend at the appropriate meeting as proxyholder for the registered Shareholder and vote the Common Shares, as the case may be, in that capacity. Beneficial Shareholders who wish to attend at the appropriate meeting and indirectly vote their Common Shares, as the case may be, as proxyholder for the registered shareholder, should enter their own names in the blank space on the form of proxy or voting instruction form provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or agent), well in advance of the appropriate meeting.

Information Agent

      The Corporation has retained Georgeson Shareholder Communications Canada Inc. (“Georgeson Shareholder”) to act as information agent in connection with the Arrangement. Georgeson Shareholder will assist in the solicitation of proxies. The Corporation has agreed to pay Georgeson Shareholder a fee for acting as information agent in connection with the Arrangement and for assisting in the solicitation of proxies.

      Any questions or requests for assistance in connection with the Arrangement should be made directly to Georgeson Shareholder. Shareholders with questions should contact Georgeson Shareholder at 1-866-254-7864 for service in English or 1-866-258-7293 for service in French.

VOTING SHARES AND PRINCIPAL HOLDERS

      The Securities are the only securities in the capital of the Corporation entitled to vote at the Meeting. As at November 15, 2002, 50,656,443 Common Shares and 776,034 Options were issued and outstanding. Securityholders are entitled to one vote for each such Security held. The only resolution that holders of Options will consider and vote on is the Arrangement Resolution.

      The presence, in person or by proxy, by at least two holders of Common Shares holding not less than 10% of the total number of issued and outstanding Common Shares is necessary for a quorum at the Meeting.

      The Board of Directors has fixed the close of business on November 19, 2002 as the record date for the purpose of determining the Securityholders entitled to receive notice of the Meeting, but the failure of any such Securityholder to receive notice of the Meeting does not deprive the Securityholder of the right to vote at the Meeting. Under the CBCA, Securityholders whose names have been entered on the respective registers of the Corporation at the close of business on November 19, 2002 are entitled to receive notice of and to vote at the Meeting.

      To the knowledge of Fording, its directors and officers, no person beneficially owns, directly or indirectly, or exercises control or direction over, in excess of 10% of any class of voting securities of Fording.

DISSENTING SHAREHOLDER RIGHTS

      Section 190 of the CBCA provides shareholders with the right to dissent from certain resolutions of a corporation which effect extraordinary corporate transactions or fundamental corporate changes. The Interim Order expressly provides Shareholders with the right to dissent from the Arrangement Resolution pursuant to section 190 of the CBCA with modifications to the provisions of section 190 as provided in the Plan of Arrangement and the Interim Order. Any registered holder who dissents from the Arrangement Resolution in compliance with section 190 of the CBCA, as modified by the Plan of Arrangement and the Interim Order, will be entitled, in the event the Arrangement becomes effective, to be paid the fair value of the Common Shares registered to such Dissenting Shareholder. The fair value of the Common Shares held by a Dissenting Shareholder, referred to in subsection 190(3) of the CBCA, shall be determined by the court. The valuation date utilized by the court for this purpose will be the close of business on the day before the Meeting. The Interim Order provides that New Fording, as successor to Fording, may, in its sole discretion, pay or cause to be paid such fair value amount in cash or in Units, or in a combination of cash and Units. Where New Fording elects to pay fair value to a Dissenting Shareholder in the form of Units, whether in whole or in part, New Fording will also pay an amount representing the reasonable ordinary course brokerage charges incurred by a holder in disposing of a comparable number of Units through the market. The number of Units issuable by New Fording in lieu of making a cash payment shall be determined by reference to the weighted average closing price of the Units as quoted on the TSX, the NYSE, or another major stock exchange, for the five trading days immediately preceding the date of the court determination of value. The Board of Directors of Fording has the discretion under the Arrangement Resolution not to proceed with the Arrangement and could choose to exercise such discretion in the event that any Shareholder dissents.

      Section 190 of the CBCA provides that a shareholder may only make a claim under that section with respect to all the shares of a class held by the shareholder on behalf of any one beneficial owner and registered in the shareholder’s name. One consequence of this provision is that a Shareholder may only exercise the right to dissent under section 190 as modified by the Plan of Arrangement and the Interim Order in respect of Common Shares which are registered in that Shareholder’s name. In many cases, shares beneficially owned by a non-registered holder are registered either:

(a)	in the name of an intermediary, or

(b)	in the name of a clearing agency (such as CDS) of which the intermediary is a participant.

      Accordingly, a non-registered holder will not be entitled to exercise the right to dissent under section 190 directly unless the shares are re-registered in the non-registered holder’s name.

      A non-registered holder who wishes to exercise the Dissent Rights should immediately contact the intermediary with whom the non-registered holder deals in respect of its Common Shares and either:

(a)	instruct the intermediary to exercise the right to dissent on the non-registered holder’s behalf (which, if the Common Shares are registered in the name of CDS or other clearing agency, would require that the Common Shares first be re-registered in the name of the intermediary), or

(b)	instruct the intermediary to re-register the Common Shares in the name of the non-registered holder, in which case the non-registered holder would have to exercise the Dissent Rights directly.

      A Shareholder who wishes to dissent must deliver a Dissent Notice to Fording c/o Computershare Trust Company of Canada, at Suite 600, 530 – 8th Avenue, SW Calgary, Alberta, T2P 3S8, (Attention: Stock Transfer Services), by personal delivery, courier, mail or by facsimile transmission to (403) 267-6529 (Attention: Stock Transfer Services), on or before 5:00 p.m. (Mountain Standard Time) on December 18, 2002, or otherwise at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of any adjournment or postponement thereof. It is important that Shareholders strictly comply with this requirement, which is different from the statutory dissent provisions of the CBCA.

      Upon sending a Dissent Notice in accordance with the foregoing paragraph, a Shareholder who does not subsequently vote in favour of the Arrangement Resolution will be deemed to have irrevocably exercised his or her Dissent Rights and will not be permitted to withdraw or abandon his or her Dissent Notice except with the consent of Fording. In addition, any Shareholder who sends a Dissent Notice as provided above:

(a)	will be deemed to have concurrently sent a demand for payment of the fair value of such securities (a “Demand for Payment”) as provided for in section 190(7) of the CBCA;

(b)	must deliver his certificates representing Common Shares to New Fording at the address provided in the paragraph immediately above within 30 days after receiving written notice from New Fording that the Arrangement Resolution has been adopted by the Shareholders and in the absence of such delivery such Shareholder will be deemed to have so delivered his or her certificates representing Common Shares; and

(c)	ceases to have any rights as a holder of the Common Shares in respect of which the Shareholder has dissented other than the right to be paid the fair value of the Common Shares as determined pursuant to the Interim Order, unless:

(i)	New Fording consents to the withdrawal or abandonment of the Dissent Notice of the Shareholder;

(ii)	New Fording fails to make an offer to pay (an “Offer to Pay”) in accordance with section 190(12) of the CBCA;

(iii)	the Board of Directors revokes the Arrangement Resolution; or

(iv)	the application by Fording to the Court for the Final Order is refused and all appeal rights in respect of such refusal have been exhausted without success, in which case the Dissenting Shareholder’s rights as a Shareholder will be reinstated.

      It is important that Shareholders consider these requirements which amend the dissent procedures in the CBCA.

      The filing of a Dissent Notice does not deprive a Shareholder of the right to vote at the Meeting; however, a Shareholder who has submitted a Dissent Notice and who votes in favour of the Arrangement Resolution will no longer be considered a Dissenting Shareholder. The CBCA does not provide, and Fording will not assume, that a vote against the Arrangement Resolution or an abstention constitutes a Dissent Notice but a Shareholder need not vote his or her Common Shares against the Arrangement Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxyholder to vote for the Arrangement Resolution does not constitute a Dissent Notice; however, any proxy granted by a Shareholder who intends to dissent, other than a proxy that instructs the proxyholder to vote against the Arrangement Resolution, should be validly revoked in order to prevent the proxyholder from voting such Common Shares in favour of the Arrangement Resolution and thereby causing the Shareholder to forfeit his or her Dissent Rights.

      New Fording is required, within ten days after the Shareholders approve the Arrangement Resolution, to notify each Dissenting Shareholder that the Arrangement Resolution has been adopted. Such notice is not required to be sent to any Shareholder who voted for the Arrangement Resolution or who has withdrawn his or her Dissent Notice with the consent of New Fording.

      As noted above, a Demand for Payment by a Dissenting Shareholder will be deemed to have been sent at the same time that such holder’s Dissent Notice is sent. Any Dissenting Shareholder who fails to send to New Fording a Demand for Payment will be deemed to have done so within the required time frame. A Dissenting Shareholder who fails to send certificates representing the Common Shares in respect of which he or she dissents will be deemed to have done so.

      Notwithstanding anything herein to the contrary, New Fording will be under no obligation to deliver the consideration, and no interest will accrue thereon, for the fair value of any Common Shares held by a Dissenting Shareholder who accepts an Offer to Pay or who receives a court-ordered valuation under section 190(22) of the CBCA, until such Dissenting Shareholder actually delivers his or her certificates representing Common Shares to New Fording c/o the Transfer Agent as provided above.

      In addition, pursuant to the Plan of Arrangement, Shareholders who duly exercise such rights of dissent and who:

(a)	are ultimately entitled to be paid fair value for their Common Shares will be deemed to have their Common Shares cancelled immediately prior to the Effective Time in consideration of the fair value paid to them by New Fording and will not be entitled to any other payment or consideration including any payment that would be payable under the Arrangement had such holders not exercised their right of dissent; or

(b)	are ultimately not entitled, for any reason, to be paid fair value for their Common Shares will be deemed to have participated in the Arrangement on the same basis as any non-Dissenting Shareholder.

      New Fording is required, not later than seven days after the later of the Effective Date and the date on which New Fording received the Demand for Payment of a Dissenting Shareholder, to send to each Dissenting Shareholder, an Offer to Pay for his or her Common Shares in an amount considered by the board of directors of New Fording to be the fair value of the Common Shares, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be on the same terms. New Fording must pay or arrange payment in cash, or at its option Units, or a combination of cash and Units, for the Common Shares of a Dissenting Shareholder within ten days after an Offer to Pay has been accepted by a Dissenting Shareholder, but any such offer lapses if New Fording does not receive an acceptance within 30 days after the Offer to Pay has been made.

      If New Fording fails to make an Offer to Pay for a Dissenting Shareholder’s Common Shares, or if a Dissenting Shareholder fails to accept an offer which has been made, New Fording may, within 50 days after the Effective Date or within such further period as a court may allow, apply to court to fix a fair value for the Common Shares of the Dissenting Shareholder. If New Fording fails to apply to court, a Dissenting Shareholder may apply to court for the same purpose within a further period of 20 days or within such further period as the court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

      Upon an application to court, all Dissenting Shareholders whose Common Shares have not been purchased by New Fording will be joined as parties and bound by the decision of the court, and New Fording will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of his, her or its right to appear and be heard in person or by counsel. Upon any such application to court, the court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the Common Shares of all Dissenting Shareholders who did not accept an Offer to Pay. The final order of the court will be rendered against New Fording in favour of each Dissenting Shareholder and for the amount of the fair value of his or her Common Shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the Effective Date until the date of payment. An application to the court by either New Fording or a Dissenting Shareholder must be in the Province of Alberta or in the Province within which the Dissenting Shareholder resides if New Fording carries on business in that Province.

      Shareholders who are considering exercising Dissent Rights should be aware that Dissenting Shareholders are not entitled to make any election for the consideration they will receive and there can be no assurance that the fair value of their Common Shares as determined under the applicable provisions of the CBCA as modified by the Plan of Arrangement and the Interim Order will be more than or equal to the consideration available under the Arrangement. In addition, any judicial determination of fair value will result in delay of receipt by a Dissenting Shareholder of consideration for such Shareholder’s Common Shares.

      The foregoing is only a summary of the Dissenting Shareholder provisions of the CBCA as modified by the Plan of Arrangement and the Interim Order, which are technical and complex. A complete copy of section 190 of the CBCA is set out at Appendix F to this Information Circular and a complete copy of the Plan of Arrangement is set out at Schedule “A” to Appendix A.

      It is recommended that any Shareholder wishing to avail himself of his Dissent Rights under those provisions seek legal advice as failure to comply strictly with the provisions of the CBCA as modified by the Plan of Arrangement and the Interim Order may prejudice his Dissent Rights. For a general summary of certain income tax implications to a Dissenting Shareholder, see “Canadian Federal Income Tax Considerations”.

INTERESTS OF CERTAIN PERSONS IN THE ARRANGEMENT

AND INTENTIONS OF SUCH PERSONS

      To the knowledge of the directors and officers of the Corporation, no person beneficially owns or exercises control or direction over more than 10% of the outstanding Common Shares.

      As of November 5, 2002, the directors and senior officers of the Corporation owned beneficially, directly or indirectly, or exercised control or direction over an aggregate of 117,098 Common Shares and 481,684 Options representing approximately 0.23% of the issued and outstanding Common Shares and 62.07% of the issued and outstanding Options. Management of the Corporation understands that each of Fording’s directors and officers presently intends to vote the Common Shares and Options owned or controlled by him or her in favour of the Arrangement Resolution and the other resolutions proposed to be considered at the Meeting.

      None of the principal holders of Common Shares or Options or any director or officer of the Corporation, or any associate or affiliate of any of the foregoing persons, has any material interest in any matter to be acted on at the Meeting or in any transaction in the last three years or any proposed transaction that has materially affected, or will materially affect, the Corporation or any of its affiliates except as disclosed above or elsewhere in this Information Circular or in the documents incorporated herein by reference. See “Governance of the Fund and New Fording — Compensation Plans — Change in Control Agreements”.

      Fording management is not aware of any material interest, direct or indirect, any person owning, directly or indirectly, more than 10% of the Common Shares, or any associate or affiliate of any such person in any other proposed transaction that has materially affected or will materially affect the Corporation or any of its affiliates, except as discussed elsewhere in this Information Circular or in the documents incorporated herein by reference.

AUDITORS, TRANSFER AGENT AND REGISTRAR

      The auditor of the Corporation is PricewaterhouseCoopers LLP, Chartered Accountants.

      Computershare Trust Company of Canada is the Transfer Agent and registrar for the Common Shares at its principal offices in Calgary, Alberta, Toronto, Ontario, Montreal, Quebec, Vancouver, British Columbia and New York, New York.

LEGAL PROCEEDINGS

      Other than as discussed elsewhere in this Information Circular or in the documents incorporated herein by reference, the Corporation is not aware of any material legal proceedings to which the Corporation, or its subsidiaries, is a party and to which their property is subject.

MANAGEMENT CONTRACTS

      The Corporation has a services agreement dated as of January 1, 2002 with Strategic Assessment Corporation and John Somers (the “Services Agreement”) pursuant to which John Somers of Calgary, Alberta was engaged to direct and manage Fording’s industrial minerals marketing business. Strategic Assessment Corporation’s address is 720 Broadway Avenue, Saskatoon, Saskatchewan S7N 1B4. The amounts paid under the Services Agreement include a monthly payment of approximately $19,287 and the reimbursement of all travel and other expenses incurred in connection with the performance of the Services Agreement. The Services Agreement also provides for certain performance-based bonuses. The Services Agreement is renewable, at the option of Fording, for successive one year terms and may be terminated by Fording for any reason upon one month’s written notice.

EXPENSES OF THE ARRANGEMENT

      The estimated costs to be incurred by the Corporation relating to the Arrangement and the Offer including, without limitation, financial advisory, accounting and legal fees, the preparation and printing of this Information Circular and other out-of-pocket expenses are expected to aggregate approximately $25 million.

LEGAL MATTERS

      Osler, Hoskin & Harcourt LLP, Canadian legal counsel to the Corporation, Subco, FCL and the Fund, has advised the Corporation, Subco, FCL and the Fund with respect to certain Canadian legal matters disclosed in this Information Circular. Sidley Austin Brown & Wood, U.S. legal counsel to the Corporation, Subco, FCL and the Fund, has advised the Corporation, Subco, FCL and the Fund with respect to certain U.S. legal matters disclosed in this Information Circular.

      As of the date hereof, partners and associates of these firms collectively owned beneficially, directly or indirectly, less than 1% of the Common Shares of Fording.

SOLICITING DEALERS

      The Corporation has retained the services of RBC to form and manage a soliciting dealers group to solicit proxies on behalf of management of the Corporation from Shareholders in respect of the Meeting. The soliciting dealers group, including RBC, will be paid a solicitation fee for each vote solicited in favour of the Arrangement on the basis of $0.15 for each such favourable vote, subject to a minimum fee of $75 and a maximum fee of $1,500, provided that no fee will be payable in respect of any vote solicited from a beneficial or registered holder of fewer than 500 Common Shares. It is not possible at the date hereof to estimate the total solicitation fees that will be incurred as a result of implementing these proxy solicitation arrangements.

INFORMATION AGENT

      The Corporation has retained Georgeson Shareholder to act as information agent in connection with the Arrangement. Georgeson Shareholder will assist in the solicitation of proxies. The Corporation has agreed to pay Georgeson Shareholder a fee for acting as information agent in connection with the Arrangement and for assisting in the solicitation of proxies.

      Any questions or requests for assistance in connection with the Arrangement should be made directly to Georgeson Shareholder. Shareholders with questions should contact Georgeson Shareholder at 1-866-254-7864 for service in English or 1-866-258-7293 for service in French.

ELIGIBILITY FOR INVESTMENT

      In the opinion of Osler, Hoskin & Harcourt LLP, counsel for the Fund, based on the current provisions of the Canadian Tax Act, the Units will be qualified investments under the Canadian Tax Act on the date on which the Arrangement is completed for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profits sharing plans and registered education savings plans (collectively, “Plans”) provided the Fund is a mutual fund trust under the Canadian Tax Act. In the opinion of such counsel, based in part on a certificate of the Corporation as to factual matters, and based on the current provisions of the Canadian Tax Act, the Units will not constitute “foreign property” on the date on which the Arrangement is completed for the purposes of the tax imposed under Part XI of the Canadian Tax Act on Plans (other than registered education savings plans), registered investments and other tax exempt entities, including most registered pension funds or plans. Registered education savings plans are not subject to the foreign property rules.

OTHER BUSINESS

      Management of the Corporation is not aware of any matter to come before the Meeting other than the matters referred to in the Notice of Meeting. However, if any other matter properly comes before the Meeting, the accompanying forms of proxy confer discretionary authority to vote with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters that may properly come before the Meeting.

APPROVAL OF DIRECTORS

      The contents of this Information Circular and the sending of this Information Circular to Securityholders have been approved by the Board of Directors of Fording Inc.

November 20, 2002

BY ORDER OF THE BOARD OF DIRECTORS

“RICHARD F. HASKAYNE”

Richard F. Haskayne O.C., F.C.A.
Chairman of the Board of Directors

      The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

“JAMES G. GARDINER”	“ALLEN R. HAGERMAN”

James G. Gardiner	Allen R. Hagerman, F.C.A.
President, Chief Executive Officer and a Director	Vice-President and Chief Financial Officer

APPENDIX A —

ARRANGEMENT AGREEMENT

This Arrangement Agreement is made the 22nd day of November, 2002.

AMONG:

FORDING INC., a corporation existing under the laws of Canada (“Fording” or the “Corporation”)

AND

FORDING COAL LIMITED, a corporation existing under the laws of Canada (“FCL”)

AND

4123212 CANADA LTD., a corporation existing under the laws of Canada (“Subco”)

AND

FORDING INCOME TRUST, a mutual fund trust existing under the laws of Alberta (the “Fund)

RECITALS:

A.	Fording wishes to propose an arrangement among the Corporation, certain of its securityholders, FCL, Subco and the Fund so as to reorganize itself under an income trust (the “Reorganization”);

B.	FCL and Subco are wholly-owned, directly or indirectly, by Fording;

C.	Fording, FCL, Subco and the Fund intend to carry out the Reorganization pursuant to an arrangement under Section 192 of the Canada Business Corporations Act and accordingly, have entered, or shortly will enter, into this Agreement;

D.	The Fund will be formed pursuant to a declaration of trust through the settlement of all of the issued and outstanding shares of Subco on the Fund; and

E.	The Fund will become a party to this Agreement upon its formation.

THEREFORE the parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

      In this Agreement, the following terms have the following respective meanings:

(a)	“Acquisition Proposal” means any merger, amalgamation, arrangement, take-over bid, sale of treasury shares (other than pursuant to the exercise of currently outstanding Options), sale of material assets or similar transactions by Fording, or any inquiry or proposal to do so, other than in connection with the Reorganization;

(b)	“Agreement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Arrangement Agreement (including the schedule hereto) as supplemental, modified or amended, and not to any particular article, section, schedule or other portion hereof;

(c)	“Arrangement” means the arrangement proposed by the Corporation pursuant to Section 192 of the CBCA, the details of which are described in the Plan of Arrangement, including any amendment thereto made in accordance therewith;

(d)	“Arrangement Resolution” means the special resolution of the Securityholders authorizing the Arrangement, to be considered and voted upon by the Securityholders at the Meeting;

(e)	“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement that, pursuant to the provisions of Section 192(6) of the CBCA, must be filed with the Director after the Final Order has been granted in order for the Arrangement to become effective;

(f)	“Business Day” means a day, which is not a Saturday, Sunday or statutory holiday in the Province of Alberta, on which the principal commercial banks in downtown Calgary are generally open for the transaction of commercial banking business;

(g)	“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, including the regulations promulgated thereunder;

(h)	“Certificate of Arrangement” means the certificate or proof of filing of the Articles of Arrangement to be issued by the Director pursuant to Section 192(7) of the CBCA;

(i)	“CP Optionholders” means the former Canadian Pacific Limited optionholders who held options and accompanying share appreciation rights under the key employee stock option plan of Canadian Pacific Limited which options and stock appreciation rights were replaced, in part, by options and accompanying share appreciation rights issued under the Key Employee Stock Option Plan pursuant to a plan of arrangement describing the steps comprising the CP Transaction;

(j)	“CP Transaction” means the transaction completed on October 1, 2001 pursuant to which Fording became a publicly traded corporation, a predecessor to Fording having previously been indirectly owned by a single shareholder, Canadian Pacific Limited;

(k)	“Common Shares” means the common shares in the capital of the Corporation;

(l)	“Corporation” or “Fording” has the meaning ascribed to it in the Preamble to this Agreement;

(m)	“Court” means the Court of Queen’s Bench of Alberta;

(n)	“Director” means the Director appointed under Section 260 of the CBCA;

(o)	“Directors’ Stock Option Plan” means Fording’s directors’ stock option plan;

(p)	“Disinterested Shareholders” means Shareholders, other than officers and key employees who are entitled to receive options to acquire Units that may be granted pursuant to the key employee unit option plan proposed to be adopted by the Fund and associates of such Shareholders;

(q)	“Effective Date” means the date shown on the Certificate of Arrangement to be issued by the Director giving effect to the Arrangement;

(r)	“Effective Time” means the first moment in time on the Effective Date;

(s)	“Exchange Option Plan” means the Unit option plan of the Fund created as part of the Arrangement pursuant to which Exchange Options will ultimately be issued in replacement of Options;

(t)	“Exchange Options” means options to purchase Units, and any accompanying unit appreciation rights, issued under the Exchange Option Plan;

(u)	“FCL” has the meaning ascribed to it in the Preamble to this Agreement;

(v)	“FCL Amalco” means the corporation resulting from the amalgamation of the Corporation and FCL that will occur as part of the Arrangement;

(w)	“Final Order” means the order of the Court approving the Arrangement;

(x)	“Fund” has the meaning ascribed to it in the Preamble to this Agreement;

(y)	“Information Circular” means the information circular prepared by Fording and forwarded as part of the proxy solicitation materials to Securityholders in respect of the Meeting;

(z)	“Interim Order” means the order of the Court confirming, among other things, the calling and holding of the Meeting and voting thereon, as such order may be amended or varied;

(aa)	“Key Employee Stock Option Plan” means Fording’s key employee stock option plan;

(bb)	“Key Employee Unit Option Plan Resolution” means the resolution of the Shareholders, to be considered and voted upon at the Meeting, approving the establishment by the Fund of a key employee unit option plan;

(cc)	“Meeting” means the special meeting of Securityholders to be held on December 20, 2002, including any adjournment(s) or postponement(s) thereof, to consider and to vote upon, among other things, the Arrangement Resolution, the Unitholder Rights Plan Resolution, the Key Employee Unit Option Plan Resolution and the PWC Resolution;

(dd)	“New Fording” means the corporation resulting from the amalgamation of FCL Amalco and Subco which will occur as part of the Arrangement;

(ee)	“NYSE” means the New York Stock Exchange, Inc.;

(ff)	“Options” means the outstanding options to purchase Common Shares, and any accompanying shares appreciation rights, issued pursuant to the Key Employee Stock Option Plan and the Directors’ Stock Option Plan;

(gg)	“Optionholders” means holders from time to time of Options;

(hh)	“Parties” means initially, Fording, FCL and Subco, but shall include the Fund upon its formation and its execution of this Agreement;

(ii)	“Person” means any individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government, regulatory authority or other entity;

(jj)	“Plan of Arrangement” means the plan of arrangement set forth as Schedule “A” to this Agreement and any amendment or variation thereto made in accordance with its terms;

(kk)	“Proceeds Date” means the third trading day on the TSX following the Effective Date or such other date as the Trustees may select;

(ll)	“PWC Resolution” means the resolution of the Shareholders, to be considered and voted upon at the Meeting, appointing PricewaterhouseCoopers LLP as auditor of the Fund;

(mm)	“Reorganization” has the meaning ascribed to it in the Recitals to this Agreement;

(nn)	“Securities” means, collectively, the Common Shares and the Options;

(oo)	“Securityholders” means, collectively, the Shareholders and the Optionholders;

(pp)	“Shareholders” means the holders from time to time of Common Shares;

(qq)	“Small Non-Board Lot Holder” means a registered holder of Common Shares holding 20 Common Shares or less as of the close of business in Calgary, Alberta on November 19, 2002 who continues to hold such Common Shares as a registered holder through to the Proceeds Date and who does not elect to receive Units pursuant to the Arrangement;

(rr)	“Subco” has the meaning ascribed to it in the Preamble to this Agreement;

(ss)	“Subsidiary” has the meaning ascribed to it in the CBCA;

(tt)	“Superior Proposal” means any bona fide written Acquisition Proposal that, in the good faith determination of the Board of Directors of Fording after consultation with its financial and legal advisors:

(i)	is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal, and

(ii)	would, if consummated in accordance with its terms, reasonably be expected to result in a transaction more favourable to the Shareholders from a financial point of view than the Reorganization;

(uu)	“TSX” means the Toronto Stock Exchange;

(vv)	“Unit” means a trust unit in the Fund; and

(ww)	“Unitholder Rights Plan Resolution” means the resolution of the Shareholders, to be considered and voted upon at the Meeting, authorizing the Fund to adopt a Unitholder rights plan.

1.2 Certain Rules of Interpretation

      In this Agreement:

(a)	Consent — Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Currency — Unless otherwise specified, all references to money amounts are to the lawful currency of Canada.

(c)	Governing Law — This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable in the Province of Alberta.

(d)	Headings — Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(e)	Including — Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(f)	Number and Gender — Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(g)	Severability — If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(h)	Statutory References — A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(i)	Time — Time is of the essence in the performance of the Parties’ respective obligations.

(j)	Time Periods — Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3 Schedules

      The schedule to this Agreement, as listed below, is an integral part of this Agreement:

Schedule	Description

Schedule “A”	Plan of Arrangement

ARTICLE 2

CONDITIONS PRECEDENT

2.1 Conditions Precedent

      The respective obligations of the Parties to complete the transactions contemplated by this Agreement shall be subject to the fulfilment or satisfaction, on or before the Effective Date, of each of the following conditions, any of which may be waived collectively by them without prejudice to their right to rely on any other condition:

(a)	the Arrangement Resolution shall have been approved at the Meeting by not less than 66 2/3% of the votes cast by the Securityholders, voting together, in accordance with the Interim Order and any applicable regulatory requirements;

(b)	each of the Unitholder Rights Plan Resolution and the PWC Resolution shall have been approved at the Meeting by not less than a simple majority of the votes cast by the Shareholders in accordance with any applicable regulatory requirements;

(c)	the Key Employee Unit Option Plan Resolution shall have been approved at the Meeting by not less than a simple majority of the votes cast by Disinterested Shareholders in accordance with any applicable regulatory requirements;

(d)	the Articles of Arrangement and all necessary related documents filed with the Director in accordance with the Arrangement shall be in form and substance satisfactory to each of the Parties, acting reasonably, and shall have been accepted for filing by the Director together with the Final Order in accordance with subsection 192(6) of the CBCA;

(e)	there shall be no action taken under any existing applicable law or regulation, nor any statute, rule, regulation or order, which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, nor shall there be in force any order or decree of any such entity that:

(i)	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any of the other transactions contemplated herein;

(ii)	results in any judgement or assessment of material damages directly or indirectly relating to the transactions contemplated herein; or

(iii)	imposes or confirms material limitations on the ability of the Fund to issue Units or effectively exercise full rights of ownership of the securities of New Fording, including, without limitation, the right to vote any such securities;

(f)	there shall have been obtained all required discretionary exemptions from applicable securities laws in connection with:

(i)	the issuance of Units in exchange for Common Shares (including the various intermediary steps to effect such exchange); and

(ii)	the exchange of Options ultimately for Exchange Options (including the various intermediary steps to effect such exchange) pursuant to the Arrangement;

(g)	there will have been no material change with respect to the income tax laws or administrative practices or policies of Canada or the United States which would have a material adverse effect on the Arrangement;

(h)	arrangements satisfactory to the Parties shall have been entered into to ensure that all outstanding Options shall have been exchanged, ultimately, for Exchange Options issued under the Exchange Option Plan;

(i)	all necessary third party and regulatory consents, approvals and authorizations with respect to the transactions contemplated by the this Agreement shall have been completed or obtained, including, without limitation, consents and approvals required under the Canadian Pacific Limited arrangement agreement dated as of July 30, 2001 entered into in connection with the CP Transaction;

(j)	New Fording’s credit and foreign exchange facilities shall have been reformulated to the satisfaction of the Board of Directors of the Corporation; and

(k)	the approval of the TSX to the conditional substitutional listing of the Units to be issued pursuant to the Arrangement shall have been obtained, subject only to the filing of required documents and such Units shall also have been listed by the NYSE, subject to official notice of acceptance.

ARTICLE 3

COVENANTS

3.1 Covenants

      Each of the Parties covenants and agrees that they will:

(a)	take all reasonable action necessary to give effect to the transactions contemplated by this Agreement and the Plan of Arrangement;

(b)	use all reasonable efforts to obtain all necessary consents, assignments, waivers and amendments to or terminations of any instruments and take such measures as may be appropriate to carry out the transactions contemplated by this Agreement and the Plan of Arrangement;

(c)	apply to the Court for the Interim Order;

(d)	use all reasonable efforts to cause each of the conditions precedent set forth in Article 2 which are within its control to be satisfied on or before the Effective Date;

(e)	subject to the approval of the Arrangement Resolution by the requisite majority of Securityholders, submit the Arrangement to the Court and apply, in conjunction with the other Parties, for the Final Order and diligently prosecute such application and any appeal of the Final Order; and

(f)	upon issuance of the Final Order and subject to the conditions precedent in Article 2 hereof, forthwith proceed to file the Articles of Arrangement, the Final Order and all related documents with the Registrar and complete the Reorganization.

3.2 Additional Covenants of Fording

      Fording covenants and agrees that it will:

(a)	solicit proxies to be voted at the Meeting in favour of the Arrangement Resolution, the Unitholder Rights Plan Resolution, the Key Employee Unit Option Resolution and the PWC Resolution and prepare proxy solicitation materials and any amendments or supplements thereto as required by, and in compliance with, the Interim Order, and applicable corporate and securities laws, and file and distribute the same to the Securityholders in a timely and expeditious manner in all jurisdictions where the same are required to be filed and distributed;

(b)	convene the Meeting as ordered by the Interim Order and conduct the Meeting in accordance with the Interim Order and as otherwise required by law; and

(c)	complete Fording’s previously filed applications to list the Units to be issued pursuant to the Arrangement on the TSX and the NYSE in a timely and expeditious manner.

ARTICLE 4

NOTICES

4.1 Notices

      All notices which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be delivered by regular mail, overnight courier, personal delivery or facsimile transmission as follows:

(a)	If to Fording, addressed to:

                      Fording Inc.

                      Suite 1000
                      205 Ninth Avenue SE
                      Calgary, AB T2G 0R4

                      Attention: President

(b)	If to FCL, addressed to:

                      Fording Coal Limited

                      c/o Fording Inc.
                      Suite 1000
                      205 Ninth Avenue SE
                      Calgary, AB, T2G 0R4

                      Attention: President

(c)	If to Subco, addressed to:

                      4123212 Canada Ltd.

                      c/o Fording Inc.
                      Suite 1000
                      205 Ninth Avenue SE
                      Calgary, AB, T2G 0R4

                      Attention: President

(d)	If to the Fund, addressed to:

                      The Fording Income Trust

                      c/o Fording Inc.
                      Suite 1000
                      205 Ninth Avenue SE
                      Calgary, AB, T2G 0R4

                      Attention: President

ARTICLE 5

AMENDMENT

5.1 Amendments

      This Agreement may, at any time and from time to time before or after the Meeting, be amended in any respect whatsoever by written agreement of the Parties hereto without further notice to or authorization on the part of their respective securityholders, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties hereto; or

(b)	waive compliance with or modify any of the covenants or conditions herein contained and waive or modify performance of any of the obligations of the Parties hereto.

5.2 Termination

      This Agreement shall be terminated in each of the following circumstances:

(a)	if the Interim Order has been refused or has been granted in a form or substance not satisfactory to Fording, FCL, Subco or the Fund, acting reasonably, or has been set aside or modified in a manner unacceptable to Fording, FCL, Subco or the Fund, acting reasonably, on appeal or otherwise;

(b)	if the Arrangement is not approved by the Securityholders in accordance with the Interim Order and all applicable corporate and securities law requirements;

(c)	if the Final Order has not been granted in a form and substance satisfactory to Fording, FCL, Subco or the Fund, acting reasonably, or has been set aside or modified in a manner unacceptable to Fording, FCL, Subco or the Fund, acting reasonably, on appeal or otherwise;

(d)	by mutual agreement of the Parties; or

(e)	if the Board of Directors of Fording has determined to accept or proceed with a Superior Proposal.

5.3 Discretion of the Board

      The Parties agree that the Board of Directors of the Corporation, without further notice to or approval of such Parties or the Securityholders, may amend the Plan of Arrangement in accordance with its terms, decide not to proceed with the Arrangement, and revoke the Arrangement Resolution at any time prior to the Arrangement becoming effective pursuant to the provisions of the CBCA.

5.4 Non-Exclusivity

      Nothing contained herein shall prevent the Board of Directors of Fording from considering, negotiating, approving, recommending to its Securityholders or entering into an agreement in respect of a Superior Proposal.

ARTICLE 6

GENERAL

6.1 Assignment

      No Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of each of the other Parties.

6.2 Enurement

      This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

6.3 Further Assurances

      The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

6.4 Execution and Delivery

      This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

6.5 Effect on Trustees

      The Trustees have entered into this Agreement solely in their capacity as Trustees on behalf of the Fund and the obligations of the Fund hereunder shall not be personally binding upon the Trustees or upon any of the Unitholders of the Fund or any annuitant under a plan of which a Unitholder is a trustee or carrier (“annuitant”). Any recourse against the Fund, the Trustees or any Unitholder or annuitant in any manner in respect of any indebtedness, obligation or liability of the Fund arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including, without limitation, claims based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of the Fund’s assets, without recourse to the personal assets of any of the foregoing persons.

      IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

FORDING INC.

By:

Name: ●
Title: ●

FORDING COAL LIMITED

By:

Name: ●
Title: ●

4123212 CANADA INC.

By:

Name: ●
Title: ●

The Trustees of FORDING INCOME TRUST on behalf of such Trust, by their duly authorized signatory

By:

Name: ●
Authorized

SCHEDULE “A”

To that Certain Arrangement Agreement made

the 22nd day of November, 2002

PLAN OF ARRANGEMENT MADE PURSUANT TO SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1 In this Plan of Arrangement, the following terms have the following respective meanings:

(a)	“Arrangement” means the arrangement under Section 192 of the CBCA described in this Plan of Arrangement involving the Corporation, FCL, Subco and the Fund;

(b)	“Arrangement Agreement” means the arrangement agreement dated November 22, 2002 between the Corporation, FCL and Subco, and to which the Fund will become a party upon its formation, as the same may be amended in accordance with its terms;

(c)	“Business Day” means a day, which is not a Saturday, Sunday or statutory holiday in the Province of Alberta, on which the principal commercial banks in downtown Calgary are generally open for the transaction of commercial banking business;

(d)	“Canadian Tax Act” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supp.), as amended;

(e)	“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, C.c-44, as amended, including the regulations promulgated thereunder;

(f)	“Common Shares” means the common shares in the capital of the Corporation;

(g)	“Common Share Trading Price” means the weighted average trading price of the Common Shares on the TSX for the five trading days immediately preceding the Effective Date;

(h)	“Corporation” or “Fording” means Fording Inc., a corporation existing under the laws of Canada;

(i)	“CP Transaction” means the transaction completed on October 1, 2001 pursuant to which Fording became a publicly traded corporation, a predecessor to Fording having previously been indirectly owned by a single shareholder, Canadian Pacific Limited;

(j)	“CP Optionholders” means the former Canadian Pacific Limited optionholders who held options and accompanying share appreciation rights under the key employee stock option plan of Canadian Pacific Limited which options and stock appreciation rights were replaced, in part, by options and accompanying share appreciation rights issued under Fording’s key employee stock option plan pursuant to a plan of arrangement describing the steps comprising the CP Transaction;

(k)	“Depository” means Computershare Trust Company of Canada as the registrar and transfer agent of the Units;

(l)	“Director” means the Director appointed under Section 260 of the CBCA;

(m)	“Dissenting Shareholder” means a registered Shareholder who has duly exercised, and who does not, prior to the time at which the resolution of Securityholders authorizing the Arrangement is approved, withdraw or otherwise relinquish the dissent rights available to it in connection with the Arrangement;

(n)	“Effective Date” means the date shown on the Certificate of Arrangement to be issued by the Director giving effect to the Arrangement;

(o)	“Effective Time” means the first moment in time on the Effective Date;

(p)	“Exchange Option Plan” means the Unit option plan of the Fund created as part of the Arrangement pursuant to which Options will ultimately be exchanged for Exchange Options in the form attached to this Plan as Schedule “A”;

(q)	“Exchange Options” means options to purchase Units, and any accompanying unit appreciation rights, issued under the Exchange Option Plan;

(r)	“Existing Option Plans” means, collectively, the Corporation’s Directors’ Stock Option Plan and its Key Employee Stock Option Plan;

(s)	“FCL” means Fording Coal Limited, a corporation existing under the laws of Canada;

(t)	“FCL Amalco” means the corporation resulting from the amalgamation of the Corporation and FCL which forms part of this Plan of Arrangement;

(u)	“FCL Amalco Common Shares” means the common shares in the capital of FCL Amalco;

(v)	“Fund” means the Fording Income Trust, a trust to be established under the laws of Alberta pursuant to a declaration of trust;

(w)	“Fund Notes” means the demand non-interest bearing notes of the Fund, each with a principal amount of $3.00, issuable pursuant to the Arrangement, substantially in the form attached as Schedule “B”;

(x)	“Initial Unit” means the Unit to be issued to FCL in consideration of the contribution of all of the issued and outstanding common shares of Subco upon the formation and settlement of the Fund;

(y)	“Information Circular” has the meaning ascribed to it in the Arrangement Agreement;

(z)	“Long Term Holder” means a Shareholder who:

(i)	owned, or was deemed by the Canadian Tax Act to own, shares of Canadian Pacific Limited (“CPL”) on January 1, 1972, had a cost in such shares on January 1, 1972 that was less than $13.88, continued to hold such shares until October 1, 2001, being the date on which the CP Transaction occurred, and continues to hold the Common Shares received in exchange for such shares of CPL through to the Effective Date; or

(ii)	is an individual (other than a trust) resident in Canada who owned shares of CPL on February 22, 1994, continued to hold such shares until October 1, 2001, being the date on which the CP Transaction occurred, and continues to hold the Common Shares received in exchange for such shares of CPL through to the Effective Date;

(aa)	“Meeting” means the special meeting of Securityholders to be held on December 20, 2002, including any adjournment(s) or postponement(s) thereof, to consider and to vote upon, among other things, the Arrangement Resolution, the Unitholder Rights Plan Resolution, the Key Employee Unit Option Plan Resolution and the PWC Resolution;

(bb)	“New Fording” means the corporation resulting from the amalgamation of FCL Amalco and Subco which forms part of this Plan of Arrangement;

(cc)	“New Non-Voting Shares” means the New Non-Voting Shares in the capital of FCL Amalco having the rights, privileges, conditions and restrictions specified in Schedule “C”;

(dd)	“New Options” means options to purchase New Non-Voting Shares issued by FCL Amalco, pursuant to the Arrangement, in exchange for Options;

(ee)	“New Voting Shares” means the New Voting Preference Shares in the capital of FCL Amalco having the rights, privileges, conditions and restrictions specified in Schedule “C”;

(ff)	“Note Indenture” means the trust indenture providing for issuance of the Subordinated Notes to be dated the Effective Date and made between New Fording and Computershare Trust Company of Canada as Trustee;

(gg)	“Options” means the outstanding options to purchase Common Shares issued pursuant to the Existing Option Plans;

(hh)	“Participating Shareholders” means at the Effective Time, holders of Common Shares other than Small Non-Board Lot Holders and Dissenting Shareholders;

(ii)	“Plan of Arrangement” or “Plan” means this plan of arrangement and any amendment or variation made in accordance with the terms hereof;

(jj)	“Proceeds Date” means the third trading day on the TSX following the Effective Date or such other date as the Trustees may select;

(kk)	“Securityholders” means, collectively, Shareholders and holders of Options;

(ll)	“Shareholder Rights Plan” means the existing Fording shareholder rights plan;

(mm)	“Shareholders” means the holders from time to time of Common Shares;

(nn)	“Small Non-Board Lot Holder” means a registered holder of Common Shares holding 20 Common Shares or less as of the close of business in Calgary, Alberta on November 19, 2002 who continues to hold such Common Shares as a registered holder through to the Proceeds Date and who does not elect to receive Units pursuant to the Arrangement;

(oo)	“Subco” means 4123212 Canada Ltd., a corporation existing under the laws of Canada;

(pp)	“Subco Common Shares” means the common shares in the capital of Subco having substantially the rights, privileges, conditions and restrictions set forth in Schedule “D”;

(qq)	“Subco Nominal Notes” means the demand, non-interest bearing notes of Subco, each with a principal amount of $0.01, issuable pursuant to the Arrangement substantially in the form attached as Schedule “E”;

(rr)	“Subco Preferred Shares” means the preferred shares in the capital of Subco having substantially the rights, privileges, conditions and restrictions set forth in Schedule “F”, and each having a redemption amount determined in accordance with Section 5.1;

(ss)	“Subco Promissory Notes” means the demand, non-interest bearing notes of Subco, each with a principal amount of $3.00, issuable pursuant to the Arrangement substantially in the form attached as Schedule “G”;

(tt)	“Subordinated Notes” means the unsecured, subordinated notes of Subco to be issued by Subco pursuant to the Arrangement having substantially the terms summarized in the Information Circular and each having a principal amount determined in accordance with Section 5.1; and

(uu)	“Unit” means a trust unit of the Fund.

1.2 Certain Rules of Interpretation

      In this Plan:

(a)	Currency — Unless otherwise specified, all references to money amounts are to the lawful currency of Canada.

(b)	Headings — Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Plan.

(c)	Including — Where the word “including” or “includes” is used in this Plan, it means “including (or includes) without limitation”.

(d)	Number and Gender — Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(e)	Statutory References — A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(f)	Time Periods — Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3 Schedules

      The Schedules to this Plan, as listed below, are an integral part of this Plan:

Schedule	Description

Schedule “A”	Exchange Option Plan
Schedule “B”	Form of Fund Note
Schedule “C”	Rights, Privileges, Conditions and Restrictions attaching to the New Voting Shares and the New Non-Voting Shares
Schedule “D”	Rights, Privileges, Conditions and Restrictions attaching to the Subco Common Shares
Schedule “E”	Form of Subco Nominal Note
Schedule “F”	Rights, Privileges, Conditions and Restrictions attaching to the Subco Preferred Shares
Schedule “G”	Form of Subco Promissory Note
Schedule “H”	FCL Amalco Amalgamation Provisions
Schedule “I”	New Fording Amalgamation Provisions

ARTICLE 2

PURPOSE AND EFFECT OF THE ARRANGEMENT

2.1	Arrangement — This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms part of, the Arrangement Agreement.

2.2	Effectiveness — Upon filing the Articles of Arrangement and the issuance of the Certificate of Arrangement, this Plan of Arrangement will become effective and will be binding without any further authorization, act or formality on the part of the Parties, the Court, the Director or the Securityholders, from and after the Effective Time. Other than as expressly provided in Article 3, no portion of this Plan of Arrangement shall take effect with respect to any Party or Person until the Effective Time.

ARTICLE 3

ARRANGEMENT

3.1	At the Effective Time, except as otherwise noted, each of the events set out below shall occur and shall be deemed to occur in the following order without any further act or formality:

(a)	The Shareholder Rights Plan will be terminated;

(b)	Each outstanding Common Share held by a Small Non-Board Lot Holder shall be cancelled by Fording in consideration for the payment of an amount in cash equal to the Common Share Trading Price;

(c)	Fording and FCL will amalgamate to form FCL Amalco on the terms set out in Schedule “H” as if such amalgamation had been approved and undertaken pursuant to and in accordance with Subsection 184(1) of the CBCA except to the extent modified by the Plan;

(d)	The New Non-Voting Shares and the New Voting Shares will be created as authorized classes of shares of FCL Amalco;

(e)	Each outstanding FCL Amalco Common Share held by Participating Shareholders will be exchanged for one New Voting Share and one New Non-Voting Share, all such FCL Amalco Common Shares so exchanged will be cancelled and thereafter, the FCL Amalco Common Shares will cease to be an authorized class of shares of FCL Amalco;

(f)	Contemporaneous with the transaction set forth in paragraph 3.1(e), each outstanding Option will be exchanged for a New Option and the exercise price under the New Option will be equal to the excess of (i) the exercise price of the outstanding Option over (ii) the excess of (A) the fair market value of an FCL Amalco Common Share immediately prior to the share exchange referred to in paragraph 3.1(e) of the Plan over (B) the fair market value of a New Non-Voting Share immediately after the share exchange referred to in paragraph 3.1(e) of the Plan, and thereafter the outstanding Option will be cancelled;

(g)	Each New Voting Share held by a Participating Shareholder will be acquired by Subco in exchange for the issuance of one Subco Nominal Note;

(h)	Each New Non-Voting Share and Subco Nominal Note held by a Participating Shareholder (other than a Long Term Holder) will be acquired by the Fund in exchange for the issuance of one Fund Note and one Unit;

(i)	Each New Non-Voting Share held by a Long-Term Holder will be acquired by Subco in exchange for the issuance of one Subco Promissory Note, one Subordinated Note and one Subco Preferred Share;

(j)	The Subco Nominal Notes, Subco Promissory Notes, Subordinated Notes and Subco Preferred Shares held by each Long Term Holder will be acquired by the Fund in exchange for the issuance of one Fund Note and one Unit for each New Non-Voting Share held by the Long-Term Holder immediately before the exchange referred to in paragraph 3.1(i);

(k)	The Exchange Option Plan will become effective;

(l)	Each New Option will be exchanged for one Exchange Option and the exercise price under the Exchange Option will be:

(A)	$3.00 less than the exercise price under the original Option for which the New Option was exchanged, or

(B)	such other amount determined by the Trustees of the Fund as required to ensure that the “in-the-money” amount of the Exchange Option, immediately after the exchange, will be equal to the “in-the-money” amount of the corresponding original Option immediately before the exchange referred to in paragraph 3.1(e), and the New Option will be cancelled;

(m)	The Initial Unit will be redeemed by the Fund for an amount equal to its fair market value;

(n)	Each New Non-Voting Share held by the Fund will be acquired by Subco in exchange for the issuance of one Subordinated Note and one Subco Preferred Share and the payment of $3.00 in cash;

(o)	The Subco Promissory Notes held by the Fund will be repaid by Subco by the payment of cash equal to their principal amount;

(p)	The Fund Notes will be repaid by the Fund by the payment of cash equal to their principal amount;

(q)	The Subco Nominal Notes held by the Fund will be repaid by Subco by the payment of cash equal to their principal amount;

(r)	The Existing Option Plans will be terminated and all rights and entitlements of participants under such plan will be terminated; and

(s)	FCL Amalco will amalgamate with Subco to form New Fording on the terms set out in Schedule “I” as if such amalgamation had been approved and undertaken pursuant to and in accordance with Subsection 184(1) of the CBCA except to the extent modified by the Plan of Arrangement.

ARTICLE 4

STATED CAPITAL ADDITIONS

4.1	The amounts added to the stated capital accounts maintained by FCL Amalco or Subco, as the case may be, in respect of the issuances of shares of the capital stock of those corporations under the Plan will be as follows:

(a)	in connection with the issuance of New Voting Shares pursuant to paragraph 3.1(e) of the Plan, the amount of $0.01 per share multiplied by the number of New Voting Shares so issued, shall be added to the stated capital account maintained by FCL Amalco in respect of the New Voting Shares (the “New Voting Capital Amount”);

(b)	in connection with the issuance of New Non-Voting Shares pursuant to Section 3.1(e) of the Plan, an amount equal the excess of the paid-up capital, under the Canadian Tax Act, of the FCL Amalco Common Shares immediately prior to such share exchange over the New Voting Capital Amount shall be added to the stated capital account maintained by FCL Amalco in respect of the New Non-Voting Shares; and

(c)	in connection with the issuance of Subco Preferred Shares pursuant to the Plan, an amount equal to the aggregate redemption amount of the Subco Preferred Shares so issued shall be added to the stated capital account maintained by Subco in respect of the Subco Preferred Shares.

4.2	The stated capital accounts of New Fording shall initially be as follows:

(a)	the aggregate stated capital of the class of common shares of New Fording shall initially be equal to the aggregate paid-up capital of the class of Subco Common Shares as determined for purposes of the Canadian Tax Act immediately prior to the amalgamation referred to in paragraph 3.1(s) of the Plan; and

(b)	the aggregate stated capital of the preferred shares of New Fording shall initially be equal to the aggregate paid-up capital of the class of Subco Preferred Shares as determined for purposes of the Canadian Tax Act immediately prior to the amalgamation referred to in paragraph 3.1(s) of the Plan.

ARTICLE 5

NOTE AND PREFERRED SHARE DETERMINATION

5.1	The principal amount of a Subordinated Note and the redemption amount of a Subco Preferred Share issued in connection with the Arrangement will, in each case, be such amount as is determined by the board of directors of New Fording except that the aggregate of (i) the principal amount of a Subordinated Note plus (ii) the amount of $3.01 shall not exceed nine times the Redemption Amount of a Preferred Share and the aggregate of the principal amount of a Subordinated Note and the redemption amount of a Subco Preferred Share shall reflect the fair market value of the consideration received by Subco for the issuance of the Subordinated Note and the Subco Preferred Share.

ARTICLE 6

DISSENTING SHAREHOLDERS

6.1	Pursuant to the Plan of Arrangement, Dissenting Shareholders who duly exercise their rights of dissent and who:

(a)	are ultimately entitled to be paid fair value for their Common Shares shall have their Common Shares cancelled as of the Effective Time and prior to commencement of the transactions referenced to in Section 3.1 hereof in consideration of the fair value paid to them and will not be entitled to any other payment or consideration including any payment that would be payable under the Arrangement had such holders not exercised their rights of dissent; or

(b)	are ultimately not entitled, for any reason, to be paid fair value for their Common Shares will be deemed to have participated in the Arrangement on the same basis as any non-Dissenting Shareholder.

6.2	Recognition of Dissenting Shareholders — Neither the Corporation, New Fording nor any other person shall be required to recognize a Dissenting Shareholder as a holder of Common Shares or New Fording Common Shares after the Effective Time, nor as having any interest in the Fund other than in the circumstances where New Fording elects to deliver moneys-worth of Units in satisfaction of its obligation to pay fair value to a Dissenting Shareholder. After the Effective Time, the names of Dissenting Shareholders shall be deleted from the register of holders of Common Shares maintained by the Corporation.

ARTICLE 7

OUTSTANDING CERTIFICATES

7.1	From and after the Effective Time until and including the Proceeds Date, share certificates representing Common Shares will represent the right to obtain the consideration issued pursuant to the Plan of Arrangement, consisting of one Unit and $3.00 per Common Share (other than certificates in the name of a Dissenting Shareholder and a Small Non-Board Lot Holder).

7.2	As soon as practicable after the Proceeds Date:

(a)	there shall be delivered to each Participating Shareholder, certificates representing the Units and a cheque for the cash amount to which such holder is entitled pursuant to this Plan of Arrangement; and

(b)	there shall be delivered to each Small Non-Board Lot Holder the cheque for the cash amount to which such holder is entitled pursuant to this Plan of Arrangement.

For greater certainty, Shareholders will not be required to send to the Depository the certificates representing their Common Shares in order to receive the Unit certificates and/or any cheque to which they are entitled to receive pursuant to this Arrangement.

7.3	All distributions made with respect to any Units allotted and issued pursuant to this Arrangement but for which a certificate has not been, or cannot be, delivered, shall be paid and delivered to the Depository to be held by the Depository in trust for the registered holder thereof. All monies received by the Depository in respect of such Units shall be invested by it in interest-bearing trust accounts upon such terms as the Depository may reasonably deem appropriate. The Depository shall pay and deliver to any such registered holder such distributions and any interest thereon to which such holder is entitled, net of applicable withholding and other taxes, upon delivery of the certificate representing the Units issued to such holder in connection with the Arrangement.

7.4	The Participating Shareholders and Small Non-Board Lot Holders shall not be entitled to any interest, dividend, premium or other payment on or with respect to their former Common Shares other than the certificates representing the Units and/or the cheque that they are entitled to receive pursuant to this Plan of Arrangement.

7.5	After the Proceeds Date, the certificates formerly representing Common Shares will not represent any interest in the Fund, New Fording, Fording or otherwise and shall be deemed to be cancelled, null and void.

ARTICLE 8

AMENDMENTS

8.1	Fording reserves the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Effective Time provided that any such amendment, modification or supplement must be contained in a written document that is:

(a)	filed with the Court and, if made following the Meeting, approved by the Court; and

(b)	communicated to Securityholders in the manner required by the Court (if so required).

8.2	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Fording at any time prior to or at the Meeting with or without any other prior notice or communication, and if so proposed and accepted by the Securityholders voting at the Meeting, in the manner required by the Interim Order, shall become part of this Plan of Arrangement for all purposes.

8.3	Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Meeting shall be effective only:

(a)	if it is consented to by Fording; and

(b)	if required by the Court or applicable law, it is consented to by the Securityholders.

[Remainder of Page Intentionally Left Blank]

SCHEDULE “A”

EXCHANGE OPTION PLAN

FORDING INCOME TRUST

EXCHANGE OPTION PLAN

Effective December  ● , 2002

ARTICLE 1

PURPOSE OF THE PLAN

1.1 Purpose

      The purpose of the Fording Income Trust Exchange Option Plan (the “Plan”) is to record and implement the exchange ultimately, as part of the Arrangement (as herein defined), of all outstanding options and any accompanying share appreciation rights (“Options”) to purchase Common Shares (as herein defined) issued under the Corporation’s Key Employee Stock Option Plan (the “KESOP”) and the Directors’ Stock Option Plan (the “DSOP”) for options to acquire Units in the Fund and accompanying unit appreciation rights (the “Exchange Options”) issued under this Plan. Exchange Options will have attached to them terms which are substantially similar for the Options for which they are exchanged, adjusted in accordance with the terms of the Arrangement.

ARTICLE 2

DEFINITIONS AND INTERPRETATION

2.1 Definitions

      For the purposes of this Plan, the following terms will have the following meanings:

(a)	“Arrangement” means the arrangement under Section 192 of the CBCA involving the Corporation, its securityholders, Fording Coal Limited, 4123212 Canada Ltd. and the Fund;

(b)	“Arrangement Agreement” means the agreement dated November 22, 2002 among the Corporation, 4123212 Canada Ltd. and Fording Coal Limited, and to which the Fund will become a party upon its formation, setting out the terms and conditions upon which such parties will implement the Arrangement, and any amendment thereto;

(c)	“Board” means the board of directors of the Corporation;

(d)	“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, including the regulations promulgated thereunder;

(e)	“Cause” means:

(i)	the continued failure by the Optionholder to substantially perform his duties in connection with his employment by, or service to, the Corporation or any Subsidiary (other than as a result of physical or mental illness) after the Corporation or the Subsidiary, as the case may be, has given the Optionholder reasonable written notice of such failure and a reasonable opportunity to correct it;

(ii)	the engaging by the Optionholder in any act which is injurious to the Corporation (including any Subsidiary) financially, reputationally or otherwise;

(iii)	the engaging by the Optionholder in any act resulting, or intended to result, whether directly or indirectly, in personal gain to the Optionholder at the expense of the Corporation (including any Subsidiary);

(iv)	the conviction of the Optionholder by a court of competent jurisdiction on any charge involving fraud, theft or moral turpitude in circumstances where such charge arises in connection with the business of the Corporation (including any Subsidiary); or

(v)	any other conduct that constitutes cause at common law;

(f)	“Common Shares” means common shares in the capital of the Corporation;

(g)	“Consultant” means a person engaged to provide ongoing management or consulting services to the Fund, the Corporation or any Subsidiary;

(h)	“Corporation” means Fording Inc., and any successor corporation thereto;

(i)	“CP Optionholders” means the former Canadian Pacific Limited optionholders who held options and accompanying share appreciation rights under the key employee stock option plan of Canadian Pacific Limited, which options and share appreciation rights were replaced by, in part, Options and accompanying share appreciation rights issued under the KESOP pursuant to a plan of arrangement under section 192 of the CBCA completed in October 2001 that resulted in the Corporation becoming a publicly traded Corporation;

(j)	“Date of Termination” means, unless otherwise agreed to in writing by the Optionholder and the Corporation or, if applicable, a Subsidiary, the actual date of termination of employment of the Optionholder or termination of the Optionholder’s contract as a Consultant, excluding any period during which the Optionholder is in receipt of or is eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance or damage payments following the actual date of termination;

(k)	“DSOP” has the meaning ascribed to it in Section 1.1;

(l)	“Effective Time” has the meaning ascribed to it in the Plan of Arrangement;

(m)	“Eligible Person” means a holder of an Exchange Option who is:

(i)	an officer, employee, Non-Employee Director of the Corporation or Consultant of the Corporation or any Subsidiary, and also includes a Family Trust, Personal Holding Corporation, Retirement Trust of any of the foregoing individuals; or

(ii)	a CP Optionholder;

(n)	“Exchange Option” has the meaning ascribed to it in Section 1.1 hereof;

(o)	“Exercise Price” means the price per Unit at which Optioned Units may be subscribed for by an Optionholder pursuant to a particular Option Agreement;

(p)	“Expiry Date” means the date on which an Exchange Option expires pursuant to the Exchange Option Agreement relating to that Exchange Option;

(q)	“Family Trust” means a trust, of which at least one of the trustees is an Eligible Person and the beneficiaries of which are one or more of the Eligible Person and the spouse, minor children and minor grandchildren of the Eligible Person;

(r)	“Fund” means the Fording Income Trust;

(s)	“Insider” means:

(i)	an insider, as defined in the Securities Act (Alberta), other than a person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary; and

(ii)	an associate, as defined in the Securities Act (Alberta), of any person who is an insider by virtue of (i) above;

(t)	“KESOP” has the meaning ascribed to it in Section 1.1 hereof;

(u)	“Non-Employee Director” means a person who, as of any applicable date, is a member of the Board and is not an officer or employee of the Corporation or any of its Subsidiaries;

(v)	“Notice of Exercise” means a notice, substantially in the form of the notice set out in Schedule A to this Plan, from an Optionholder to the Fund giving notice of the exercise or partial exercise of an Exchange Option granted to the Optionholder;

(w)	“Option Agreement” means an agreement, substantially in the form of the agreement set out in Schedule B to this Plan, between the Fund and an Eligible Person setting out the terms of an Exchange Option granted to the Eligible Person;

(x)	“Optioned Units” means the Units that may be subscribed for by an Optionholder pursuant to a particular Option Agreement;

(y)	“Optionholder” means an Eligible Person who acquires an Exchange Option;

(z)	“Original Grant Date” means the date on which an Original Option was granted being the date that the Board resolved to grant such option, unless the Board resolved to ratify options to acquire Common Shares granted on an earlier date or to delay the grant of options to acquire Common Shares to a later date, in which case the Original Grant Date will be such earlier or later date;

(aa)	“Original Option” means an Option described in Section 1.1 (including for greater certainty, any related Share Appreciation Right) which, as an intermediate step in the exchange described in Section 4.1, is exchanged for an option to purchase a New Non-Voting Share (and, for greater certainty, any related share appreciation right) of FCL Amalco (as those terms are defined in the Plan of Arrangement);

(bb)	“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, agency, and where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

(cc)	“Personal Holding Corporation” means a corporation that is controlled by an Eligible Person (who is a natural person) and the shares of which are beneficially owned by the Eligible Person and the spouse, minor children or minor grandchildren of the Eligible Person;

(dd)	“Plan” has the meaning ascribed to it in Section 1.1;

(ee)	“Plan of Arrangement” means the plan of arrangement appearing as Schedule A to the Arrangement Agreement which describes the steps comprising the Arrangement;

(ff)	“Retirement Trust” means a trust governed by a registered retirement savings plan or a registered retirement income fund established by and for the benefit of an Eligible Person (who is a natural person);

(gg)	“Share Appreciation Rights” are the rights granted to the CP Optionholders in connection with the options granted under the key employee stock option plan of Canadian Pacific Limited, which options and rights were replaced by options and share appreciation rights under the KESOP.

(hh)	“Subsidiary” means any corporation that is a subsidiary of the Corporation as defined in the Securities Act (Alberta);

(ii)	“Trustees” means the trustees of the Fund from time to time;

(jj)	“Unit Appreciation Rights” means the Unit appreciation rights issued under the Plan forming part of the Exchange Options issued to CP Optionholders pursuant to the Plan of Arrangement;

(kk)	“Unit Compensation Arrangement” means any unit option plan, employee unit purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Units from treasury to one or more Eligible Persons; and

(ll)	“Units” means trust units of the Fund.

2.2 Interpretation

(a)	Time shall be the essence of this Plan.

(b)	Words denoting the singular number include the plural and vice versa and words denoting any gender include all genders.

(c)	This Plan and all matters to which reference is made herein will be governed by and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

2.3 Effectiveness

      This Plan will become effective at the Effective Time in the manner specified by the Plan of Arrangement.

ARTICLE 3

GENERAL PROVISIONS OF THE PLAN

3.1 Administration

      The Plan will be administered by the Trustees and the Trustees will interpret the Plan and determine all questions arising out of the Plan and any Exchange Option issued pursuant to the Plan, which interpretations and determinations will be conclusive and binding on the Corporation, the Fund, Eligible Persons, Optionholders and all other affected Persons.

3.2 Units Reserved

(a)	The maximum number of Units that may be reserved for issuance under the Plan is 776,034, which will be equal to the number of Original Options outstanding immediately prior to the Effective Time. The maximum number of Units will be reduced as Exchange Options are exercised and the Units so reserved are issued.

(b)	The maximum number of Units that may be reserved for issuance to any one Eligible Person under the Plan is 5% of the number of Units outstanding at the time of reservation.

3.3 Limits with respect to Insiders

(a)	The maximum number of Units that may be reserved for issuance to Insiders on the exercise of Exchange Options issued under the Plan and under or pursuant to any other Unit Compensation Arrangement of the Fund is 10% of the number of Units outstanding.

(b)	The maximum number of Units that may be issued to Insiders under the Plan and any other Unit Compensation Arrangement of the Fund within a one-year period is 10% of the number of Units outstanding.

(c)	The maximum number of Units that may be issued to any one Insider (and such Insider’s associates, as defined in the Securities Act (Alberta)), under the Plan and any other Unit Compensation Arrangement of the Fund within a one-year period is 5% of the number of Units outstanding.

(d)	For the purposes of (a), (b) and (c) above, any entitlement to acquire Units issued pursuant to the Plan or any other Unit Compensation Arrangement of the Fund prior to the grantee becoming an Insider is to be excluded. For the purposes of (b) and (c) above, the number of Units outstanding is to be determined on the basis of the number of Units outstanding at the time of the reservation or issuance, as the case may be, excluding Units issued under the Plan or under any other Unit Compensation Arrangement of the Fund over the preceding one-year period.

3.4 Non-Exclusivity

      Nothing in this Plan will prevent the Trustees from adopting other or additional Unit Compensation Arrangements, subject to obtaining any required regulatory or shareholder approvals.

3.5 Amendment or Termination of Plan and Exchange Options

(a)	The Trustees may amend, suspend or terminate the Plan at any time, provided that no such amendment, suspension or termination may:

(i)	be made without obtaining any required regulatory or securityholder approvals; or

(ii)	prejudice the rights of any Optionholder under any Exchange Option previously granted hereunder to the Optionholder, without the consent or deemed consent of the Optionholder.

(b)	The Trustees may amend the terms of any outstanding Exchange Option (including, without limitation, to cancel any Exchange Option(s) previously issued), provided that:

(i)	any required regulatory and securityholder approvals are obtained;

(ii)	the Trustees would have had the authority to initially grant the Exchange Option under terms as so amended; and

(iii)	the consent or deemed consent of the Optionholder is obtained if the amendment would prejudice the rights of the Optionholder under the Exchange Option.

3.6 Compliance with Laws and Stock Exchange Rules

      The Plan, the issuance of Exchange Options and the exercise of Exchange Options under the Plan and the Fund’s obligation to issue Units on exercise of Exchange Options will be subject to all applicable federal, provincial and foreign laws, rules and regulations and the rules of any stock exchange on which the Units are listed for trading. Unless otherwise agreed to by the Fund in writing, no Exchange Option will be issued and no Optioned Units will be issued on the exercise of Exchange Options under the Plan where such issue would require registration of the Plan or such Optioned Units under the securities laws of any foreign jurisdiction. Optioned Units issued to Optionholders pursuant to the exercise of Exchange Options may be subject to limitations on sale or resale under applicable securities laws.

3.7 Participation in the Plan

      The participation of any Eligible Person in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Units. The Fund does not assume responsibility for the income or other tax consequences for Eligible Persons and they are advised to consult with their own tax advisors.

3.8 CP Optionholders

      Each Exchange Option, including any accompanying Unit Appreciation Right, issued to a CP Optionholder pursuant to the Plan of Arrangement will be subject to the provisions of this Plan, with the necessary changes, provided that none of the provisions of this Plan will operate so as to adversely affect the rights of the CP Optionholders as set forth in the key employee stock option plan of Canadian Pacific Limited.

ARTICLE 4

EXCHANGE OF OPTIONS

4.1 Exchange of Options

(a)	Pursuant to the Plan of Arrangement, at the Effective Time, each Original Option will ultimately be exchanged for an Exchange Option, and thereafter the Original Options will be cancelled.

(b)	The Exercise Price of each Exchange Option issued pursuant to the Plan of Arrangement will be determined pursuant to the Plan of Arrangement.

(c)	The Expiry Date of an Exchange Option will be ten years after the Original Grant Date of the Original Option, subject to:

(i)	any determination of the Trustees at the time of the Original Grant Date that a particular Original Option would have a shorter term; and

(ii)	the provisions of section 4.3 relating to early expiry.

(d)	In the event of any conflict between the Plan and the Arrangement Agreement, the terms of the Arrangement Agreement will prevail.

(e)	After the Effective Time, no further grants of Exchange Options will be made under this Plan.

4.2 Option Agreement

      As soon as practicable following the Effective Time, the Fund shall deliver to the Optionholder an Option Agreement, containing the terms of the Exchange Option and executed by the Fund. Upon return to the Fund of the Option Agreement, executed by the Optionholder, the Optionholder will be a participant in the Plan and have the right to purchase the Units on the terms set out in the Option Agreement and in the Plan.

4.3 Early Expiry

      An Exchange Option will continue in effect until its Expiry Date or expire before its Expiry Date, as the case may be, in the following events and manner:

(a)	if an Optionholder resigns from his employment (other than in the circumstances described in (c)), or an Optionholder’s contract as a Consultant terminates at its normal termination date, then the Optionholder must exercise his Exchange Option during the period ending on the earlier of (i) 60 days after the date of resignation or termination and (ii) the Expiry Date, after which period the Exchange Option will expire;

(b)	if an Optionholder’s employment is terminated by the Corporation or a Subsidiary without Cause, including a constructive dismissal, or an Optionholder’s contract as a Consultant is terminated by the Corporation or a Subsidiary before its normal termination date without Cause, then the Optionholder must exercise his Exchange Option during the period ending on the earlier of (i) 60 days after the Date of Termination and (ii) the Expiry Date, after which period the Exchange Option will expire;

(c)	if an Optionholder’s employment is terminated by the Corporation or a Subsidiary for Cause, or an Optionholder’s contract as a Consultant is terminated by the Corporation or a Subsidiary before its normal termination date for Cause, including where an Optionholder resigns from his employment or terminates his contract as a Consultant after being requested to do so by the Corporation or Subsidiary as an alternative to being terminated for Cause, then the Exchange Option will expire on the Date of Termination;

(d)	if an Optionholder’s contract as a Consultant is frustrated before its normal termination date due to permanent disability, then the Optionholder must exercise his Exchange Option during the period ending on the earlier of (i) six months after the date of frustration and (ii) the Expiry Date, after which period the Exchange Option will expire;

(e)	if an Optionholder’s employment ceases due to permanent disability, then the Exchange Option may be exercised prior to the Expiry Date;

(f)	if an Optionholder retires upon attaining the mandatory or early retirement age established by the Corporation or a Subsidiary from time to time (other than a Non-Employee Director as described in (g)), then the Exchange Option may be exercised prior to the Expiry Date;

(g)	subject to paragraph (h) below, if an Optionholder who is a Non-Employee Director ceases to be a member of the Board (whether as a result of the resignation of the Non-Employee Director from the Board or the Non-Employee Director not standing for re-election or not being re-elected as a member of the Board by the shareholders of the Corporation at a meeting, or for any other reason other than as a result of death), then the Non-Employee Director must exercise his Exchange Option during the period ending on the earlier of (i) 36 months after the date of cessation and (ii) the Expiry Date, after which the Exchange Option will expire;

(h)	if an Optionholder who is a Non-Employee Director ceases to be a member of the Board in the circumstances described in (g) above, but immediately thereafter becomes a Trustee of the Fund, then the Exchange Option held by such Optionholder must be exercised on the earlier of

(i) 36 months after the date the Optionholder ceases to be a Trustee of the Fund, and (ii) the Expiry Date, after which the Exchange Option will expire;

(i)	if an Optionholder dies, then any exercise must be effected by a legal representative of the Optionholder’s estate or by a person who acquires the Optionholder’s rights under the Exchange Option by bequest or inheritance and any such exercise must be effected during the period ending on the earlier of (i) 12 months after the death of the Optionholder and (ii) the Expiry Date, after which period the Exchange Option will expire;

subject to the right of the Trustees to, after the Original Grant Date, set shorter (with the consent of the Optionholder) or longer periods for exercise (not later than the Expiry Date) with respect to a particular Optionholder or group of Optionholders. Notwithstanding the foregoing, the early expiry provisions set out in this Section 4.3 shall not apply to the CP Optionholders whose Exchange Options and Unit Appreciation Rights shall continue to be governed by the terms of the resolution of the board of directors of Canadian Pacific Limited dated July 30, 2001, providing for the extension of the CP Optionholders’ exercise period until the end of the original grant period, notwithstanding any earlier termination of employment.

4.4 Limited Assignment

(a)	Unit Appreciation Rights may not be assigned separately from the related right to acquire Units.

(b)	Exchange Options, including any accompanying Unit Appreciation Rights, may not be assigned, except to:

(i)	an Optionholder’s Family Trust, Personal Holding Corporation or Retirement Trust (or between such entities or from either of such entities to the Optionholder); or

(ii)	a legal representative of the Optionholder’s estate or a person who acquires the Optionholder’s rights under the Exchange Option by bequest or inheritance on death of the Optionholder.

(c)	If a Personal Holding Corporation to which an Exchange Option, including any accompanying Unit Appreciation Right, has been granted or assigned is no longer controlled by the related Eligible Person, or the shares of the Personal Holding Corporation are no longer beneficially owned by the Eligible Person and persons who were the spouse, minor children or minor grandchildren of the Eligible Person at the time of grant or assignment, then the Exchange Option, including any accompanying Unit Appreciation Right, cannot be exercised until it is assigned by the Personal Holding Corporation to that Eligible Person or another assignee permitted by section 4.4(a).

4.5 No Rights as Unitholder or to Remain an Eligible Person; Status of Consultants

(a)	An Optionholder will only have rights as a unitholder of the Fund with respect to those of the Optioned Units that the Optionholder has acquired through exercise of an Exchange Option in accordance with its terms.

(b)	Nothing in this Plan or in any Option Agreement will confer on any Optionholder any right to remain as an officer, employee, Consultant, director or trustee of the Fund, the Corporation or any Subsidiary.

(c)	Nothing in this Plan or in any Option Agreement entered into with a Consultant will constitute the Consultant as an employee of the Fund, the Corporation or any Subsidiary.

4.6 Adjustments

      Adjustments will be made to (i) the Exercise Price of an Exchange Option, and (ii) the number of Optioned Units delivered to an Optionholder upon exercise of an Exchange Option in the following events and manner, subject to any required regulatory approvals and the right of the Trustees to make such other or additional adjustments, or to make no adjustments at all, as the Trustees considers to be appropriate in the circumstances:

(a)	upon (i) a subdivision of the Units into a greater number of Units, (ii) a consolidation of the Units into a lesser number of Units, or (iii) the distribution of Units to the holders of Units (excluding a Unit distribution made in lieu of a cash distribution in the ordinary course and in accordance with the Fund’s distribution policy, and excluding a distribution of Units under another Unit Compensation Arrangement), the Exercise Price will be adjusted accordingly and the Trustee will deliver upon exercise of an Exchange Option, in addition to or in lieu of the number of Optioned Units in respect of which the right to purchase is being exercised, such greater or lesser number of Units as result from the subdivision, consolidation or Unit distribution;

(b)	upon (i) a capital reorganization, reclassification or change of the Units, (ii) a consolidation, amalgamation, arrangement or other form of business combination of the Fund with another Person or (iii) a sale, lease or exchange of all or substantially all of the property of the Fund, the Exercise Price will be adjusted accordingly and the Fund will deliver upon exercise of an Exchange Option, in lieu of the Optioned Units in respect of which the right to purchase is being exercised, the kind and amount of units or other securities or property as results from such event;

(c)	upon the distribution by the Fund to holders of the Units of (i) units of any class (whether of the Fund or another fund) other than Units, (ii) rights, options or warrants, (iii) evidences of indebtedness or (iv) cash (excluding a cash distribution paid in the ordinary course and in accordance with the Fund’s distribution policy), securities or other property or assets, the Exercise Price will be adjusted accordingly but no adjustment will be made to the number of Optioned Units to be delivered upon exercise of an Exchange Option;

(d)	adjustments to the Exercise Price of an Exchange Option will be rounded up to the nearest one cent and adjustments to the number of Optioned Units delivered to an Optionholder upon exercise of an Exchange Option will be rounded down to the nearest whole Unit; and

(e)	an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this section are cumulative.

      In the event that any adjustment is made to the Exercise Price of an Exchange Option or the number of Optioned Units issuable on exercise of an Exchange Option, similar changes will be made to the exercise price of a Unit Appreciation Right so as to preserve its value.

ARTICLE 5

EXERCISE OF OPTIONS

5.1 Manner of Exercise

      An Optionholder who wishes to exercise an Exchange Option may do so by delivering, on or before the Expiry Date of the Exchange Option:

(a)	a completed Notice of Exercise; and

(b)	subject to section 5.3, a certified cheque, money order or bank draft payable to the Fund for the aggregate Exercise Price of the Optioned Units being acquired (and any tax payable in accordance with Section 5.4).

      If the Optionholder is deceased or mentally disabled, the Exchange Option may be exercised by a legal representative of the Optionholder or the Optionholder’s estate or by a person who acquires the Optionholder’s rights under the Exchange Option by bequest or inheritance and who, in addition to delivering the Notice of Exercise and (if applicable) certified cheque, money order or bank draft described above and must also deliver evidence of their status.

5.2 Delivery of Unit Certificate

      Not later than five business days after receipt pursuant to section 5.1 of the Notice of Exercise and payment in full for the Optioned Units being acquired, the Fund will direct its registrar and transfer agent to issue a certificate in the name of the Optionholder or an intermediary on behalf of the Optionholder, (or, if deceased, his legal representative or beneficiary) for the number of Optioned Units purchased by the Optionholder or the intermediary (or his legal representative or beneficiary), which will be issued as fully paid and non-assessable Units.

5.3 Cashless Exercise

      To the extent permitted by applicable laws as determined in the sole discretion of the Trustees, an Optionholder may elect to effect a “cashless” exercise of its Exchange Options. In such case, the Optionholder will not be required to deliver to the Fund the certified cheque, money order or bank draft referred to in section 5.1. Instead, the Optionholder will complete a Cashless Exercise Instruction Form in the form attached as Schedule C to the Plan, pursuant to which:

(a)	the Optionholder will instruct a broker selected by the Optionholder to sell through the Toronto Stock Exchange the Optioned Units issuable on exercise of an Exchange Option, as soon as possible and at the then applicable bid price for the Units of the Fund;

(b)	on the settlement date for the trade, the Fund will direct its registrar and transfer agent to issue a certificate in the name of the broker (or as the broker may otherwise direct) for the number of Optioned Units issued on exercise of the Exchange Option, against payment by the broker to the Fund of the Exercise Price for such Optioned Units; and

(c)	the broker will deliver to the Optionholder the remaining proceeds of sale, net of brokerage commission (and any tax payable in accordance with Section 5.4).

5.4 Withholding

      If the Fund determines that the satisfaction of taxes, including withholding tax, or other withholding liabilities is necessary or desirable in respect of the exercise of any Exchange Option, including any accompanying Unit Appreciation Right, the exercise of the Exchange Option is not effective unless such taxes have been paid or withholdings made to the satisfaction of the Trustees. The Fund may require an Optionholder to pay to the Fund, in addition to the Exercise Price for the Optioned Units, any amount that the Fund or the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Exchange Option. Any such additional payment is due no later than the date on which any amount with respect to the Exchange Option exercised is required to be remitted by the Fund or the Corporation.

5.5 Indemnification

      Every Trustee will at all times be indemnified and saved harmless by the Fund and from its assets from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such Trustee may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Trustee, otherwise than by the Fund, for or in respect of any act done or omitted by the Trustee in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action suit or proceeding or in satisfaction of any judgement rendered therein.

5.6 Effect on Trustees

      The Trustees have established this Plan solely in their capacity as Trustees on behalf of the Fund and the obligations of the Fund hereunder shall not be personally binding upon the Trustees or any of the Unitholders of the Fund or any annuitant under a plan of which a Unitholder is a trustee or carrier (“annuitant”). Any recourse against the Fund, the Trustees or any Unitholder or annuitant in any manner in respect of any indebtedness, obligation or liability of the Fund arising hereunder or arising in connection herewith or from the matters to which this Plan relates, if any, including, without limitation, claims based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of the Fund’s assets, without recourse to the personal assets of any of the foregoing persons.

SCHEDULE A — NOTICE OF EXERCISE

FORDING INCOME TRUST

EXCHANGE OPTION PLAN

TO:	Solium Capital Inc.	FROM:
	Geri Langley	(title)
	710, 805 8th Avenue SW	(work
	Calgary, AB. T2P 1H7	address)

Phone:	(403) 515-3909	Phone:
Fax:	(403) 515-3919	Fax:

I hereby elect to exercise                                               Exchange Options of Fording Income Trust (the “Fund”) granted to me under the provisions of the Exchange Option Plan (the “Plan”) dated                                              . The grant ID was                                               and the Exercise Price of these Exchange Options was set as $                                              per Optioned Unit.

I have enclosed a certified cheque, bank draft or money order in the amount of $                                              (number of options being exercised × Exercise Price) representing the cost to purchase                                               Units of the Fund and any tax payable in accordance with Section 5.4 of the Plan.

I request that the certificate be registered and delivered as follows:

Name:

Address:

City/Province:

Postal Code:

I hereby elect to exercise                                               Unit Appreciation Rights (UARs) of the Fund granted to me under the provisions of the Exchange Option Plan dated                                              . The grant ID was                                               and the price of these UARs are set at $                                              per unit.

Current Revenue Canada/Quebec administrative practice provides that 50% of the appreciation realized by the UAR exercise is exempt from income tax. The remaining 50% of the appreciation will be taxed at the top marginal rate.

Signed:
(Address I would like my cheque mailed to)

Dated:
(City/Province/Postal Code)

To be completed by Solium Capital Inc. and faxed to the Fund:

Solium Capital Inc. confirms that                                               is eligible to exercise the entitlement indicated herein.

Solium Capital Inc.	Date

SCHEDULE B — FORM OF OPTION AGREEMENT

FORDING INCOME TRUST

EXCHANGE OPTION PLAN

OPTION AGREEMENT

      This Option Agreement is entered into between Fording Income Trust (the “Fund”) and the optionholder named below (the “Optionholder”) is a participant in the Fording Income Trust Exchange Option Plan (the “Plan”), a copy of which is attached hereto. The Optionholder hereby confirms that:

1.	on 200 ● (the “Grant Date”);

2.	the Optionholder;

3.	was granted an option (the “Exchange Option”) to purchase ● Units (the “Optioned Units”) of the Fund to replace and exchange for the Optionholder’s Original Options (as defined in the Plan);

4.	at a price (the “Exercise Price”) of $ ● per Optioned Unit; and

5.	for a term expiring at 5:00 p.m., ● time, on ● (the “Expiry Date”);

on the terms and subject to the conditions set out in the Plan.

      By signing this agreement, the Optionholder acknowledges that he has read and understands the terms of the Plan and accepts the Exchange Option in exchange for his Original Options in accordance with the terms of the Plan.

      IN WITNESS WHEREOF the Fund and the Optionholder have executed this Option Agreement as of        ●       , 200●.

FORDING INCOME TRUST

By:

[Trustee]

Name of Optionholder

Signature of Optionholder

SCHEDULE C — CASHLESS EXERCISE INSTRUCTION FORM

FORDING INCOME TRUST

EXCHANGE OPTION PLAN

TO

Brokerage Firm:

Broker Name:

Fax:

Phone:

A/C Number:

From:

(Title)

(Work

Address)

Tel. No./Fax No.

FAX A COPY TO:
Client Services
Solium Capital Inc.
710, 805 – 8th Avenue SW
Calgary, AB
T2P 1H7
Fax: (403) 515-3919

I hereby authorize                                to sell                      Units of the Fund at a price of                     . Concurrent with the sale of Units, I hereby elect to exercise Grant number                      made to me under the provisions of the Exchange Option Plan as of                                at an Exercise Price of $                     per Optioned Unit.

Upon the sale of                      Units of the Fund, I direct                                to deliver payment to the Fund. The aggregate amount that will be paid to the Fund will be $                     (number of Optioned Units to be exercised            × Exercise Price                     ).

Upon receipt by the Fund of $                    , I hereby direct that a certificate for the Optioned Units referred to above be issued in the name of                                for the account of                                and delivered to           .

Upon receipt of the units, I direct                                to forward the net proceeds of the sale to me; less consideration paid to the Fund for the Optioned Units exercised under my Option Agreement, less brokerage commission fees as follows:

☐	Mail to my address		☐ Pick up from Broker
☐	Deposit to my bank account:
		Bank ID #	Transit #	A/C #

Bank Address:

Signed:	Home Address:

Date:

To be completed by Solium Capital Inc. and faxed to Broker:

Solium Capital Inc. hereby confirms that                      is eligible to exercise the Exchange Option referred to herein:

Solium Capital Inc.	Date

To be completed by the Broker and faxed to Fording Income Trust within 3 days of transaction:

This hereby confirms that the options referred to above were sold at a price of $                     per Unit.

Broker’s Signature	Date

SCHEDULE “B”

FORDING INCOME TRUST NOTE

$3.00 (Cdn.)

1.	FOR VALUE RECEIVED the undersigned unconditionally promises to pay to the holder of this Note (the “Lender”) or to its order, in lawful money of Canada, the amount of $3.00 (the “Principal Amount”). No interest shall accrue or be payable on the Principal Amount.

2.	The Principal Amount is repayable, at the election of the Lender, on demand.

3.	When not in default under this Note, the undersigned shall be entitled to prepay all or any portion of the Principal Amount outstanding without notice, bonus or penalty.

4.	The undersigned waives demand, presentment for payment, notice of non-payment and notice of protest of this Note. No failure or delay by the Lender in exercising any right under this Note shall operate as a waiver of such right, nor shall any single or partial exercise of any right exclude the further exercise thereof or the exercise of any other right.

5.	The undersigned hereby waives the right to assert in any action or proceeding with regard to this Note any setoffs or counterclaims which the undersigned may have.

6.	This Note shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall enure to the benefit of the Lender, its successors and assigns and shall be binding on the undersigned and its successors.

DATED        ●

The Trustees of the FORDING INCOME TRUST on behalf of such Trust by their duly authorized signatory

By:	______________________________________ Name: ● Title: ●

SCHEDULE “C”

      The terms and conditions of the New Voting Preference Shares and New Non-Voting Shares of FCL Amalco shall be has follows:

1.   NEW NON-VOTING SHARES

The rights, privileges, restrictions and conditions attaching to the New Non-Voting Shares are as follows:

(a)	Payment of Dividends: The holders of the New Non-Voting Shares will be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the New Non-Voting Shares, the board of directors may in its sole discretion declare dividends on the New Non-Voting Shares to the exclusion of any other class of shares of the Corporation.

(b)	Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the New Non-Voting Shares will, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or rateably with the holders of the New Non-Voting Shares, be entitled to participate rateably in any distributions of the assets of the Corporation.

(c)	Voting Rights: Except as otherwise provided in the Canada Business Corporations Act, the holders of the New Non-Voting Shares shall not be entitled to receive notice of, or to attend or to vote at, any meeting of the shareholders of the Corporation.

2.   NEW VOTING PREFERENCE SHARES

      The rights, privileges, restrictions and conditions attaching to the New Voting Preference Shares are as follows:

(a)	Definitions: With respect to the New Voting Preference Shares, the following terms shall have the meanings ascribed to them below:

(i)	“Act” means the Canada Business Corporations Act;

(ii)	“Redemption Amount” in respect of each New Voting Preference Share means the amount of $0.01; and

(iii)	“Redemption Price” in respect of each New Voting Preference Share means the Redemption Amount together with all dividends declared thereon and unpaid up to the date of liquidation, dissolution or winding up or the date of redemption, as the case may be.

(b)	Payment of Dividends: The holders of the New Voting Preference Shares will be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the New Voting Preference Shares, the board of directors may in its sole discretion declare dividends on the New Voting Preference Shares to the exclusion of any other class of shares of the Corporation.

(c)	Voting Rights: Each holder of New Voting Preference Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation and to vote thereat, except meetings at which only holders of a specified class of shares (other than New Voting Preference Shares) or a specified series of shares are entitled to vote. At all meetings of which notice must be given to the holders of the New Voting Preference Shares, each holder of New Voting Preference Shares shall be entitled to one vote in respect of each New Voting Preference Share held by such holder.

(d)	Liquidation, Dissolution or Winding-up: In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the New Voting Preference Shares shall be entitled to receive before any distribution of any part of the assets of the Corporation among the holders of the New Non-Voting Shares or any other class of shares of the Corporation ranking junior to the New Voting Preference Shares, an amount equal to the Redemption Price of the New Voting Preference Shares. After payment to the holders of the New Voting Preference Shares of the amount so payable to such holders as herein provided, the holders shall not be entitled to share in any further distribution of the property or assets of the Corporation.

(e)	Redemption at the Option of the Corporation:

(i)	Subject to the Act, the Corporation shall, at its option, be entitled to redeem at any time or times all or any part of the New Voting Preference Shares registered in the name of any holder of any such New Voting Preference Shares on the books of the Corporation with or without the consent of such holder by giving notice in writing to such holder specifying:

(A)	that the Corporation desires to redeem all or any part of the New Voting Preference Shares registered in the name of such holder;

(B)	if part only of the New Voting Preference Shares registered in the name of such holder is to be redeemed, the number thereof to be so redeemed;

(C)	the business day (in this paragraph referred to as the “Redemption Date”) on which the Corporation desires to redeem such New Voting Preference Shares. Such notice shall specify a Redemption Date which shall not be less than 30 days after the date on which the notice is given by the Corporation or such shorter period of time as the Corporation and the holder of any such New Voting Preference Shares may agree; and

(D)	the place of redemption.

(ii)	The Corporation shall, on the Redemption Date, redeem such New Voting Preference Shares by paying to such holder an amount equal to the Redemption Price on presentation and surrender of the certificate(s) for the New Voting Preference Shares so called for redemption at such place as may be specified in such notice. The certificate(s) for such New Voting Preference Shares shall thereupon be cancelled and the New Voting Preference Shares represented thereby shall thereupon be redeemed. Such payment shall be made by delivery to such holder of a cheque payable in the amount of the aggregate Redemption Price for the New Voting Preference Shares to be redeemed. From and after the Redemption Date, the holder thereof shall not be entitled to exercise any of the rights of holders of New Voting Preference Shares in respect thereof unless payment of the Redemption Price is not made on the Redemption Date, or on presentation and surrender of the certificate(s) for the New Voting Preference Shares so called for redemption, whichever is later in which case the rights of the holder of the New Voting Preference Shares shall remain unaffected until payment in full of the Redemption Price.

(f)	Redemption at the Option of the Holder:

Subject to the Act, a holder of any New Voting Preference Shares shall be entitled to require the Corporation to redeem at any time or times any New Voting Preference Shares registered in the name of such holder on the books of the Corporation by tendering to the Corporation at its registered office a share certificate representing the New Voting Preference Shares which the holder desires to have the Corporation redeem together with a request in writing (in this paragraph referred to as a “Redemption Demand”) specifying:

(ii)	that the holder desires to have the New Voting Preference Share represented by such certificate redeemed by the Corporation;

(iii)	if part only of the New Voting Preference Shares registered in the name of such holder is to be redeemed, the number thereof to be so redeemed; and

(iv)	the business day (in this paragraph referred to as the “Redemption Date”) on which the holder desires to have the Corporation redeem such New Voting Preference Shares. The Redemption Demand shall specify a Redemption Date which shall not be a date earlier than the date on which the Redemption Demand is tendered to the Corporation or such other date as the holder and the Corporation may agree.

The Corporation shall, on such Redemption Date redeem all New Voting Preference Shares required to be redeemed by paying to such holder an amount equal to the aggregate Redemption Price therefor on presentation and surrender of the certificate(s) for the New Voting Preference Shares to be so redeemed at the registered office of the Corporation. The certificate(s) for such New Voting Preference Shares shall thereupon be cancelled and the New Voting Preference Shares represented thereby shall thereupon be redeemed. Such payment shall be made by delivery to such holder of a cheque in the amount of the aggregate Redemption Price for the New Voting Preference Shares to be redeemed. From and after the Redemption Date, such New Voting Preference Shares shall cease to be entitled to dividends and the holder thereof shall not be entitled to exercise any of the rights of holders of New Voting Preference Shares in respect thereof unless payment of the said Redemption Price is not made on the Redemption Date, in which case the rights of the holder of the New Voting Preference Shares shall remain unaffected until payment in full of the Redemption Price.

SCHEDULE “D”

4123212 CANADA LTD.

COMMON SHARES

      The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:

(a)	Payment of Dividends: The holders of the Common Shares will be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to the holders of the Common Shares, the board of directors may in its sole discretion declare dividends on the Common Shares to the exclusion of any other class of shares of the Corporation including, for greater certainty, the Preferred Shares provided that the board of directors may not declare dividends on the Common Shares if the Corporation is, or after the payment of the dividend would be, unable to pay the holders of the Preferred Shares the Redemption Price for each Preferred Share held by them.

(b)	Participation upon Liquidation, Dissolution or Winding-Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Common Shares will, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or rateably with the holders of the Common Shares, be entitled to participate rateably in any distributions of the assets of the Corporation.

(c)	Voting Rights: The holders of the Common Shares will be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each Common Share held at all such meetings, except at separate meetings of or on separate votes by the holders of another class or series of shares of the Corporation.

SCHEDULE “E”

4123212 CANADA LTD.

NOMINAL NOTE

$0.01 (Cdn.)

1.	FOR VALUE RECEIVED the undersigned unconditionally promises to pay to the holder of this Note (the “Lender”) or to its order, in lawful money of Canada, the amount of $0.01 (the “Principal Amount”). No interest shall accrue or be payable on the Principal Amount.

2.	The Principal Amount is repayable, at the election of the Lender, on demand.

3.	When not in default under this Note, the undersigned shall be entitled to prepay all or any portion of the Principal Amount outstanding without notice, bonus or penalty.

4.	The undersigned waives demand, presentment for payment, notice of non-payment and notice of protest of this Note. No failure or delay by the Lender in exercising any right under this Note shall operate as a waiver of such right, nor shall any single or partial exercise of any right exclude the further exercise thereof or the exercise of any other right.

5.	The undersigned hereby waives the right to assert in any action or proceeding with regard to this Note any setoffs or counterclaims which the undersigned may have.

6.	This Note shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall enure to the benefit of the Lender, its successors and assigns and shall be binding on the undersigned and its successors.

DATED        ●

4123212 CANADA LTD.

By:

Name: ●
Title: ●

SCHEDULE “F”

4123212 CANADA LTD.

PREFERRED SHARES

1.   Definitions

      With respect to the Preferred Shares, the following terms shall have the meanings ascribed to them below:

(a)	“Act” means the Canada Business Corporations Act.

(b)	“Plan of Arrangement” means the plan of arrangement describing the arrangement under Section 192 of the Act involving Fording Inc., Fording Coal Limited, 4123212 Canada Ltd. and the Fording Income Trust.

(c)	“Redemption Amount” in respect of each Preferred Share means the amount determined in accordance with Section 5.1 of the Plan of Arrangement.

(d)	“Redemption Price” in respect of each Preferred Share means the Redemption Amount together with all dividends declared thereon and unpaid up to the date of liquidation, dissolution or winding-up or the date of redemption, as the case may be.

2.   Dividends

      The holders of the Preferred Shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors out of the moneys of the Corporation properly applicable to the payment of dividends, non-preferential dividends. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the Preferred Shares, the board of directors may in its sole discretion declare dividends on the Preferred Shares to the exclusion of any other class of shares of the Corporation.

3.   No Voting Rights

      Except as otherwise provided in the Act, the holders of the Preferred Shares shall not be entitled to receive notice of, or to attend or to vote at any meeting of the shareholders of the Corporation.

4.   Liquidation, Dissolution or Winding-up

      In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive in respect of each such share held, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares and any other class of shares of the Corporation ranking junior to the Preferred Shares, an amount equal to the Redemption Price of the Preferred Shares. After payment to the holders of the Preferred Shares of the amount so payable to such holders as herein provided, the holders shall not be entitled to share in any further distribution of the property or assets of the Corporation.

5.   Redemption at the Option of the Corporation

(a)	Subject to the Act, the Corporation shall, at its option, be entitled to redeem at any time or times all or any part of the Preferred Shares registered in the name of any holder of any such Preferred Shares on the books of the Corporation with or without the consent of such holder by giving notice in writing to such holder specifying:

(i)	that the Corporation desires to redeem all or any part of the Preferred Shares registered in the name of such holder;

(ii)	if part only of the Preferred Shares registered in the name of such holder is to be redeemed, the number thereof to be so redeemed;

(iii)	the business day (in this paragraph referred to as the “Redemption Date”) on which the Corporation desires to redeem such Preferred Shares. Such notice shall specify a Redemption Date which shall not be less than 30 days after the date on which the notice is given by the Corporation or such shorter period of time as the Corporation and the holder of any such Preferred Shares may agree; and

(iv)	the place of redemption.

(b)	The Corporation shall, on the Redemption Date, redeem such Preferred Shares by paying to such holder an amount equal to the Redemption Price on presentation and surrender of the certificate(s) for the Preferred Shares so called for redemption at such place as may be specified in such notice. The certificate(s) for such Preferred Shares shall thereupon be cancelled and the Preferred Shares represented thereby shall thereupon be redeemed. Such payment shall be made by delivery to such holder of a cheque payable in the amount of the aggregate Redemption Price for the Preferred Shares to be redeemed. From and after the Redemption Date, the holder thereof shall not be entitled to exercise any of the rights of holders of Preferred Shares in respect thereof unless payment of the Redemption Price is not made on the Redemption Date, or on presentation and surrender of the certificate(s) for the Preferred Shares so called for redemption, whichever is later in which case the rights of the holder of the Preferred Shares shall remain unaffected until payment in full of the Redemption Price.

6.   Redemption at the Option of the Holder

(a)	Subject to the Act, a holder of any Preferred Shares shall be entitled to require the Corporation to redeem at any time or times any Preferred Shares registered in the name of such holder on the books of the Corporation by tendering to the Corporation at its registered office a share certificate representing the Preferred Shares which the holder desires to have the Corporation redeem together with a request in writing (in this paragraph referred to as a “Redemption Demand”) specifying:

(i)	that the holder desires to have the Preferred Share represented by such certificate redeemed by the Corporation;

(ii)	if part only of the Preferred Shares registered in the name of such holder is to be redeemed, the number thereof to be so redeemed; and

(iii)	the business day (in this paragraph referred to as the “Redemption Date”) on which the holder desires to have the Corporation redeem such Preferred Shares. The Redemption Demand shall specify a Redemption Date which shall not be a date earlier than the date on which the Redemption Demand is tendered to the Corporation or such other date as the holder and the Corporation may agree.

(b)	The Corporation shall, on such Redemption Date redeem all Preferred Shares required to be redeemed by paying to such holder an amount equal to the aggregate Redemption Price therefor on presentation and surrender of the certificate(s) for the Preferred Shares to be so redeemed at the registered office of the Corporation. The certificate(s) for such Preferred Shares shall thereupon be cancelled and the Preferred Shares represented thereby shall thereupon be redeemed. Such payment shall be made by delivery to such holder of a cheque in the amount of the aggregate Redemption Price for the Preferred Shares to be redeemed. From and after the Redemption Date, such Preferred Shares shall cease to be entitled to dividends and the holder thereof shall not be entitled to exercise any of the rights of holders of Preferred Shares in respect thereof unless payment of the said Redemption Price is not made on the Redemption Date, in which case the rights of the holder of the Preferred Shares shall remain unaffected until payment in full of the Redemption Price.

SCHEDULE “G”

4123212 CANADA LTD.

PROMISSORY NOTE

$3.00 (Cdn.)

1.	FOR VALUE RECEIVED the undersigned unconditionally promises to pay to the holder of this Note (the “Lender”) or to its order, in lawful money of Canada, the amount of $3.00 (the “Principal Amount”). No interest shall accrue or be payable on the Principal Amount.

2.	The Principal Amount is repayable, at the election of the Lender, on demand.

3.	When not in default under this Note, the undersigned shall be entitled to prepay all or any portion of the Principal Amount outstanding without notice, bonus or penalty.

4.	The undersigned waives demand, presentment for payment, notice of non-payment and notice of protest of this Note. No failure or delay by the Lender in exercising any right under this Note shall operate as a waiver of such right, nor shall any single or partial exercise of any right exclude the further exercise thereof or the exercise of any other right.

5.	The undersigned hereby waives the right to assert in any action or proceeding with regard to this Note any setoffs or counterclaims which the undersigned may have.

6.	This Note shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall enure to the benefit of the Lender, its successors and assigns and shall be binding on the undersigned and its successors.

DATED        ●

4123212 CANADA LTD.

By:

Name: ●
Title: ●

SCHEDULE “H”

FCL AMALCO AMALGAMATION PROVISIONS

1 —	Name of amalgamated corporation

FORDING INC.

2 —	The place in Canada where the registered office is to be situated

Suite 1000, 205, Ninth Avenue S.E.
City of Calgary, in the Province of Alberta, T2G 0R4

3 —	The classes and any maximum number of shares that the corporation is authorized to issue

The authorized capital of the amalgamated corporation is the same as the authorized capital of Fording Inc. prior to the amalgamation contemplated hereby and is comprised of an unlimited number of Common Shares, an unlimited number of First Preferred Shares and an unlimited number of Second Preferred Shares.

4 —	Restrictions, if any, on share transfers

None.

5 —	Number (or minimum and maximum number of directors)

A minimum of 5 and a maximum of 20.

6 —	Restrictions, if any, on business the corporation may carry on

There are no restrictions.

7 —	Other provisions, if any

The actual number of directors within the maximum and minimum set out in paragraph 5 may be determined from time to time by resolution of the directors. Any vacancy among the directors resulting from an increase in the number of directors as so determined may be filled by resolution of the directors.

8 —	The amalgamation has been effected as if approved and undertaken pursuant to and in accordance with Subsection 184(1) of the Act except to the extent modified by the Plan of Arrangement describing the arrangement under Section 192 of the Act involving Fording Inc., Fording Coal Limited, 4123212 Canada Ltd. and the Fording Income Fund.

9 —	Name of the amalgamating corporations

Fording Inc. and Fording Coal Limited

SCHEDULE “I”

NEW FORDING AMALGAMATION PROVISIONS

1 —	Name of amalgamated corporation

FORDING INC.

2 —	The place in Canada where the registered office is to be situated

Suite 1000, 205, Ninth Avenue S.E.
City of Calgary, in the Province of Alberta, T2G 0R4

3 —	The classes and any maximum number of shares that the amalgamated corporation is authorized to issue are the same as the authorized capital of 4123212 Canada Ltd. prior to the amalgamation contemplated hereby and is comprised of an unlimited number of Common Shares and an unlimited number of Preferred Shares, the rights, privileges, conditions and restrictions of which are described in Appendix 1 to this form.

4 —	Restrictions, if any, on share transfers

None.

5 —	Number (or minimum and maximum number of directors)

A minimum of 5 and a maximum of 20.

6 —	Restrictions, if any, on business the corporation may carry on

There are no restrictions.

7 —	Other provisions, if any

The actual number of directors within the maximum and minimum set out in paragraph 5 may be determined from time to time by resolution of the directors. Any vacancy among the directors resulting from an increase in the number of directors as so determined may be filled by resolution of the directors.

8 —	The amalgamation has been effected as if approved and undertaken pursuant to and in accordance with Subsection 184(1) of the Act except to the extent modified by the Plan of Arrangement describing the arrangement under Section 192 of the Act involving Fording Inc., Fording Coal Limited, 4123212 Canada Ltd. and the Fording Income Fund.

9 —	Name of the amalgamating corporations

4123212 Canada Ltd. and Fording Inc.

APPENDIX 1 TO SCHEDULE “I”

      The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of Preferred Shares.

COMMON SHARES

      The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:

(a)	Payment of Dividends: The holders of the Common Shares will be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to the holders of the Common Shares, the board of directors may in its sole discretion declare dividends on the Common Shares to the exclusion of any other class of shares of the Corporation including, for greater certainty, the Preferred Shares, provided that the board of directors may not declare dividends on the Common Shares if the Corporation is, or after the payment of the dividend would be, unable to pay the holders of the Preferred Shares the Redemption Price for each Preferred Share held by them.

(b)	Participation upon Liquidation, Dissolution or Winding-Up: In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Common Shares will, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or rateably with the holders of the Common Shares, be entitled to participate rateably in any distributions of the assets of the Corporation.

(c)	Voting Rights: The holders of the Common Shares will be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each Common Share held at all such meetings, except at separate meetings of or on separate votes by the holders of another class or series of shares of the Corporation.

PREFERRED SHARES

      The rights, privileges, conditions and restrictions attaching to the Preferred Shares are as follows:

1.   Definitions

      With respect to the Preferred Shares, the following terms shall have the meanings ascribed to them below:

(a)	“Act” means the Canada Business Corporations Act.

(b)	“Plan of Arrangement” means the plan of arrangement describing the arrangement under Section 192 of the Act involving Fording Inc., Fording Coal Limited, 4123212 Canada Ltd. and the Fording Income Trust.

(c)	“Redemption Amount” in respect of each Preferred Share means the amount determined in accordance with Section 5.1 of the Plan of Arrangement.

(d)	“Redemption Price” in respect of each Preferred Share means the Redemption Amount together with all dividends declared thereon and unpaid up to the date of liquidation, dissolution or winding-up or the date of redemption, as the case may be.

2.   Dividends

      The holders of the Preferred Shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors out of the moneys of the Corporation properly applicable to the payment of dividends, non-preferential dividends. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the Preferred Shares, the board of directors may in its sole discretion declare dividends on the Preferred Shares to the exclusion of any other class of shares of the Corporation.

3.   No Voting Rights

      Except as otherwise provided in the Act, the holders of the Preferred Shares shall not be entitled to receive notice of, or to attend or to vote at any meeting of the shareholders of the Corporation.

4.   Liquidation, Dissolution or Winding-up

      In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive in respect of each such share held, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares and any other class of shares of the Corporation ranking junior to the Preferred Shares, an amount equal to the Redemption Price of the Preferred Shares. After payment to the holders of the Preferred Shares of the amount so payable to such holders as herein provided, the holders shall not be entitled to share in any further distribution of the property or assets of the Corporation.

5.   Redemption at the Option of the Corporation

(a)	Subject to the Act, the Corporation shall, at its option, be entitled to redeem at any time or times all or any part of the Preferred Shares registered in the name of any holder of any such Preferred Shares on the books of the Corporation with or without the consent of such holder by giving notice in writing to such holder specifying:

(i)	that the Corporation desires to redeem all or any part of the Preferred Shares registered in the name of such holder;

(ii)	if part only of the Preferred Shares registered in the name of such holder is to be redeemed, the number thereof to be so redeemed;

(iii)	the business day (in this paragraph referred to as the “Redemption Date”) on which the Corporation desires to redeem such Preferred Shares. Such notice shall specify a Redemption Date which shall not be less than 30 days after the date on which the notice is given by the Corporation or such shorter period of time as the Corporation and the holder of any such Preferred Shares may agree; and

(iv)	the place of redemption.

(b)	The Corporation shall, on the Redemption Date, redeem such Preferred Shares by paying to such holder an amount equal to the Redemption Price on presentation and surrender of the certificate(s) for the Preferred Shares so called for redemption at such place as may be specified in such notice. The certificate(s) for such Preferred Shares shall thereupon be cancelled and the Preferred Shares represented thereby shall thereupon be redeemed. Such payment shall be made by delivery to such holder of a cheque payable in the amount of the aggregate Redemption Price for the Preferred Shares to be redeemed. From and after the Redemption Date, the holder thereof shall not be entitled to exercise any of the rights of holders of Preferred Shares in respect thereof unless payment of the Redemption Price is not made on the Redemption Date, or on presentation and surrender of the certificate(s) for the Preferred Shares so called for redemption, whichever is later in which case the rights of the holder of the Preferred Shares shall remain unaffected until payment in full of the Redemption Price.

6.   Redemption at the Option of the Holder

      Subject to the Act, a holder of any Preferred Shares shall be entitled to require the Corporation to redeem at any time or times any Preferred Shares registered in the name of such holder on the books of the Corporation by tendering to the Corporation at its registered office a share certificate representing the Preferred Shares which the holder desires to have the Corporation redeem together with a request in writing (in this paragraph referred to as a “Redemption Demand”) specifying:

(a)	that the holder desires to have the Preferred Share represented by such certificate redeemed by the Corporation;

(b)	if part only of the Preferred Shares registered in the name of such holder is to be redeemed, the number thereof to be so redeemed; and

(c)	the business day (in this paragraph referred to as the “Redemption Date”) on which the holder desires to have the Corporation redeem such Preferred Shares. The Redemption Demand shall specify a Redemption Date which shall not be a date earlier than the date on which the Redemption Demand is tendered to the Corporation or such other date as the holder and the Corporation may agree.

      The Corporation shall, on such Redemption Date redeem all Preferred Shares required to be redeemed by paying to such holder an amount equal to the aggregate Redemption Price therefor on presentation and surrender of the certificate(s) for the Preferred Shares to be so redeemed at the registered office of the Corporation. The certificate(s) for such Preferred Shares shall thereupon be cancelled and the Preferred Shares represented thereby shall thereupon be redeemed. Such payment shall be made by delivery to such holder of a cheque in the amount of the aggregate Redemption Price for the Preferred Shares to be redeemed. From and after the Redemption Date, such Preferred Shares shall cease to be entitled to dividends and the holder thereof shall not be entitled to exercise any of the rights of holders of Preferred Shares in respect thereof unless payment of the said Redemption Price is not made on the Redemption Date, in which case the rights of the holder of the Preferred Shares shall remain unaffected until payment in full of the Redemption Price.

APPENDIX B —

ARRANGEMENT RESOLUTION

To be passed by the holders (“Securityholders”)

of common shares and options to purchase common shares
in the capital of the Corporation, voting together as a class

BE IT RESOLVED, as a special resolution, that:

1.	The arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act, substantially as set out in the Plan of Arrangement attached as Schedule A to the Arrangement Agreement which is Appendix A to the information circular of the Corporation dated November 20, 2002, is authorized and approved.

2.	Notwithstanding that this resolution has been passed by the Securityholders or that the Arrangement has been approved by the Court of Queen’s Bench of Alberta, the Board of Directors of the Corporation may, without further approval of the Securityholders, amend the Arrangement Agreement or the Plan of Arrangement, in the manner specified therein, or decide not to proceed with the Arrangement or revoke this resolution at any time prior to the issue of the certificate giving effect to the Arrangement.

3.	Any officer or director of the Corporation is authorized to sign and deliver for and on behalf of the Corporation all such documents and to do all such other acts as such officer or director may consider necessary or desirable to give effect to the foregoing.

B-1

APPENDIX C —

INTERIM ORDER

Action No. 0201-19501

IN THE COURT OF QUEEN’S BENCH OF ALBERTA

JUDICIAL CENTRE OF CALGARY

IN THE MATTER OF Section 192 of the Canada Business Corporations Act R.S.C. 1985, c.C-44;

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT INVOLVING FORDING INC., 4123212 CANADA LTD., FORDING COAL LIMITED AND FORDING SECURITYHOLDERS

BEFORE THE HONOURABLE MR. JUSTICE S.J. LOVECCHIO IN CHAMBERS	At the Court House, at the City of Calgary, in the Province of Alberta, on Wednesday this 20th day of November, 2002

INTERIM ORDER

UPON the application of the Petitioner, Fording Inc. (“Fording”); AND UPON hearing counsel for Fording, no one appearing for the Director (the “Director”) appointed under the Canada Business Corporations Act, R.S.C. 1985, c.C-44, as amended (“CBCA”), although duly notified of this application; AND UPON reading the Affidavit of Michael Grandin and confidential Affidavit of Michael Grandin filed herein; AND UPON hearing the submissions of counsel for the Petitioner and counsel for Ontario Teachers Pension Fund.

IT IS HEREBY ORDERED THAT:

The Meeting

1.	Fording may call, hold and conduct a special meeting (the special meeting and any adjournment or postponement thereof is hereafter referred to as the “Meeting”) of the registered holders (the “Fording Shareholders”) of Fording common shares (“Fording Shares”) and the holders of options (the “Fording Optionholders”) to purchase Fording Shares (“Options”) (Fording Shareholders and Fording Optionholders are collectively referred to as “Fording Securityholders”), to be held at The Fairmont Palliser Hotel, 133 – 9th Avenue SW, Calgary, AB, at 9:00 a.m. (Mountain Standard Time) on December 20, 2002 to:

(a)	consider and, if deemed advisable, to pass a special resolution (the “Arrangement Resolution”) to approve the arrangement set forth in the Plan of Arrangement (the “Arrangement”) a draft of which is attached as Exhibit “A” to the affidavit of Michael Grandin sworn November 20, 2002, and filed herein; and

(b)	transact such other business as may properly come before the Meeting.

2.	The Meeting shall be called, held and conducted in accordance with the Notice of Special Meeting of Fording Securityholders, (the “Notice of Special Meeting”) which is attached to the Affidavit of Michael Grandin as Exhibit “A”, the CBCA, the articles and by-laws of Fording, the terms of this Order, any further order of this Court and the rulings and directions of the Chair of the Meeting, and, to the extent of any inconsistency or discrepancy between this Order and the terms of any instrument creating or governing or collateral to the Fording Shares and Options or to which the Fording Shares and Options are collateral, or the articles and/or by-laws of Fording, this Order shall govern.

3.	The record date for determination of the Fording Securityholders entitled to receive the Notice of Special Meeting, Circular and forms of proxy (collectively, the “Meeting Materials”) shall be at 5:00 p.m. (Mountain Standard Time) on November 19, 2002 (the “Record Date”).

4.	The Meeting Materials, with such amendments or additional documents as counsel for Fording may advise are necessary or desirable and are not inconsistent with the terms of this Order, shall be sent to:

(a)	the Fording Securityholders of record at 5:00 p.m. (Mountain Standard Time) on the Record Date, at least 21 days prior to the date of the Meeting, excluding the date of mailing, delivery or transmittal and the date of the Meeting, by prepaid ordinary mail addressed to the Fording Shareholder at his, her or its address registered on the Fording common share register and each Fording Optionholder at his or her address recorded on the records of Fording;

(b)	the directors and auditors of Fording, and the Director by mailing the Meeting Materials by prepaid, ordinary mail to such persons at least 21 days prior to the date of the Meeting, excluding the date of mailing and the date of the Meeting; and

(c)	The Toronto Stock Exchange (the “TSX”) by electronically filing the Meeting Materials via the system for electronic document analysis and retrieval at least 21 days prior to the date of the Meeting, excluding the date of filing and the date of the Meeting;

and substantial compliance with this paragraph shall constitute good and sufficient notice of the Meeting.

5.	The only persons entitled to attend the Meeting are:

(a)	Fording Securityholders or their proxies as evidenced by a validly completed form of proxy prepared specifically for use at the Meeting;

(b)	Fording officers, directors, auditors and advisors;

(c)	the Director; and

(d)	other persons with the permission of the Chair of the Meeting.

6.	Those persons entitled to vote at the Meeting shall be Fording Securityholders of record as at 5:00 p.m. (Mountain Standard Time) on the Record Date, or their respective proxies as evidenced by a validly completed form of proxy prepared specifically for use at the Meeting.

7.	The accidental failure or omission to give notice of the Meeting to any one or more Fording Securityholder, or any failure or omission to give notice as a result of events beyond the reasonable control of Fording (including without limitation any inability to utilize postal services) shall not constitute a breach of this Order or a defect in the calling of the Meeting and shall not invalidate any resolution passed or proceedings taken at the Meeting.

8.	Notice of any amendments, updates or supplements to any of the information provided in the Meeting Materials may be communicated to Fording Securityholders by press release, newspaper advertisement or by notice to Fording Securityholders by prepaid ordinary mail to persons specified in paragraph 4(a) herein, or by such other means as determined to be the most appropriate method of communication by the Board of Directors of Fording in the circumstances.

9.	The quorum required at the Meeting shall be two Fording Shareholders, present in person or represented by proxy, and holding or representing by proxy not less than 10% of the aggregate of the outstanding Fording Shares and the additional Fording Shares that would be outstanding upon valid exercise of all outstanding Fording Options and who are entitled to attend and vote at the Meeting, provided that, if no quorum is present within 30 minutes of the appointed meeting time, the Meeting shall stand adjourned to be reconvened on a day which is not more than 30 days later, as determined by the Chair of the Meeting, in the Chair’s sole discretion, and at such reconvened meeting, those persons present in person or by proxy entitled to vote at such meeting will constitute a quorum for the reconvened meeting.

10.	The Meeting shall be a single meeting of Fording Securityholders who shall vote together on the Arrangement Resolution.

11.	The votes shall be taken at the Meeting on the basis of one vote per Fording Common Share and, in respect of each Fording Option, one vote per Fording Share that the holder thereof is entitled to receive upon the valid exercise of such Fording Option, and subject to further order of this Court, the vote required to pass the Arrangement Resolution shall be the affirmative vote of at least 66 2/3% of the votes cast in respect of the Arrangement Resolution by the Fording Securityholders present or represented by proxy at the Meeting and for this purpose any spoiled votes, illegible votes, defective votes and abstentions shall be deemed not to be votes cast.

12.	Fording, if it deems advisable, may adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of Fording Securityholders respecting the adjournment or postponement and notice of any such adjournment or postponement shall be given by press release, newspaper advertisement, or by notice to the Fording Securityholders by prepaid ordinary mail to persons specified in paragraph 4(a) herein, or by such other means as determined to be the most appropriate method of communication by the Board of Directors of Fording in the circumstances.

13.	The Meeting Materials, any amendments, updates or supplements to any of the Meeting Materials, and any notice of any adjournment or postponement of the Meeting, shall be deemed to have been received by the Fording Securityholders three days after delivery thereof to the post office.

14.	Fording may make such amendments, revisions or supplements to the Arrangement as it may determine to be appropriate, without any additional notice to the Fording Securityholders, and the Arrangement as so amended, revised or supplemented shall be the Arrangement submitted to the Meeting and the subject of the Arrangement Resolution.

15.	The scrutineers for the Meeting shall be Computershare Trust Company of Canada (acting through its representatives for that purpose) and their duties shall include:

(a)	invigilating and reporting to the Chair of the Meeting on the deposit and the validity of the proxies;

(b)	reporting to the Chair of the Meeting on the quorum of the Meeting;

(c)	reporting to the Chair of the Meeting on the polls taken or ballots cast at the Meeting; and

(d)	providing to Fording and to the Chair written reports on matters related to their duties.

16.	The only proxies or revocations thereof to be counted at the Meeting shall be those on completed forms of proxy or revocations thereof prepared for purposes of the Meeting and Fording Securityholders shall be entitled to complete such proxies or revocations. Fording is hereby authorized to use the form of proxy for Fording Shareholders and the form of proxy for Fording Optionholders, in substantially the same forms as are attached as part of Exhibit “A” to the Affidavit of Michael Grandin and is authorized, at its expense, to solicit proxies, directly or through its officers, directors and employees, and through such agents or representatives as it may retain for the purpose, by mail, telephone or such other forms of personal or electronic communication as it may determine.

17.	The procedure for the use of proxies at the Meeting shall be as set out in the Circular or as the Chair of the Meeting shall determine.

18.	Fording may, in its discretion, waive generally any time limits for the deposit of proxies by the Fording Securityholders, if Fording deems it advisable to do so.

Dissent Rights

19.	Fording Shareholders may exercise rights of dissent with respect to their Fording Shares in connection with the Arrangement, pursuant to section 190 of the CBCA, as modified by the terms of the Arrangement and this Order, including without limitation that:

(a)	for any Fording Shareholder to be entitled to dissent, the written objection of that Fording Shareholder must be received on or before 5:00 p.m. (Mountain Standard Time) on December 18, 2002 by the Corporate Secretary of Fording c/o Computershare Trust Company of Canada, Suite 600, 530 – 8th Avenue SW, Calgary, Alberta, T2P 3S8 (Attention: Stock Transfer Services),

or by facsimile transmission to (403) 267-6529 (Attention: Stock Transfer Services) or at least 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournment or postponement of the Meeting;

(b)	upon sending a written objection in accordance with subparagraph 19(a), a dissenting Fording Shareholder who does not subsequently vote in favour of the Arrangement Resolution shall be deemed to have irrevocably exercised his, her or its dissent rights with respect to his, her or its Fording Shares and shall not, without the consent of Fording, be entitled to withdraw or abandon such dissent;

(c)	any Fording Shareholder who sends a written objection in accordance with subparagraph 19(a) herein shall:

(i)	be deemed to have concurrently provided the notice referred to in subsection 190(7) of the CBCA;

(ii)	deliver his, her or its Fording common share certificates to Fording c/o Computershare Trust Company of Canada, at Suite 600, 530 – 8th Avenue SW, Calgary, Alberta, T2P 3S8 (Attention: Stock Transfer Services) within 30 days after receiving the written notice referred to in subsection 190(6) of the CBCA, and in the absence of such delivery, such Fording Shareholder shall be deemed to have so delivered his, her or its Fording common share certificates; and

(iii)	cease to have any rights as a holder of Common Shares except the right to be paid fair value and without limiting the generality of the foregoing is hereby prohibited from transferring, conveying, selling, tendering or otherwise dealing with his, her or its Fording common share certificates to any third party;

(d)	the fair value of the Fording Shares held by any dissenting Fording Shareholder, referred to in subsection 190(3) of the CBCA, shall be determined as of the close of business on the day before the Meeting;

(e)	a dissenting Fording Shareholder shall be entitled to receive fair value in cash, or, at the option of New Fording (as defined in the Circular), as successor to Fording, in Units (as defined in the Circular) or a combination of cash and Units, provided Units are at the time of payment listed and traded on the TSX, the New York Stock Exchange (“NYSE”), or another major North American stock exchange. Where New Fording elects to pay fair value in Units, whether in whole or in part, New Fording shall also pay to such dissenting Fording Shareholder an amount to represent the reasonable ordinary course brokerage charges to be incurred by a holder in disposing of a comparable number of Units through the market. The number of Units to be paid to a dissenting Fording Securityholder in lieu of cash payment, if such option is exercised, shall be determined by the weighted average closing price as quoted on the TSX, or, if Units are not listed and traded on the TSX at such time, then the NYSE, or if Units are not listed and traded on the TSX or the NYSE at such time, such other North American stock exchange on which the Units are listed and traded for the five trading days preceding the judicial determination of value, or acceptance by the dissenting Fording Shareholder of an offer to pay under subsection 190(14) of the CBCA;

(f)	a dissenting Fording Shareholder’s rights will be reinstated where:

(i)	New Fording consents to the withdrawal or abandonment of the dissenting Fording Shareholder’s dissent;

(ii)	New Fording fails to make an offer in accordance with subsection 190(12) of the CBCA;

(iii)	the Board of Directors of Fording revokes the Arrangement Resolution; or

(iv)	the application by Fording to this Court for the Final Order (as defined herein) is refused and all appeal rights in respect of such refusal have been exhausted without success; and

(g)	a dissenting Fording Shareholder who has not actually surrendered his, her or its Fording common share certificates and who:

(i)	accepts an offer to pay under subsection 190(14) of the CBCA; or

(ii)	receives a court-ordered valuation under subsection 190(22) of the CBCA;

shall not be entitled to receive payment in cash or in Units, and no interest shall accrue, until such dissenting Fording Shareholder actually delivers his, her or its Fording share certificates.

Service of Court Materials

20.	For the purposes of this Order, service of the Petition herein and the Affidavit of Michael Grandin only on the Director under the CBCA is hereby confirmed as good and sufficient service and service on any other person except as provided in this Order is hereby dispensed with.

21.	Fording shall include in the Meeting Materials a copy of each of this Order and the Notice of Petition substantially in the forms appended to the Circular (collectively, the “Court Materials”), and the Court Materials shall be deemed to have been received by the Fording Securityholders at the times specified in accordance with paragraph 13 herein, whether those persons reside within Alberta or within another jurisdiction.

22.	The sending of the Court Materials in accordance with this Order shall constitute good and sufficient service of the within proceedings upon all persons who are entitled to receive notice and no other form of service need be made and no other material need be served on such persons in respect of these proceedings.

Application for Final Order

23.	Upon approval by the Fording Securityholders of the Arrangement, in the manner set forth in this Order, Fording may apply to this Court for an order approving the Arrangement (the “Final Order”), which application shall be heard at the Courthouse at 611 – 4th Street SW, Calgary, Alberta, on December 20, 2002 at 1:00 p.m. (Mountain Standard Time), or so soon thereafter as counsel may be heard.

24.	Any person desiring to appear at the hearing of the application for the Final Order shall file with the Court and deliver to Fording’s solicitors: Osler, Hoskin & Harcourt LLP, Suite 1900, 333 – 7th Avenue SW, Calgary, Alberta, T2P 2Z1, Attention: Tristram J. Mallett a Notice of Intention to Appear together with a copy of any evidence or material which is to be presented to the Court at the hearing of the application for the Final Order, on or before 4:30 p.m. (Mountain Standard Time) on December 13, 2002.

25.	In the event that the hearing of the application for the Final Order on December 20, 2002 at 1:00 p.m. is adjourned, then only those persons who filed with the Court and delivered to Fording’s solicitors a Notice of Intention to Appear in accordance with this Order need to be served and provided with notice of the adjourned hearing date.

Confidentiality

26.	Exhibit “A” to the Confidential Affidavit of Michael Grandin, being the Information Circular of Fording (the “Circular”), shall be filed with the Court on a sealed basis until such time as Fording’s counsel shall advise this Court that the Circular has been filed electronically on the SEDAR electronic filing system, at which time the sealing Order herein shall be dissolved.

Variation of Interim Order

27.	Fording shall be entitled, at any time, to seek leave to vary this Order upon such terms and upon the giving of such notice as this Court may direct.

“S.J. LoVecchio”

J.C.C.Q.B.A.
ENTERED this 20th day of November, 2002 “Kevin Hoschka” Clerk of the Court
Action No. 0201-19501
A.D. 2002

IN THE COURT OF QUEEN’S BENCH OF ALBERTA
JUDICIAL CENTRE OF CALGARY

IN THE MATTER OF Section 192 of the Canada Business Corporations Act R.S.C. 1985, c.C-44;

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT INVOLVING FORDING INC., 4123212 CANADA LTD., FORDING COAL LIMITED AND THE FORDING SECURITYHOLDERS

INTERIM ORDER

OSLER, HOSKIN & HARCOURT LLP
Barristers and Solicitors
1900, 333 – 7th Avenue SW
Calgary, Alberta T2P 2Z1
Solicitor: Tristram J. Mallett
Telephone: (403) 260-7000
Fax: (403) 260-7024

APPENDIX D —

FORDING INCOME TRUST

PRO FORMA FINANCIAL STATEMENTS

Fording Income Trust

Unaudited Pro Forma Consolidated

Financial Statements
September 30, 2002 and December 31, 2001

FORDING INCOME TRUST

COMPILATION REPORT ON

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

November 20, 2002

To the Shareholders of

  FORDING INC.

      We have reviewed, as to compilation only, the accompanying unaudited pro forma consolidated balance sheet of Fording Income Trust as at September 30, 2002 and the unaudited pro forma consolidated statements of income and of distributable cash for the nine month period ended September 30, 2002 and the year ended December 31, 2001. These pro forma consolidated financial statements have been prepared for inclusion in the Plan of Arrangement dated November 20, 2002 relating to the creation of Fording Income Trust. In our opinion, the unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of income and of distributable cash have been properly compiled to give effect to the transactions and the assumptions described in the notes thereto.

(Signed) “PricewaterhouseCoopers LLP”

Chartered Accountants

Calgary, Alberta

FORDING INCOME TRUST

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As at September 30, 2002
(millions of Canadian dollars)

					Fording
	Fording	Pro forma			Income Trust
	Inc.	adjustments	Note		Pro forma

Assets
Current assets
Cash, temporary investments	$6.8	$(2.6)	2(e	)	$2.4
		(1.8)	2(f	)
Accounts receivable	41.3	—			41.3
Income taxes recoverable	—	9.2	2(i	)	9.2
Inventories	186.8	—			186.8
Prepaid expenses	10.4	—			10.4

	245.3	4.8			250.1
Capital assets	789.3	—			789.3
Other assets	10.5	—			10.5

	$1,045.1	$4.8			$1,049.9

Liabilities
Current liabilities
Bank indebtedness	$10.7	$—			$10.7
Accounts payable	74.5	—			74.5
Income taxes payable	0.3	(9.5)	2(c	)	—
		9.2	2(i	)
Current portion of long-term debt	—	150.0	2(f	)	150.0

	85.5	149.7			235.2
Non-current liabilities	62.9	—			62.9
Long-term debt	136.0	25.0	2(c	)	161.0
Future income taxes	185.7	—			185.7

	470.1	174.7			644.8

Unitholders’ Equity
Common shares	122.1	(0.2)	2(e	)	—
		(121.9)	2(b	)
Retained earnings	418.6	(25.0)	2(c	)	248.9
		9.5	2(c	)
		(2.4)	2(e	)
		(151.8)	2(f	)
Trust units	—	121.9	2(b	)	121.9
Foreign currency translation adjustments	34.3	—			34.3

	575.0	(169.9)			405.1

	$1,045.1	$4.8			$1,049.9

FORDING INCOME TRUST

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the nine months ended September 30, 2002
(millions of Canadian dollars)

					Fording
	Fording	Pro forma			Income Trust
	Inc.	adjustments	Note		Pro forma

Revenues	$669.8	$—			$669.8

Expenses
Cost of sales	492.7	—			492.7
Selling, general and administrative	12.0	0.8	2(d	)	12.8
Depreciation and depletion	53.9	—			53.9
Brooks capital expense	7.9	—			7.9

	566.5	0.8			567.3

Income from operations	103.3	(0.8)			102.5
Other expenses, net, including interest	4.2	5.8	2(f	)	12.0
		2.0	2(g	)

Income before taxes	99.1	(8.6)			90.5

Income taxes
Current mineral taxes	15.5	—			15.5
Current Canadian taxes	26.1	(2.2)	2(f	)	(2.3)
		(0.8)	2(g	)
		(25.4)	2(h	)
Current foreign taxes	1.6	—			1.6

	43.2	(28.4)			14.8
Future taxes	7.6	—			7.6

	50.8	(28.4)			22.4

Net income	$48.3	$19.8			$68.1

Weighted average number of units outstanding (millions)			2(j	)	51.5

Basic earnings per unit					$1.32

Diluted earnings per unit			2(k	)	$1.32

FORDING INCOME TRUST

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the year ended December 31, 2001
(millions of Canadian dollars)

					Fording
	Fording	Pro forma			Income Trust
	Inc.	adjustments	Note		Pro forma

Revenues	$1,000.4	$—			$1,000.4

Expenses
Cost of sales	739.0	—			739.0
Selling, general and administrative	15.2	1.0	2(d	)	16.2
Depreciation and depletion	69.8	—			69.8
Brooks capital expense	—	—			—

	824.0	1.0			825.0

Income from operations	176.4	(1.0)			175.4
Other expenses, net, including interest	12.6	7.7	2(f	)	23.0
		2.7	2(g	)

Income before taxes	163.8	(11.4)			152.4

Income taxes
Current mineral taxes	18.4	—			18.4
Current Canadian taxes	53.5	(2.9)	2(f	)	5.5
		(1.0)	2(g	)
		(44.1)	2(h	)
Current foreign taxes	6.9	—			6.9

	78.8	(48.0)			30.8
Future taxes	(9.6)	—			(9.6)

	69.2	(48.0)			21.2

Net income	$94.6	$36.6			$131.2

Weighted average number of units outstanding (millions)			2(j	)	52.4

Basic earnings per unit					$2.50

Diluted earnings per unit			2(k	)	$2.49

FORDING INCOME TRUST

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF DISTRIBUTABLE CASH

(millions of Canadian dollars)

	Nine months
	ended	Year ended
	September 30,	December 31,
	2002	2001

Fording Income Trust pro forma net income	$68.1	$131.2
Depreciation and depletion	53.9	70.9
Brooks capital expense	7.9	—
Future income taxes (recovery)	7.6	(9.6)
Reclamation of mine sites	0.9	1.5
Employee future benefits	0.3	2.2
Other	—	(1.1)

	138.7	195.1
Sustaining capital, net	(46.3)	(58.7)

Available cash before cash reserve	92.4	136.4
Reserve of 10%	9.2	13.6

Distributable cash	$83.2	$122.8

Basic distributable cash per unit	$1.62	$2.34

Diluted distributable cash per unit	$1.61	$2.33

FORDING INCOME TRUST

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

In November 2002 Fording Inc. (the “Corporation”) mailed an Information Circular to its shareholders (the “Shareholders”) to seek their approval of a reorganization of the Corporation and its wholly-owned subsidiaries pursuant to a plan of arrangement (the “Arrangement”). If approved, the Arrangement will result in the Corporation becoming an operating company (“New Fording”) and the Shareholders becoming unitholders (the “Unitholders”) in the newly created Fording Income Trust (the “Fund”).

The accompanying unaudited pro forma consolidated financial statements (the “Pro Forma Statements”) of the Fund have been prepared by management of the Corporation to give effect to the Arrangement and to reflect the pro forma consolidated financial position of the Fund.

The pro forma consolidated balance sheet, consolidated statement of income and consolidated statement of distributable cash have been prepared from, and should be read in conjunction with, the unaudited consolidated financial statements of the Corporation as at and for the period ended September 30, 2002, and with the audited consolidated financial statements of the Corporation as at and for the year ended December 31, 2001.

The Arrangement will occur such that each Shareholder of the Corporation will receive one unit in the Fund (a “Unit”) and $3.00 cash for every common share in the capital of the Corporation (“Common Shares”) held, except for dissenting Shareholders and non-board lot holders of 20 Common Shares or less as at the close of business in Calgary, Alberta on November 19, 2002 who do not elect to maintain such holder’s interest (“Small Non-Board Lot Holders”) (see 2(e)).

The Pro Forma Statements are not necessarily indicative of the results of operations or financial position which would have occurred had the Arrangement occurred on January 1, 2001 and therefore may not be representative of the operating results or financial condition of future periods.

2.	Pro Forma Assumptions and Adjustments

The pro forma consolidated balance sheet gives effect to the Arrangement as at September 30, 2002. The pro forma consolidated statement of income and pro forma consolidated schedule of distributable cash for the year ended December 31, 2001 give effect to the Arrangement as at January 1, 2001, and for the period ended September 30, 2002 give effect to the Arrangement as at January 1, 2002.

The accounting policies of the Corporation are in accordance with those disclosed in the audited consolidated financial statements of the Corporation for the fiscal year ended December 31, 2001 and the unaudited condensed consolidated financial statements of the Corporation for the nine months ended September 30, 2002.

The Pro Forma Statements give effect to the following assumptions and adjustments:

(a)	The Arrangement has been approved, all conditions to the Arrangement have been satisfied or waived, the Units have been accepted for listing on The Toronto Stock Exchange and the New York Stock Exchange and all Shareholders have exchanged their Common Shares for Units.

(b)	As a result of the Arrangement, the monetary value of classes of Shareholders’ equity has been assigned as the monetary value of the newly created Units after the purchase of Common Shares from Small Non-Board Lot Holders (see 2(e)).

(c)	Costs relating to the Arrangement and the unsolicited offer by Sherritt Coal Acquisition Inc. made on October 25, 2002 for all of the outstanding Common Shares for $29.00 in cash per Common Share (the “Offer”) are estimated to be $25.0 million which has been accrued and charged to retained earnings. The effective tax rate is assumed to be 38% based on the prevailing federal and provincial rates therefore, the tax effect of the costs of the Arrangement and the Offer is assumed to be $9.5 million and the net cost $15.5 million.

(d)	The additional costs associated with operating the Fund are estimated to be $1.0 million per annum, or $0.8 million for the nine months ended September 30, 2002.

(e)	As part of the Arrangement, the Corporation estimates that 75,000 Common Shares will be purchased and cancelled at $34 per Common Share from Small Non-Board Lot Holders for total consideration of $2.6 million, which is allocated to share capital for $0.2 million and retained earnings for $2.4 million.

(f)	As part of the Arrangement, Shareholders will receive one Unit and $3.00 cash for each Common Share held except for dissenting Shareholders and Small Non-Board Lot Holders. The payment of $3.00 cash per Common Share, amounting to $151.8 million in the aggregate, is to be financed with debt of $150.0 million with a maturity of 364 days and cash of $1.8 million. The Corporation anticipates replacing this new credit facility with a long-term facility prior to the maturity date. Interest charges on the long-term debt have been accrued at 5.15% per annum and are $7.7 million per annum or $5.8 million

FORDING INCOME TRUST

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for the nine months. The tax effect of the additional interest at 38% (see 2(c)) is $2.9 million per annum or $2.2 million for the nine months.

(g)	The existing long-term debt will be renegotiated for the same amount but at a higher interest rate that is estimated to be, on average, 1.25% per annum higher, resulting in an additional interest expense of $2.7 million for the year ended December 31, 2001 and $2.0 million for the nine months ended September 30, 2002. This is based on an average of the long-term debt balance at the commencement and end of each period, together with the additional $25.0 million for costs relating to the Arrangement and the Offer (see 2(c)). The tax effect of the additional interest expense at 38% (see 2(c)) is $1.0 million for the year or $0.8 million for the nine month period.

(h)	As a result of the recapitalization of New Fording the remaining current Canadian taxes are the Large Corporations Tax and provincial tax due to the effect of the resource allowance.

(i)	As a result of the pro forma adjustments there is an income tax recoverable at September 30, 2002 of $9.2 million. This has been reclassified as a current asset.

(j)	Cash flow and earnings per Unit are calculated using the assumptions that one Common Share is exchanged for one Unit.

(k)	Diluted cash flow and earnings per Unit are calculated using the assumption that one stock option to purchase one Common Share is exchanged for one option to purchase one Unit. It also assumes that the dilutive effect of the stock options and other dilutive instruments, as calculated by the treasury stock method, is unchanged as a result of this exchange. After adjustment for the purchase of the Common Shares of the Small Non-Board Lot Holders (see 2(e)) for the nine months ended September 30, 2002, the weighted average number of Units outstanding for the purposes of calculating diluted earnings and cash flow per Unit is assumed to be 51.7 million Units, and for the year ended December 31, 2001, is assumed to be 52.6 million Units.

APPENDIX E —

FAIRNESS OPINION

RBC Dominion Securities Inc. P.O. Box 50 Royal Bank Plaza Toronto, Ontario M5J 2W7 Telephone: (416) 842-2000

November 17, 2002

The Board of Directors

Fording Inc.
Suite 1000, Fording Place
205 Ninth Avenue, S.E.
Calgary, Alberta
T2G 0R4

To the Board:

      RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, understands that Fording Inc. (“Fording” or the “Company”) has proposed that Fording will be converted into a newly formed income trust (“Fording Income Trust”) through a plan of arrangement (the “Arrangement”) under the Canada Business Corporations Act.

      We understand that under the Arrangement each holder of common shares of Fording (“Common Shares”) will receive $3.00 cash plus one unit (“Unit”) of Fording Income Trust for each Common Share held on the date the Arrangement becomes effective. The terms of the Arrangement will be more fully described in a management information circular (collectively, together with the related documents included therein, the “Circular”) to be mailed to all holders of Common Shares (the “Shareholders”).

      RBC further understands that Sherritt Coal Acquisition Inc. (the “Offeror”) has made an offer (the “Offer”) to purchase all of the outstanding Common Shares of Fording for consideration consisting of $29.00 per Common Share in cash. The terms of the Offer are more fully described in a take-over bid circular dated October 25, 2002, which has been mailed to the Shareholders.

      The Company has retained RBC to provide advice and assistance to the board of directors of Fording (the “Board”) in evaluating the Arrangement, including the preparation and delivery to the Board, of RBC’s opinion as to the fairness of the consideration under the Arrangement, from a financial point of view, to Shareholders (the “Fairness Opinion”). RBC has not prepared a valuation of Fording or any of its securities or assets and the Fairness Opinion should not be construed as such.

Engagement

      The Company initially contacted RBC regarding a potential advisory assignment in July 2002, and RBC was formally engaged by the Company to advise the Board through an agreement between the Company and RBC (the “Engagement Agreement”) dated as of September 25, 2002. The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services as financial advisor, including fees that are contingent upon completion of the Arrangement or certain other events. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. RBC consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the Circular and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province of Canada. Pursuant to the Engagement Agreement, on November 4, 2002, RBC

delivered to the Board RBC’s opinion that the consideration under the Offer was inadequate from a financial point of view to Shareholders, other than the Offeror and its affiliates.

      RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, Fording Income Trust, or any of their associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Fording, Fording Income Trust, any of their respective associates or affiliates, or the Arrangement.

Credentials of RBC Dominion Securities

      RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

      In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

1.	the most recent draft dated November 15, 2002 of the Circular;

2.	the unsolicited Offer by the Offeror to purchase all of the outstanding Common Shares of Fording for consideration consisting of $29.00 per Common Share in cash, as more fully described in a take-over bid circular dated October 25, 2002;

3.	audited financial statements of the Company for each of the five years ended December 31, 2001;

4.	the unaudited interim report of the Company for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

5.	the annual report of the Company for the year ended December 31, 2001;

6.	the annual review of the Company for the year ended December 31, 2000;

7.	the Notice of Annual Meeting of Shareholders and Management Information Circular of the Company for the year ended December 31, 2001;

8.	the annual information form of the Company for the year ended December 31, 2001;

9.	the arrangement circular dated August 3, 2001 pertaining to the reorganization of Canadian Pacific Limited into five separate publicly trading companies, one of which is Fording;

10.	financial projections under various scenarios for the Company prepared by management on a consolidated basis and segmented by mining operation for the five years ending December 31, 2003 through 2007 as well as the fourth quarter ending December 31, 2002;

11.	financial information of the Company prepared on a segmented basis by mining operation for the five years ended December 31, 1997 through 2001 as well as for the nine months ended September 30, 2002;

12.	information regarding the tax position as well as the corporate structure of the Company;

RBC CAPITAL MARKETS

13.	discussions with senior management of the Company;

14.	discussions with the Company’s legal and tax counsel;

15.	discussions with the Company’s auditors;

16.	public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered by us to be relevant;

17.	public information with respect to other transactions of a comparable nature considered by us to be relevant;

18.	public information regarding the North American and international coal industries;

19.	reports by equity market analysts commenting on Fording, the Arrangement and the Offer;

20.	representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

21.	such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

      RBC has not, to the best of its knowledge, been denied access by the Company to any information requested by RBC.

Assumptions and Limitations

      With the Board’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company, and their consultants and advisors (collectively, the “Information”). The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

      Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer or employee of the Company or in writing by the Company or any of its subsidiaries or their respective agents to RBC for the purpose of preparing the Fairness Opinion was, at the date the Information was provided to RBC, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Arrangement and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Arrangement necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

      In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Arrangement will be met and that the disclosure provided or incorporated by reference in the Circular with respect to the Company, its respective subsidiaries and affiliates and the Arrangement is accurate in all material respects.

RBC CAPITAL MARKETS

      The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Company. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Arrangement.

      The Fairness Opinion has been provided for the use of the Board and may not be used by any other person or relied upon by any other person other than the Board without the express prior written consent of RBC. The Fairness Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinion.

      RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any Shareholder as to whether to vote in favour of the Arrangement.

Fairness Analysis

     Approach to Fairness

      In considering the fairness of the consideration under the Arrangement, from a financial point of view, to the Shareholders, RBC compared the potential short and long-term financial impact resulting from the Arrangement to the continuation of the status quo, the potential financial impact of alternative reorganization structures involving the Company and the consideration under the Offer.

     Fairness Conclusion

      Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration under the Arrangement is fair from a financial point of view to the Shareholders.

Yours very truly,

RBC DOMINION SECURITIES INC.

RBC CAPITAL MARKETS

APPENDIX F —

SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

      Pursuant to the Interim Order, registered Securityholders have the right to dissent in respect of the Arrangement. Such right of dissent is described in the Information Circular. The full text of Section 190 of the CBCA is set forth below. Note that certain provisions of such section have been modified by the Plan of Arrangement and Interim Order which are attached to the Information Circular as Schedule “A” to Appendix A and Appendix C, respectively.

CANADA BUSINESS CORPORATIONS ACT

R.S.C. 1985, Chap C-44

PART XV

FUNDAMENTAL CHANGES — ss. 173 to 192

Right to dissent — s. 190(1)

(1)	Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to:

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b)	amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c)	amalgamate otherwise than under section 184;

(d)	be continued under section 188;

(e)	sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f)	carry out a going-private transaction or a squeeze-out transaction.

Further right — s. 190(2)

(2)	A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

If one class of shares — s. 190(2.1)

(2.1)	The right to dissent described in subsection (2) applies even if there is only one class of shares.

Payment for shares — s. 190(3)

(3)	In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

No partial dissent — s. 190(4)

(4)	A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection — s. 190(5)

(5)	A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

Notice of resolution — s. 190(6)

(6)	The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

Demand for payment — s. 190(7)

(7)	A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing:

(a)	the shareholder’s name and address;

(b)	the number and class of shares in respect of which the shareholder dissents; and

(c)	a demand for payment of the fair value of such shares.

Share certificate — s. 190(8)

(8)	A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Forfeiture — s. 190(9)

(9)	A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

Endorsing certificate — s. 190(10)

(10)	A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

Suspension of rights — s. 190(11)

(11)	On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where:

(a)	the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b)	the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c)	the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9),

in which case the shareholder’s rights are reinstated as of the date the notice was sent.

Offer to pay — s. 190(12)

(12)	A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice:

(a)	a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)	if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Same terms — s. 190(13)

(13)	Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

Payment — s. 190(14)

(14)	Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Corporation may apply to court — s. 190(15)

(15)	Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

Shareholder application to court — s. 190(16)

(16)	If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

Venue — s. 190(17)

(17)	An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

No security for costs — s. 190(18)

(18)	A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

Parties — s. 190(19)

(19)	On an application to a court under subsection (15) or (16),

(a)	all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b)	the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of court — s. 190(20)

(20)	On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

Appraisers — s. 190(21)

(21)	A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order — s. 190(22)

(22)	The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

Interest — s. 190(23)

(23)	A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Notice that subsection (26) applies — s. 190(24)

(24)	If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Effect where subsection (26) applies — s. 190(25)

(25)	If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may:

(a)	withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b)	retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Limitation — s. 190(26)

(26)	A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that:

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b)	the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

1974-75-76, c. 33, s. 184; 1978-79, c. 9, s. 60; 1980-81-82-83, c. 115, s. 10; 1994, c. 24, s. 23; 2001, c. 14, s. 94, Sch., s. 64.

APPENDIX G —

RESOLUTION ADOPTING UNITHOLDER RIGHTS PLAN

To be passed by the Shareholders of the Corporation

      In the event that the Arrangement Resolution (as defined in the information circular of the Corporation dated November 20, 2002 (the “Circular”)) is authorized and approved by the requisite majority of Securityholders (as defined in the Circular), BE IT RESOLVED, as an ordinary resolution, that:

1.	The adoption of the Unitholder Rights Plan by Fording Income Trust, substantially in the form attached as Schedule “A” to this resolution, is authorized and approved.

2.	Any officer or director of the Corporation is authorized to sign and deliver for and on behalf of the Corporation all such documents and to do all such other acts as such officer or director may consider necessary or desirable to give effect to the foregoing.

Schedule “A”

UNITHOLDER RIGHTS PLAN AGREEMENT

DATED AS OF        ●       , 2002

BETWEEN

FORDING INCOME TRUST

AND

COMPUTERSHARE TRUST COMPANY OF CANADA

AS RIGHTS AGENT

UNITHOLDER RIGHTS PLAN AGREEMENT

UNITHOLDER RIGHTS PLAN AGREEMENT

      MEMORANDUM OF AGREEMENT dated as of        ●       between Fording Income Trust, an open-ended trust created under the laws of the Province of Alberta pursuant to a declaration of trust dated        ●       , and Computershare Trust Company of Canada, a trust company incorporated under the laws of Canada (the “Rights Agent”);

RECITALS:

A.	Fording Inc. (“Fording”) is converting to an income trust to be known as the Fording Income Trust (the “Trust”). It is in the best interests of the shareholders of Fording, who will become unitholders of the Trust, to adopt a unitholder rights plan for the Trust for the purpose of ensuring, to the extent possible, that all unitholders of the Trust are treated fairly in connection with any take-over bid for the Trust;

B.	The shareholders of Fording have authorized and approved this Memorandum of Agreement at a shareholders meeting held on December 20, 2002, duly called for that purpose, among other things;

C.	Each Right entitles the holder thereof, after the Separation Time, to purchase securities of the Trust pursuant to the terms and subject to the conditions set forth herein;

D.	The Trust desires to confirm the appointment of the Rights Agent to act on behalf of the Trust and the holders of Rights and the Rights Agent is willing to so act in connection with the issuance, transfer, exchange and replacement of Rights Certificates, the exercise of Rights and other matters referred to herein;

E.	The Trustees and the unitholders of the Trust agree that this Agreement shall remain in place for the period specified herein, subject to this Memorandum of Agreement being reconfirmed by unitholders of the Trust every three years in the manner set forth herein;

      NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein, and subject to such covenants and agreements, the parties hereby agree as follows:

ARTICLE 1 — INTERPRETATION

1.1 Certain Definitions

      For purposes of this Agreement, the following terms have the meanings indicated:

(a)	“Acquiring Person” means any Person who is the Beneficial Owner of 20% or more of the outstanding Units provided, however, that the term “Acquiring Person” shall not include:

(i)	the Trust or any Subsidiary of the Trust;

(ii)	any Person who becomes the Beneficial Owner of 20% or more of the outstanding Units as a result of one or any combination of (A) a Unit Reduction, (B) Permitted Bid Acquisitions, (C) an Exempt Acquisition or (D) Pro Rata Acquisitions; provided, however, that if a Person becomes the Beneficial Owner of 20% or more of the outstanding Units by reason of one or any combination of the operation of Paragraphs (A), (B), (C) or (D) above and such Person’s Beneficial Ownership of Units thereafter increases by more than 1.0% of the number of Units outstanding (other than pursuant to one or any combination of a Unit Reduction, a Permitted Bid Acquisition, an Exempt Acquisition or a Pro Rata Acquisition), then as of the date such Person becomes the Beneficial Owner of such additional Units, such Person shall become an “Acquiring Person”;

(iii)	for a period of ten days after the Disqualification Date (as defined below), any Person who becomes the Beneficial Owner of 20% or more of the outstanding Units as a result of such Person becoming disqualified from relying on Clause 1.1(f)(v) solely because such Person or the Beneficial Owner of such Units is making or has announced an intention to make a Take-over Bid, either alone or by acting jointly or in concert with any other Person. For the purposes of this definition, “Disqualification Date” means the first date of public announcement that any Person is making or has announced an intention to make a Take-over Bid;

(iv)	an underwriter or member of a banking or selling group that becomes the Beneficial Owner of 20% or more of the Units in connection with a distribution of securities of the Trust; or

(v)	a Person (a “Grandfathered Person”) who is the Beneficial owner of more than 20% of the outstanding Units determined as at the Record Time, provided, however, that this exception shall not be, and shall cease to be, applicable to a Grandfathered Person in the event that such Grandfathered Person shall, after the Record Time: (1) cease to own more than 20% of the outstanding Units, as the case may be, or (2) become the Beneficial Owner of any additional Units that increases its Beneficial Ownership of Units by more than 1% of the number of Units outstanding as at the Record Time, other than through an acquisition pursuant to which a Person becomes a Beneficial Owner of additional Units by reason of one or any combination of the operation of Paragraphs 1.1(a)(ii)(A), (B), (C) or (D).

(b)	“Affiliate”, when used to indicate a relationship with a specified corporation means a Person that directly, or indirectly through one or more controlled intermediaries, controls, or is controlled by, or is under common control with, such specified corporation;

(c)	“Agreement” means this unitholder rights plan agreement dated as of ● , 2002, between the Trust and the Rights Agent, as the same may be further amended or supplemented from time to time; “hereof”, “herein”, “hereto” and similar expressions mean and refer to this Agreement as a whole and not to any particular part of this Agreement;

(d)	“annual cash distributions” means cash distributions paid in any fiscal year of the Trust to the extent that such cash distributions do not exceed, in the aggregate, the greatest of:

(i)	200% of the aggregate amount of cash distributions declared payable by the Trust (including any predecessor thereto) on the Units in its immediately preceding fiscal year;

(ii)	300% of the arithmetic mean of the aggregate amounts of the annual cash distributions declared payable by the Trust (including any predecessor thereto) on the Units in its three immediately preceding fiscal years; and

(iii)	150% of the aggregate consolidated net income of the Trust, before extraordinary items, for its immediately preceding fiscal year;

(e)	“Associate” means, when used to indicate a relationship with a specified Person, a spouse of that Person, any Person of the same or opposite sex with whom that Person is living in a conjugal relationship outside marriage, a child of that Person or a relative of that Person if that relative has the same residence as that Person;

(f)	A Person shall be deemed the “Beneficial Owner” of, and to have “Beneficial Ownership” of, and to “Beneficially Own”,

(i)	any securities as to which such Person or any of such Person’s Affiliates or Associates is the owner at law or in equity;

(ii)	any securities as to which such Person or any of such Person’s Affiliates or Associates has the right to become the owner at law or in equity (where such right is exercisable within a period of 60 days, whether or not on condition or the happening of any contingency or the making of any payment) pursuant to any agreement, arrangement, pledge or understanding, whether or not in writing (other than (x) customary agreements with and between underwriters and/or banking group members and/or selling group members with respect to a public offering or private placement of securities and (y) pledges of securities in the ordinary course of business), or upon the exercise of any conversion right, exchange right, right to purchase a Unit or other security (other than the Rights), warrant or option; or

(iii)	any securities which are Beneficially Owned within the meaning of Clauses 1.1(f)(i) and (ii) by any other Person with whom such Person, or any of such Person’s Affiliates, is acting jointly or in concert;

provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to have “Beneficial Ownership” of, or to “Beneficially Own”, any security:

(iv)	where such security has been agreed to be deposited or tendered pursuant to a Lock-up Agreement or is otherwise deposited to any Take-over Bid made by such Person, made by any of such Person’s Affiliates or Associates or made by any other Person acting jointly or in concert with such Person, until such deposited or tendered security has been taken up or paid for, whichever shall first occur;

(v)	where such Person, any of such Person’s Affiliates or Associates or any other Person acting jointly or in concert with such Person holds such security provided that:

(A)	the ordinary business of any such Person (the “Investment Manager”) includes the management of investment funds for others (which others, for greater certainty, may include or be limited to one or more employee benefit plans or pension plans) and such security is held by the Investment Manager in the ordinary course of such business in the performance of such Investment Manager’s duties for the account of any other Person (a “Client”) including non-discretionary accounts held on behalf of a Client by a broker or dealer appropriately registered under applicable law;

(B)	such Person (the “Trust Company”) is licensed to carry on the business of a trust company under applicable laws and, as such, acts as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent Persons (each an “Estate Account”) or in relation to other accounts (each an “Other Account”) and holds such security in the ordinary course of such duties for such Estate Account or for such Other Accounts;

(C)	such Person is established by statute for purposes that include, and the ordinary business or activity of such Person (the “Statutory Body”) includes, the management of investment funds for employee benefit plans, pension plans, insurance plans or various public bodies;

(D)	such Person (the “Administrator”) is the administrator or trustee of one or more pension funds or plans (a “Plan”), or is a Plan, registered or qualified under the laws of Canada or any Province thereof or the laws of the United States of America or any State thereof; or

(E)	such Person (the “Crown Agent”) is a Crown agent or agency;

provided, in any of the above cases, that the Investment Manager, the Trust Company, the Statutory Body, the Administrator, the Plan or the Crown Agent, as the case may be, is not then making a Take-over Bid or has not then announced an intention to make a Take-over Bid alone or acting jointly or in concert with any other Person, other than an Offer to Acquire Units or other securities (x) pursuant to a distribution by the Trust, (y) by means of a Permitted Bid or (z) by means of ordinary market transactions (including prearranged trades entered into in the ordinary course of business of such Person) executed through the facilities of a stock exchange or organized over-the-counter market;

(vi)	where such Person is (A) a Client of the same Investment Manager as another Person on whose account the Investment Manager holds such security, (B) an Estate Account or an Other Account of the same Trust Company as another Person on whose account the Trust Company holds such security or (C) a Plan with the same Administrator as another Plan on whose account the Administrator holds such security;

(vii)	where such Person is (A) a Client of an Investment Manager and such security is owned at law or in equity by the Investment Manager, (B) an Estate Account or an Other Account of a Trust Company and such security is owned at law or in equity by the Trust Company or (C) a Plan and such security is owned at law or in equity by the Administrator of the Plan; or

(viii)	where such Person is a registered holder of such security as a result of carrying on the business of, or acting as a nominee of, a securities depositary;

(g)	“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Calgary are authorized or obligated by law to close;

(h)	“Canadian Dollar Equivalent” of any amount which is expressed in United States Dollars means, on any date, the Canadian dollar equivalent of such amount determined by multiplying such amount by the U.S. — Canadian Exchange Rate in effect on such date;

(i)	“Canadian — U.S. Exchange Rate” means, on any date, the inverse of the U.S. — Canadian Exchange Rate in effect on such date;

(j)	“close of business” on any given date means the time on such date (or, if such date is not a Business Day, the time on the next succeeding Business Day) at which the principal transfer office in Calgary of the transfer agent for the Units (or, after the Separation Time, the principal transfer office in Calgary of the Rights) is closed to the public;

(k)	“Competing Permitted Bid” means a Take-over Bid that:

(i)	is made after a Permitted Bid or another Competing Permitted Bid has been made and prior to the expiry of the Permitted Bid or Competing Permitted Bid;

(ii)	satisfies all components of the definition of a Permitted Bid other than the requirements set out in Clause 1.1(hh)(ii)(A) of the definition of a Permitted Bid; and

(iii)	contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified condition that no Units will be taken up or paid for pursuant to the Take-over Bid prior to the close of business on a date that is no earlier than the later of: (A) the 60th day after the date on which the earliest Permitted Bid which preceded the Competing Permitted Bid was made; and (B) 35 days after the date of the Take-over Bid constituting the Competing Permitted Bid;

(l)	“controlled”: a Person is “controlled” by another Person or two or more other Persons acting jointly or in concert if:

(i)	in the case of a body corporate, securities entitled to vote in the election of directors of such body corporate carrying more than 50% of the votes for the election of directors are held, directly or indirectly, by or for the benefit of the other Person or Persons and the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of such body corporate; or

(ii)	in the case of a Person which is not a body corporate, more than 50% of the voting or equity interests of such entity are held, directly or indirectly, by or for the benefit of the other Person or Persons;

and “controls”, “controlling” and “under common control with” shall be interpreted accordingly;

(m)	“Co-Rights Agents” has the meaning ascribed thereto in Subsection 4.1(a);

(n)	“Disposition Date” has the meaning ascribed thereto in Subsection 5.1(h);

(o)	“Distribution Reinvestment Acquisition” means an acquisition of Units pursuant to a Distribution Reinvestment Plan;

(p)	“Distribution Reinvestment Plan” means a regular distribution reinvestment or other plan of the Trust made available by the Trust to holders of Units or holders of securities of a Subsidiary where such plan permits the holder to direct that some or all of:

(i)	distributions of the Trust on the Units or distributions paid in respect of any class of securities of a Subsidiary;

(ii)	proceeds of redemption of Units of the Trust or of any class of securities of a Subsidiary;

(iii)	interest paid on evidences of indebtedness of the Trust or a Subsidiary; or

(iv)	optional cash payments;

be applied to the purchase from the Trust of Units;

(q)	“Election to Exercise” has the meaning ascribed thereto in Clause 2.2(d)(ii);

(r)	“Effective Date” means ● , 2002;

(s)	“Exempt Acquisition” means a Unit acquisition in respect of which the Trustees have waived the application of Section 3.1 pursuant to the provisions of Subsection 5.1(a) or 5.1(h);

(t)	“Exercise Price” means, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right which, until adjustment thereof in accordance with the terms hereof, shall be $160.00;

(u)	“Expansion Factor” has the meaning ascribed thereto in Clause 2.3(a)(x)

(v)	“Expiration Time” means the close of business on the date of termination of this Agreement pursuant to Section 5.16 or, if this Agreement is reconfirmed pursuant to Section 5.16, the close of business on the tenth anniversary following the Effective Date;

(w)	“Flip-in Event” means a transaction or other event in or pursuant to which any Person becomes an Acquiring Person;

(x)	“holder” has the meaning ascribed thereto in Section 2.8;

(y)	“Independent Unitholders” means holders of Units, other than:

(i)	any Acquiring Person;

(ii)	any Offeror (other than any Person who, by virtue of Clause 1.1(f)(v), is not deemed to Beneficially Own the Units held by such Person);

(iii)	any Affiliate or Associate of any Acquiring Person or Offeror;

(iv)	any Person acting jointly or in concert with any Acquiring Person or Offeror; and

(v)	any employee benefit plan, unit option plan, deferred profit sharing plan, securities participation plan and any other similar plan or trust for the benefit of employees of the Trust or a Subsidiary unless the beneficiaries of the plan or trust direct the manner in which the Units are to be voted or withheld from voting or direct whether the Units are to be tendered to a Take-over Bid;

(z)	“Lock-Up Agreement” means an agreement between a Person and one or more holders of Units (each a “Locked-up Person”) the terms of which are publicly disclosed and a copy of which is made available to the public (including the Trust) not later than (i) the date the Lock-up Bid (as defined below) is publicly announced or, (ii) if the Lock-up Bid has been made prior to the date on which such agreement is entered into forthwith and in any event not later than the date following the date of such agreement, pursuant to which each Locked-up Person agrees to deposit or tender Units to a Take-over Bid (the “Lock-up Bid”) to be made or made by the Person or any of such Person’s Affiliates or Associates or any other Person referred to in clause (iii) of the definition of Beneficial Owner and which provides:

(a)	that any agreement to deposit or tender to, or to not withdraw Units from, the Lock-up Bid is terminable at the option of the Locked-up Person in order to tender or deposit such Units to another Take-over Bid or support another transaction:

(i)	where the price or value per Units offered under such other Take-over Bid or transaction is higher than the price or value per Units offered under the Lock-up Agreement; or

(ii)	if:

(A)	the price or value per Units offered under the other Take-over Bid or transaction exceeds the price or value per Units offered or proposed to be offered under the Lock-up Bid by an amount that is equal to or greater than the lesser of (x) any amount specified in the agreement and (y) 7%; or

(B)	the number of Units to be purchased under the other Take-over Bid or transaction exceeds the number of Units offered to be purchased under the Lock-up Bid by an amount that is equal to or greater than the lesser of (x) any amount specified in the agreement and (y) 7%, at a price or value per Units, as applicable, that is not less than the price or value per Units offered under the Lock-up Bid;

and the agreement may contain a right of first refusal or require a period of delay to give such Person an opportunity to match a higher price or value in another Take-over Bid or transaction or other similar limitation on a Locked-up Person’s right to withdraw Units from the agreement, so long as the limitation does not preclude the exercise by the Locked-up Person of the right to withdraw Units during the period of the other Take-over Bid or transaction; and

(b)	no “break-up” fees, “top-up” fees, penalties, expenses or other amounts that exceed in the aggregate the greater of:

(i)	the cash equivalent of 2.5% of the price or value payable under the Lock-up Bid to a Locked-up Person; and

(ii)	50% of the amount by which the price or value payable under another Take-over Bid or transaction to a Locked-up Person exceeds the price or value of the consideration that such Locked-up Person would have received under the Lock-up Bid, shall be payable by a Locked-up Person pursuant to the agreement in the event a Locked-up Person fails to deposit or tender Units to the Lock-up Bid or withdraw Units previously tendered thereto in order to tender to another Take-over Bid or support another transaction;

(aa)	“Market Price” per security of any securities on any date of determination means the average of the daily closing prices per security of the securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if an event of a type analogous to any of the events described in Section 2.3 hereof shall have caused the closing prices used to determine the Market Price on any Trading Days not to be fully comparable with the closing price on the date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day, each closing price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 hereof in order to make it fully comparable with the closing price on the date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day. The closing price per security of any securities on any date shall be:

(i)	the closing board lot sale price or, in case no such sale takes place on such date, the average of the closing bid and asked prices for each of the securities as reported by the principal

Canadian stock exchange (as determined by volume of trading) on which the securities are listed or admitted to trading;

(ii)	if for any reason none of such prices is available on such day or the securities are not listed or admitted to trading on a Canadian stock exchange, the last sale price or, in case no such sale takes place on the date, the average of the closing bid and asked prices for each of the securities as reported by the principal national United States securities exchange (as determined by volume of trading) on which the securities are listed or admitted to trading;

(iii)	if for any reason none of such prices is available on such day or the securities are not listed or admitted to trading on a Canadian stock exchange or a national United States securities exchange, the last sale price or, in case no sale takes place on such date, the average of the high bid and low asked prices for each of the securities in the over-the-counter market, as quoted by any recognized reporting system then in use; or

(iv)	if for any reason none of such prices is available on such day or the securities are not listed or admitted to trading on a Canadian stock exchange or a national United States securities exchange or quoted by any reporting system, the average of the closing bid and asked prices as furnished by a recognized professional market maker making a market in the securities;

provided, however, that if for any reason none of such prices is available on such day, the closing price per security of the securities on such date means the fair value per security of the securities on such date as determined by an internationally recognized investment dealer or investment banker; provided further that if an event of a type analogous to any of the events described in Section 2.3 hereof has caused any price used to determine the Market Price on any Trading Day not to be fully comparable with the price as so determined on the Trading Day immediately preceding such date of determination, each price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 hereof in order to make it fully comparable with the price on the Trading Day immediately preceding such date of determination. The Market Price shall be expressed in Canadian dollars and, if initially determined in respect of any day forming part of the 20 consecutive Trading Day period in question in United States dollars, such amount shall be translated into Canadian dollars on that date at the Canadian Dollar Equivalent thereof;

(bb)	“1933 Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder, as now in effect or as the same may from time to time be amended, re-enacted or replaced;

(cc)	“1934 Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as now in effect or as the same may from time to time be amended, re-enacted or replaced;

(dd)	“Nominee” has the meaning ascribed thereto in Subsection 2.2(c);

(ee)	“Offer to Acquire” includes:

(i)	an offer to purchase or a solicitation of an offer to sell Units; and

(ii)	an acceptance of an offer to sell Units, whether or not such offer to sell has been solicited;

or any combination thereof, and the Person accepting an offer to sell shall be deemed to be making an Offer to Acquire to the Person that made the offer to sell;

(ff)	“Offeror” means a Person who has announced, and has not withdrawn, an intention to make or who has made, and has not withdrawn, a Take-over Bid, other than a Person who has completed a Permitted Bid, a Competing Permitted Bid or an Exempt Acquisition;

(gg)	“Offeror’s Securities” means Units Beneficially Owned by an Offeror on the date of the Offer to Acquire;

(hh)	“Permitted Bid” means a Take-over Bid made by an Offeror by way of take-over bid circular which also complies with the following additional provisions:

(i)	the Take-over Bid is made to all holders of Units as registered on the books of the Trust, other than the Offeror;

(ii)	the Take-over Bid contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified provision that no Units will be taken up or paid for pursuant to the Take-over Bid:

(A)	prior to the close of business on the date which is not less than 60 days following the date of the Take-over Bid; and

(B)	only if at such date more than 50% of the Units held by Independent Unitholders shall have been deposited or tendered pursuant to the Take-over Bid and not withdrawn;

(iii)	unless the Take-over Bid is withdrawn, the Take-over Bid contains an irrevocable and unqualified provision that Units may be deposited pursuant to such Take-over Bid at any time during the period of time described in Clause 1.1(ii)(ii)(A) and that any Units deposited pursuant to the Take-over Bid may be withdrawn until taken up and paid for; and

(iv)	unless the Take-over Bid is withdrawn, the Take-over Bid contains an irrevocable and unqualified provision that in the event that the deposit condition set forth in Clause 1.1(ii)(ii)(B) is satisfied the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Units for not less than ten Business Days from the date of such public announcement;

(ii)	“Permitted Bid Acquisition” means an acquisition of Units made pursuant to a Permitted Bid or a Competing Permitted Bid;

(jj)	“Person” includes any individual, firm, partnership, association, trust, trustee, executor, administrator, legal personal representative, body corporate, corporation, unincorporated organization, syndicate, governmental entity or other similar entity;

(kk)	“Pro Rata Acquisition” means an acquisition of Units by a Person pursuant to:

(i)	a Distribution Reinvestment Acquisition;

(ii)	a Unit distribution, Unit split or other event in respect of securities of the Trust of one or more particular classes or series pursuant to which such Person becomes the Beneficial Owner of Units on the same pro rata basis as all other holders of Units;

(iii)	the acquisition or the exercise by the Person of only those rights to purchase Units distributed to that Person in the course of a distribution (other than Rights) to all holders of Units pursuant to a rights offering or pursuant to a prospectus, provided that the Person does not thereby acquire a greater percentage of Units than the Person’s percentage of Units Beneficially Owned immediately prior to such acquisition or exercise; or

(iv)	a distribution of Units, or securities convertible into or exchangeable for Units (and the conversion or exchange of such convertible or exchangeable securities), made pursuant to a prospectus or by way of a private placement or securities exchange take-over bid, provided that the Person does not thereby acquire a greater percentage of such Units, or securities convertible into or exchangeable for Units, so offered than the Person’s percentage of Units Beneficially Owned immediately prior to such acquisition;

(ll)	“Record Time” means the first moment in time on ● , 2002;

(mm)	“Right” means a right to purchase a Unit upon the terms and subject to the conditions set forth in this Agreement;

(nn)	“Rights Certificate” means the certificates representing the Rights after the Separation Time, which shall be substantially in the form attached hereto as Attachment 1;

(oo)	“Rights Register” has the meaning ascribed thereto in Subsection 2.6(a);

(pp)	“Securities Act (Alberta)” means the Securities Act, S.A. 1991, c.S-6.1, as amended, and the regulations thereunder, and any comparable or successor laws or regulations thereto;

(qq)	“Separation Time” means the close of business on the tenth Trading Day after the earlier of:

(i)	the Unit Acquisition Date;

(ii)	the date of the commencement of or first public announcement of the intent of any Person (other than the Trust or any Subsidiary of the Trust) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid), or such later time as may be determined by the Trustees, provided that, if any Take-over Bid referred to in this Clause (ii) expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such Take-over Bid shall be deemed, for the purposes of this definition, never to have been made; and

(iii)	the date on which a Permitted Bid or Competing Permitted Bid ceases to be such;

(rr)	“Subsidiary”: a body corporate is a Subsidiary of the Trust or another body corporate if:

(i)	it is controlled by:

(A)	the Trust or that other body corporate; or

(B)	the Trust or that other body corporate and one or more bodies corporate, each of which is controlled by the Trust or that other body corporate; or

(C)	two or more bodies corporate, each of which is controlled by the Trust or that other body corporate; or

(ii)	it is a Subsidiary of a body corporate or trust that is the Trust’s or that other bodies corporate’s Subsidiary;

(ss)	“Take-over Bid” means an Offer to Acquire Units, or securities convertible into Units if, assuming that the Units or convertible securities subject to the Offer to Acquire are acquired and are Beneficially Owned at the date of such Offer to Acquire by the Person making such Offer to Acquire, such Units (including Units that may be acquired upon conversion of securities convertible into Units) together with the Offeror’s Units, constitute in the aggregate 20% or more of the outstanding Units at the date of the Offer to Acquire;

(tt)	“Trading Day”, when used with respect to any securities, means a day on which the principal Canadian stock exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any Canadian stock exchange, a Business Day;

(uu)	“Trustees” means the trustees of the Trust or any duly constituted and empowered committee thereof;

(vv)	“Units” means the trust units of the Trust and any other securities of the Trust entitled to vote generally in the election of all Trustees;

(ww)	“Unit Acquisition Date” means the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to section 141 of the Securities Act (Alberta) or Section 13(d) of the 1934 Exchange Act) by the Trust or an Acquiring Person that an Acquiring Person has become such;

(xx)	“U.S.-Canadian Exchange Rate” means, on any date:

(i)	if on such date the Bank of Canada sets an average noon spot rate of exchange for the conversion of one United States dollar into Canadian dollars, such rate; and

(ii)	in any other case, the rate for such date for the conversion of one United States dollar into Canadian dollars calculated in such manner as may be determined by the Trustees from time to time acting in good faith;

(yy)	“U.S. Dollar Equivalent” of any amount which is expressed in Canadian dollars means, on any date, the United States dollar equivalent of the amount determined by multiplying the amount by the Canadian-U.S. Exchange Rate in effect on such date; and

(zz)	“Unit Reduction” means an acquisition or redemption by the Trust of Units which, by reducing the number of Units outstanding, increases the proportionate number of Units Beneficially Owned by any Person to 20% or more of the Units then outstanding.

1.2 Currency

      All sums of money which are referred to in this Agreement are expressed in lawful money of Canada, unless otherwise specified.

1.3 Headings

      The division of this Agreement into Articles, Sections, Subsections, Clauses, Paragraphs, Subparagraphs or other portions hereof and the insertion of headings, subheadings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4	Calculation of Number and Percentage of Beneficial Ownership of Outstanding Units

      For purposes of this Agreement, the percentage of Units Beneficially Owned by any Person shall be and be deemed to be the product (expressed as a percentage) determined by the formula:

      100 × A/B

where:

A =	the number of votes on matters subject to approval by Unitholders generally attaching to the Units Beneficially Owned by such Person; and

B =	the number of votes for the election of all Trustees generally attaching to all outstanding Units.

Where any Person is deemed to Beneficially Own unissued Units, such Units shall be deemed to be outstanding for the purpose of calculating the percentage of Units Beneficially Owned by such Person.

1.5 Acting Jointly or in Concert

      For the purposes hereof, a Person is acting jointly or in concert with every Person who, as a result of any agreement, commitment or understanding, whether formal or informal, with the first Person or any Affiliate thereof, acquires or offers to acquire Units (other than customary agreements with and between underwriters and/or banking group members and/or selling group members with respect to a public offering or private placement of securities or pledges of securities in the ordinary course of business).

1.6 Generally Accepted Accounting Principles

      Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be the recommendations at the relevant time of the Canadian Institute of Chartered Accountants, or any successor institute, applicable on a consolidated basis (unless otherwise specifically provided herein to be applicable on an unconsolidated basis) as at the date on which a calculation is made or required to be made in accordance with generally accepted accounting principles. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any document, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with generally accepted accounting principles applied on a consistent basis.

ARTICLE 2 — THE RIGHTS

2.1 Issue of Rights and Legend on Unit Certificates

(a)	One Right shall be issued on the Effective Date in respect of each Unit issued or deemed issued at the Record Time and one Right shall be issued in respect of each Unit issued after the Record Time and prior to the earlier of the Separation Time and the Expiration Time.

(b)	Certificates representing Units which are issued at and after the Record Time but prior to the earlier of the Separation Time and the Expiration Time, shall also evidence one Right for each Unit represented thereby and shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

Until the Separation Time (defined in the Agreement below), this certificate also evidences the holder’s rights described in a Unitholder Rights Plan Agreement dated as of ● (the “Agreement”) between Fording Income Trust and Computershare Trust Company of Canada, as amended, the terms of which are incorporated herein and a copy of which is available on demand without charge. Under certain circumstances set out in the Agreement, the rights may expire, may become null and void or may be evidenced by separate certificates and no longer evidenced by this certificate.

2.2 Initial Exercise Price; Exercise of Rights; Detachment of Rights

(a)	Subject to adjustment as herein set forth, each Right will entitle the holder thereof, from and after the Separation Time and prior to the Expiration Time, to purchase one Unit for the Exercise Price (and the Exercise Price and number of Units are subject to adjustment as set forth below). Notwithstanding any other provision of this Agreement, any Rights held by the Trust or any of its Subsidiaries shall be void.

(b)	Until the Separation Time:

(i)	the Rights shall not be exercisable and no Right may be exercised; and

(ii)	each Right will be evidenced by the certificate for the associated Unit registered in the name of the holder thereof (which certificate shall also be deemed to represent a Rights Certificate) and will be transferable only together with, and will be transferred by a transfer of, such associated Unit.

(c)	From and after the Separation Time and prior to the Expiration Time:

(i)	the Rights shall be exercisable; and

(ii)	the registration and transfer of Rights shall be separate from and independent of Units.

Promptly following the Separation Time, the Trust will prepare and the Rights Agent will mail to each holder of record of Units as of the Separation Time (other than an Acquiring Person and, in respect of any Rights Beneficially Owned by such Acquiring Person which are not held of record by such Acquiring Person, the holder of record of such Rights (a “Nominee”)), at such holder’s address as shown by the records of the Trust (the Trust hereby agreeing to furnish copies of such records to the Rights Agent for this purpose):

(x)	a Rights Certificate appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Trust may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law, rule or regulation or with any rule or regulation of any self-regulatory organization, stock exchange or quotation system on which the Rights may, from time to time, be listed or traded, or to conform to usage; and

(y)	a disclosure statement prepared by the Trust describing the Rights,

provided that a Nominee shall be sent the materials provided for in (x) and (y) in respect of all Units held of record by it which are not Beneficially Owned by an Acquiring Person.

(d)	Rights may be exercised, in whole or in part, on any Business Day after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent:

(i)	the Rights Certificate evidencing such Rights;

(ii)	an election to exercise such Rights (an “Election to Exercise”) substantially in the form attached to the Rights Certificate appropriately completed and executed by the holder or his executors or administrators or other personal representatives or his or their legal attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Rights Agent; and

(iii)	payment by certified cheque, banker’s draft or money order payable to the order of the Trust, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Units in a name other than that of the holder of the Rights being exercised.

(e)	Upon receipt of a Rights Certificate, together with a completed Election to Exercise executed in accordance with Clause 2.2(d)(ii), which does not indicate that such Right is null and void as provided by Subsection 3.1(b), and payment as set forth in Clause 2.2(d)(iii), the Rights Agent (unless otherwise instructed by the Trust in the event that the Trust is of the opinion that the Rights cannot be exercised in accordance with this Agreement) will thereupon promptly:

(i)	requisition from the transfer agent certificates representing the number of such Units to be purchased (the Trust hereby irrevocably authorizing its transfer agent to comply with all such requisitions);

(ii)	when appropriate, requisition from the Trust the amount of cash to be paid in lieu of issuing fractional Units in accordance with Subsection 5.5(b);

(iii)	after receipt of the certificates referred to in Clause 2.2(e)(i), deliver the same to or upon the order of the registered holder of such Rights Certificates, registered in such name or names as may be designated by such holder;

(iv)	when appropriate, after receipt, deliver the cash referred to in Clause 2.2(e)(ii) to or to the order of the registered holder of such Rights Certificate; and

(v)	tender to the Trust all payments received on exercise of Rights.

(f)	In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised (subject to the provisions of Subsection 5.5(a)) will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.

(g)	The Trust covenants and agrees that it will:

(i)	take all such action as may be necessary and within its power to ensure that all Units delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Units (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered as fully paid and non-assessable;

(ii)	take all such action as may be necessary and within its power to comply with the requirements of the Securities Act (Alberta), the securities laws or comparable legislation of each of the provinces of Canada, the 1933 Securities Act and the 1934 Exchange Act and the rules and regulations thereunder and any other applicable law, rule or regulation, in connection with the issuance and delivery of the Rights Certificates and the issuance of any Units upon exercise of Rights;

(iii)	use reasonable efforts to cause all Units issued upon exercise of Rights to be listed on the principal stock exchanges on which such Units were traded immediately prior to the Unit Acquisition Date;

(iv)	pay when due and payable, if applicable, any and all federal, provincial and municipal transfer taxes and charges (not including any income or capital taxes of the holder or exercising holder or any liability of the Trust to withhold tax) which may be payable in respect of the original issuance or delivery of the Rights Certificates, or certificates for Units to be issued upon exercise of any Rights, provided that the Trust shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Units in a name other than that of the holder of the Rights being transferred or exercised; and

(v)	after the Separation Time, except as permitted by Section 5.1, not take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

2.3 Adjustments to Exercise Price; Number of Rights

      The Exercise Price, the number and kind of securities subject to purchase upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 2.3.

(a)	In the event the Trust shall at any time after the date of this Agreement:

(i)	declare or pay a distribution on Units payable in Units (or other securities exchangeable for or convertible into or giving a right to acquire Units or other securities of the Trust) other than pursuant to any optional securities distribution program;

(ii)	subdivide or change the then outstanding Units into a greater number of Units;

(iii)	consolidate or change the then outstanding Units into a smaller number of Units; or

(iv)	issue any Units or other capital unit of the Trust (or other securities exchangeable for or convertible into or giving a right to acquire Units or other securities of the Trust) in respect of, in lieu of or in exchange for existing Units except as otherwise provided in this Section 2.3, the Exercise Price and the number of Rights outstanding, or, if the payment or effective date therefor shall occur after the Separation Time, the securities purchasable upon exercise of Rights shall be adjusted as of the payment or effective date in the manner set forth below.

      If the Exercise Price and number of Rights outstanding are to be adjusted:

(x)	the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of Units (or other securities) (the “Expansion Factor”) that a holder of one Unit immediately prior to such distribution, subdivision, change, consolidation or issuance would hold thereafter as a result thereof; and

(y)	each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor,

and the adjusted number of Rights will be deemed to be distributed among the Units with respect to which the original Rights were associated (if they remain outstanding) and the Units issued in respect of such distribution, subdivision, change, consolidation or issuance, so that each such Unit (or other securities) will have exactly one Right associated with it.

      For greater certainty, if the securities purchasable upon exercise of Rights are to be adjusted, the securities purchasable upon exercise of each Right after such adjustment will be the securities that a holder of the securities purchasable upon exercise of one Right immediately prior to such distribution, subdivision, change, consolidation or issuance would hold thereafter as a result of such dividend, subdivision, change, consolidation or issuance.

      If, after the Record Time and prior to the Expiration Time, the Trust shall issue any securities other than Units in a transaction of a type described in Clause 2.3(a)(i) or (iv), such securities shall be treated herein as nearly equivalent to Units as may be practicable and appropriate under the circumstances and the Trust and the Rights Agent agree to amend this Agreement in order to effect such treatment. If an event occurs which would require an adjustment under both this Section 2.3 and Section 3.1(a) hereof, the adjustment provided for in this Section 2.3 shall be in addition to and shall be made prior to any adjustment required pursuant to Section 3.1(a) hereof. Adjustments pursuant to subsection 2.3(a) shall be made successively, whenever an event referred to in Section 2.3(a) occurs.

      In the event the Trust shall at any time after the Record Time and prior to the Separation Time issue any Units otherwise than in a transaction referred to in this Subsection 2.3(a), each such Unit so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such associated Unit.

(b)	In the event the Trust shall at any time after the Record Time and prior to the Separation Time fix a record date for the issuance of rights, options or warrants to all holders of Units entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Units (or securities convertible into or exchangeable for or carrying a right to purchase Units) at a price per Unit (or, if a security convertible into or exchangeable for or carrying a right to purchase or subscribe for Units, having a conversion, exchange or exercise price, including the price required to be paid to purchase such convertible or exchangeable security or right per Unit) less than the Market Price per Unit on such record date, the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction:

(i)	the numerator of which shall be the number of Units outstanding on such record date, plus the number of Units that the aggregate offering price of the total number of Units so to be offered (and/or the aggregate initial conversion, exchange or exercise price of the convertible or exchangeable securities or rights so to be offered, including the price required to be paid to purchase such convertible or exchangeable securities or rights) would purchase at such Market Price per Unit; and

(ii)	the denominator of which shall be the number of Units outstanding on such record date, plus the number of additional Units to be offered for subscription or purchase (or into which the convertible or exchangeable securities or rights so to be offered are initially convertible, exchangeable or exercisable).

      In case such subscription price may be paid by delivery of consideration, part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by the Trustees, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of Rights. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights, options or warrants are not so issued, or if issued, are not exercised prior to the expiration thereof, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed, or to the Exercise Price which would be in effect based upon the number of Units (or securities convertible into, or exchangeable or exercisable for Units) actually issued upon the exercise of such rights, options or warrants, as the case may be.

      For purposes of this Agreement, the granting of the right to purchase Units (whether from treasury or otherwise) pursuant to any Distribution Reinvestment Plan or any employee benefit, Unit option, Unit purchase or similar plans shall be deemed not to constitute an issue of rights, options or warrants by the Trust; provided, however, that, in all such cases, the right to purchase Units is either (i) at a price per Unit of not less than 95% of the current market price per Unit (determined as provided in such plans) of the Units; or

(ii) limited to directors, officers, employees or consultants of or to the Trust or its Subsidiaries and is part of the Trust’s regular compensation practices.

(c)	In the event the Trust shall at any time after the Record Time and prior to the Separation Time fix a record date for the making of a distribution to all holders of Units (including any such distribution made in connection with a merger or amalgamation) of evidences of indebtedness, cash (other than an annual cash distribution or a distribution referred to in Section 2.3(a)(i), but including any distribution payable in other securities of the Trust other than Units), assets or rights, options or warrants (excluding those referred to in Subsection 2.3(b)), the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction:

(i)	the numerator of which shall be the Market Price per Unit on such record date, less the fair market value (as determined in good faith by the Trustees, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of Rights), on a per Unit basis, of the portion of the cash, assets, evidences of indebtedness, rights, options or warrants so to be distributed; and

(ii)	the denominator of which shall be such Market Price per Unit.

Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such a distribution is not so made, the Exercise Price shall be adjusted to be the Exercise Price which would have been in effect if such record date had not been fixed.

(d)	Notwithstanding anything herein to the contrary, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one per cent in the Exercise Price; provided, however, that any adjustments which by reason of this Subsection 2.3(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under Section 2.3 shall be made to the nearest cent or to the nearest ten-thousandth of a security. Notwithstanding the first sentence of this Subsection 2.3(d), any adjustment required by Section 2.3 shall be made no later than the earlier of:

(i)	three years from the date of the transaction which gives rise to such adjustment; or

(ii)	the Expiration Date.

(e)	In the event the Trust shall at any time after the Record Time and prior to the Separation Time issue securities (other than Units), or rights, options or warrants to subscribe for or purchase any such securities, or securities convertible into or exchangeable for any such securities, in a transaction referred to in Clause 2.3(a)(i) or (a)(iv), if the Trustees acting in good faith determine that the adjustments contemplated by Subsections 2.3(a), (b) and (c) in connection with such transaction will not appropriately protect the interests of the holders of Rights, the Trustees may determine what other adjustments to the Exercise Price, number of Rights and/or securities purchasable upon exercise of Rights would be appropriate and, notwithstanding Subsections 2.3(a), (b) and, (c) such adjustments, rather than the adjustments contemplated by Subsections 2.3(a), (b) and (c) shall be made. The Trust and the Rights Agent, with prior unitholder approval given in accordance with the provisions of Section 5.4 shall have authority to amend this Agreement as appropriate to provide for such adjustments.

(f)	Each Right originally issued by the Trust subsequent to any adjustment made to the Exercise Price hereunder shall evidence the right to purchase, at the adjusted Exercise Price, the number of Units purchasable from time to time hereunder upon exercise of a Right immediately prior to such issue, all subject to further adjustment as provided herein.

(g)	Irrespective of any adjustment or change in the Exercise Price or the number of Units issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Exercise Price per Unit and the number of Units which were expressed in the initial Rights Certificates issued hereunder.

(h)	In any case in which this Section 2.3 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Trust may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of Units and other securities of the Trust, if any, issuable upon such exercise over and above the number of Units and other securities of the Trust, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that the Trust shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive such additional Units or other securities upon the occurrence of the event requiring such adjustment.

(i)	Notwithstanding anything contained in this Section 2.3 to the contrary, the Trust shall be entitled to make such reductions in the Exercise Price, in addition to those adjustments expressly required by this Section 2.3, as and to the extent that in their good faith judgment the Trustees determine to be advisable, in order that any:

(i)	consolidation or subdivision of Units;

(ii)	issuance (wholly or in part for cash) of Units or securities that by their terms are convertible into or exchangeable for Units;

(iii)	Unit distributions;

(iv)	issuance of rights, options or warrants referred to in this Section 2.3,

      hereafter made by the Trust to holders of its Units, shall not be taxable to such Unitholders.

2.4 Date on Which Exercise Is Effective

      Each Person in whose name any certificate for Units or other securities, if applicable, is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Units or other securities, if applicable, represented thereon, and such certificate shall be dated the date upon which the Rights Certificate evidencing such Rights was duly surrendered in accordance with Subsection 2.2(d) (together with a duly completed Election to Exercise) and payment of the Exercise Price for such Rights (and any applicable transfer taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the Unit transfer books of the Trust are closed, such Person shall be deemed to have become the record holder of such securities on, and such certificate shall be dated, the next succeeding Business Day on which the Unit transfer books of the Trust are open.

2.5 Execution, Authentication, Delivery and Dating of Rights Certificates

(a)	The Rights Certificates shall be executed on behalf of the Trust by any two of the President and Chief Executive Officer, Vice-President and Chief Financial Officer, the Fund Secretary or the Treasurer. The signature of any of these officers on the Rights Certificates may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Trust shall bind the Trust, notwithstanding that such individuals or any of them have ceased to hold such offices either before or after the countersignature and delivery of such Rights Certificates.

(b)	Promptly after the Trust learns of the Separation Time, the Trust will notify the Rights Agent of such Separation Time and will deliver Rights Certificates executed by the Trust to the Rights Agent for countersignature, and the Rights Agent shall manually countersign (in a manner satisfactory to the Trust) and send such Rights Certificates to the holders of the Rights pursuant to Subsection 2.2(c) hereof. No Rights Certificate shall be valid for any purpose until countersigned by the Rights Agent as aforesaid.

(c)	Each Rights Certificate shall be dated the date of countersignature thereof.

2.6 Registration, Transfer and Exchange

(a)	The Trust will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, the Trust will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed registrar for the Rights (the “Rights Registrar”) for the purpose of maintaining the Rights Register for the Trust and registering Rights and transfers of Rights as herein provided, and the Rights Agent hereby accepts such appointment. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times.

After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Subsection 2.6(c), the Trust will execute, and the Rights Agent will manually countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificates so surrendered.

(b)	All Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Trust, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

(c)	Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer satisfactory in form to the Trust or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.6, the Trust may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Rights Agent) connected therewith.

2.7 Mutilated, Destroyed, Lost and Stolen Rights Certificates

(a)	If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, the Trust shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b)	If there shall be delivered to the Trust and the Rights Agent prior to the Expiration Time:

(i)	evidence to their reasonable satisfaction of the destruction, loss or theft of any Rights Certificate; and

(ii)	such security or indemnity as may be reasonably required by them to save each of them and any of their agents harmless,

then, in the absence of notice to the Trust or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Trust shall execute and upon the Trust’s request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the destroyed, lost or stolen Rights Certificate.

(c)	As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Trust may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Rights Agent) connected therewith.

(d)	Every new Rights Certificate issued pursuant to this Section 2.7 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence the contractual obligation of the Trust, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.

2.8 Persons Deemed Owners of Rights

      The Trust, the Rights Agent and any agent of the Trust or the Rights Agent may deem and treat the Person in whose name a Rights Certificate (or, prior to the Separation Time, the associated Unit certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, of the associated Units).

2.9 Delivery and Cancellation of Certificates

      All Rights Certificates surrendered upon exercise or for redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Trust may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which the Trust may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificate shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.9, except as expressly permitted by this Agreement. The Rights Agent shall, subject to applicable laws, and its ordinary business practices, destroy all cancelled Rights Certificates and deliver a certificate of destruction to the Trust.

2.10 Agreement of Rights Holders

      Every holder of Rights, by accepting the same, consents and agrees with the Trust and the Rights Agent and with every other holder of Rights:

(a)	to be bound by and subject to the provisions of this Agreement, as amended from time to time in accordance with the terms hereof, in respect of all Rights held;

(b)	that prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated Unit certificate representing such Right;

(c)	that after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided herein;

(d)	that prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Unit certificate) for registration of transfer, the Trust, the Rights Agent and any agent of the Trust or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Unit certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on such Rights Certificate or the associated Unit certificate made by anyone other than the Trust or the Rights Agent) for all purposes whatsoever, and neither the Trust nor the Rights Agent shall be affected by any notice to the contrary;

(e)	that such holder of Rights has waived his right to receive any fractional Rights or any fractional Units or other securities upon exercise of a Right (except as provided herein);

(f)	that, subject to the provisions of Section 5.4, without the approval of any holder of Rights or Units and upon the sole authority of the Trustees, acting in good faith, this Agreement may be supplemented or amended from time to time to cure any ambiguity or to correct or supplement any provision contained herein which may be inconsistent with the intent of this Agreement or is otherwise defective, as provided herein; and

(g)	notwithstanding anything in this Agreement to the contrary, neither the Trust nor the Rights Agent shall have any liability to any holder of a Right or any other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation.

2.11 Rights Certificate Holder Not Deemed a Unitholder

      No holder, as such, of any Rights or Rights Certificate shall be entitled to vote, receive distributions or be deemed for any purpose whatsoever the holder of any Unit or any other share or security of the Trust which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed or deemed or confer upon the holder of any Right or Rights Certificate, as such, any right, title, benefit or privilege of a holder of Units or any other securities of the Trust or any right to vote at any meeting of unitholders of the Trust whether for the election of directors or otherwise or upon any matter submitted to holders of Units or any other securities of the Trust at any meeting thereof, or to give or withhold consent to any action of the Trust, or to receive notice of any meeting or other action affecting any holder of Units or any other securities of the Trust except as expressly provided herein, or to receive distributions or subscription rights, or otherwise, until the Right or Rights evidenced by Rights Certificates shall have been duly exercised in accordance with the terms and provisions hereof.

ARTICLE 3 — ADJUSTMENTS TO THE RIGHTS

3.1 Flip-in Event

(a)	Subject to Subsection 3.1(b) and Section 5.1, if prior to the Expiration Time a Flip-in Event occurs, each Right shall constitute, effective at the close of business on the tenth Trading Day after the Unit Acquisition Date, the right to purchase from the Trust, upon exercise thereof in accordance with the terms hereof, that number of Units having an aggregate Market Price on the date of consummation or occurrence of such Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 in the event that after such consummation or occurrence, an event of a type analogous to any of the events described in Section 2.3 shall have occurred).

(b)	Notwithstanding anything in this Agreement to the contrary, upon the occurrence of any Flip-in Event, any Rights that are or were Beneficially Owned on or after the earlier of the Separation Time or the Unit Acquisition Date by:

(i)	an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person); or

(ii)	a transferee of Rights, directly or indirectly, from an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person), where such transferee becomes a transferee concurrently with or subsequent to the Acquiring Person becoming such in a transfer that the Trustees have determined is part of a plan, arrangement or scheme of an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person) that has the purpose or effect of avoiding Clause 3.1(b)(i), shall become null and void without any further action, and any holder of such Rights (including transferees) shall thereafter have no right to exercise such Rights under any provision of this Agreement and further shall thereafter not have any other rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise.

(c)	From and after the Separation Time, the Trust shall do all such acts and things as shall be necessary and within its power to ensure compliance with the provisions of this Section 3.1, including without limitation, all such acts and things as may be required to satisfy the requirements of the Securities Act (Alberta) and the securities laws or comparable legislation of each of the provinces of Canada and of the United States and each of the states thereof in respect of the issue of Units upon the exercise of Rights in accordance with this Agreement.

(d)	Any Rights Certificate that represents Rights Beneficially Owned by a Person described in either Clause 3.1(b)(i) or (b)(ii) or transferred to any nominee of any such Person, and any Rights Certificate issued upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain the following legend:

The Rights represented by this Rights Certificate were issued to a Person who was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Unitholder Rights Plan Agreement) or a Person who was acting jointly or in concert with an Acquiring Person or an Affiliate or Associate of an Acquiring Person. This Rights Certificate and the Rights represented hereby are void or shall become void in the circumstances specified in Subsection 3.1(b) of the Unitholder Rights Plan Agreement.

provided, however, that the Rights Agent shall not be under any responsibility to ascertain the existence of facts that would require the imposition of such legend but shall impose such legend only if instructed to do so by the Trust in writing or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not a Person described in such legend.

ARTICLE 4 — THE RIGHTS AGENT

4.1 General

(a)	The Trust hereby appoints the Rights Agent to act as agent for the Trust and the holders of the Rights in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Trust may from time to time appoint such co-Rights Agents (“Co-Rights Agents”) as it may deem necessary or desirable, subject to the approval of the Rights Agent. In the event the Trust appoints one or more Co-Rights Agents, the respective duties of the Rights Agent and the Co-Rights Agents shall be as the Trust may determine, with the approval of the Rights Agent and the Co-Rights Agents. The Trust agrees to pay all reasonable fees and expenses of the Rights Agent in respect of the performance of its duties under this Agreement. The Trust also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or wilful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability, which right to indemnification will survive the termination of this Agreement or the resignation or removal of the Rights Agent.

(b)	The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for Units, Rights Certificate, certificate for other securities of the Trust, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, opinion, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

4.2 Merger, Amalgamation or Consolidation or Change of Name of Rights Agent

(a)	Any corporation into which the Rights Agent may be merged or amalgamated or with which it may be consolidated, or any corporation resulting from any merger, amalgamation, statutory arrangement or consolidation to which the Rights Agent is a party, or any corporation succeeding to the shareholder or stockholder services business of the Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4 hereof. If, at the time such successor Rights Agent succeeds to the agency created by this Agreement, any of the Rights Certificates have been countersigned but not delivered, the successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and if, at that time, any of the Rights have not been countersigned, any successor Rights Agent may countersign such Rights Certificates in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.

(b)	If, at any time, the name of the Rights Agent is changed and at such time any of the Rights Certificates have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and if, at that time, any of the Rights Certificates have not been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

4.3 Duties of Rights Agent

      The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, all of which the Trust and the holders of certificates for Units and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

(a)	the Rights Agent, at the expense of the Trust, may consult with and retain legal counsel (who may be legal counsel for the Trust) and such other experts as it reasonably considers necessary to perform its duties hereunder, and the opinion of such counsel or other expert will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion;

(b)	whenever in the performance of its duties under this Agreement, the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Trust prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof is specifically prescribed herein) is deemed to be conclusively proved and established by a certificate signed by a Person believed by the Rights Agent to be the President and Chief Executive Officer, the Vice-President, Chief Financial Officer, the Fund Secretary or the Treasurer and delivered to the Rights Agent; and such certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate;

(c)	the Rights Agent will be liable hereunder for its own negligence, bad faith or wilful misconduct;

(d)	the Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for Units or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Trust only;

(e)	the Rights Agent will not have any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any certificate for a Unit or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Trust of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exerciseability of the Rights (including the Rights becoming void pursuant to Subsection 3.1(b) hereof) or any adjustment required under the provisions of Section 2.3 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.3 describing any such adjustment); nor is it deemed by any act hereunder to make any representation or warranty as to the authorization of any Units to be issued pursuant to this Agreement or any Rights or as to whether any Units will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and non-assessable;

(f)	the Trust agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement;

(g)	the Rights Agent is hereby authorized and directed to accept instructions in writing with respect to the performance of its duties hereunder from any individual believed by the Rights Agent to be the President and Chief Executive Officer, the Vice-President, Chief Financial Officer, the Fund Secretary or the Treasurer and to apply to such individuals for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such individual;

(h)	the Rights Agent and any shareholder or stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in Units, Rights or other securities of the Trust or become pecuniarily interested in any transaction in which the Trust may be interested, or contract with or lend money to the Corporation or otherwise act as fully and freely as though it were not Rights Agent under this Agreement and nothing herein shall preclude the Rights Agent from acting in any other capacity for the Trust or for any other legal entity; and

(i)	the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Trust resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

4.4 Change of Rights Agent

      The Rights Agent may resign and be discharged from its duties under this Agreement upon 60 days’ notice (or such lesser notice as is acceptable to the Trust) in writing mailed to the Trust and to each transfer agent of Units by registered or certified mail. The Trust may remove the Rights Agent upon 60 days’ notice in writing, mailed to the Rights Agent and to each transfer agent of the Units by registered or certified mail. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Trust will appoint a successor to the Rights Agent. If the Trust fails to make such appointment within a period of 60 days after removal or after it has been notified in writing of the resignation or incapacity by the resigning or incapacitated Rights Agent, then by prior written notice to the Trust, the resigning Rights Agent or the holder of any Rights (which holder shall, with such notice, submit such holder’s Rights Certificate, if any, for inspection by the Trust), may apply to a court of competent jurisdiction for the appointment of a new Rights Agent, at the Trust’s expense. Any successor Rights Agent, whether appointed by the Trust or by such a court, shall be a Trust incorporated under the laws of Canada or a province thereof authorized to carry on the business of a trust company in the Province of Alberta. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent, upon receipt of all outstanding fees and expenses owing to it, shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Trust will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Units and mail a notice thereof in writing to the holders of the Rights in accordance with Section 5.9. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of any successor Rights Agent, as the case may be.

ARTICLE 5 — MISCELLANEOUS

5.1 Redemption and Waiver

(a)	The Trustees acting in good faith may, until the occurrence of a Flip-in Event, upon prior written notice delivered to the Rights Agent, waive the application of Section 3.1 to a particular Flip-in Event that would result from a Take-over Bid made by way of take-over bid circular to all holders of record of Units (which for greater certainty shall not include the circumstances described in Subsection 5.1(h); provided that if the Trustees waive the application of Section 3.1 to a particular Flip-in Event pursuant to this Subsection 5.1(a), the Trustees shall be deemed to have waived the application of Section 3.1 to any other Flip-in Event occurring by reason of any Take-over Bid which is made by means of a take-over bid circular to all holders of record of Units prior to the expiry of any Take-over Bid (as the same may be extended from time to time) in respect of which a waiver is, or is deemed to have been, granted under this Subsection 5.1(a).

(b)	Subject to the prior consent of the holders of the Units or the Rights as set forth in Subsection 5.4(b) or 5.4(c) the Trustees of the Trust acting in good faith may, at their option, at any time prior to the provisions of Section 3.1 becoming applicable as a result of the occurrence of a Flip-in Event, elect to redeem all but not less than all of the outstanding Rights at a redemption price of $0.000001 per Right appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 if an event of the type analogous to any of the events described in Section 2.3 shall have occurred (such redemption price being herein referred to as the “Redemption Price”).

(c)	Where, pursuant to a Permitted Bid, a Competing Permitted Bid or an Exempt Acquisition under Subsection 5.1(a), a Person acquires outstanding Units, other than Units Beneficially Owned by such Person at the date of the Permitted Bid, the Competing Permitted Bid or the Exempt Acquisition under Subsection 5.1(a), then the Trustees of the Trust shall immediately upon the consummation of such acquisition without further formality and without any approval under Subsection 5.4(b) or 5.4(c) be deemed to have elected to redeem the Rights at the Redemption Price.

(d)	Where a Take-over Bid that is not a Permitted Bid Acquisition is withdrawn or otherwise terminated after the Separation Time has occurred and prior to the occurrence of a Flip-in Event, the Trustees may elect to redeem all the outstanding Rights at the Redemption Price.

(e)	If the Trustees are deemed under Subsection 5.1(c) to have elected, or elect under either of Subsection 5.1(b) or 5.1(d), to redeem the Rights, the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price.

(f)	Within 10 days after the Trustees are deemed under Subsection 5.1(c) to have elected, or elect under Subsection 5.1(b) or 5.1(d), to redeem the Rights, the Trust shall give notice of redemption to the holders of the then outstanding Rights by mailing such notice to each such holder at his last address as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the transfer agent for the Units. Any notice which is mailed in the manner provided herein shall be deemed given, whether or not the holder receives the notice. Each notice of redemption will state the method by which the payment of the Redemption Price will be made.

(g)	Upon the Rights being redeemed pursuant to Subsection 5.1(d), all the provisions of this Agreement shall continue to apply as if the Separation Time had not occurred and Rights Certificates representing the number of Rights held by each holder of record of Units as of the Separation Time had not been mailed to each such holder, and for all purposes of this Agreement, the Separation Time shall be deemed not to have occurred and the Rights shall remain attached to the outstanding Units, subject to and in accordance with the provisions of this Agreement.

(h)	The Trustees may waive the application of Section 3.1 in respect of the occurrence of any Flip-in Event if the Trustees have determined within ten Trading Days following a Unit Acquisition Date that a Person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person under this Agreement and, in the event that such a waiver is granted by the Trustees, such Unit Acquisition Date shall be deemed not to have occurred. Any such waiver pursuant to this Subsection 5.1(h) must be on the condition that such Person, within 14 days after the foregoing determination by the Trustees or such earlier or later date as the Trustees may determine (the ’Disposition Date’), has reduced its Beneficial Ownership of Units so that the Person is no longer an Acquiring Person. If the Person remains an Acquiring Person at the close of business on the Disposition Date, the Disposition Date shall be deemed to be the date of occurrence of a further Unit Acquisition Date and Section 3.1 shall apply thereto.

(i)	The Trust shall give prompt written notice to the Rights Agent of any waiver of the application of Section 3.1 made by the Trustees under this Section 5.1.

5.2 Expiration

      No Person shall have any rights whatsoever pursuant to this Agreement or in respect of any Right after the Expiration Time, except the Rights Agent as specified in Subsection 4.1(a) of this Agreement.

5.3 Issuance of New Rights Certificates

      Notwithstanding any of the provisions of this Agreement or the Rights to the contrary, the Trust may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Trustees to reflect any adjustment or change in the number or kind or class of securities purchasable upon exercise of Rights made in accordance with the provisions of this Agreement.

5.4 Supplements and Amendments

(a)	The Trust may make amendments to this Agreement to correct any clerical or typographical error or, subject to Subsection 5.4(e), which are required to maintain the validity of this Agreement as a result of any change in any applicable legislation, rules or regulations thereunder. Notwithstanding anything in this Section 5.4 to the contrary, no such supplement or amendment shall be made to the provisions of Article 4 except with the written concurrence of the Rights Agent to such supplement or amendment.

(b)	Subject to Section 5.4(a), the Trust may, with the prior consent of the holders of Units obtained as set forth below, at any time prior to the Separation Time, amend, vary or rescind any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally). Such consent shall be deemed to have been given if the action requiring such approval is authorized by the affirmative vote of a majority of the votes cast by Independent Unitholders present or represented at and entitled to be voted at a meeting of the holders of Units duly called and held in compliance with applicable laws and the trust indenture governing the Trust.

(c)	The Trust may, with the prior consent of the holders of Rights, at any time on or after the Separation Time, amend, vary or delete any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally), provided that no such amendment, variation or deletion shall be made to the provisions of Article 4 except with the written concurrence of the Rights Agent thereto. Such consent shall be deemed to have been given if such amendment, variation or deletion is authorized by the affirmative votes of the holders of Rights present or represented at and entitled to be voted at a meeting of the holders and representing 50% plus one of the votes cast in respect thereof.

(d)	Any approval of the holders of Rights shall be deemed to have been given if the action requiring such approval is authorized by the affirmative votes of the holders of Rights present or represented at and entitled to be voted at a meeting of the holders of Rights and representing a majority of the votes cast in respect thereof. For the purposes hereof, each outstanding Right (other than Rights which are void pursuant to the provisions hereof) shall be entitled to one vote, and the procedures for the calling, holding and conduct of the meeting shall be those provided for in the trust indenture governing the Trust with respect to meetings of securityholders of the Trust, modified appropriately.

(e)	Any amendments made by the Trust to this Agreement pursuant to Subsection 5.4(a) which are required to maintain the validity of this Agreement as a result of any change in any applicable legislation, rule or regulation thereunder shall:

(i)	if made before the Separation Time, be submitted to the holders of Units at the next meeting of Unitholders and the Unitholders may, by the majority referred to in Subsection 5.4(b), confirm or reject such amendment;

(ii)	if made after the Separation Time, be submitted to the holders of Rights at a meeting to be called for on a date not later than immediately following the next meeting of Unitholders and the holders of Rights may, by resolution passed by the majority referred to in Subsection 5.4(d), confirm or reject such amendment.

      Any such amendment shall be effective from the date of the resolution of the Trustees adopting such amendment, until it is confirmed or rejected in accordance with subsection 5.4(e) or until it ceases to be effective (as described in the next sentence) and, where such amendment is confirmed, it continues in effect in the form so confirmed. If such amendment is rejected by the securityholders of the Trust or the holders of Rights or is not submitted to the securityholders of the Trust or holders of Rights as required, then such amendment shall cease to be effective from and after the termination of the meeting at which it was rejected or to which it should have been but was not submitted or from and after the date of the meeting of holders of Rights that should have been but was not held, and no subsequent resolution of the Trustees to amend this Agreement to substantially the same effect shall be effective until confirmed by the holders of Units or holders of Rights as the case may be.

5.5 Fractional Rights and Fractional Units

(a)	The Trust shall not be required to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights. After the Separation Time, in lieu of issuing fractional Rights, the Trust shall pay to the holders of record of the Rights Certificates (provided the Rights represented by such Rights Certificates are not void pursuant to the provisions of Subsection 3.1(b), at the time such fractional Rights would otherwise be issuable), an amount in cash equal to the fraction of the Market Price of one whole Right that the fraction of a Right that would otherwise be issuable is of one whole Right.

(b)	The Trust shall not be required to issue fractions of Units upon exercise of Rights or to distribute certificates which evidence fractional Units. In lieu of issuing fractional Units, the Trust shall pay to the registered holders of Rights Certificates, at the time such Rights are exercised as herein provided, an amount in cash equal to the fraction of the Market Price of one whole Unit that the fraction of a Unit that would otherwise be issuable upon the exercise of such Right is of one whole Unit at the date of such exercise.

5.6 Rights of Action

      Subject to the terms of this Agreement, all rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights. Any holder of Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder’s own behalf and for such holder’s own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against the Trust to enforce such holder’s right to exercise such holder’s Rights, or Rights to which such holder is entitled, in the manner provided in such holder’s Rights and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

5.7 Regulatory Approvals

      Any obligation of the Trust or action or event contemplated by this Agreement shall be subject to the receipt of requisite approval or consent from any governmental or regulatory authority, and without limiting the generality of the foregoing, necessary approvals of The Toronto Stock Exchange and other exchanges shall be obtained, in relation to the issuance of Units upon the exercise of Rights under Subsection 2.2(d).

5.8 Declaration as to Non-Canadian or Non-U.S. Holders

      If in the opinion of the Trustees (who may rely upon the advice of counsel) any action or event contemplated by this Agreement would require compliance by the Trust with the securities laws or comparable legislation of a jurisdiction outside Canada, the Trustees acting in good faith shall take such actions as they may deem appropriate to ensure such compliance. In no event shall the Trust or the Rights Agent be required to issue or deliver Rights or securities issuable on exercise of Rights to Persons who are citizens, residents or nationals of any jurisdiction other than Canada or the United States, in which such issue or delivery would be unlawful without registration of the relevant Persons or securities for such purposes.

5.9 Notices

(a)	Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Trust shall be sufficiently given or made if delivered, sent by registered or certified mail, postage prepaid (until another address is filed in writing with the Rights Agent), or sent by facsimile or other form of recorded electronic communication, charges prepaid and confirmed in writing, as follows:

            Fording Income Trust

                      Suite 1000, 205 – 9th Avenue SE
                      Calgary, AB     T2G 0R4

                      Attention: Fund Secretary

                      Fax No.  (403) 264-7339

(b)	Notices or demands authorized or required by this Agreement to be given or made by the Trust or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered, sent by registered or certified mail, postage prepaid (until another address is filed in writing with the Trust), or sent by facsimile or other form of recorded electronic communication, charges prepaid and confirmed in writing, as follows:

            Computershare Trust Company of Canada

                      Suite 600, 530 – 8th Avenue SE
                      Calgary, AB     T2P 3S8

                      Attention: Stock Transfer Services

                      Fax No.:  (403) 260-6442

(c)	Notices or demands authorized or required by this Agreement to be given or made by the Trust or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by first class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the register of the Rights Agent or, prior to the Separation Time, on the register of the Trust for its Units. Any notice which is mailed or sent in the manner herein provided shall be deemed given, whether or not the holder receives the notice.

(d)	Any notice given or made in accordance with this Section 5.9 shall be deemed to have been given and to have been received on the day of delivery, if so delivered, on the third Business Day (excluding each day during which there exists any general interruption of postal service due to strike, lockout or other cause) following the mailing thereof, if so mailed, and on the day of telegraphing, telecopying or sending of the same by other means of recorded electronic communication (provided such sending is during the normal business hours of the addressee on a Business Day and if not, on the first Business Day thereafter). Each of the Trust and the Rights Agent may from time to time change its address for notice by notice to the other given in the manner aforesaid.

5.10 Costs of Enforcement

      The Trust agrees that if the Trust fails to fulfil any of its obligations pursuant to this Agreement, then the Trust will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder to enforce his rights pursuant to any Rights or this Agreement.

5.11 Successors

      All the covenants and provisions of this Agreement by or for the benefit of the Trust or the Rights Agent shall bind and enure to the benefit of their respective successors and assigns hereunder.

5.12 Benefits of this Agreement

      Nothing in this Agreement shall be construed to give to any Person other than the Trust, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement; further, this Agreement shall be for the sole and exclusive benefit of the Trust, the Rights Agent and the holders of the Rights.

5.13 Governing Law

      This Agreement and each Right issued hereunder shall be deemed to be a contract made under the laws of the Province of Alberta and for all purposes shall be governed by and construed in accordance with the laws of such province applicable to contracts to be made and performed entirely within such province.

5.14 Severability

      If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective only as to such jurisdiction and to the extent of such invalidity or unenforceability in such jurisdiction without invalidating or rendering unenforceable or ineffective the remaining terms and provisions hereof in such jurisdiction or the application of such term or provision in any other jurisdiction or to circumstances other than those as to which it is specifically held invalid or unenforceable.

5.15 Coming Into Effect

      This Agreement is effective and in full force and effect in accordance with its terms from and after the Effective Date.

5.16 Reconfirmation

      This Agreement must be reconfirmed by a resolution passed by a majority of greater than 50 percent of the votes cast by all holders of Units who vote in respect of such reconfirmation at the annual meeting of the Trust to be held in 2005 and at every third annual meeting of the Trust thereafter. If the Agreement is not so reconfirmed or is not presented for reconfirmation at such annual meeting, the Agreement and all outstanding Rights shall terminate and be void and of no further force and effect on and from the date of termination of the annual meeting; provided that termination shall not occur if a Flip-in Event has occurred (other than a Flip-in Event which has been waived pursuant to Subsection 5.1(a) or 5.1(h) hereof), prior to the date upon which this Agreement would otherwise terminate pursuant to this Section 5.16.

5.17 Determinations and Actions by the Trustees

      All actions, calculations and determinations (including all omissions with respect to the foregoing) which are done or made by the Trustees, in good faith, for the purposes hereof shall not subject the Trustees or any director of the Trust to any liability to the holders of the Rights.

5.18 Time of the Essence

      Time shall be of the essence in this Agreement.

5.19 Execution in Counterparts

      This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FORDING INCOME TRUST

By:

By:

c/s

COMPUTERSHARE TRUST COMPANY OF CANADA

By:

By:

c/s

ATTACHMENT 1

FORDING INCOME TRUST

UNITHOLDER RIGHTS PLAN AGREEMENT

[Form of Rights Certificate]

Certificate No.	Rights

THE RIGHTS ARE SUBJECT TO TERMINATION ON THE TERMS SET FORTH IN THE UNITHOLDER RIGHTS PLAN AGREEMENT. UNDER CERTAIN CIRCUMSTANCES (SPECIFIED IN SUBSECTION 3.1(b) OF THE UNITHOLDER RIGHTS PLAN AGREEMENT), RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR CERTAIN RELATED PARTIES, OR TRANSFEREES OF AN ACQUIRING PERSON OR CERTAIN RELATED PARTIES, MAY BECOME VOID.

Rights Certificate

This certifies that                                                             , or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Rights Plan Agreement, dated as of        ●       , 2002, as the same may be amended or supplemented from time to time (the “Unitholder Rights Agreement”), between Fording Income Trust, a limited purpose open-ended trust created pursuant to a declaration of trust under the laws of the Province of Alberta (the “Trust”) and Computershare Trust Company of Canada, a trust company incorporated under the laws of Canada (the “Rights Agent”) (which term shall include any successor Rights Agent under the Unitholder Rights Agreement), to purchase from the Trust at any time after the Separation Time (as such term is defined in the Unitholder Rights Agreement) and prior to the Expiration Time (as such term is defined in the Unitholder Rights Agreement), one fully paid Unit of the Trust (a “Unit”) at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise (in the form provided hereinafter) duly executed and submitted to the Rights Agent at its principal office in any of the cities of Toronto, Montreal, Calgary and Vancouver or to the principal office of Computershare Trust Company of New York in New York City, New York. The Exercise Price shall initially be $160.00 (Cdn.) per Right and shall be subject to adjustment in certain events as provided in the Unitholder Rights Agreement.

      In certain circumstances described in the Rights Agreement, the number of Units which each Right entitles the registered holder thereof to purchase shall be adjusted as provided in the Unitholder Rights Agreement.

      This Rights Certificate is subject to all of the terms and provisions of the Unitholder Rights Agreement, which terms and provisions are incorporated herein by reference and made a part hereof and to which Unitholder Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Rights Agent, the Trust and the holders of the Rights Certificates. Copies of the Unitholder Rights Agreement are on file at the registered office of the Trust.

      This Rights Certificate, with or without other Rights Certificates, upon surrender at any of the offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

      Subject to the provisions of the Unitholder Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Trust at a redemption price of $0.000001 per Right, subject to adjustment in certain events, under certain circumstances at its option.

      No fractional Units will be issued upon the exercise of any Rights evidenced hereby, but in lieu thereof a cash payment will be made, as provided in the Unitholder Rights Agreement.

      No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Units or of any other securities which may at any time be issuable upon the exercise hereof, nor shall anything contained in the Unitholder Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the Rights of a unitholder of the Trust or any right to vote for the election of directors or upon any matter submitted to unitholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting unitholders (except as provided in the Unitholder Rights Agreement), or to receive distributions or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised as provided in the Unitholder Rights Agreement.

      This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

      WITNESS the facsimile signature of the proper officers of the Trust.

Date:

FORDING INCOME TRUST

By:	By:

President	Trust Secretary

Countersigned:
COMPUTERSHARE TRUST COMPANY OF CANADA

By:

Authorized Signature

FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder desires to transfer the Rights Certificate.) FOR VALUE RECEIVED ____________________ hereby sells, assigns and transfers unto

(Please print name and address of transferee.)

the Rights represented by this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ____________________, as attorney, to transfer the within Rights on the books of the Trust, with full power of substitution.

Dated:

Signature Guaranteed:	Signature

(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.)

Signature must be guaranteed by a Canadian chartered bank, a Canadian trust company, a member of a recognized stock exchange or a member of the Securities Transfer Association Medallion (STAMP) Program.

CERTIFICATE

(To be completed if true.)

      The undersigned party transferring Rights hereunder, hereby represents, for the benefit of all holders of Rights and Units, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof or a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof. Capitalized terms shall have the meaning ascribed thereto in the Unitholder Rights Agreement.

Signature

(To be attached to each Rights Certificate)

FORM OF ELECTION TO EXERCISE

      (To be exercised by the registered holder if such holder desires to exercise the Rights Certificate.)

      TO:

      The undersigned hereby irrevocably elects to exercise _____________________________ whole Rights represented by the attached Rights Certificate to purchase the Units or other securities, if applicable, issuable upon the exercise of such Rights and requests that certificates for such securities be issued in the name of:

(Name)

(Address)

(City and Province)

Social Insurance Number or other taxpayer identification number.

      If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

(Name)

(Address)

(City and Province)

Social Insurance Number or other taxpayer identification number.

Dated:

Signature Guaranteed:	Signature
(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.)

      Signature must be guaranteed by a Canadian chartered bank, a Canadian trust company, a member of a recognized stock exchange or a member of the Securities Transfer Association Medallion (STAMP) Program.

CERTIFICATE

(To be completed if true.)

      The undersigned party exercising Rights hereunder, hereby represents, for the benefit of all holders of Rights and Units, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof or a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof. Capitalized terms shall have the meaning ascribed thereto in the Unitholder Rights Agreement.

Signature

(To be attached to each Rights Certificate)

NOTICE

In the event the certification set forth above in the Forms of Assignment and Election is not completed, the Trust will deem the Beneficial Owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof. No Rights Certificates shall be issued in exchange for a Rights Certificate owned or deemed to have been owned by an Acquiring Person or an Affiliate or Associate thereof, or by a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof.

APPENDIX H —

RESOLUTION ADOPTING KEY EMPLOYEE UNIT OPTION PLAN

To be passed by the Disinterested Shareholders of the Corporation

      In the event that the Arrangement Resolution (as defined in the information circular of the Corporation dated November 20, 2002 (the “Circular”)) is authorized and approved by the requisite majority of Securityholders (as defined in the Circular), BE IT RESOLVED, as an ordinary resolution, that:

1.	The adoption of the Key Employee Unit Option Plan by the Fording Income Trust (the “Fund”), substantially in the form attached as Schedule “A” to this resolution and the reservation of 3.6 million units of the Fund issuable on the exercise of unit options granted under the Key Employee Unit Option Plan, is authorized and approved.

2.	Any officer or director of the Corporation is authorized to sign and deliver for and on behalf of the Corporation all such documents and to do all such other acts as such officer or director may consider necessary or desirable to give effect to the foregoing.

Schedule “A”

FORDING INCOME TRUST

KEY EMPLOYEE UNIT OPTION PLAN

Effective        ●       , 200 ●

ARTICLE 1

PURPOSE OF THE PLAN

1.1 Purpose

      The purpose of the Fording Income Trust Key Employee Unit Option Plan is to assist and encourage key officers, employees and Consultants of the Fund and its Subsidiaries (including the Corporation) to work towards and participate in the growth and development of the Fund and its Subsidiaries (including the Corporation) by granting Options to such persons.

ARTICLE 2

DEFINITIONS AND INTERPRETATION

2.1 Definitions

      For the purposes of this Plan, the following terms will have the following meanings:

(a)	“Additional Units” has the meaning ascribed to such term in section 4.5(c);

(b)	“Arrangement” means the arrangement under section 192 of the Canada Business Corporation Act involving the Corporation, its security holders, Fording Coal Limited, 4123212 Canada Ltd. and the Fund;

(c)	“Board” means the board of directors of the Corporation;

(d)	“Cashless Units” has the meaning ascribed to such term in section 5.3(b)(i);

(e)	“Cause” means:

(i)	the continued failure by the Optionholder to substantially perform his duties in connection with his employment by, or service to, the Fund or any Subsidiary (other than as a result of physical or mental illness) after the Fund or the Subsidiary, as the case may be, has given the Optionholder reasonable written notice of such failure and a reasonable opportunity to correct it;

(ii)	the engaging by the Optionholder in any act which is injurious to the Fund (including any Subsidiary) financially, reputationally or otherwise;

(iii)	the engaging by the Optionholder in any act resulting, or intended to result, whether directly or indirectly, in personal gain to the Optionholder at the expense of the Fund (including any Subsidiary);

(iv)	the conviction of the Optionholder by a court of competent jurisdiction on any charge involving fraud, theft or moral turpitude in circumstances where such charge arises in connection with the business of the Fund (including any Subsidiary); or

(v)	any other conduct that constitutes cause at common law;

(f)	“Change in Control” means:

(i)	the initial acquisition by any Person, or any Persons acting jointly and in concert (as determined by the Securities Act (Alberta)), whether directly or indirectly, of voting securities of the Fund which, together with all other voting securities of the Fund held by such Persons, constitutes, in the aggregate, more than 20% of all outstanding voting securities of the Fund;

(ii)	an amalgamation, arrangement or other form of business combination of the Fund with another Person or Persons which results in the holders of voting securities of that Person or Persons, holding, in the aggregate, more than 50% of all outstanding voting securities of the successor entity resulting from such combination;

(iii)	a sale, disposition, lease or exchange to or with another Person or Persons (other than a Subsidiary) of property of the Fund (other than pursuant to a public offering or private placement of units or debt securities of the Fund) representing 50% or more of the net book value of the assets of the Fund, determined as of the date of the most recently published audited annual or unaudited quarterly interim financial statements of the Fund; or

(iv)	a change in the composition of the Trustees over any twelve-month period such that more than 50% of the Persons who were Trustees of the Fund at the beginning of the period are no longer Trustees at the end of the period, unless such change is a consequence of normal attrition;

(g)	“Consultant” means a Person engaged to provide ongoing management or consulting services to the Fund, the Corporation or any Subsidiary;

(h)	“Corporation” means Fording Inc., and any successor corporation thereto;

(i)	“Date of Termination” means, unless otherwise agreed to in writing by the Optionholder and the Fund or, if applicable, a Subsidiary, as appropriate, the actual date of termination of employment of the Optionholder or termination of the Optionholder’s contract as a Consultant, and excludes any period during which the Optionholder is in receipt of or is eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance or damage payments following the actual date of termination;

(j)	“Effective Time” has the meaning ascribed to such term in the plan of arrangement contemplated by the arrangement agreement dated November 20, 2002 among the Corporation, 4123212 Canada Ltd., the Fund and Fording Coal Limited setting out the terms and conditions under which such parties will implement the Arrangement;

(k)	“Eligible Person” means any officer, employee or Consultant of the Fund or any Subsidiary, and also includes a Family Trust, Personal Holding Corporation, or Retirement Trust of any of the foregoing individuals;

(l)	“Exercise Price” means the price per Unit at which Optioned Units may be subscribed for by an Optionholder pursuant to a particular Option Agreement;

(m)	“Expiry Date” means the date on which an Option expires pursuant to the Option Agreement relating to that Option;

(n)	“Family Trust” means a trust, of which at least one of the trustees is an Eligible Person and the beneficiaries of which are one or more of the Eligible Person and the spouse, minor children and minor grandchildren of the Eligible Person;

(o)	“Fund” means the Fording Income Trust;

(p)	“Grant Date” means the date on which an Option is granted, being the date that the Trustees resolve to grant the Option, unless the Trustees resolve to ratify Options granted on an earlier date or to delay the grant of Options to a later date, in which case the Grant Date will be such earlier or later date;

(q)	“Insider” means:

(i)	an insider, as defined in the Securities Act (Alberta), other than a Person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary; and

(ii)	an associate, as defined in the Securities Act (Alberta), of any Person who is an insider by virtue of (i) above;

(r)	“Market Price of a Unit” means the weighted average trading price (calculated as the total value of the Units traded divided by the total trading volume), rounded up to the nearest cent, of the Units on The Toronto Stock Exchange on the first trading day following the Record Date;

(s)	“Notice of Exercise” means a notice, substantially in the form of the notice set out in Schedule A to this Plan, from an Optionholder to the Fund giving notice of the exercise or partial exercise of an Option previously granted to the Optionholder;

(t)	“Option” means an option to purchase Units granted to an Eligible Person pursuant to the terms of the Plan and the related Option Agreement;

(u)	“Option Agreement” means an agreement, substantially in the form of the agreement set out in Schedule B to this Plan, between the Fund and an Eligible Person setting out the terms of an Option granted to the Eligible Person;

(v)	“Optioned Units” means the Units that may be subscribed for by an Optionholder pursuant to a particular Option Agreement;

(w)	“Optionholder” means an Eligible Person to whom an Option has been granted;

(x)	“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, agency, and where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

(y)	“Personal Holding Corporation” means a corporation that is controlled by an Eligible Person and the shares of which are beneficially owned by the Eligible Person and the spouse, minor children or minor grandchildren of the Eligible Person;

(z)	“Phantom Unit” has the meaning ascribed to such term in section 4.5(b);

(aa)	“Plan” means this Key Employee Unit Option Plan of the Fund, as amended from time to time;

(bb)	“Record Date” has the meaning ascribed to such term in section 4.5(b);

(cc)	“Retirement Trust” means a trust governed by a registered retirement savings plan or a registered retirement income fund established by and for the benefit of an Eligible Person;

(dd)	“Subsidiary” means any corporation that is a subsidiary of the Fund as defined in the Securities Act (Alberta), provided that any corporation, including the Corporation, which would be a subsidiary of the Fund if the Fund were a corporation, shall be deemed to be a Subsidiary of the Fund for all purposes as if the Fund were a corporation;

(ee)	“Total Units” means collectively Optioned Units and Additional Units;

(ff)	“Trustees” means the trustees of the Fund from time to time and “Trustee” means any one of them;

(gg)	“Unit Compensation Arrangement” means any unit option, unit option plan, employee unit purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Units from treasury to one or more Eligible Persons; and

(hh)	“Units” means trust units of the Fund.

2.2 Interpretation

(a)	Time shall be the essence of this Plan.

(b)	Words denoting the singular number include the plural and vice versa and words denoting any gender include all genders.

(c)	This Plan and all matters to which reference is made herein, will be governed by and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

2.3 Effectiveness of the Plan

      This Plan will become effective at the Effective Time if approved by shareholders of the Corporation at the special meeting of the Corporation to be held on December 20, 2002.

ARTICLE 3

GENERAL PROVISIONS OF THE PLAN

3.1 Administration

(a)	The Plan will be administered by the Trustees; and

(b)	Subject to the limitations of the Plan, the Trustees have the authority to:

(i)	determine which Eligible Persons are to be granted Options and grant Options to those Eligible Persons:

(ii)	determine the terms of such Options;

(iii)	prescribe the form of Option Agreement and Notice of Exercise with respect to a particular Option, if other than substantially as set forth in Schedules A and B to this Plan; and

(iv)	interpret the Plan and determine all questions arising out of the Plan and any Options granted pursuant to the Plan, which interpretations and determinations will be conclusive and binding on the Fund, Corporation, Eligible Persons, Optionholders and all other affected Persons.

3.2 Units Reserved

(a)	The maximum number of Units that may be reserved for issuance under the Plan, including any Units issued in the form of Additional Units is 3,600,000. The maximum number of Units will be reduced as Options are exercised and the Units so reserved are issued.

(b)	The maximum number of Units that may be reserved for issuance to any one Eligible Person under the Plan is 5% of the number of Units outstanding at the time of reservation.

(c)	Any Units subject to an Option that expires or terminates without having been fully exercised may be made the subject of a further Option.

3.3 Eligibility

      Options may be granted by the Trustees to any Eligible Person, subject to the limitations set forth in sections 3.2 and 3.4.

3.4	Limits with respect to Insiders

(a)	The maximum number of Units that may be reserved for issuance to Insiders pursuant to Options granted under the Plan and or under or pursuant to any other Unit Compensation Arrangement is 10% of the number of Units outstanding.

(b)	The maximum number of Units that may be issued to Insiders under the Plan and any other Unit Compensation Arrangement within a one-year period is 10% of the number of Units outstanding.

(c)	The maximum number of Units that may be issued to any one Insider under the Plan and any other Unit Compensation Arrangement within a one-year period is 5% of the number of Units outstanding.

(d)	For the purposes of (a), (b) and (c) above, any entitlement to acquire Units granted pursuant to the Plan or any other Unit Compensation Arrangement prior to the grantee becoming an Insider is to be excluded. For the purposes of (b) and (c) above, the number of Units outstanding is to be determined on the basis of the number of Units outstanding at the time of the reservation or issuance, as the case may be, excluding Units issued under the Plan or under any other Unit Compensation Arrangement over the preceding one-year period.

3.5 Non-Exclusivity

      Nothing in this Plan will prevent the Trustees from adopting other or additional Unit Compensation Arrangements, subject to obtaining any required regulatory or unitholder approvals.

3.6 Amendment or Termination of Plan and Options

(a)	The Trustees may amend, suspend or terminate the Plan at any time, provided that no such amendment, suspension or termination may:

(i)	be made without obtaining any required regulatory or unitholder approvals (which approvals will always be required in the case of an amendment to increase the maximum number of Units that may be reserved for issuance pursuant to Options granted under the Plan); or

(ii)	prejudice the rights of any Optionholder under any Option previously granted to the Optionholder, without the consent or deemed consent of the Optionholder; and

(b)	The Trustees may amend the terms of any outstanding Option (including, without limitation, to cancel an Option or amend the date or dates on which an Option or a portion thereof vests and so becomes exercisable), provided that:

(i)	any required regulatory and unitholder approvals are obtained;

(ii)	the Trustees would have had the authority to initially grant the Option under terms as so amended; and

(iii)	the consent or deemed consent of the Optionholder is obtained if the amendment would prejudice the rights of the Optionholder under the Option.

3.7 Compliance with Laws and Stock Exchange Rules

      The Plan, the grant of Options and the exercise of Options under the Plan and the Fund’s obligation to issue Units on exercise of Options will be subject to all applicable federal, provincial and foreign laws, rules and regulations and the rules of any stock exchange on which the Units are listed for trading. Unless otherwise agreed by the Fund in writing, no Option will be granted and no Units will be issued under the Plan where such grant or issue would require registration of the Plan or such Units under the securities laws of any foreign jurisdiction. Units issued to Optionholders pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws.

3.8 Participation in the Plan

      The participation of any Eligible Person in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Eligible Persons any rights or privileges other than those rights and privileges expressly provided in the Plan. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Units. The Fund does not assume responsibility for the income or other tax consequences for the Eligible Persons and they are advised to consult with their own tax advisors.

ARTICLE 4

GRANT OF OPTIONS

4.1 Grant of Options

      Options may be granted to Eligible Persons from time to time (prior to the Date of Termination in respect of a particular Eligible Person) in accordance with this Plan.

4.2 Option Agreement

(a)	Upon the grant of an Option, the Fund will deliver to the Optionholder an Option Agreement dated the Grant Date, containing the terms of the Option and executed by the Fund. Upon return to the Fund of the Option Agreement, executed by the Optionholder, the Optionholder will be a participant in the Plan and have the right to purchase the Optioned Units and to be issued any Additional Units pursuant to section 4.5 on the terms set out in the Option Agreement and in the Plan.

(b)	An Optionholder may elect at the time of grant to have all or a portion of the Option granted to the Optionholder’s Family Trust, Personal Holding Corporation or Retirement Trust (if permitted by applicable securities laws). In that case, an Option Agreement will be entered into between the Fund and the Family Trust, Personal Holding Corporation or Retirement Trust, which will be an Optionholder for the purposes of this Plan.

4.3 Exercise Price

      The Exercise Price of Units subject to an Option will be determined or ratified by the Board and will not be less than the market price of the Units at the Grant Date, calculated as:

(a)	the weighted average trading price (calculated as the total value of the Units traded divided by the total trading volume), rounded up to the nearest cent, of the Units on The Toronto Stock Exchange on:

(i)	the trading day immediately preceding the Grant Date, if the Option is granted before the close of trading on the Grant Date; or

(ii)	the Grant Date, if the Option is granted after the close of trading on the Grant Date;

(b)	if the Options are to be granted on a pre-determined date in the future, the weighted average trading price, rounded up to the nearest cent, of the Units on The Toronto Stock Exchange on the trading day immediately preceding the Grant Date; or

(c)	such other Exercise Price as may be permitted or required by The Toronto Stock Exchange.

4.4 Time of Exercise

(a)	An Option may be exercised by an Optionholder from time to time as follows:

(i)	on and after the first anniversary of the Grant Date, as to 25% of the Optioned Units or any part thereof;

(ii)	on and after the second anniversary of the Grant Date, as to an additional 25% of the Optioned Units or any part thereof;

(iii)	on and after the third anniversary of the Grant Date as to an additional 25% of the Optioned Units or any part thereof; and

(iv)	on and after the fourth anniversary of the Grant Date as to the remaining 25% of the Optioned Units or any part thereof.

(b)	Notwithstanding section 4.4(a):

(i)	the Trustees may determine on the Grant Date that a particular Option will be exercisable in whole or in part on different dates or for reasons other than the passage of time (including the achievement by the Fund, any Subsidiary or the Optionholder of specified performance or other criteria);

(ii)	the Trustees may determine after the Grant Date that a particular Option will be exercisable in whole or in part on earlier dates for any reason; and

(iii)	an Option will be exercisable on an earlier date pursuant to section 4.11, with respect to a Change in Control.

(c)	Whenever an Option is exercised, the Optionholder shall be entitled to receive Additional Units in accordance with section 4.5.

4.5 Distribution Equivalent

(a)	The Trustees shall establish for each Optionholder a notional account in respect of each grant of Options.

(b)	When cash distributions are paid on the Units, an Optionholder’s account in respect of a particular grant of Options shall be credited with distribution equivalents in the form of phantom units by means of a bookkeeping entry (the “Phantom Units”). The number of Phantom Units to be credited to the Optionholder’s account shall be computed by dividing: (a) the amount obtained by multiplying the amount of the distribution declared and paid per Unit by the number of Units subject to the Options outstanding under the particular grant, including any Phantom Units previously credited to such account, on the record date for such distribution (the “Record Date”), by (b) the Market Price of a Unit, with fractions computed to three decimal places. No certificates shall be issued with respect to Phantom Units.

(c)	Each Phantom Unit shall entitle the Optionholder to receive one Unit (“Additional Unit”), but only at such time as the Option, in respect of which the Phantom Unit was credited, is exercised by the Optionholder. Additional Units will be issued by the Fund. For greater certainty, if an Option expires without being exercised, the related Phantom Units shall be cancelled, and no Additional Units will be issued in respect of such Phantom Units.

4.6 Expiry Date

      The Expiry Date of an Option will be a date not to exceed 10 years after the Grant Date, subject to:

(a)	the right of the Trustees to determine at the time of grant that a particular Option will have a shorter term; and

(b)	the provisions of section 4.7 relating to early expiry.

4.7 Early Expiry

      An Option will continue in effect until its Expiry Date or expire before its Expiry Date, as the case may be, in the following events and manner:

(a)	if an Optionholder resigns from his employment (other than in the circumstances described in (c)), or an Optionholder’s contract as a Consultant terminates at its normal termination date, then only the portion of the Option that is exercisable at the date of resignation or termination may be exercised by the Optionholder and any such exercise must be during the period ending on the earlier of (i) 60 days after the date of resignation or termination and (ii) the Expiry Date, after which period the Option will expire;

(b)	if an Optionholder’s employment is terminated by the Fund or any Subsidiary without Cause, including a constructive dismissal, or an Optionholder’s contract as a Consultant is terminated by the Fund, the Corporation or any Subsidiary before its normal termination date without Cause, then only the portion of the Option that is exercisable at the Date of Termination may be exercised by the Optionholder and any such exercise must be during the period ending on the earlier of (i) 60 days after the Date of Termination and (ii) the Expiry Date, after which period the Option will expire;

(c)	if an Optionholder’s employment is terminated by the Fund or any Subsidiary for Cause, or an Optionholder’s contract as a Consultant is terminated by the Fund or any Subsidiary before its normal termination date for Cause, including where an Optionholder resigns from his employment or terminates his contract as a Consultant after being requested to do so by the Fund or Subsidiary as an alternative to being terminated for Cause, then the Option will expire on the Date of Termination;

(d)	if an Optionholder’s contract as a Consultant is frustrated before its normal termination date due to permanent disability, then only the portion of the Option that is exercisable at the date of frustration may be exercised by the Optionholder and any such exercise must be during the period ending on the earlier of (i) six months after the date of frustration and (ii) the Expiry Date, after which period the Option will expire;

(e)	if an Optionholder’s employment ceases due to permanent disability, then the Option will continue to become exercisable pursuant to section 4.4 and will expire on the Expiry Date;

(f)	if an Optionholder retires upon attaining the mandatory or early retirement age established by the Fund, the Corporation or any Subsidiary from time to time, then the Option will continue to become exercisable pursuant to section 4.4 and will expire on the Expiry Date; and

(g)	if an Optionholder dies, then notwithstanding section 4.4, all such holder’s unvested Options shall immediately become fully vested and may be exercised. Any such exercise must be effected by a legal representative of the Optionholder’s estate or by a person who acquires the Optionholder’s rights under the Option by bequest or inheritance and any such exercise must be during the period ending on the earlier of (i) 12 months after the death of the Optionholder and (ii) the Expiry Date, after which period the Option will expire;

subject to the right of the Trustees to:

(h)	on the Grant Date, set shorter or longer periods for exercise (not later than the Expiry Date) with respect to a particular Optionholder; and

(i)	after the Grant Date, set shorter (with the consent of the Optionholder) or longer periods for exercise (not later than the Expiry Date) with respect to a particular Optionholder or group of Optionholders.

4.8 Limited Assignment

(a)	An Option may not be assigned, except to:

(i)	an Optionholder’s Family Trust, Personal Holding Corporation or Retirement Trust (or between such entities or from either of such entities to the Optionholder); or

(ii)	a legal representative of the Optionholder’s estate or a Person who acquires the Optionholder’s rights under the Option by bequest or inheritance on death of the Optionholder.

(b)	If a Personal Holding Corporation to which an Option has been granted or assigned is no longer controlled by the related Eligible Person, or the shares of the Personal Holding Corporation are no longer beneficially owned by the Eligible Person and Persons who were the spouse, minor children or minor grandchildren of the Eligible Person at the time of grant or assignment, then the Option cannot be exercised until it is assigned by the Personal Holding Corporation to that Eligible Person or another assignee permitted by section 4.8(a).

4.9 No Rights as Unitholder or to Remain an Eligible Person; Status of Consultants

(a)	An Optionholder will only have rights as a unitholder of the Fund with respect to those of the Total Units that the Optionholder has acquired following exercise of an Option in accordance with its terms.

(b)	Nothing in this Plan or in any Option Agreement will confer on any Optionholder any right to remain as an officer, employee or Consultant of the Fund, the Corporation or any Subsidiary.

(c)	Nothing in this Plan or in any Option Agreement entered into with a Consultant will constitute the Consultant as an employee of the Fund or any Subsidiary.

4.10 Adjustments

      Adjustments will be made to (i) the Exercise Price of an Option, (ii) the number of Units delivered to an Optionholder upon exercise of an Option and (iii) the maximum number of Units that, pursuant to section 3.2(a), may at any time be reserved for issuance pursuant to the Plan in the following events and manner, subject to any required regulatory approvals and the right of the Trustees to make such other or additional adjustments, or to make no adjustments at all, as the Trustees consider to be appropriate in the circumstances:

(a)	upon (i) a subdivision of the Units into a greater number of Units, (ii) a consolidation of the Units into a lesser number of Units or (iii) the distribution of Units to the holders of Units (excluding a Unit distribution made in lieu of a cash distribution in the ordinary course and in accordance with the Fund’s distribution policy and excluding a distribution of Additional Units in accordance with section 4.5 or a distribution of Units under another Unit Compensation Arrangement), the Exercise Price will be adjusted accordingly and the Fund will deliver upon exercise of an Option, in addition to or in lieu of the number of Optioned Units in respect of which the right to purchase is being exercised, such greater or lesser number of Units as result from the subdivision, consolidation or Unit dividend, and the number of related Additional Units will be similarly adjusted;

(b)	upon (i) a capital reorganization, reclassification or change of the Units, (ii) a consolidation, amalgamation, arrangement or other form of business combination of the Fund with another Person or (iii) a sale, lease or exchange of all or substantially all of the property of the Fund, the Exercise Price will be adjusted accordingly and the Fund will deliver upon exercise of an Option, in lieu of the Optioned Units in respect of which the right to purchase is being exercised, the kind and amount of units or other securities or property as results from such event;

(c)	upon the distribution by the Fund to holders of the Units of (i) units of any class (whether of the Fund or another fund) other than Units, (ii) rights, options or warrants, (iii) evidences of indebtedness or (iv) cash (excluding a cash distribution paid in the ordinary course and in accordance with the Fund’s distribution policy), securities or other property or assets, the Exercise Price will be adjusted accordingly but no adjustment will be made to the number of Optioned Units to be delivered upon exercise of an Option;

(d)	upon the occurrence of an event described in (a) or (b) above, the maximum number of Units that, pursuant to section 3.2(a), may at any time be reserved for issuance pursuant to Options granted under the Plan will be adjusted accordingly;

(e)	adjustments to the Exercise Price of an Option will be rounded up to the nearest one cent and adjustments to the number of Units delivered to an Optionholder upon exercise of an Option and the maximum number of Units that, pursuant to section 3.2(a), may at any time be reserved for issuance pursuant to Options granted under the Plan will be rounded down to the nearest whole Unit; and

(f)	an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this section are cumulative.

4.11 Change in Control

      On the occurrence of a Change in Control, an Optionholder may exercise the Option, notwithstanding section 4.4, as to any of the Optioned Units in respect of which the Option has not become exercisable.

ARTICLE 5

EXERCISE OF OPTIONS

5.1 Manner of Exercise

      An Optionholder who wishes to exercise an Option may do so by delivering the following on or before the Expiry Date of the Option:

(a)	a completed Notice of Exercise; and

(b)	subject to section 5.3, a certified cheque, money order or bank draft payable to the Fund for the aggregate Exercise Price of the Optioned Units being acquired (and any tax payable in accordance with section 5.4).

      If the Optionholder is deceased or mentally disabled, the Option may be exercised by a legal representative of the Optionholder or the Optionholder’s estate or by a person who acquires the Optionholder’s rights under the Option by bequest or inheritance and who, in addition to delivering the Notice of Exercise and (if applicable) certified cheque, money order or bank draft described above, must also deliver evidence of their status.

5.2 Delivery of Unit Certificate

      Not later than five business days after receipt by the Fund pursuant to section 5.1 of the Notice of Exercise and payment in full for the Optioned Units being acquired, the Fund will direct its registrar and transfer agent to issue a certificate in the name of the Optionholder or an intermediary on behalf of the Optionholder (or, if deceased, his legal representative or beneficiary) for the number of Total Units (or, where the Optionholder selects the partial “cashless” exercise procedure in accordance with Section 5.3(b), for the number of Units equal to the Total Units less the Cashless Units) acquired by the Optionholder (or his legal representative or beneficiary), which will be issued as fully paid and non-assessable Units.

5.3 Cashless Exercise

      To the extent permitted by applicable law as determined in the sole discretion of the Trustees, Optionholder may elect to effect a “cashless” exercise of its Options. In such case, the Optionholder will not be required to deliver the certified cheque, money order or bank draft referred to in section 5.1. Instead, the Optionholder may choose one of the following two procedures, as detailed in a Cashless Exercise Instruction Form substantially in the form attached as Schedule C to the Plan:

(a)	Full “Cashless” Exercise

(i)	the Optionholder will instruct a broker selected by the Optionholder to sell through The Toronto Stock Exchange the Units issuable on exercise of an Option, including the related Additional Units, as soon as possible and at the then applicable bid price for the Units of the Fund; and

(ii)	on the settlement date for the trade, the Fund will direct its registrar and transfer agent to issue a certificate in the name of the broker (or as the broker may otherwise direct) for the number of Optioned Units issued on exercise of the Option, against payment by the broker to the Fund of the Exercise Price for such Units (and any tax payable in accordance with section 5.4) and such certificate shall also cover the related Additional Units; and

(iii)	the broker will deliver to the Optionholder the remaining proceeds of sale, net of brokerage commission (and any tax payable in accordance with section 5.4); or

(b)	Partial “Cashless” Exercise

(i)	the Optionholder will instruct a broker selected by the Optionholder to sell through The Toronto Stock Exchange from the Units issuable on exercise of an Option, including the related Additional Units, a specified number of Units (the “Cashless Units”). The number of

Cashless Units to be sold shall be sufficient to generate proceeds upon such sale equal to the sum of the Exercise Price of the Options being exercised, the brokerage commission and any tax payable in accordance with Section 5.4. The Cashless Units shall be sold as soon as possible and at the then applicable bid price for the Units of the Fund; and

(ii)	on the settlement date for the trade, the Fund will direct its registrar and transfer agent to issue a certificate in the name of the broker (or as the broker may otherwise direct) for the Cashless Units, against payment by the broker to the Fund of the Exercise Price for the Optioned Units (and other tax payable in accordance with section 5.4).

5.4 Withholding

      If the Fund determines that the satisfaction of taxes, including withholding tax, or other withholding liabilities is necessary or desirable in respect of the exercise of any Option, the exercise of the Option is not effective unless such taxes have been paid or withholdings made to the satisfaction of the Trustees. The Fund may require an Optionholder to pay to the Fund, in addition to the Exercise Price for the Optioned Units, any amount that the Fund or the Corporation (or any employee subsidiary) is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date on which any amount with respect to the Option exercised is required to be remitted by the Fund or the Corporation.

5.5 Fractions

No fractional Units will be issued on the exercise of an Option and the issuance of the corresponding Additional Units. Accordingly, if, as a result of any adjustment under section 4.10 or any issuance of Additional Units pursuant to section 4.5, an Optionholder would become entitled to a fractional Unit, the number of Units shall be rounded up to the nearest whole number and the Optionholder will have the right to acquire one Unit in place of the fractional Unit.

5.6 Indemnification

      Every Trustee will at all times be indemnified and saved harmless by the Fund from its assets from and against all costs, charges and expenses whatsoever, including any income tax liability arising from any such indemnification, that such Trustee may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Trustee, otherwise than by the Fund, for or in respect of any act done or omitted by the Trustee in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgement rendered therein.

5.7 Recourse Limited to Funds Assets Only

      The Trustees have established this Plan solely in their capacity as Trustees on behalf of the Fund and the obligations of the Fund hereunder shall not be personally binding upon the Trustees or any of the Unitholders of the Fund or any annuitant under a plan of which a Unitholder is a trustee or carrier (“annuitant”). Any recourse against the Fund, the Trustees or any Unitholder or annuitant in any manner in respect of indebtedness, obligation or liability of the Fund arising hereunder or arising in connection herewith or from the matters to which this Plan relates, if any, including, without limitation, claims based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of the Fund’s assets, without recourse to the personal assets of any of the foregoing persons.

SCHEDULE A — NOTICE OF EXERCISE

FORDING INCOME TRUST

KEY EMPLOYEE UNIT OPTION PLAN

TO:	Solium Capital Inc.	FROM:
	Geri Langley	(title)
	710, 805 8th Avenue	(work
	Calgary, AB. T2P 1H7	address)

Phone:	(403) 515-3909	Phone:
Fax:	(403) 515-3919	Fax:

I hereby elect to exercise                                               options exerciseable for units (the “Optioned Units”) of Fording Income Trust (the “Fund”) and the related additional units issuable upon the exercise of such options (the “Additional Units” and collectively, with the Optioned Units, the “Units”) granted to me under the provisions of the Key Employee Unit Option Plan dated                                              . The grant ID was                                               and the price of these options are set as $                                              per Optioned Unit.

Check here if a certified cheque, money order or bank draft is tendered with this Notice of Exercise:	☐

Check here for full cashless exercise (in which case the Units will be sold and no certified cheque, money order or bank draft needs to be tendered with this Notice of Exercise):(1)	☐

Check here for partial cashless exercise (in which case the number of Units to be sold will be sufficient to generate proceeds upon such sale equal to the sum of the Exercise Price, the brokerage commission and any tax payable and no certified cheque, money order or bank draft needs to be tendered with this Notice of Exercise):(1)	☐

I request that, as applicable: (i) the certificate representing the Units purchased (together with the related Additional Units) be registered and delivered; and/or (ii) the cheque be delivered as follows:

Name:

Address:

City/Province:

Postal Code:

Signed:
(Address I would like my cheque mailed to)

Dated:
(City/Province/Postal Code)

To be completed by Solium Capital Inc. and faxed to the Fund:

Solium Capital Inc. confirms that                                               is eligible to exercise the entitlement indicated herein.

Solium Capital Inc.	Date

(1)	An Optionholder electing cashless exercise will be required to submit a completed Cashless Exercise Instruction Form at the same time as this Notice of Exercise. The Cashless Exercise Form is attached as Schedule C to the Plan.

SCHEDULE B — FORM OF OPTION AGREEMENT

FORDING INCOME TRUST

KEY EMPLOYEE UNIT OPTION PLAN

OPTION AGREEMENT

      This Option Agreement is entered into between Fording Income Trust (the “Fund”) and the Optionholder named below pursuant to the Fording Income Trust Key Employee Unit Option Plan (the “Plan”), a copy of which is attached hereto, and confirms that:

3.	on ● , 200 ● (the “Grant Date”);

4.	● (the “Optionholder”);

5.	was granted an option (the “Option”) to purchase ● Units (the “Optioned Units”) of the Fund, exercisable from time to time as to:

(a)	25% on and after the first anniversary of the Grant Date;

(b)	an additional 25% on and after the second anniversary of the Grant Date;

(c)	an additional 25% on and after the third anniversary of the Grant Date; and

(d)	the remaining 25% on and after the fourth anniversary of the Grant Date;

subject to the accelerated vesting provisions of the Plan;

6.	at a price (the “Exercise Price”) of $ ● per Optioned Unit; and

7.	for a term expiring at 5:00 p.m., ● time, on ● , 201 ● ;

on the terms and subject to the conditions set out in the Plan.

      The Options granted hereunder shall be credited with distribution equivalents pursuant to section 4.5 of the Plan, which shall be satisfied by the issue of Additional Units only at the time, and subject to the conditions, set out in the Plan.

      By signing this agreement, the Optionholder acknowledges that he has read and understands the terms of the Plan and accepts the Option in accordance with the terms of the Plan.

      IN WITNESS WHEREOF the Fund and the Optionholder have executed this Option Agreement as of        ●       , 200 ● .

FORDING INCOME TRUST

By:

_______________________________________ Name of Optionholder

_______________________________________ Signature of Optionholder

SCHEDULE C — CASHLESS EXERCISE INSTRUCTION FORM

FORDING INCOME TRUST

KEY EMPLOYEE UNIT OPTION PLAN

TO

Brokerage Firm:

Broker Name:

Fax:

Phone:

A/C Number:

From:

(Title)

(Work

Address)

Tel. No./Fax No.

FAX A COPY TO:
Client Services
Solium Capital Inc.
710, 805 – 8th Avenue
Calgary, AB
T2P 1H7
Fax: (403) 515-3919

Please choose one of the following two options:

☐	1. Full “Cashless” Exercise

I hereby authorize                                to sell                      units (the “Units”) of Fording Income Trust (the “Fund”) at a price of                     . Concurrent with the sale of Units, I hereby elect to exercise Grant number                      made to me under the provisions of the Unit Option Plan as of                                at an Exercise Price of $                     per Unit.

Upon the sale of                      Units of the Fund, I direct                                to deliver payment to the Fund. The aggregate amount that will be paid to the Fund will be $                     (number of Units to be exercised            × Exercise Price           ).

Upon receipt by the Fund of $                    , I hereby direct that a certificate for the Units referred to above be issued in the name of                                for the account of                                and delivered to                               .

Upon receipt of the Units, I direct                                to forward the net proceeds of the sale to me, less consideration paid to the Fund for the Units exercised under my Option Agreement, less brokerage commission fees and any taxes payable as follows:

☐	Mail to my address		☐ Pick up from Broker

☐	Deposit to my bank account:
		Bank ID #	Transit #	A/C #

Bank Address:

Signed:	Home Address

Date:

OR

☐	2. Partial “Cashless Exercise”

I hereby authorize                                to sell a number of Units of the Fund (the “Cashless Units”) sufficient to generate proceeds upon such sale equal to the sum of the total exercise price for the Units exercised under my Option Agreement (number of Units to be exercised            × Exercise Price           ) plus brokerage commission fees and applicable taxes of $                    , and to sell the Cashless Units at a price of                     . Concurrent with the sale of Cashless Units, I hereby elect to exercise Grant number                                made to me under the provisions of the Unit Option Plan as of                     at an Exercise Price of $                     per Unit.

Upon the sale of                      the Cashless Units, I direct                                to deliver payment to the Fund. The aggregate amount that will be paid to the Fund will be $                     (number of Units to be exercised            × Exercise Price           ).

Upon receipt by the Fund of $                    , I hereby direct that a certificate for the Cashless Units referred to above be issued in the name of                      for the account of                      and delivered to                               .

Upon receipt of the Cashless Units, I direct                               to forward the remaining proceeds of the sale to me, net of brokerage commission fees and taxes, as follows:

☐	Mail to my address		☐ Pick up from Broker

☐	Deposit to my bank account:
		Bank ID #	Transit #	A/C #

Bank Address:

I understand that a certificate for the remaining Units will be delivered in accordance with my instructions on the Notice of Exercise.

Signed:	Home Address

Date:

APPENDIX I —

RESOLUTION APPOINTING AUDITORS OF FUND

To be passed by the Shareholders of the Corporation

      In the event that the Arrangement Resolution (as defined in the information circular of the Corporation dated November 20, 2002 (the “Circular”)) is authorized and approved by the requisite majority of Securityholders (as defined in the Circular), BE IT RESOLVED, as an ordinary resolution, that:

1.	The appointment of PricewaterhouseCoopers LLP, Chartered Accountants (“PWC”), as independent auditors of Fording Income Trust (the “Fund”) for the ensuing year, is authorized and approved.

2.	The Trustees of the Fund are authorized to fix PWC’s remuneration.

3.	Any officer or director of the Corporation is authorized to sign and deliver for and on behalf of the Corporation all such documents and to do all such other acts as such officer or director may consider necessary or desirable to give effect to the foregoing.

I-1

Please direct all inquiries to:

66 Wellington Street West

TD Tower – Suite 5210
Toronto Dominion Centre
Toronto, Ontario M5K 1J3

Toll Free Number:

1-866-254-7864 English
1-866-258-7293 French

email: shareholder@gscorp.com

This Circular can be viewed at

www.gsccanada.com or www.sedar.com

PRINTED IN CANADA

O08136